EXECUTION VERSION SHARE PURCHASE AGREEMENT by and among Altice Teads S.A. as the Seller, Teads S.A. as the Company and Outbrain Inc. as the Purchaser Dated as of August 1, 2024

2 TABLE OF CONTENTS Article I DEFINITIONS Section 1.01 Certain Defined Terms .............................................................................................8 Section 1.02 Table of Definitions ...............................................................................................26 Article II PURCHASE AND SALE Section 2.01 Purchase and Sale of the Shares.............................................................................30 Section 2.02 Consideration .........................................................................................................30 Section 2.03 Closing ...................................................................................................................33 Section 2.04 Consideration Adjustments ....................................................................................34 Section 2.05 Closing Deliverables and Actions ..........................................................................37 Section 2.06 Consideration Payment and Exchange Mechanism ...............................................41 Section 2.07 Adjustments ...........................................................................................................43 Section 2.08 Withholding Taxes .................................................................................................44 Section 2.09 Rights Not Transferable .........................................................................................44 Section 2.10 Allocation Schedule ...............................................................................................44 Article III REPRESENTATIONS AND WARRANTIES OF THE SELLER Section 3.01 Organization ...........................................................................................................45 Section 3.02 Authority ................................................................................................................45 Section 3.03 No Conflict; Required Filings and Consents .........................................................46 Section 3.04 Shares .....................................................................................................................46 Section 3.05 Litigation ................................................................................................................46 Section 3.06 Investment Representations ...................................................................................47 Section 3.07 Restricted Securities...............................................................................................47 Section 3.08 Seller’s Investigation, Reliance and Disclaimer ....................................................47 Section 3.09 Brokers ...................................................................................................................48 Section 3.10 Purchaser Holdings ................................................................................................48 Section 3.11 Exclusivity of Representations and Warranties .....................................................48 Article IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES Section 4.01 Organization and Qualification ..............................................................................48 Section 4.02 Books and Records. ...............................................................................................49 Section 4.03 Authority ................................................................................................................49

Section 4.04	No Conflict; Required Filings and Consents	49
Section 4.05	Capitalization	50
Section 4.06	Company Subsidiaries	51
Section 4.07	Financial Statements; No Undisclosed Liabilities	52
Section 4.08	Absence of Certain Changes or Events	53
Section 4.09	Compliance with Law; Permits	54
Section 4.10	Litigation	56
Section 4.11	Employee Benefit Plans	56
Section 4.12	Labor and Employment Matters	59
Section 4.13	Insurance	61
Section 4.14	Real Property	61
Section 4.15	Intellectual Property	61
Section 4.16	Privacy and Data Security	67
Section 4.17	Artificial Intelligence	69
Section 4.18	Taxes	70
Section 4.19	Environmental Matters	73
Section 4.20	Material Contracts	73
Section 4.21	Advertisers, Publishers and Suppliers	75
Section 4.22	Brokers	76
Section 4.23	Affiliated Party Contracts	76
Section 4.24	Title to Assets	76
Section 4.25	Critical Technology	77
Section 4.26	Information Supplied	77
Section 4.27	Exclusivity of Representations and Warranties	77

Article V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Section 5.01	Organization	77
Section 5.02	Authority	78
Section 5.03	No Conflict; Required Filings and Consents	78
Section 5.04	Valid Issuance	79
Section 5.05	Capitalization	79
Section 5.06	SEC Reports and Financial Statements	80
Section 5.07	Compliance with Law; Permits	82
Section 5.08	Litigation	83
Section 5.09	Nasdaq Listing	84
Section 5.10	Material Contracts	84
Section 5.11	Financing	84
Section 5.12	Brokers	86
Section 5.13	Investment Intent; Accredited Investor	86
Section 5.14	Information Supplied	86
Section 5.15	Purchaser's Investigation, Reliance and Disclaimer	86
Section 5.16	Critical Technology	87
Section 5.17	Exclusivity of Representations and Warranties	87

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Article VI

COVENANTS

Section 6.01	Conduct of Business Prior to the Closing	88
Section 6.02	Company Non Solicitation	93
Section 6.03	Governmental Consents and Filings	95
Section 6.04	Covenants Regarding Information	98
Section 6.05	Termination of Affiliated Party Transactions	98
Section 6.06	Confidentiality	99
Section 6.07	Misdirected Payments	101
Section 6.08	Public Announcements	101
Section 6.09	[Reserved]	101
Section 6.10	Directors' and Officers' Indemnification	101
Section 6.11	Employee Benefits	102
Section 6.12	Financing	104
Section 6.13	R&W Insurance Policy	109
Section 6.14	Access to Information	110
Section 6.15	Notification of Certain Matters	111
Section 6.16	Seller Waiver and Release	111
Section 6.17	Non-Compete; Non-Solicit	112
Section 6.18	Phantom Stock Plan	114
Section 6.19	Pre-Closing Steps	115
Section 6.20	SEC Filings; Purchaser Stockholder Meeting	116
Section 6.21	Use of Marks	119
Section 6.22	Purchaser No Solicitation	120
Section 6.23	Purchaser Board Matters	122
Section 6.24	Distributed Cash	122
Section 6.25	Investors' Rights Agreement	122
Section 6.26	Transition Services Agreement	123
Section 6.27	Material Contract Consents	123

Article VII

TAX MATTERS

Section 7.01	Tax Returns Prior to Closing	123
Section 7.02	Allocation of Taxes	123
Section 7.03	Post-Closing Actions	124
Section 7.04	Cooperation	124
Section 7.05	Transfer Taxes	124

Article VIII

CONDITIONS TO CLOSING

Section 8.01	Conditions to Obligations of Each Party	124

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5 Section 8.02 Conditions to Obligations of the Seller and the Company ..................................125 Section 8.03 Conditions to Obligations of the Purchaser .........................................................126 Section 8.04 Frustration of Closing Conditions ........................................................................127 Article IX TERMINATION Section 9.01 Termination ..........................................................................................................127 Section 9.02 Notice of Termination ..........................................................................................129 Section 9.03 Effect of Termination ...........................................................................................129 Article X INDEMNIFICATION Section 10.01 Survival ................................................................................................................130 Section 10.02 Indemnification by Seller .....................................................................................131 Section 10.03 Limitations on Indemnification ............................................................................131 Section 10.04 Procedures Relating to Indemnification ...............................................................133 Section 10.05 Third Party Claims ...............................................................................................134 Section 10.06 Payments ..............................................................................................................136 Section 10.07 No Circular Recovery ..........................................................................................136 Section 10.08 Subrogation ..........................................................................................................136 Section 10.09 Treatment of Indemnification ..............................................................................136 Section 10.10 Set-Off..................................................................................................................136 Section 10.11 Exclusive Remedy ...............................................................................................137 Article XI GENERAL PROVISIONS Section 11.01 Fees and Expenses ...............................................................................................137 Section 11.02 Amendments; Waivers .........................................................................................137 Section 11.03 Notices .................................................................................................................137 Section 11.04 Interpretation; Rules of Construction...................................................................139 Section 11.05 Entire Agreement .................................................................................................141 Section 11.06 Parties in Interest..................................................................................................141 Section 11.07 Governing Law ....................................................................................................141 Section 11.08 Submission to Jurisdiction; Waiver of Jury Trial ................................................141 Section 11.09 Disclosure Generally ............................................................................................142 Section 11.10 Assignment; Successors .......................................................................................142 Section 11.11 No Recourse .........................................................................................................143 Section 11.12 Enforcement .........................................................................................................143 Section 11.13 No Other Setoff ....................................................................................................143 Section 11.14 Severability ..........................................................................................................143 Section 11.15 Counterparts .........................................................................................................144

6 Section 11.16 Time of Essence ...................................................................................................144 Section 11.17 Legal Representation ...........................................................................................144 Section 11.18 No Presumption Against Drafting Party ..............................................................145 Section 11.19 Concerning the Debt Financing Sources Related Parties ....................................145 Exhibits: Exhibit A: Applicable Accounting Principles Exhibit B: Certificate of Designation Exhibit C: Closing Step Plan Exhibit D: Sample Statement Exhibit E: Pre-Closing Step Plan Exhibit F: R&W Insurance Policy Exhibit G: Stockholders Agreement Exhibit H: Support Agreement Exhibit I: Transition Services Agreement Exhibit J: Registration Rights Agreement Exhibit K: Investors’ Rights Agreement Amendment Disclosure Letters: Company Disclosure Letter Purchaser Disclosure Letter

7 SHARE PURCHASE AGREEMENT This SHARE PURCHASE AGREEMENT, dated as of August 1, 2024 (this “Agreement”), by and among: (a) Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés) under number B215423 (the “Seller”); (b) Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés) under number B113995 (the “Company”); and (c) Outbrain Inc., a Delaware publicly traded corporation, having its principal place of business at 111 West 19th Street (third floor), NY, NY 10011 (the “Purchaser”). Each of the Seller, the Company and the Purchaser is sometimes referred to herein as a “Party” and, collectively, as the “Parties.” RECITALS WHEREAS, the Company and the Company Subsidiaries are engaged in the Business (as defined herein); WHEREAS, as of the date hereof, the Seller owns one billion two hundred fifty million three hundred twenty-seven thousand five hundred (1,250,327,500) Ordinary Shares (the “Shares”), which constitute all of the issued and outstanding share capital of the Company; WHEREAS, as an inducement to the Parties to enter into this Agreement, prior to the Closing, the applicable Parties shall effect, or cause to be effected, the Pre-Closing Steps; WHEREAS, the Seller desires to sell, assign, transfer, convey and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Seller, the Shares, in each case on the terms and subject to the conditions set forth in this Agreement; and WHEREAS, in furtherance of the purchase and sale of the Shares, at the Closing, the applicable Parties shall effect, or cause to be effected, the Additional Closing Steps. NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

8 ARTICLE I DEFINITIONS Section 1.01 Certain Defined Terms. For purposes of this Agreement: “ACA” means the Patient Protection and Affordable Care Act of 2010, as amended. “Acquisition Proposal” means any oral or written offer, proposal or inquiry relating to, or indication of interest in, (a) any transaction or series of transactions involving the sale or disposition of the assets of the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Business; (b) the issuance, disposition or acquisition of (i) any share capital or other equity security of the Company representing twenty percent (20%) or more of the voting power of the Company, (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any share capital, unit or other equity security of the Company representing twenty percent (20%) or more of the voting power of the Company or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any share capital, unit or other equity security of the Company representing twenty percent (20%) or more of the voting power of the Company; or (c) any merger, consolidation, business combination, recapitalization, exchange or similar transaction involving the Company or the Company Subsidiaries representing twenty percent (20%) or more of the consolidated assets, revenue, or net income of the Business, in each case, other than the transactions contemplated by this Agreement. “Action” means any claim, litigation, action, suit, arbitration, investigation or proceeding, in each case, by or before any Governmental Authority. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “AI Technology” means any Software, model, system, or other technology (a) defined as “machine learning” or “artificial intelligence” by the Contracts or policies of the Company or any Company Subsidiaries or any applicable Laws, (b) that can for a given set of defined objectives make predictions, recommendations, or decisions using machine learning or deep learning models or (c) that can generate new text, images, video, audio, code, data, and other content based on natural language user queries and inputs using machine learning or deep learning models. “AI Technologies” includes any and all (i) algorithms, Software or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, k-means clustering), or reinforcement learning, (ii) language models, including both large or small language models and foundation models, and (iii) generative AI models, tools or Software. “Ancillary Agreements” means Certificate of Designation, the Stockholders Agreement, the Support Agreement, the Registration Rights Agreement, the Transition Services Agreement and any other agreement, certificate or similar document that is required to be delivered pursuant to this Agreement.

9 “Antitrust Laws” means any Laws applicable to the Purchaser, the Seller, the Company, any of the Company Subsidiaries or the Business under any applicable jurisdiction that are designed to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or lessening competition, including any applicable antitrust, competition or merger control Laws. “Applicable Accounting Principles” means the accounting principles, policies and practices set forth in Exhibit A attached hereto. “Base Cash Consideration” means $725,000,000. “Business” means the business, operations and activities of the Company and the Company Subsidiaries relating to the provision of digital advertising services to advertising agencies, advertisers and publishers. “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in The City of New York, the Grand Duchy of Luxembourg or France. “Certificate of Designation” means that certain Certificate of Designation of Series A Convertible Preferred Stock of the Purchaser, in the form attached hereto as Exhibit B. “Closing Cash” means, as of the Reference Time and without giving effect to the transactions contemplated hereby (except as provided in the definition of Restricted Cash Distribution Costs), all cash, cash equivalents and marketable securities held by the Company and the Company Subsidiaries, in each case, to the extent convertible into cash within 30 days; provided, however, that “Closing Cash” shall: (a) be calculated net of issued but uncleared checks, wire transfers and drafts written or issued by the Company or the Company Subsidiaries at such time; (b) include all uncleared checks, wire transfers and drafts deposited or pending deposit or in transit for the account of the Company or the Company Subsidiaries at such time; and (c) exclude Restricted Cash, other than the sum (which sum shall be included in Closing Cash) of (x) Restricted Cash in an amount not to exceed the difference of: (i) twenty million Euros (€20,000,000) (provided that in the event that Restricted Cash exceeds such amount, the Restricted Cash counted towards such amount shall be the portion of Restricted Cash that would be subject to the least amount of Restricted Cash Distribution Costs) (such Restricted Cash, the “Included Restricted Cash”); minus (ii) the Restricted Cash Distribution Costs in respect of the Included Restricted Cash; plus (y) the difference of (i) the amount of Encumbered Cash that will cease to be Encumbered Cash upon completion of the statutory accounts, for the fiscal year ended December 31, 2024 (or, solely if the Closing shall occur after September 30, 2025, the fiscal year ended December 31, 2025), of the Company or Company Subsidiary in which such Encumbered Cash is held (provided that no Encumbered Cash included in the calculation of Included Restricted Cash shall be included in such amount) (such amount of Encumbered Cash, the “Included Encumbered Cash”) minus (ii) the Restricted Cash Distribution Costs in respect of the Included Encumbered Cash (such difference, the “Net Encumbered Cash”). “Closing Cash Consideration” means an amount in cash equal to (i) the Base Cash Consideration, plus (ii) the Closing Cash, minus (iii) the Closing Indebtedness, plus (iv) the

10 Working Capital Overage, if any, minus (v) the Working Capital Underage, if any, minus (vi) the Transaction Expenses, plus (vii) the Expense Credit (provided, however, that if the amount of the Expense Credit is higher than the aggregate amount of the Relevant Expenses (solely for purposes of the foregoing reference to Relevant Expenses, substituting the phrase “the Seller, the Company and the Company Subsidiaries” in place of “the Purchaser” in the definition of such term), then such excess amount (and only the extent of such excess) shall be deemed to be zero and not taken into account in this clause (vii)). “Closing Indebtedness” means, as of the Reference Time, the consolidated Indebtedness of the Company and the Company Subsidiaries, without giving effect to the transactions contemplated hereby. “Closing Step Plan” means the step plan set forth on Exhibit C hereto. “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985. “Code” means the Internal Revenue Code of 1986, as amended. “Company AI Products” means all AI Technologies used or held for use by or on behalf of the Company or any Company Subsidiary in the conduct of the Business in or in connection with any Company Products, whether owned or purported to be owned by the Company or any of its Subsidiaries or by any other Person, including Third-Party AI Technology. “Company Auditor” means Deloitte Audit, SARL or such other nationally recognized independent auditor selected by the Company and reasonably acceptable to the Purchaser. “Company Board” means the board of directors of the Company established in accordance with the Luxembourg Companies Law and the articles of association of the Company. “Company Employee Plan” means each (a) “employee benefit plan” as defined in Section 3(3) of ERISA, and (b) each other compensation, pay and/or benefit plan, program, policy, practice, contract, agreement or other arrangement (whether or not such plan is subject to ERISA), including any employee welfare plan, any employee pension benefit plan, and any other bonus or incentive compensation, change in control, deferred compensation, defined contribution or defined benefit pension, savings, employment, consulting, engagement, equity or equity-based (including stock options, stock purchase and phantom stock), flexible spending, fringe benefit, regular in- kind gifts, gross-up arrangements, welfare (including accident, AD&D, dental, disability, hospitalization, life, medical, stop-loss and vision), profit sharing, retention, severance, redundancy, retirement (including retiree medical), vacation holiday, tuition, company car, club dues, sick leave, maternity, paternity or family leave, health care reimbursement, dependent care assistance, cafeteria/Code Section 125, or wrap plan, program, policy, practice, contract, agreement or other arrangement, whether or not in writing and whether or not funded, in each case that is sponsored, maintained or contributed to by the Company or any Company Subsidiary for the benefit of any of the current or former employees, directors, consultants or independent contractors of the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has or may have any actual or contingent Liability, regardless of whether such Liability is direct or indirect; provided that, in no event shall any Company Employee Plan include any arrangement sponsored, operated or maintained by a Governmental Authority to which

11 the Company or any Company Subsidiary is required to contribute under applicable Law without discretion as to the level of benefits. “Company Fundamental Representations” means, collectively, the representations and warranties under Section 4.01 (Organization and Qualification), Section 4.03 (Authority), Section 4.04(a)(ii) (No Conflict; Required Filings and Consents), Section 4.05 (Capitalization) and Section 4.06 (Company Subsidiaries). “Company Intellectual Property” means all Company Owned Intellectual Property, all Intellectual Property otherwise used or held for use by or on behalf of the Company or any Company Subsidiary, and all other Intellectual Property otherwise necessary for the Business as currently conducted. “Company Owned Intellectual Property” means all Intellectual Property owned or purported to be owned by the Company or any of the Company Subsidiaries. “Company Products” means all current, prior or under development products, services, or other offerings of the Company and the Company Subsidiaries. “Company Software” means all Software included in the Company Intellectual Property. “Company Subsidiaries” means the Subsidiaries of the Company. “Compliant” means, with respect to the Required Company Financial Information, that (a) such Required Company Financial Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Company Financial Information, in the light of the circumstances under which the Required Company Financial Information was provided, not misleading; (b) such Required Company Financial Information is compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 for a non-reporting company, subject to customary exceptions for an offering of debt securities pursuant to Rule 144A; (c) with respect to any annual financial statements, such annual financial statements have been audited by the Company Auditor in accordance with the auditing standards of the American Institute of Certified Public Accountants and the Company Auditor has not withdrawn any audit opinion with respect to any such financial statements; (d) with respect to any interim financial statements, such interim financial statements have been reviewed by the Company Auditor as provided in the procedures as required by the American Institute of Certified Public Accountants; and (e) the financial statements and other financial information included in such Required Company Financial Information are of a date sufficient to permit the Debt Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company Auditor on the applicable financial statements and financial information contained in any offering memoranda, including as to customary negative assurances and change period, in order to consummate any offering of debt securities on the Closing Date. “Contract” means any oral or written binding agreement, arrangement, indenture, note, bond, mortgage, loan, instrument, lease, license, commitment or other contract, but excluding all Company Employee Plans.

12 “control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise. “Current Assets” means, with respect to the Company and the Company Subsidiaries as of the Reference Time, only those current assets (on a consolidated basis) that are included in the line items specifically listed in the Sample Statement set forth in Exhibit D and determined in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, “Current Assets” shall not include: (a) Closing Cash, (b) Restricted Cash, or (c) any deferred or income Tax assets. “Current Liabilities” means, with respect to the Company and the Company Subsidiaries as of the Reference Time, only those current liabilities (on a consolidated basis) that are included in the line items specifically listed in the Sample Statement set forth in Exhibit D and determined in accordance with the Applicable Accounting Principles. Notwithstanding the foregoing, “Current Liabilities” shall not include: (a) any Transfer Taxes, (b) Indebtedness, (c) Transaction Expenses, or (d) any deferred or income Tax liabilities. “Customs & Trade Laws” means all applicable export, import, customs and trade, and anti- boycott Laws or programs administered, enacted or enforced by any Governmental Authority, including but not limited to: (a) the U.S. Export Administration Regulations (“EAR”), the U.S. International Traffic in Arms Regulations (“ITAR”), the Foreign Trade Regulations (“FTR”), and the import laws and regulations administered by U.S. Customs and Border Protection; (b) the anti- boycott laws and regulations administered by the U.S. Departments of Commerce and Treasury; and (c) any other similar export, import, anti-boycott, or other trade Laws or programs in any relevant jurisdiction to the extent they are applicable to the Parties. “Debt Financing” means the debt financing contemplated by the Debt Financing Letters (including one or more offerings of debt securities to be issued or incurred in lieu of or supplemental to any bridge facility contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions in the Fee Letter). “Debt Financing Agreements” means the Debt Commitment Letter, the Fee Letter, any engagement letter, underwriting agreement, purchase agreement, placement agreement, credit agreement or indenture or any other agreement or document, in each case, entered into by any Debt Financing Source, on the one hand, and the Purchaser or any of its Affiliates, on the other, in connection with any Debt Financing. “Debt Financing Sources” means the lenders party to the Debt Commitment Letter (including any lender that becomes party thereto after the date of this Agreement), and shall also include each other Person that has committed or agreed to provide, arrange, syndicate, underwrite, purchase or place any Debt Financing, or has otherwise entered into any agreement with Purchaser or any of its Affiliates in connection with, or that is otherwise acting as an arranger, bookrunner, underwriter, initial purchaser, placement agent, administrative or collateral agent, trustee or a similar representative in respect of, all or any part of the Debt Financing and the respective successors and permitted assigns of the foregoing.

13 “Debt Financing Sources Related Parties” means the Debt Financing Sources, their respective Affiliates and the respective partners, managers, members, trustees and Representatives of any of such Debt Financing Sources or any such Affiliates. “Disability” means an individual’s inability, due to physical or mental incapacity, to perform the essential functions of his or her job, with or without reasonable accommodation, and which inability (i) is reasonably expected to result in death or (ii) has lasted or is reasonably expected to last for a continuous period of at least six (6) months. “Encumbered Cash” means any Restricted Cash that is not freely distributable by the Company or a Company Subsidiary because its distribution is prohibited under applicable Law pending the completion of the statutory financial statements of (and the determination of the amount of distributable reserves held by) the Company or Company Subsidiary in which such Restricted Cash is held, or because the Company or the Company Subsidiary by which such Restricted Cash is held does not have sufficient distributable reserves to distribute such Restricted Cash in accordance with applicable Law. “Encumbrance” means, with respect to any asset, any charge, claim, mortgage, lien, option, proxy, hypothecation, easement, pledge, lease, right of first refusal, preemptive right, transfer restriction, encumbrance or other security interest of any nature (in each case other than those created under applicable securities Laws); provided that “Encumbrance” shall not include non- exclusive licenses of or other grants of non-exclusive rights to use Intellectual Property in the Ordinary Course of Business. “Entity” means any corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing. “Environmental Laws” means any Laws relating to the pollution of the environment or natural resources or the protection of human health and safety from the presence of any substance regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil or words of similar meaning. “Environmental Permits” means all Permits under any Environmental Law. “ERISA” means the Employee Retirement Income Security Act of 1974. “ERISA Affiliate” means, with respect to an entity, any corporation or trade or business, any other corporation or trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included such entity, or that is, or was at the relevant time, a member of the same “controlled group” as such entity pursuant to Section 4001(a)(14) of ERISA. “EU” means the European Union. “Expense Credit” means an amount equal to: (i) the aggregate percentage of the Purchaser Common Stock and the Purchaser Preferred Stock (on an as-converted basis) issuable to the Seller

14 hereunder out of Purchaser’s outstanding capital stock, on a fully diluted as-converted basis, immediately after Closing, multiplied by (ii) the aggregate amount incurred by Purchaser solely for the following fees, costs and expenses: (a) fees, commissions and expenses to financial advisors or investment bankers of the Purchaser or its Subsidiaries with respect to M&A advice relating to the transactions contemplated by this Agreement (but excluding fees, commissions and expenses that may be paid to either the same or other financial advisors or their Affiliates for other services, such as fees relating to the Debt Financing matters), (b) the fees, commissions and expenses of counsel of the Purchaser incurred in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement (including those related to the legal due diligence performed, corporate structuring and regulatory filings), and (c) accounting and consulting fees, commissions and expenses of the Purchaser related to financial reports and analysis required for the Debt Financing and the related due diligence of the Debt Financing Sources performed for the Debt Financing (the fees and expenses in (a) through (c), the “Relevant Expenses”). “FDI Laws” means applicable Laws designed to prohibit, restrict or regulate foreign investment for purposes of national security, public order or defense matters applicable in any jurisdiction where the Company and the Company Subsidiaries conduct the Business. “Fraud” means, with respect to a Party, intentional common law fraud under the laws of the State of Delaware (and not constructive fraud, promissory fraud, negligent misrepresentation, or omission, or any form of fraud premised merely on recklessness or negligence) with respect to the making of the representations and warranties by such Party pursuant to Article III, Article IV, Article V or any of the certificates delivered by such Party pursuant to Section 2.05(a)(v) and Section 2.05(b)(viii). “Governmental Authority” means any (i) national, supranational, federal, territorial, provincial, state or local government or (ii) governmental or quasi-governmental authority (including any governmental agency, branch, bureau, department, official or entity and any court or other tribunal). “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended. “IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB). “Indebtedness” means, with respect to the Company and the Company Subsidiaries on a consolidated basis, as at a specified date, without duplication, any liabilities for or under: (a) the principal amount of indebtedness for borrowed money, whether current or funded, secured or unsecured, including overdraft facilities; (b) to the extent drawn upon, any obligations under any letters of credit, performance bonds or similar obligations; (c) any note, bond, debenture or other debt security; (d) all lease obligations classified as capital or finance lease in the Financial Statements or determined in accordance with IFRS; (e) any conditional sale or other title retention agreement with respect to property acquired thereby, and any deferred purchase price of property, assets, securities or services; (f) any obligations secured by any Encumbrance existing on any property; (g) Contracts relating to interest rate, currency rate or commodity price protection, swap

15 agreements, collar agreements and other hedging agreements (based on the termination value thereof); (h) any guarantees by the Company and the Company Subsidiaries of any liabilities or obligations of any third party of a nature similar to the types of liabilities described in clauses (a) through (g) above, to the extent of the obligation guaranteed; (i) any due but unpaid severance or nonqualified deferred compensation plan obligations (other than any such obligations arising under the Phantom Stock Plan to the extent included in the Transaction Expenses), any unfunded or underfunded defined benefit pension plan and any broad-based retiree medical plan obligations (which shall not include any obligations that are insured, or that are required by COBRA or other applicable Laws), and the employer portion of any payroll taxes related thereto, as applicable; (j) any accrued or unpaid interest on and fees and prepayment premiums or penalties, termination payments of breakage costs, and other fees, costs and expenses with respect to, any of the foregoing clauses; (k) Unpaid Income Taxes; and (l) the portion of any Transfer Taxes to be borne by Seller in accordance with Section 7.05 if and to the extent such Transfer Taxes are (or will be) paid by the Purchaser and not by the Seller or its Affiliates. Notwithstanding the foregoing, “Indebtedness” shall not include (x) any intercompany obligations between or among the Company or any of the Company Subsidiaries to the extent reconciled and eliminated, (y) any indebtedness incurred pursuant to the Pre-Closing Steps or the Additional Closing Steps and (z) any item or matter indemnifiable by the Seller pursuant to Section 10.02(b) unless and solely to the extent that any amount thereof becomes payable at or prior to the Closing. “Insolvency Event” means, in respect of any Person, (a) the passage of any resolution by such Person, or the making of any Order, for the liquidation, winding up, dissolution, administration or reorganization of such Person or the declaration of any moratorium in relation to any indebtedness of such Person, (b) the appointment of any liquidator, receiver, administrator, administrative receiver, compulsory manager, trustee or similar officer in respect of such Person or any of its assets or (c) any analogous procedure or action to those set forth in the foregoing clauses (a) or (b) in any jurisdiction. “Intellectual Property” means any and all intellectual property of any type throughout the world, and all associated rights therein and related thereto, including all: (i) trademarks and service marks, domain names, trade dress and similar designations of source, and registrations and applications to register any of the foregoing; (ii) issued patents and patent applications, and all related provisional and non-provisional applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (iii) rights in writings, images, content, and other original works of authorship, whether or not copyrightable, copyrights (whether registered or unregistered) and applications for registration thereof; (iv) proprietary rights in Software, computer programs (whether in source code, object code, or other form), algorithms, databases, and compilations and data; (v) rights of publicity and privacy; (vi) moral rights; (vii) confidential and proprietary information, including trade secrets and know-how; and (viii) social media or other online accounts, including all associated user names, handles, or other identifiers; as well as all: (1) right and power to assert, defend, and recover title to any of the foregoing; (2) rights to assert, defend, and recover for any past, present, and future infringement, misuse, misappropriation, impairment, unauthorized use, or other violation of any of the foregoing; and (3) administrative rights arising from the foregoing, including the right to prosecute applications and oppose, interfere with or challenge the applications of others, the rights to obtain renewals, continuations, divisions, and extensions of legal protection pertaining to any of the foregoing.

16 “Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, dated as of April 1, 2019, by and among the Purchaser and the other parties thereto. “IRS” means the Internal Revenue Service of the United States. “IT Systems” means all computers, technological devices and equipment, networks, systems, and other information and communications infrastructure, technology, and systems, as well as all Software operating thereon or in connection therewith, including all networks, computers and other hardware, servers, storage devices, workstations, routers, hubs, switches, sensors, and related devices, equipment, networks, or systems, in each case used or controlled by or on behalf of the Company or any of the Company Subsidiaries in the conduct of the Business. “Knowledge” means the actual knowledge of (1) with respect to the Company, those Persons set forth on Section 1.01(a)(i) of the Company Disclosure Letter, (2) with respect to the Seller, those Persons set forth on Section 1.01(a)(ii) of the Company Disclosure Letter and (3) with respect to the Purchaser, those Persons set forth on Section 1.01(a)(i) of the Purchaser Disclosure Letter; and in each case of (1), (2) and (3), after reasonable inquiry of their direct reports; provided that, with respect to Intellectual Property, such inquiry shall not be deemed to include or require freedom to operate analyses, clearance searches, validity or noninfringement analyses or opinions, or any other similar analyses or opinions of counsel. “Law” means any statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order of any Governmental Authority. “Liability” means all obligations and other liabilities, whether absolute, accrued, matured, contingent (or based upon any contingency), known or unknown, fixed or otherwise, or whether due or to become due, including any fines, penalties, losses, costs, interest, charges, expenses, damages, assessments, deficiencies, judgments, awards or settlements. “Losses” means, with respect to any Person at the time of determination, any and all losses, damages, penalties, Liabilities, fines, assessments, claims, actions, deficiencies, Orders, awards, settlements, interest, Taxes, fees, costs and expenses (including reasonable attorneys’ and other professionals’ fees and reasonable out-of-pocket costs of investigation and defense); provided, however, that Losses shall not include any special, punitive or exemplary damages (except to the extent such damages are awarded to a third party in a Third Party Claim). “Luxembourg” means the Grand Duchy of Luxembourg. “Luxembourg Companies Law” means the Luxembourg law on commercial companies, dated August 10, 1915, as amended from time to time. “Major Purchaser Stockholders” means Viola Ventures III, L.P. and Yaron Galai. “Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have (A) a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any event, change, occurrence or effect resulting from or arising out of (i) general changes or developments in any of

17 the major industries or markets in which the Company or the Company Subsidiaries operate, (ii) changes in regional, national or international political, economic or regulatory general market conditions or in national or international financial or banking markets (including changes in general interest or currency exchange rates, fiscal policy or inflation), (iii) cyberattack or computer, network or system hacking, any outbreak or escalation of hostilities or any acts of war or terrorism, regional, national or international calamity, crisis or emergency, or any governmental response to any of the foregoing, (iv) natural disasters or calamities, including volcanoes, tsunamis, pandemics, epidemics, disease outbreaks or other public health conditions, earthquakes, floods, hurricanes, wildfires, blackouts, tornadoes or other natural disasters, force-majeure events or other comparable events, or any worsening of the foregoing, (v) changes in any applicable Laws, IFRS or other applicable accounting regulations or principles or interpretations thereof, (vi) the negotiation, execution, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the direct impact thereof on (including loss or impairment of) relationships, contractual or otherwise, with customers, employees, distributors, suppliers and regulators or (vii) the taking of any action required or expressly contemplated by, or failure to take any action due to, the express terms of this Agreement or with the written consent of or at the written direction of the Purchaser; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), in the event that the Company and the Company Subsidiaries, taken as a whole, are disproportionately affected by such event, development or change relative to other participants in the industries in which the Company and the Company Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Company or any of the Company Subsidiaries may be taken into account in determining whether there has been a Material Adverse Effect, or (B) a material adverse effect on the ability of the Company to perform its obligations under this Agreement, or that would reasonably be expected to prevent or materially impede, hinder or delay the consummation by the Company of the transactions contemplated hereby. “Material Subsidiary” means any Company Subsidiary organized under the laws of France, the United States, the United Kingdom or Switzerland. “Net Working Capital” means the amount equal to: (a) Current Assets; minus (b) Current Liabilities. “Open Source Materials” means Software or other materials (including, as applicable, Training Data) that is distributed or made available as, or that contains or is derived from any Software or other materials distributed or made available as, “open source,” “shareware,” or “free software” or under any other licensing or distribution model that (a) requires the licensing or distribution of the source code of such Software or any other Software, (b) prohibits or limits the receipt of consideration in connection with licensing or distributing any Software, (c) except as specifically permitted by applicable Law, allows any Person to decompile, disassemble or otherwise reverse-engineer any Software, or (d) requires the licensing of any Software to any other Person for the purpose of making derivative works. For the avoidance of doubt, any Software distributed or made available under any license “approved” by Open Source Initiative (www.opensource.org), or classified by the Free Software Foundation as a “free” software, is Open Source Materials, as is any Software or other material licensed or made available under any version of a Creative Commons license. For additional clarity, Open Source Materials include without limitation any Software or other materials licensed under any version of the GNU General Public

18 License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), a Creative Commons License, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, the Common Development and Distribution License (CDDL), or the Eclipse Public License (EPL). “Order” means any order (including any temporary restraining order), decision, judgment, writ, injunction (including any preliminary or permanent injunction), directive, stipulation, decree, award or other determination of or by any Governmental Authority. “Ordinary Course of Business” means the ordinary course of a Person’s business generally consistent with such Person’s past practice. For the avoidance of doubt, references to the “Ordinary Course of Business” of the Company and the Company Subsidiaries shall be deemed to mean the ordinary course of the Business generally consistent with the past practices of the Business. “Ordinary Shares” means the ordinary shares, with a nominal value of one Euro cent (€0.01) per share, of the Company. “Organizational Documents” means, with respect to any Person, the certificate or articles of incorporation, association, formation or organization and bylaws, stockholders agreement, partnership agreement, limited partnership agreement, special limited partnership agreement, limited liability company agreement, operating agreement or other similar governing documents of such Person, in each case, as amended from time to time. “PBGC” means the Pension Benefit Guaranty Corporation. “Permitted Encumbrance” means (i) statutory liens for Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business, (iii) pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iv) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities having jurisdiction over any Company Leased Real Property which are not violated in any material respect by the current use and operation of such Company Leased Real Property, (v) with respect to the Company and the Company Subsidiaries, Encumbrances created by or through the Purchaser or any of its Affiliates, (vi) with respect to the Purchaser, Encumbrances created by or through the Company or any of its Affiliates, (vii) with respect to the Company, Encumbrances listed on Section 1.01(b) of the Company Disclosure Letter and (viii) with respect to the Purchaser, Encumbrances listed on Section 1.01(b) of the Purchaser Disclosure Letter. “Person” means any individual or Entity. “Personal Data Breach” means the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, exfiltration, theft of, or access to, Personal Information, including any other functional equivalent of “personal data breach” under one or more Privacy Laws.

19 “Personal Information” means (i) any data or information that directly or indirectly identifies a natural person or (ii) any data or information defined as “personal data,” “personally identifiable information,” “personal information” or any functional equivalent of these terms relevant under one or more Privacy Laws. “Phantom Stock Appreciation Right” means any phantom stock appreciation right granted to any eligible individual under the Phantom Stock Plan. “Phantom Stock Plan” means the Phantom Stock Appreciation Rights Plan adopted by Seller on October 13, 2023. “Pre-Closing Step Plan” means the step plan set forth on Exhibit E hereto. “Pre-Closing Steps” means the Company Pre-Closing Steps and the Purchaser Pre-Closing Steps. “Pre-Closing Tax Period” means any taxable period or portion thereof that ends on or prior to the Closing Date (including, the portion of any Straddle Period ending on the Closing Date). “Privacy Laws” means any and all Law applicable to the protection or processing or both of Personal Information by the Company or any Company Subsidiary, and includes, as applicable: (a) the EU General Data Protection Regulation (Regulation 2016/679/EU (GDPR)), the UK Data Protection Act 2018, the Federal Trade Commission Act, the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020) together with any implementing regulations, the Virginia Consumer Data Protection Act, the Colorado Privacy Act, any other applicable United States omnibus privacy law, the Telephone Consumer Protection Act, the Privacy and Electronic Communications Regulations 2003 and the ePrivacy Directive 2002/58/EC, the Computer Fraud and Abuse Act and analogous hacking or computer crime laws, the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, the Children’s Online Privacy Protection Act of 1998, the Israel Protection of Privacy Law, 5741 – 1981 and all regulations promulgated thereunder and state data breach notification laws and (b) to the extent applicable, Laws relating to the processing of biometric data, internet of things, direct marketing, profiling, targeting, e-mails, text messages, robocalls, telemarketing or other electronic commercial messages, in each case, relating to privacy or the protection or processing of Personal Information; and all related binding guidance issued by a Governmental Authority or court judgments that pertains to one of the Laws outlined in this definition. “Purchaser Acquiring Subsidiaries” means any Subsidiary of the Purchaser contemplated by the Pre-Closing Step Plan or the Closing Step Plan to take or cause to be taken any action in connection with the Purchaser Pre-Closing Steps or the Additional Closing Steps. “Purchaser Acquisition Agreement” means any merger agreement, acquisition agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement or document providing for, any Purchaser Acquisition Proposal.

20 “Purchaser Acquisition Proposal” means any bona fide written offer, proposal or inquiry relating to, or indication of interest in, any transaction or series of related transactions (other than the transactions contemplated hereunder) involving: (a) any issuance, disposition or acquisition, directly or indirectly, of any share capital or other equity security of the Purchaser, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the voting power of the Purchaser; (b) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Purchaser and a Person pursuant to which the shareholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving, resulting or ultimate parent entity of such transaction (whether by voting power or number of shares); or (c) any sale, lease, exchange, transfer or other disposition to a Person of the assets of the Purchaser or the Purchaser’s Subsidiaries representing twenty percent (20%) or more of the consolidated assets, revenues or net income of the Purchaser or the Purchaser’s Subsidiaries. “Purchaser Common Stock” means the shares of Common Stock, par value $0.001 each, of Purchaser. “Purchaser ESPP” means the Purchaser’s 2021 Employee Stock Purchase Plan. “Purchaser Material Adverse Effect” means any event, change, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have (A) a material adverse effect on the business, assets, condition (financial or otherwise), operations or results of operations of the Purchaser or its Subsidiaries, taken as a whole, other than any event, change, occurrence or effect resulting from or arising out of (i) general changes or developments in any of the major industries or markets in which the Purchaser or its Subsidiaries operate, (ii) changes in regional, national or international political, economic or regulatory general market conditions or in national or international financial or banking markets (including changes in general interest or currency exchange rates, fiscal policy or inflation), (iii) cyberattack or computer, network or system hacking, any outbreak or escalation of hostilities or any acts of war or terrorism, regional, national or international calamity, crisis or emergency, or any governmental response to any of the foregoing, (iv) natural disasters or calamities, including volcanoes, tsunamis, pandemics, epidemics, disease outbreaks or other public health conditions, earthquakes, floods, hurricanes, wildfires, blackouts, tornadoes or other natural disasters, force-majeure events or other comparable events, or any worsening of the foregoing, (v) changes in any applicable Laws, U.S. GAAP, IFRS or other applicable accounting regulations or principles or interpretations thereof, (vi) the negotiation, execution, announcement, pendency or consummation of this Agreement and the transactions contemplated hereby, including the direct impact thereof on (including loss or impairment of) relationships, contractual or otherwise, with customers, employees, distributors, suppliers and regulators or (vii) the taking of any action required or expressly contemplated by, or failure to take any action due to, the express terms of this Agreement or with the written consent of or at the written direction of the Seller or the Company; provided, however, in the case of the foregoing clauses (i), (ii), (iii), (iv) and (v), in the event that the Purchaser and its Subsidiaries, taken as a whole, are disproportionately affected by such event, development or change relative to other participants in the industries in which the Purchaser and its Subsidiaries operate, the extent (and only the extent) of such adverse effect, relative to such other participants, on the Purchaser or any Subsidiary thereof may be taken into account in determining whether there has been a

21 Purchaser Material Adverse Effect, or (B) a material adverse effect on the ability of the Purchaser to perform its obligations under this Agreement, or that would reasonably be expected to prevent or materially impede, hinder or delay the consummation by the Purchaser of the transactions contemplated hereby. “Purchaser Options” means stock options to acquire shares of Purchaser Common Stock. “Purchaser Preferred Stock” means the shares of Series A Convertible Preferred Stock, par value $0.001 each, of Purchaser, having such rights, preferences and entitlements as set forth in the Certificate of Designation. “Purchaser Restricted Stock Unit” means a restricted stock unit with respect to shares of Purchaser Common Stock. “Purchaser Superior Proposal” means a Purchaser Acquisition Proposal (with all of the references to “20%” or “80%” included in the definition of Purchaser Acquisition Proposal being replaced with references to “50%”) by a third party that did not result from a breach of Section 6.22, which the Purchaser’s Board of Directors determines in good faith after consultation with Purchaser’s outside legal counsel and financial advisors to be (i) reasonably capable of being completed on the terms proposed, taking into account all financial, legal, regulatory and other aspects of such Purchaser Acquisition Proposal, (ii) more favorable to the stockholders of Purchaser from a financial point of view than the transactions contemplated hereunder, taking into account all relevant factors (including all the terms and conditions of such proposal or offer (including the transaction consideration, conditionality, timing, form of consideration and certainty of financing and/or regulatory approvals)) and this Agreement (including any proposed changes to the terms of this Agreement or other proposals or information provided by the Seller pursuant to Section 6.20(e)) and (iii) is based on the assumption that the transactions contemplated hereby are not consummated. “Purchaser Warrants” means the warrants exercisable for shares of Purchaser Common Stock. “R&W Insurance Policy” means the representation and warranty insurance policy purchased by, or issued to, the Purchaser in connection with this Agreement and the transactions contemplated hereby in the form of Exhibit F attached hereto. “Reference Time” means 12:01 a.m. Central European Time on the Closing Date. “Registration Rights Agreement” means the Registration Rights Agreement, in the form attached hereto as Exhibit J, contemplated to be entered into by and between the Purchaser and the Seller. “Representatives” means, with respect to any Person, the officers, managers, directors, principals, employees, agents, auditors, advisors, bankers (and with respect to the Purchaser- also the Debt Financing Sources) and other representatives of such Person, in their capacity as such. “Required Company Financial Information” shall mean (a) a customary “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; (b) the following

22 financial statements and other information and data with respect to the Company of the type that would be required in a registration statement on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act for registered offerings of debt securities at such time, and of the type (and with usual and customary exceptions, including, without limitation, the exclusion of information required by Sections 3-05, 3-09, 3-10 or 3-16 of Regulation S-X (or their successor provisions), the Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A and the preparation of pro forma financial statements in accordance with Section 11 of Regulation S-X) customarily included in offering memoranda, private placement memoranda, prospectuses and similar documents (other than the portions thereof that are customarily provided by financing sources, including a description of the securities), to consummate a Rule 144A offering of senior notes, including, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated, (i) the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2023 and 2022 and the statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2023 and 2022, together with an audit report, without qualification or exception thereto, on such financial statements from the Company Auditor, together with the notes thereto; (ii) the unaudited interim condensed consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for the fiscal quarters ended March 31, 2024 and June 30, 2024 (and, in each case, for the corresponding periods for the prior fiscal year), together with the notes thereto; (iii) quarterly and year to date consolidated balance sheets and related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each fiscal quarter ending after June 30, 2024 and at least 45 days prior to the Closing (other than any fourth fiscal quarter) (and the corresponding periods for the prior fiscal year), together with the notes thereto; and (iv) if the Closing Date occurs after February 28, 2025, audited consolidated balance sheet and statements of operations and comprehensive income, stockholders’ equity and cash flow of the Company and its consolidated Subsidiaries for the fiscal year ending December 31, 2024; and (c) any other information with respect to the Company and its Affiliates as may be reasonably necessary in order for the Purchaser to prepare customary pro forma consolidated balance sheets and related pro forma consolidated statements of income for the historical periods required by paragraph 2 of Annex C to the Debt Commitment Letter (it being understood that, so long as such information has been delivered, the preparation of pro forma financial statements shall be the responsibility of Purchaser). “Restricted Cash” means any cash, cash equivalent and marketable security which is not freely usable by the Purchaser or the Company, even if it is held and is usable by a Company Subsidiary, because it is subject to restrictions, limitations or withholding Taxes on use or distribution to the Company or the Purchaser by Law or Contract, including (a) restrictions on dividends and repatriations to the Company or the Purchaser and (b) amounts held in escrow or in reserve pursuant to any letter of credit or otherwise as collateral and amounts that are held as a deposit for the benefit of a third party (excluding deposits with banks or similar financial institutions).

23 “Restricted Cash Distribution Costs” means, with respect to any Restricted Cash, the aggregate amount of any withholding or other Taxes, deductions, penalties, or other similar charges that would be (or are) incurred under applicable Law or Contract to distribute such Restricted Cash from the applicable Person (i.e., the Company or the Subsidiary of the Company, as the case may be) through the relevant ownership chain to the Purchaser. Restricted Cash Distribution Costs shall be calculated taking into account the Purchaser Pre-Closing Steps and the Closing. “Sanctioned Jurisdiction” means, at any time, a country or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine, and the non-government controlled oblasts of Zaporizhzhia and Kherson). “Sanctioned Person” means any Person that is the subject or target of Sanctions, including any Person (a) appearing on any list of sanctioned Persons maintained by any Sanctions Authority; (b) any Person located, organized, or ordinarily resident in a Sanctioned Jurisdiction; (c) any Person directly or indirectly owned or controlled by (in accordance with the relevant definitions under Sanctions) any Person or Persons described in the foregoing clauses (a) or (b); or (d) any Person identified on the U.S. Department of Commerce’s Denied Persons List, Unverified List, Military End User List or Entity List or the U.S. Department of State’s Debarred List or Nonproliferation Lists. “Sanctions” means the economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by any Sanctions Authority. “Sanctions Authority” means the United States government (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State); Canada, the United Nations Security Council; the European Union, any European Union member state; the United Kingdom; and any other jurisdiction applicable to the Company or the Company Subsidiaries. “SEC” means the U.S. Securities and Exchange Commission. “Seller Business” means the business, operations and activities of the Seller and its Affiliates (other than the Company and the Company Subsidiaries); provided that the “Seller Business” does not include the Business. “Seller Material Adverse Effect” means any event, development or change that has had, or would reasonably be expected to have, a material adverse effect on the ability of the Seller to perform its respective obligations under this Agreement, or would reasonably be expected to prevent or materially impede, interfere with, hinder or delay the consummation by the Seller of the transactions contemplated hereby. “Shareholders’ Register” means the register of shareholders kept by the Company at its registered office in accordance with Article 430-3 of the Luxembourg Companies Law.

24 “Software” means all computer software of any kind, in any form (including source code, object code, or other form), format, or programming language, including all programs, applications, routines, interfaces, libraries, modules, databases, tools, algorithms, compilers and files, all versions, updates, corrections, enhancements, replacements, and modifications of any of the foregoing, and all materials used to design, maintain, support or develop any of the foregoing. “Stockholders Agreement” means that certain Stockholders Agreement by and between the Purchaser and the Seller, in the form attached hereto as Exhibit G. “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests that generally entitle their holder to vote for the election of the board of directors or other governing body of such Person, are owned, directly or indirectly, by such first Person. “Support Agreement” means that certain Stockholder Support Agreement, dated as of the date hereof, by and among the Parties and the Major Purchaser Stockholders, in the form attached hereto as Exhibit H. “Target Net Working Capital” means sixty-four million three hundred thousand Euros (€64,300,000). “Tax Return” means any return, declaration, report, statement, information statement, claim for refund or other document required to be filed with a Governmental Authority with respect to Taxes or which has to be filed in accordance with any Tax Law, including any schedule or attachment thereto, and including any amendment thereof. “Taxes” means any foreign, national, federal, state, county or local tax, charge, duty, fee, levy, impost or other assessment in the nature of a tax, including, income, sales and use, value added, goods and services, excise, franchise, real and personal property, estimated, gross receipt, capital gain, transfer, documentary, stamp, production, business and occupation, disability, employment, unemployment, net worth, customs duties, payroll, severance, or withholding or similar tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority. “Third-Party AI Technology” means all AI Technologies used or held for use by or on behalf of the Company or any Company Subsidiary, including in or in connection with any Company Products, that are owned or purported to be owned by any Person other than the Company or any of the Company Subsidiaries. “Third Party Intellectual Property Contract” means a Contract to which the Company or any Company Subsidiary is bound relating to Intellectual Property, including any Contract under which the Company or any Company Subsidiary: (a) licenses or otherwise grants or conveys any rights in, under, or with respect to Intellectual Property; or (b) is licensed or otherwise receives or obtains any rights in, under, or with respect to Intellectual Property, excluding licenses to Open Source Materials. “Training Data” means any data, dataset, or database used or held for use in the training, modification or improvement of any AI Technologies.

25 “Transaction Expenses” means, to the extent not paid by or on behalf of the Seller, the Company or the Company Subsidiaries prior to the Closing, the aggregate amount of all fees, costs and expenses incurred or subject to reimbursement by, or on behalf of, the Company or the Company Subsidiaries at or prior to the Closing, whether accrued for or not, in each case for which the Company and/or the Company Subsidiaries are liable for payment, in connection with the negotiation, execution and consummation of the transactions contemplated by this Agreement, including: (a) fees, commissions and expenses of counsel, finders, brokers, advisors, consultants, investment bankers, accountants and auditors and experts; (b) any transaction-related bonus, change of control, or other similar compensatory payments (including all compensation that has been deferred pending completion of the Closing, to the extent not taken into account in the calculation of Net Working Capital) or any single-trigger or double-trigger severance (including under any Company Employee Plan) payable by the Company or any Company Subsidiary to any director, officer, employee, or individual consultant of the Company or any Company Subsidiary by reason of the occurrence of the Closing (excluding any payments made pursuant to any arrangements entered into by or on behalf of Purchaser or any of its Affiliates (including, following the Closing, the Company and the Company Subsidiaries)); (c) any obligations arising under the Phantom Stock Plan; (d) fifty percent (50%) of all expenses associated with the Company’s purchase of the Tail Insurance (with the remaining fifty percent (50%) of all such expenses being excluded from “Transaction Expenses”); (e) fifty percent (50%) of all costs and expenses, if any, associated with obtaining any cyber and data security liability run-off “tail” insurance purchased by the Company or any of the Company Subsidiaries in connection with the transactions contemplated hereby (with the remaining fifty (50%) of such costs and expenses being excluded from “Transaction Expenses”); (f) fifty percent (50%) of the premium, broker fee, underwriting fee, due diligence fee, carrier commissions, legal fees for counsel engaged by the underwriter and related Taxes associated with obtaining the R&W Insurance Policy (with the remaining fifty percent (50%) of such premium, fees, commissions and Taxes being excluded from “Transaction Expenses”); and (g) any VAT or employer Taxes, if applicable, in connection with any of the foregoing amounts, but, in each case, excluding any amounts incurred in connection with the Debt Financing. “Transaction Tax Deductions” means, to the extent deductible for applicable income Tax purposes on a “more likely than not” basis, (i) all fees, expenses and interest, original issue discount, unamortized debt financing costs, breakage fees, tender premiums, consent fees, redemption, retirement or make-whole payments, defeasance in excess of par or similar payments incurred in connection with or resulting from the Closing, and (ii) all Transaction Expenses (or expenses that would have been treated as Transaction Expenses but were paid prior to Closing), and other fees, costs and expenses incurred by the Company or the Company Subsidiaries in connection with or incident to this Agreement and the transactions contemplated hereby, including, to the extent currently deductible, any such legal, accounting and investment banking fees, costs and expenses. “UBO” means any natural person who ultimately owns or controls an Entity through direct or indirect ownership of a sufficient percentage of the shares or voting rights or ownership interest in such Entity, or through control via other means, as defined and determined in accordance with applicable Laws. As used in the foregoing sentence, the term “control” shall mean (in addition to the meaning set forth in the definition thereof) the possession, directly or indirectly, of (i) more

26 than 50% of the share capital of an Entity on a fully diluted basis or (ii) securities representing more than 50% of the voting rights of an Entity. “UBO Register” means any central register for companies and other Entities maintained by a country in accordance with applicable Laws, designed to store information regarding the UBO of Entities subject to the applicable jurisdiction. “Unpaid Income Taxes” means, with respect to the Company and each Company Subsidiary, the amount of unpaid income Taxes payable by the Company or such Company Subsidiary for taxable periods (or portions thereof) ending on or prior to the Closing Date for which a Tax Return has not yet been filed (or for which any income Taxes reflected on such a Tax Return have not yet been fully paid by Closing), calculated (i) solely by taking into account jurisdictions where the Company or the Company Subsidiary, as applicable, filed an income Tax Return for taxable periods ending prior to the Closing Date and in a manner consistent with the past practice, (ii) as of the end of the Closing Date (and treating the tax year of the Company and each of the Company Subsidiaries as ending on the Closing Date to the extent not otherwise required), (iii) taking into account any applicable estimated income Tax payments made prior to Closing, any available income Tax assets of the Company or any of the Company Subsidiaries (for each Company Subsidiary, on a country by country basis), including net operating loss carryforwards, and the Transaction Tax Deductions, in each case, to the extent such payments, income Tax assets or other items actually reduce cash Taxes payable in respect of such taxable periods (or would reduce such cash Taxes if the taxable period closed on the Closing Date), provided, however, that the amount of such reduction cannot exceed the aggregate amount of the Unpaid Income Taxes, and (iv) without regard to any action taken by the Purchaser or its Affiliates (including the Company and the Company Subsidiaries after the Closing) on or after the Closing Date. “Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital exceeds the Target Net Working Capital. “Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Target Net Working Capital exceeds the Net Working Capital. Section 1.02 Table of Definitions. The following terms have the meanings set forth in the Sections referenced below: Term Section Accounting Expert ..................................................................................................................... 2.10 Additional Closing Steps ................................................................................................. 2.05(c)(iv) Affiliated Party........................................................................................................................... 4.23 Affiliated Party Contracts .......................................................................................................... 4.23 Aggregate Consideration ....................................................................................................... 2.02(a) Agreed Amount ...................................................................................................................... 1.01(c) Agreement .......................................................................................................................... Preamble Allocation Schedule ................................................................................................................... 2.10 Alternative Financing............................................................................................................. 6.12(d) Alternative Financing Commitment Letter ............................................................................ 6.12(d)

27 Alternative Transaction Termination Fee .............................................................................. 9.03(b) Altice International .................................................................................................................. 11.17 Anticipated Financings .......................................................................................................... 6.12(e) Antitrust Counsel Only Material ...................................................................................... 6.03(c)(iii) Assumed Incentive Amount ................................................................................................... 6.11(c) Audited Financial Statements ................................................................................................ 4.07(a) Author .................................................................................................................................... 4.15(f) Balance Sheet Date ................................................................................................................ 4.07(a) Basket ................................................................................................................................... 10.03(a) Cap ....................................................................................................................................... 10.03(a) Capitalization Table ............................................................................................................... 4.05(a) Claim ...................................................................................................................................... 1.01(a) Claim Notice .......................................................................................................................... 1.01(a) Claimed Amount ................................................................................................................. 10.04(ii) Closing ....................................................................................................................................... 2.03 Closing 8-K ............................................................................................................................ 6.20(a) Closing Date............................................................................................................................... 2.03 Closing Net Working Capital................................................................................................. 2.04(b) Closing Payment Schedule .................................................................................................... 2.04(a) Closing Statement .................................................................................................................. 2.04(b) Common Equity Consideration.......................................................................................... 2.02(a)(i) Company ............................................................................................................................ Preamble Company 401(k) Plan ............................................................................................................ 6.11(d) Company AI Technology ....................................................................................................... 4.17(a) Company Confidential Information ....................................................................................... 4.15(e) Company Disclosure Letter .............................................................................................. Article III Company Employees ............................................................................................................. 6.11(a) Company Group Security Policies ........................................................................................ 4.15(k) Company Leased Real Property ............................................................................................. 4.14(b) Company Material Contracts ................................................................................................. 4.20(a) Company Owned Software ..................................................................................................... 4.15(j) Company Pre-Closing Steps .................................................................................................. 6.19(a) Company Real Property Leases ............................................................................................. 4.14(b) Company Registered Intellectual Property ............................................................................ 4.15(a) Company Subsidiary Equity Interests .................................................................................... 4.06(a) Competitive Business......................................................................................................... 6.17(a)(i) Confidentiality Agreement..................................................................................................... 6.06(a) Contested Amount ................................................................................................................. 1.01(c) D&O Indemnitees .................................................................................................................. 6.10(a) Debt Commitment Letter(s) ................................................................................................... 5.11(a) Debt Financing Agreements .................................................................................................. 6.12(d) Debt Financing Letters ........................................................................................................... 5.11(a) Deferred Cash Determination ..................................................................................... 2.02(a)(iv)(2) Deferred Cash Notice of Disagreement ...................................................................... 2.02(a)(iv)(4) Deferred Cash Payment ................................................................................................... 2.02(a)(iv) Deferred Cash Payment Demand ................................................................................ 2.02(a)(iv)(6)

28 Deficiency ......................................................................................................................... 2.04(g)(ii) Disclosing Party ..................................................................................................................... 6.06(d) Dispute Period ........................................................................................................................ 1.01(c) Distribution Costs Adjustment Notice ............................................................................... 2.06(e)(i) Encumbered Cash Adjustment Notice .............................................................................. 2.06(f)(ii) Enforceability Exceptions .......................................................................................................... 3.02 Estimated Closing Cash ......................................................................................................... 2.04(a) Estimated Closing Cash Consideration ............................................................................ 2.02(a)(iii) Estimated Closing Indebtedness ............................................................................................ 2.04(a) Estimated Working Capital Overage ..................................................................................... 2.04(a) Estimated Working Capital Underage ................................................................................... 2.04(a) Exchange Act ......................................................................................................................... 5.06(a) Expense Credit Certificate ..................................................................................................... 2.04(a) FCPA...................................................................................................................................... 4.09(h) Fee Letter ............................................................................................................................... 5.11(a) Final Closing Cash Consideration ......................................................................................... 2.04(g) Financial Statements .............................................................................................................. 4.07(a) Financing Damages ................................................................................................................ 9.03(d) Financing Related Action .................................................................................................... 11.19(a) Financing Termination Fee .................................................................................................... 9.03(d) Governmental Required Approvals .......................................................................... Section 8.01(a) HSR Act ................................................................................................................................. 3.03(b) Indemnifiable Matters .......................................................................................................... 10.02(c) Indemnified Parties .................................................................................................................. 10.02 Indemnified Party..................................................................................................................... 10.02 Independent Accountant .................................................................................... 2.04(d), 2.06(e)(iii) Interested Party ...................................................................................................................... 6.02(b) Interim Financial Statements ................................................................................................. 4.07(a) Investors’ Rights Agreement Amendment ................................................................................. 6.25 Lead Party ............................................................................................................................ 10.05(a) Material Advertiser .................................................................................................................... 4.21 Material Publisher ...................................................................................................................... 4.21 Material Supplier ....................................................................................................................... 4.21 Minimum Retention ............................................................................................................... 8.03(f) Nasdaq........................................................................................................................................ 5.09 Noncompete Period ............................................................................................................ 6.17(a)(i) Notice of Disagreement ......................................................................................................... 2.04(c) Participating Party ................................................................................................................ 10.05(a) Party ................................................................................................................................... Preamble Permits ................................................................................................................................... 4.09(c) PIIAA ..................................................................................................................................... 4.15(f) Policies ....................................................................................................................................... 4.13 Preferred Equity Consideration ......................................................................................... 2.02(a)(ii) Preliminary Closing Statement .............................................................................................. 2.04(a) Proxy Statement ..................................................................................................................... 6.20(b) Purchaser ............................................................................................................................ Preamble

29 Purchaser 401(k) Plan ............................................................................................................ 6.11(d) Purchaser Board Recommendation ........................................................................................ 6.20(d) Purchaser Change of Recommendation ................................................................................. 6.20(e) Purchaser Confidential Information ....................................................................................... 6.06(b) Purchaser Disclosure Letter ............................................................................................... Article V Purchaser Interested Party...................................................................................................... 6.22(b) Purchaser Material Contracts ................................................................................................. 5.10(a) Purchaser Permits................................................................................................................... 5.07(b) Purchaser Pre-Closing Steps .................................................................................................. 6.19(b) Purchaser SEC Documents .................................................................................................... 5.06(a) Purchaser Stockholder Approval .............................................................................. Section 8.01(b) Purchaser Stockholders Meeting............................................................................................ 6.20(d) Qualifying Purchaser Acquisition Proposal ........................................................................... 6.22(c) Receiving Party ...................................................................................................................... 6.06(d) Regulatory Condition .................................................................................................... 6.03(b)(i)(2) Regulatory Termination Fee .................................................................................................. 9.03(c) Releasee ................................................................................................................................. 6.16(a) Releasees ................................................................................................................................ 6.16(a) Releasor.................................................................................................................................. 6.16(a) Resigning Directors .......................................................................................................... 2.05(b)(ii) Response Notice..................................................................................................................... 1.01(c) Restricted Person ............................................................................................................. 6.17(a)(iii) Revenue Threshold ...................................................................................................... 6.17(a)(ii)(1) Sample Statement................................................................................................................... 2.04(a) Sapin Law .............................................................................................................................. 4.09(b) Securities Act ............................................................................................................................. 5.13 Seller .................................................................................................................................. Preamble Seller Confidential Information ............................................................................................. 6.06(c) Shares ................................................................................................................................... Recitals Skadden .................................................................................................................................... 11.06 Specific Indemnities............................................................................................................. 10.02(b) Statutory Account Closing .................................................................................................. 2.06(f)(i) Statutory Accounts Closing Date ........................................................................................ 2.06(f)(i) Stipulated Amount ................................................................................................................. 1.01(e) Straddle Period .............................................................................................................. Section 7.02 Survival Period......................................................................................................................... 10.01 Tail Insurance......................................................................................................................... 6.10(b) Target Data............................................................................................................................. 4.16(c) Terminated Affiliated Party Transactions .................................................................................. 6.05 Termination Date ................................................................................................................... 9.01(e) Third Party Claim ................................................................................................................ 10.05(a) Transfer Taxes .............................................................................................................. Section 7.05 Transition Services Agreement ..................................................................................... Section 6.26 UKBA .................................................................................................................................... 4.09(h) Unpaid Deferred Payment........................................................................................... 2.02(a)(iv)(5) Unrelated Matters..................................................................................................................... 11.17

30 VDR ..................................................................................................................................... 11.04(a) ARTICLE II PURCHASE AND SALE Section 2.01 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, (i) at the Closing, but immediately prior to the transactions contemplated by clause (ii) below, the Company shall sell, assign, transfer, convey and deliver to the applicable Purchaser Acquiring Subsidiary, as described in the Closing Step Plan, all legal and beneficial right, title and interest in all of the issued and outstanding equity interests of the applicable Subsidiaries of the Company identified on the Closing Step Plan as to be sold to such Purchaser Acquiring Subsidiary and (ii) at the Closing, the Seller shall sell, assign, transfer, convey and deliver to the Purchaser or the applicable Purchaser Acquiring Subsidiary, as described in the Closing Step Plan, all legal and beneficial right, title and interest in the Shares, free and clear of any Encumbrances (other than any Encumbrance imposed at the Closing by action, or on behalf, of the Purchaser or any of its Affiliates), and the Purchaser shall purchase and acquire the Shares from the Seller, for the consideration specified below in this Article II. Section 2.02 Consideration. (a) Subject to the adjustments set forth in Section 2.04, and subject to Section 2.09 and in consideration of the sale, assignment, transfer, conveyance and delivery of the Shares by the Seller to the Purchaser as set forth in Section 2.01 and in consideration of the other transactions contemplated hereby, the Purchaser shall pay and deliver, or cause to be paid and delivered, to the Seller in accordance with the instructions set forth in the Closing Payment Schedule, an aggregate consideration (the “Aggregate Consideration”) comprised of the following (and subject to adjustments as further detailed herein and applicable Taxes withheld in accordance with Section 2.08): (i) 35,000,000 shares of Purchaser Common Stock (the “Common Equity Consideration”), to be issued in the name of the Seller at the Closing. The number of shares of such Common Equity Consideration was determined by the Parties hereto, solely for the purposes hereof, on the basis of a fixed value, however, the number of shares of Common Equity Consideration shall not be affected by or adjusted in any way for, fluctuations in the actual trading price of the Purchaser Common Stock at any time, before or after the date hereof or the Closing, and shall not be subject to any other adjustment for any reason, other than pursuant to Section 2.06(e)(i) (or, following the Closing, in accordance with the Certificate of Designation). (ii) 10,500,000 shares of Purchaser Preferred Stock (the “Preferred Equity Consideration”), to be issued in the name of the Seller at the Closing. Such number of shares of Preferred Equity Consideration was determined by the Parties hereto, solely for the purposes hereof, on the basis of a fixed value, however, the number of shares of Preferred Equity Consideration shall not be affected by or adjusted in any way for, fluctuations in the actual trading price of the Purchaser Common Stock at any time, before

31 or after the date hereof or the Closing, and shall not be subject to any other adjustment for any reason, other than pursuant to Section 2.06(e)(i). (iii) An amount in cash, payable at the Closing, equal to (the “Estimated Closing Cash Consideration”): (1) the Base Cash Consideration, plus (2) the Estimated Closing Cash, minus (3) the Estimated Closing Indebtedness, plus (4) the Estimated Working Capital Overage, if any, minus (5) the Estimated Working Capital Underage, if any, minus (6) the Transaction Expenses, plus (7) the Expense Credit (provided, however, that if the amount of the Expense Credit is higher than the aggregate amount of the Relevant Expenses (solely for purposes of the foregoing reference to Relevant Expenses, substituting the phrase “the Seller, the Company and the Company Subsidiaries” in place of “the Purchaser” in the definition of such term), then such excess amount (and only the extent of such excess) shall be deemed to be zero and not taken into account in this clause (7)); provided, however, that in no event shall the amount of the Estimated Closing Cash Consideration exceed the amount of the Base Cash Consideration; it being understood that the Closing Cash Consideration, as finally determined under Sections 2.04(b)-2.04(g), may exceed such amount. (iv) An amount in cash equal to $25,000,000, payable at such time(s) after the Closing, in one or more installments(s), as the Purchaser is not prohibited from paying under and pursuant to the covenants to be included in the Debt Financing Agreements (the “Deferred Cash Payment”), and subject to the following terms: (1) Purchaser shall pay the Deferred Cash Payment in one or more installments, in each case subject to Purchaser reasonably determining, in good faith, following good faith consultation with the Seller, that such applicable payment is permitted to be made under the Debt Financing Agreements and not in violation of the covenants under such agreements; and except as specifically mentioned in clauses (5) and (6) below, the Deferred Cash Payment shall not bear any interest nor be subject to any linkage, index or any adjustments. (2) Within ten (10) Business Days following the approval of the quarterly financial statements for each fiscal quarter following the Closing, Purchaser will reasonably determine, in good faith, following good faith consultation with the Seller (the “Deferred Cash Determination”), the amount of the Deferred Cash Payment, if any, which it is then permitted to make pursuant to the covenants under the Debt Financing

32 Agreements, and provide to Seller written notice of such amount, and pay the amount so notified to the Seller, by wire transfer of immediately available funds, to the bank account designated thereby. (3) Following the delivery of each Deferred Cash Determination, Purchaser shall provide the Seller with reasonable access to the information and relevant personnel and properties of the Purchaser and the Company referred to or involved in the preparation of such Deferred Cash Determination to permit the Seller to review such Deferred Cash Determination, on the terms and subject to the applicable conditions to access of information set forth in Section 2.04(f). (4) Each Deferred Cash Determination shall become final and binding upon the Parties on the forty-fifth (45th) calendar day following receipt of notice thereof by the Seller, unless the Seller gives written notice of its disagreement with such Deferred Cash Determination (a “Deferred Cash Notice of Disagreement”) to Purchaser prior to such date. Any Deferred Cash Notice of Disagreement shall specify in reasonable detail the reasons for the Seller’s objections, and thereafter, such disagreement shall be resolved in accordance with the applicable procedures set forth in Section 2.04(d), mutatis mutandis. Following the completion of such procedures, the applicable Deferred Cash Determination shall become final and binding upon the Parties. (5) If the Deferred Cash Payment or any portion thereof has not been paid (the unpaid portion of the Deferred Cash Payment as of any date, the “Unpaid Deferred Payment”) by the third (3rd) anniversary of the Closing, then upon such time, the then outstanding amount of the Deferred Cash Payment: (a) shall automatically be amended and be deemed to be increased by an amount equal to: 0.5 multiplied by the then outstanding amount of the Unpaid Deferred Payment (and, for the avoidance of doubt, the aggregate Deferred Cash Payment (not inclusive of accrued interest), as may be increased hereunder, shall not exceed $37,500,000) and (b) the Deferred Cash Payment, as adjusted under clause (a), will commence from such date accruing interest on the outstanding balance of the Deferred Cash Payment (after deducting any subsequent payments thereof), at a rate of 10% per annum, compounded annually; such interest will accrue daily and will be calculated on the basis of actual days elapsed over a year of 360 days consisting of 12 30-day months. (6) In the event that the Deferred Cash Payment (as increased in accordance with clause (5)(a)), including any accrued interest thereon pursuant to clause (5)(b), has not been paid by the sixth (6th) anniversary of the Closing, then the Seller shall have the right to demand payment of such unpaid amount regardless of the covenants to be included in the Debt Financing Agreements (the “Deferred Cash Payment Demand”). Notwithstanding anything in this Agreement to the contrary, upon delivery of such Deferred Cash Payment Demand, Purchaser shall be obligated to pay and deliver, or cause to be paid and delivered, the Deferred Cash Payment to the Seller as promptly as reasonably practicable and in any event within two (2) Business Days. (7) Nothing in this Section 2.02(a)(iv) shall prevent the Purchaser from amending, supplementing, restating or replacing (with the same or any

33 other Debt Financing Sources) all or any portion of the Debt Financing, provided that the covenants under the Debt Financing, as they apply to the conditions for the payment of the Deferred Cash Payment, and solely for the purpose of this Section 2.02(a)(iv), are not modified or replaced in a manner adverse to the Seller without Seller’s prior written consent. (8) Subject to the immediately following sentence, nothing in this Section 2.02 shall be deemed to create or imply any obligation, express or implied, of the Purchaser or any Affiliate thereof (including the Company and its Subsidiaries following the Closing) to operate its and their respective businesses following the Closing in any particular manner in order to meet the financial covenants that are conditions precedent to the payment of the Deferred Cash Payment. Purchaser will, and will cause its Affiliates to, act in good faith with respect to the payment of the Deferred Cash Payment as soon as permitted to do so under the Debt Financing Agreements (subject the Deferred Cash Determination process as set forth in clauses (2) through (4) above) and shall not, and shall cause its Affiliates not to, take any action, or omit to take any action, with the intent of avoiding, delaying, impeding, preventing or reducing payment of the Deferred Cash Payment. The Parties understand and agree that any sale event (including any stock purchase, asset purchase, merger, combination, exclusive license or other change of control, whether direct or indirect, by operation of law or otherwise) involving Purchaser and the Company following the Closing shall require, as a condition precedent to such sale event, that the acquiror or surviving corporation, as the case may be, assume (whether expressly or by operation of law) as part of the sale event the liability for the payment of the Deferred Cash Payment in accordance with the terms of this Section 2.02. (9) The Deferred Cash Payment shall be subordinated to all senior debts and obligations of the Purchaser and its Subsidiaries, including in respect of any Debt Financing, Alternative Financing or Anticipated Financing, and shall rank pari passu with all other unsecured debts thereof. (b) The Aggregate Consideration shall be paid, unless specifically otherwise set forth herein, without interest and less Taxes withheld in accordance with Section 2.08. No consideration shall be paid with respect to any equity interests held by the Company or any of its Subsidiaries “in treasury” immediately prior to the Closing. Section 2.03 Closing. The closing (the “Closing”) of the sale and purchase of the Shares shall take place by electronic exchange of documents (unless otherwise mutually agreed in writing by the Purchaser and the Seller) (i) at 9:00 a.m., New York City time, as soon as possible, but in no event later than the fifteenth (15th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at or prior to the Closing), or (ii) at such other place or at such other time or on such other date as the Parties mutually may agree in writing; provided that the Seller may elect to reduce the fifteen (15) Business Day period described in clause (i), to be any shorter period of not less than ten (10) Business Days, by delivering written notice to the Purchaser no later than five (5) Business Days prior to the end of such period as so reduced; provided further that unless such fifteenth (15th) Business Day (or such earlier date as

34 may be elected by the Seller pursuant to the foregoing proviso) is the first Business Day of a calendar month, either the Seller or the Purchaser may postpone the Closing Date to the date that is the first Business Day following the last day of the calendar month in which the Closing would otherwise occur (but not past the Termination Date). If either the Seller or the Purchaser shall determine to postpone the Closing Date in accordance with the foregoing proviso, such Party shall provide written notice to the other Party at least three (3) Business Days prior to the date on which the Closing would otherwise be scheduled to occur. The day on which the Closing actually takes place is referred to herein as the “Closing Date.” Section 2.04 Consideration Adjustments. (a) At least ten (10) Business Days prior to the anticipated Closing Date, the Purchaser shall deliver to the Company and the Seller a statement, in a form certified by Purchaser’s Chief Executive Officer or Chief Financial Officer, setting forth a good faith estimate in reasonable detail of the Expense Credit (the “Expense Credit Certificate”). At least five (5) Business Days prior to the anticipated Closing Date, the Company and the Seller shall prepare, or cause to be prepared, and deliver to the Purchaser a statement certified by the Company’s Chief Executive Officer and Chief Financial Officer (the “Preliminary Closing Statement”) setting forth (i) a good-faith estimate and in reasonable detail, based on the Company’s and the Company Subsidiaries’ books and records and other information available at such time, of (A) Closing Cash (the “Estimated Closing Cash”), including a breakdown of Restricted Cash and Encumbered Cash, (B) Closing Indebtedness (including a breakdown of payees and payment dates if applicable) (the “Estimated Closing Indebtedness”), (C) Net Working Capital, the Working Capital Underage or Working Capital Overage (in each case, if any) (the “Estimated Working Capital Underage” or “Estimated Working Capital Overage”, respectively), in each case, as of the Reference Time, and (D) the Transaction Expenses, as of the Closing; and (ii) on the basis of the foregoing and on the Expense Credit Certificate, the calculation of the Estimated Closing Cash Consideration. Estimated Closing Cash, Estimated Closing Indebtedness, Estimated Working Capital Underage, Estimated Working Capital Overage and Transaction Expenses shall be calculated in accordance with the Applicable Accounting Principles, the Sample Statement (as defined below) and the definitions in this Agreement. An illustrative example of a calculation of Net Working Capital is set forth as Exhibit D (the “Sample Statement”). Neither the Company nor the Seller makes any representation or warranty as to such Sample Statement, and shall not incur any liability in respect thereof. Contemporaneously with the delivery of the Preliminary Closing Statement, the Company shall prepare, or cause to be prepared, and deliver to the Purchaser a schedule (the “Closing Payment Schedule”) setting forth the amount of the Estimated Closing Cash Consideration, number of shares of Common Equity Consideration, and number of shares of Preferred Equity Consideration to be received by Seller. The Company and the Seller shall use commercially reasonable efforts to provide such supporting information that is in the Company’s or the Seller’s possession as Purchaser may reasonably request to review the amounts and calculations reflected in the Preliminary Closing Statement and Closing Payment Schedule. Purchaser shall have an opportunity to provide any comments it may have to the Preliminary Closing Statement and Closing Payment Schedule, and the Company and Seller shall consider in good faith any revisions thereto. (b) Within ninety (90) days after the Closing Date, the Purchaser shall prepare and deliver to the Seller a written statement (the “Closing Statement”) that shall include and set

35 forth the calculation in reasonable detail, along with reasonable supporting documentation, of (i) Closing Cash, including a breakdown of Restricted Cash and Encumbered Cash, (ii) Closing Indebtedness, (iii) Net Working Capital (“Closing Net Working Capital”), (iv) Working Capital Underage (if any), (v) Working Capital Overage (if any), in each case, as of the Reference Time, (vi) Transaction Expenses, as of the Closing, and (vii) the Expense Credit, and the resulting calculation of the Closing Cash Consideration. The Closing Statement shall be prepared in accordance with the Applicable Accounting Principles, the Sample Statement and the definitions of this Agreement. The Purchaser shall not amend, supplement or modify the Closing Statement following its delivery to the Seller, except with the consent of Seller. (c) The Closing Statement shall become final and binding on the forty-fifth (45th) day following delivery thereof by the Purchaser to the Seller (unless the Seller notifies the Purchaser in writing prior to the end of such 45 day period that it has failed to provide timely reasonable access to and delivery of information pursuant to Section 2.04(f), in which case such period shall be extended by an additional fourteen (14) days; provided that the Seller may deliver such notice (and extend such period by additional periods of fourteen (14) days to the extent reasonable requests for information in accordance with Section 2.04(f) remain outstanding); provided further that such period as extended shall in no event exceed ninety (90) days) unless, prior to the end of such period (or extended period, as applicable), the Seller delivers to the Purchaser a written notice of disagreement with the Closing Statement (a “Notice of Disagreement”), specifying the reasons therefor in reasonable detail, of any dispute as to the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital, as set forth in the Closing Statement. The Seller shall be deemed to have agreed with the calculations and amounts (or components thereof) of Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital set forth in the Closing Statement that are not specifically referenced in the Notice of Disagreement, and such items and amounts shall not be subject to review in accordance with Section 2.04(d). (d) During the twenty-one (21) Business Day period following delivery of a Notice of Disagreement by the Seller to the Purchaser, the Parties in good faith shall seek to resolve in writing such disagreements with respect to the calculation of any of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital as specified therein. Any disputed items resolved in writing between the Purchaser and the Seller within such twenty one (21) Business Day period shall be final and binding with respect to such items, and if the Seller and the Purchaser agree in writing on the resolution of each disputed item specified by the Seller in the Notice of Disagreement and the amount of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital, the amounts so determined shall be final and binding on the Parties for all purposes hereunder. If the Purchaser and the Seller have not resolved all such differences by the end of such twenty one (21) Business Day period, then either the Purchaser or the Seller may submit the remaining disputed items for resolution to Ernst & Young LLP (the “Independent Accountant”) and if such Independent Accountant is unable or unwilling to serve in such capacity then such Independent Accountant shall be a partner at another independent internationally recognized accounting firm mutually acceptable to the Parties, in each case, as shall be mutually and reasonably agreed upon in writing by the Seller and the Purchaser, and if the Parties are unable to agree on such identity within seven (7) Business Days then Seller, on the one hand, and the Purchaser, on the other, will each appoint, for such purpose, one senior partner from a big four accounting firm, and these two

36 individuals shall mutually appoint the Independent Accountant. The Purchaser and the Seller shall promptly submit to the Independent Accountant briefs detailing their respective positions as to the correct nature and amount of each item remaining in dispute and the amounts of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital (as applicable), together with reasonable supporting documentation, and the Independent Accountant shall make a written determination as to each such disputed item. The Purchaser and the Seller shall use their commercially reasonable efforts to cause the Independent Accountant to render a written decision resolving the matters submitted to it within thirty (30) days following the submission thereof. The Independent Accountant shall consider only those items and amounts in the Purchaser’s and the Seller’s respective calculations of the Closing Cash, Closing Indebtedness, Transaction Expenses, Expense Credit and/or Closing Net Working Capital that are identified as being items and amounts to which the Purchaser and the Seller have been unable to agree. The scope of the disputes to be resolved by the Independent Accountant shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the definitions contained in this Agreement and the Applicable Accounting Principles, and the Independent Accountant shall not make any other determination. In resolving any disputed item, the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The determination of the Independent Accountant shall be conclusive and binding upon the Parties hereto and shall not be subject to appeal or further review (absent manifest error). The Parties shall be entitled to have a judgment entered upon the written determination of the Independent Accountant in accordance with Section 11.08. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that the Independent Accountant shall act as an expert and not an arbitrator and that any determination by the Independent Accountant in accordance with this Section 2.04 shall constitute an expert determination (and, for the avoidance of doubt, not an arbitral award). In acting pursuant to this Agreement, the Independent Accountant shall be entitled to the privileges and immunities of arbitrators. (e) The costs and expenses of the Independent Accountant pursuant to this Section 2.04 and of any enforcement of the determination thereof shall be borne by the Purchaser, on the one hand, and the Seller, on the other hand, in proportion to the final allocation made by the Independent Accountant of the disputed items weighted in relation to the claims made by the Seller and the Purchaser, such that the prevailing Party pays the lesser proportion of such fees, costs and expenses. For example, if the Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by the Purchaser and if the Independent Accountant ultimately resolves the dispute by awarding to the Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Independent Accountant shall be allocated thirty percent (30%) (i.e., 300 divided by 1,000) to the Purchaser and seventy percent (70%) (i.e., 700 divided by 1,000) to the Seller. The fees and disbursements of the Representatives of each Party incurred in connection with the preparation or review of the Closing Statement and preparation or review of any Notice of Disagreement, as applicable, shall be borne by such Party. (f) The Purchaser shall, and shall cause the Company and the Company Subsidiaries to, deliver and/or afford the Seller and its Representatives (subject to such Representatives being subject to customary confidentiality obligations towards the Purchaser and the Company) reasonable access, during normal business hours at the Seller’s reasonable prior written request, to the personnel involved in the preparation of the Closing Statement and the

37 properties, books and records of the Company and the Company Subsidiaries and to any other information reasonably requested and reasonably required for purposes of preparing and reviewing the calculations contemplated by this Section 2.04. Each of the Purchaser and the Company shall authorize its accountants to disclose work papers generated by such accountants in connection with preparing and reviewing the calculations specified in this Section 2.04; provided that such accountants shall not be obligated to make any work papers available except in accordance with such accountants’ customary disclosure procedures and then only after the non-client Party has signed a customary agreement relating to access to such work papers in form and substance acceptable to such accountants. (g) The Closing Cash Consideration, as finally determined either (A) by the Seller’s failure to timely deliver a Notice of Disagreement in accordance with Section 2.04(c), (B) by agreement between Purchaser and the Seller in accordance with Section 2.04(d), or (C) by the Independent Accountant pursuant to Section 2.04(d), shall be referred to as the “Final Closing Cash Consideration”. (i) If the Final Closing Cash Consideration is higher than the Estimated Closing Cash Consideration paid at Closing, then the Purchaser shall pay, or cause to be paid, to the Seller, such excess amount, by wire transfer of immediately available funds; and (ii) If the Final Closing Cash Consideration is lower than the Estimated Closing Cash Consideration paid at Closing (the “Deficiency”), then the amount of such Deficiency shall, automatically and without any further action on the part of the Purchaser or the Seller, be subtracted and set off against the following: (A) first, as a deduction from the Unpaid Deferred Payment payable to the Seller; (B) second, as a deduction from any then accrued dividend or other distribution that is due and payable in respect of the Purchaser Preferred Stock at the time payment of the Deficiency is due; and (C) thereafter, by forfeiture for no consideration by the Purchaser (with no further action or consent required by the Seller except for actions as provided in the Certificate of Designation) of the Purchaser Preferred Stock issued in the name of the Seller (in a number equal to (x) the amount owed divided by (y) the then-applicable Current Liquidation Preference (as defined in the Certificate of Designation) of the Purchaser Preferred Stock). (h) Payments in respect of Section 2.04(g)(i) shall be made within three (3) Business Days of the final determination of the Final Closing Cash Consideration pursuant to the provisions of this Section 2.04 by wire transfer of immediately available funds to such account or accounts as shall be designated in writing by the Party entitled to such payment at least two (2) Business Days prior to such payment date. (i) Except as otherwise required by applicable Tax Law, the Parties shall treat the payment of the adjustments for the Final Closing Cash Consideration as an adjustment of the Aggregate Consideration for U.S. federal and other applicable Tax purposes. Section 2.05 Closing Deliverables and Actions.

38 On the Closing Date, the Seller and the Purchaser shall deliver and perform (or cause to be delivered and performed) all of the documents, instruments, actions and other deliverables set forth in this Section 2.05, it being understood that, except as contemplated by the Closing Step Plan, all such documents, instruments, actions and other deliverables shall be deemed to have been delivered and performed simultaneously, and no such document, instrument, action or other deliverable shall be deemed to have been delivered and performed until all have been delivered and performed. (a) Deliverables of the Purchaser. At or prior to the Closing, the Purchaser shall: (i) deliver, or cause to be delivered, to the Seller an amount equal to the Estimated Closing Cash Consideration, by wire transfer of immediately available funds to the bank account designated in the Closing Payment Schedule; (ii) issue and deliver the Common Equity Consideration and the Preferred Equity Consideration, in book-entry form registered in the name of the Seller with the Purchaser’s transfer agent, together with evidence thereof; (iii) deliver to the Seller the Certificate of Designation, as filed with the Secretary of State of the State of Delaware; (iv) deliver to the Seller the Stockholders Agreement and the Registration Rights Agreement, in each case dated as of the Closing Date and executed by the Purchaser; (v) deliver, or cause to be delivered, to the Seller a certificate in customary form, signed by a duly authorized officer of the Purchaser, dated the Closing Date, stating that the conditions set forth in Section 8.02(a) and Section 8.02(b) have been satisfied; (vi) deliver, or cause to be delivered, to the Seller a counterpart, duly executed by the Purchaser, to each of the other Ancillary Agreements to which the Purchaser or any of its Affiliates is a party; (vii) deliver, or cause to be delivered, to the Seller and the Company a countersignature page to the Transition Services Agreement, duly executed by the Purchaser; and (viii) deliver, or cause to be delivered, to the Seller all other agreements, documents, instruments or certificates required to be delivered by the Purchaser at the Closing pursuant to this Agreement. (b) Deliverables of the Company and Seller. At or prior to the Closing, the Company and the Seller (as applicable) shall: (i) record, or cause the Company to record, the transfer of the Shares from the Seller to the Purchaser in the Shareholders’ Register and deliver, or cause to be

39 delivered, to the Purchaser a certified copy of the updated and signed Shareholders’ Register (the original Shareholders’ Register shall be retained at the registered office of the Company); (ii) deliver, or cause to be delivered, to the Purchaser letters of resignation, effective as of the Closing, of the directors and officers of the Company and the Company Subsidiaries that are designated by the Purchaser to the Seller and the Company a period of time prior to the Closing reasonably sufficient to effect such resignations (collectively, the “Resigning Directors”); (iii) deliver, or cause to be delivered, to the Purchaser, shareholders resolutions of the Company and the Company Subsidiaries, effective as of the Closing, acknowledging the resignation of the applicable Resigning Directors and appointing the directors and officers that are designated by the Purchaser to the Seller and the Company a period of time prior to the Closing reasonably sufficient to effect such appointments; (iv) deliver, or cause to be delivered, to the Purchaser documents evidencing the revocation of the existing powers of attorney granted by the Company and the Company Subsidiaries that are set forth on Section 2.05(b)(iv) of the Company Disclosure Letter; (v) deliver, or cause to be delivered, to the Purchaser documents evidencing the termination of the cash management agreement originally dated September 23, 2019, as amended; (vi) a certificate from each state or other jurisdiction in which the Company and any Material Subsidiary is qualified to do business as a foreign corporation (or the closest equivalent thereof in the event that any jurisdiction does not provide such certificates), each such certificate dated within three (3) Business Days prior to the Closing Date, certifying that the Company or the Material Subsidiary is duly qualified to transact business and/or is in good standing (as applicable in each such jurisdiction) and that all applicable state franchise taxes or fees through and including the date of the certificate have been paid (as applicable in each such jurisdiction); (vii) executed payoff letters for any Indebtedness for borrowed money, in a form reasonable satisfactory to Purchaser and all instruments and documents necessary to release any and all Encumbrances securing such Indebtedness for borrowed money against the Company and any of its Subsidiaries, including appropriate UCC financing statement amendments (termination statements), if applicable (it being understood that, as of the date of this Agreement, no such Indebtedness is outstanding); (viii) deliver, or cause to be delivered, to the Purchaser a certificate in customary form, duly executed by a duly authorized officer of the Company, dated the Closing Date, certifying that the conditions set forth in Section 8.03(a), Section 8.03(b) and Section 8.03(c) have been satisfied; (ix) deliver, or cause to be delivered, to the Purchaser a properly executed certificate of the US Subsidiary meeting the requirements of Treasury

40 Regulation Section 1.1445-2(c)(3) (including a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and in the customary form along with written authorization for Purchaser to deliver such notice form to the IRS on behalf of the US Subsidiary upon the Closing); (x) deliver, or cause to be delivered, to the Purchaser countersignature pages to the Stockholders Agreement and the Registration Rights Agreement, in each case duly executed by the Seller; (xi) deliver, or cause to be delivered, to the Purchaser countersignature pages to the Transition Services Agreement, duly executed by the Seller and the Company; (xii) deliver, or cause to be delivered, to the Purchaser the “Rollover Seller Closing No-Claims Declaration” contemplated by the R&W Insurance Policy, duly executed by the Seller; (xiii) deliver, or cause to be delivered, to the Purchaser duly executed counterparts to each of the other Ancillary Agreements to which the Seller or any of its Affiliates is a party; and (xiv) deliver, or cause to be delivered, to the Purchaser all other agreements, documents, instruments or certificates required to be delivered by the Seller, the Company or any applicable Company Subsidiary at the Closing pursuant to this Agreement. (c) Other Closing Actions. (i) The Seller and (effective as of the Closing) the Purchaser shall notify the Company in writing of the occurrence of the Closing and the sale and transfer at the Closing of the Shares from the Seller to the Purchaser, and shall jointly instruct and appoint each member of the Company Board, each acting individually with full power of substitution, to do all such acts and things in connection with or for the purpose of giving full effect to the sale and transfer at the Closing of the Shares in accordance with this Agreement, including registering the sale and transfer of the Shares in the Shareholders’ Register at the Closing as contemplated by Section 2.05(b)(i). (ii) Following the Closing, the Purchaser shall, and shall cause the Company and the Company Subsidiaries, to (A) as applicable and when required under any applicable Law, appropriately update the applicable UBO Register or any equivalent register for the Company or any Company Subsidiary organized outside the EU and (B) without limiting the generality of the foregoing, as promptly as practicable following the Closing, and no later than one month after Closing, appropriately update the Luxembourg Register of Beneficial Owners (Registre des Bénéficiaires Effectifs) and the Commercial and Companies Register of Luxembourg in accordance with applicable Laws.

41 (iii) Each Party agrees to provide to the other Parties such other information, to execute such other documents and instruments and to do such other things at or in connection with the Closing as any other Party may reasonably request for the purpose of consummating the Closing in accordance with this Agreement. (iv) At the Closing, the Parties shall effect, or cause to be effected, the actions and transactions set forth in the Closing Step Plan (the “Additional Closing Steps”), in the order as described in the Closing Step Plan, with such amendments and modifications as may be necessary to comply with the timing of local legal processes or legal requirements, and to effectuate the intent and purpose of the Parties under this Agreement. In furtherance of the foregoing, the Parties agree that they shall, and shall cause their respective Subsidiaries to, execute and deliver such consents and approvals, and take all such actions, as are necessary to execute the transactions described in the Closing Step Plan, in accordance with applicable local laws and regulations. Section 2.06 Consideration Payment and Exchange Mechanism. (a) Deposit of Estimated Closing Cash Consideration. At the Closing, Purchaser shall (A) deliver to the Seller a cash amount equal to the Estimated Closing Cash Consideration in accordance with the Closing Payment Schedule, and (B) issue the Common Equity Consideration and the Preferred Equity Consideration in the name of the Seller (subject to receipt by the Purchaser prior to the Closing of such “know your customer” information and tax forms as are reasonably required by the Purchaser or the bank thereof). (b) Transaction Expenses. At or as soon as reasonably practicable following the Closing, the Company shall disburse the Transaction Expenses to the applicable recipients in accordance with the Closing Payment Schedule, subject to receipt of applicable invoices and other deliverables reasonably requested by the Purchaser or the Company; provided that payment of any such amount to a current or former employee shall be paid through the applicable employer’s payroll, less applicable deductions and withholdings (including Taxes) associated therewith. (c) No Interest. No interest will be paid or will accrue for the benefit of any recipient of any amounts or shares payable or issuable pursuant to this Agreement or any other Ancillary Agreement, except as expressly provided therein. (d) Currency. All cash payments hereunder shall be made by wire transfer in U.S. Dollars. Any currency conversion commissions will be borne by the applicable payee and deducted from payments to be made to any payment recipient. (e) Adjustment for Restricted Cash Distribution Costs. (i) During the period of twelve (12) months following the Closing, in the event that any of the Company Subsidiaries distributes or causes to be distributed to the Company or the Purchaser any Included Restricted Cash and incurs Restricted Cash Distribution Costs that exceed the aggregate Restricted Cash Distribution Costs reflected in the calculation of the Final Closing Cash Consideration (determined without regard to (x) any change of applicable Law that becomes effective following the final determination of the Final Closing Cash Consideration and (y) any transactions other than

42 distributions of Included Restricted Cash consummated following the Closing that are not contemplated by this Agreement), then the Purchaser may, upon written notice to the Seller delivered following the determination of the Final Closing Cash Consideration in accordance with Section 2.04 (such notice, a “Distribution Costs Adjustment Notice”) seek reimbursement from the Seller in the amount of such excess. Any Distribution Costs Adjustment Notice shall be accompanied by reasonable supporting documentation. The Purchaser shall not deliver a Distribution Costs Adjustment Notice on more than two (2) occasions (but may deliver any such notice with respect to any or all of the Included Restricted Cash). (ii) Following the delivery of a Distribution Costs Adjustment Determination Notice, the Purchaser shall provide the Seller with reasonable access to the information and relevant personnel of the Purchaser and the Company referred to or involved in the preparation thereof to permit the Seller to review Purchaser’s claim for reimbursement, on the terms and subject to the applicable conditions to access of information set forth in Section 2.04(f). (iii) Any such claim for reimbursement shall become final and binding upon the Parties on the forty-fifth (45th) calendar day following receipt of notice thereof by the Seller, unless the Seller gives written notice of its disagreement with such claim to the Purchaser prior to such date. Any such notice of disagreement shall specify in reasonable detail the reasons for the Seller’s objections, and thereafter, such disagreement shall be resolved in accordance with the applicable procedures set forth in Section 2.04(d); provided that, for such purpose, the “Independent Accountant” shall instead be an internationally recognized Tax advisory firm possessing relevant expertise with respect to the subject matter of the applicable Distribution Costs Adjustment Determination and that is reasonably acceptable to the Purchaser and the Seller. (iv) In the event that, following completion of the procedures set forth in the foregoing clause (iii), the Purchaser is finally determined to be entitled to reimbursement of any amount set forth in the Distribution Costs Adjustment Notice, such reimbursable amount shall be satisfied in the same manner as set forth in Section 2.04(g)(ii), mutatis mutandis. (f) Adjustment for Encumbered Cash. (i) Following the Closing, the Purchaser shall, and shall cause the Company and the Company Subsidiaries to, as applicable, use reasonable best efforts to finalize and complete the statutory financial statements of the Company and each of the Company Subsidiaries (as applicable), for the fiscal year ended December 31, 2024 (or, solely if the Closing occurs after September 30, 2025, the fiscal year ended December 31, 2025), in a manner substantially consistent with the past practices of the Company or the applicable Company Subsidiary with respect to the preparation of such statutory financial statements (but in any event consistent with applicable Law), for the purpose of determining the amount of distributable reserves held by the Company or such Company Subsidiary (each, a “Statutory Account Closing”, and the date on which the last such statutory account is closed, the “Statutory Accounts Closing Date”). Following the

43 Closing but prior to the Statutory Accounts Closing Date, at the request of Seller, the Purchaser shall keep the Seller reasonably apprised of the status of such efforts. (ii) Within ninety (90) days following the Statutory Accounts Closing Date, the Purchaser shall deliver to the Seller a statement setting forth its good-faith calculation of Net Encumbered Cash (taking into account the amount of distributable reserves of the Company and the Company Subsidiaries as though each of the Statutory Account Closings (and the corresponding determination of distributable reserves) were completed immediately prior to the Reference Time) (an “Encumbered Cash Adjustment Notice”). Any Encumbered Cash Adjustment Notice shall be accompanied by reasonable supporting documentation. (iii) Following the delivery of the Encumbered Cash Adjustment Notice, the Purchaser shall provide the Seller with reasonable access to the information and relevant personnel of the Purchaser and the Company referred to or involved in the preparation thereof to permit the Seller to review the Purchaser’s calculation of the Net Encumbered Cash, on the terms and subject to the applicable conditions to access of information set forth in Section 2.04(f). (iv) Any Encumbered Cash Adjustment Notice shall become final and binding upon the Parties on the forty-fifth (45th) calendar day following receipt of notice thereof by the Seller, unless the Seller gives written notice of its disagreement with such claim to the Purchaser prior to such date. Any such notice of disagreement shall specify in reasonable detail the reasons for the Seller’s objections, and thereafter, such disagreement shall be resolved in accordance with the applicable procedures set forth in Section 2.04(d). (v) In the event that the Net Encumbered Cash as finally determined pursuant to this Section 2.06(f) is higher than the amount of Net Encumbered Cash included in the calculation of the Final Closing Cash Consideration, the difference shall be paid by the Purchaser to the Seller in the same manner as set forth in Section 2.04(g)(i), mutatis mutandis. In the event that the Net Encumbered Cash as finally determined pursuant to this Section 2.06(f) is lower than the amount of Net Encumbered Cash included in the calculation of the Final Closing Cash Consideration, the difference shall be paid by the Purchaser to the Seller in the same manner as set forth in Section 2.04(g)(ii), mutatis mutandis. (vi) Notwithstanding the foregoing, if the Statutory Accounts Closing Date is at least ten (10) Business Days prior to the Purchaser’s delivery of the Closing Statement to the Seller pursuant to Section 2.04(b) (which ten (10) Business Day period may be waived by the Purchaser), then the determination of the Net Encumbered Cash shall instead be part of the determination process of the Final Closing Cash Consideration, as set forth in Section 2.04. Section 2.07 Adjustments. In the event of any stock split, bonus shares, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into stock), consolidation, reorganization, reclassification, combination, recapitalization or other like change

44 with respect to the Purchaser Common Stock or Purchaser Preferred Stock occurring after the date hereof, all references in this Agreement to specified prices, numbers of shares affected thereby, or any value thereof, and all calculations provided for that are based upon numbers of shares (or value thereof) affected thereby, shall be equitably adjusted to the extent necessary, as reasonably determined in good faith by the Board of Directors of Purchaser, to provide the Parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change. Section 2.08 Withholding Taxes. Notwithstanding anything herein to the contrary, (a) each portion of the Aggregate Consideration payable or issuable pursuant to this Agreement shall be made net of any Taxes required by applicable Law to be deducted and withheld from such payment, and (b) any amounts deducted or withheld from such payment shall be remitted to the applicable Governmental Authority and, when so remitted, shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid for purposes of this Agreement. The Purchaser shall use reasonable efforts to notify the Seller no less than fifteen (15) days prior to the date on which the applicable withholding or deduction is to be made by the Purchaser. The Seller then shall have an opportunity to object to such contemplated deduction or withholding. The Purchaser shall consider, in good faith, any such objection made by the Seller prior to making any such deduction or withholding, and shall use its commercially reasonable efforts, at Seller’s cost, to cooperate with the Seller to reduce or otherwise eliminate any such deduction or withholding as permitted by applicable Law. Any amount required to be withheld under this Agreement, whether such withholding relates to cash consideration or equity consideration, shall be funded first through a reduction from any portion of cash consideration then payable to such recipient at the Closing Date and, to the extent there is insufficient cash to permit such withholding, through the forfeiture or sale of the portion of the Purchaser Common Stock otherwise deliverable to such recipient that is required to enable the applicable payor to comply with applicable deduction or withholding requirements. Section 2.09 Rights Not Transferable. The rights hereunder of the Seller are personal to the Seller and shall not be transferable for any reason other than by operation of law. Any attempted transfer of such right by the Seller (other than as permitted by the immediately preceding sentence) shall be null and void. Section 2.10 Allocation Schedule. Purchaser shall in good faith determine and prepare an allocation of the Aggregate Consideration among the shares of the Company and the Company Subsidiaries that are directly acquired by Purchaser or its affiliates as described in Exhibit E (the “Allocation Schedule”). Purchaser shall deliver to Seller a draft proposal of the Allocation Schedule for Seller’s review no later than December 1, 2024. Seller shall review the Allocation Schedule and provide any proposed revisions to Purchaser within fifteen (15) days after the receipt thereof from Purchaser. If Seller timely raises any objections to an Allocation Schedule prepared by Purchaser pursuant to this Section 2.10, Seller shall provide Purchaser with a detailed explanation as to the basis of its objections and Seller and Purchaser shall negotiate in good faith and use their reasonable best efforts to resolve any dispute. If Seller and Purchaser fail to resolve such dispute within ten (10) days after Seller timely raises such objection, then the disputed items shall be resolved by a nationally recognized accounting firm that is capable of serving as a valuation expert with relevant experience and is mutually agreeable to Purchaser and Seller (the “Accounting Expert”); provided, however, that the Accounting Expert’s determination shall be

45 limited to the portions of the Allocation Schedule with respect to which Seller has raised timely concerns in accordance with this Section 2.10. All fees and expenses relating to the work, if any, to be performed by the Accounting Expert shall be borne equally by the Purchaser, on the one hand, and Seller, on the other hand. The allocation of the Aggregate Consideration, as prepared by Purchaser if not disputed by the Seller, as adjusted pursuant to any agreement between the Purchaser and Seller, or as determined by the Accounting Expert in accordance with this Section 2.10, shall be conclusive and binding on the Purchaser, Seller and their Affiliates, and Purchaser and Seller agree to prepare and file (and cause their Affiliates to prepare and file) all relevant Tax Returns in accordance with such allocation and shall not take any position inconsistent with such allocation in any Tax proceeding, except in each case to the extent otherwise required pursuant to a final determination of a Taxing authority. The allocation under this Section 2.10 shall be adjusted, as necessary, to reflect any subsequent adjustments to the Aggregate Consideration following the review, consultation and dispute resolution procedures set forth in this Section 2.10. Notwithstanding the foregoing, in no event shall the obligations of the Parties contained in this Section 2.10 prevent or delay the occurrence of the Closing, such that if the Allocation Schedule is not finalized in accordance with this Section prior to the anticipated date of Closing, then the Allocation Schedule initially provided by the Purchaser, adjusted to include Seller’s comments with respect to disputed items, if any, shall be used solely for the purpose of the Closing, provided that any adjustments thereto (if any) shall be reviewed and finally determined in accordance with this Section 2.10 together with the determination of the Final Closing Cash Consideration. ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SELLER Except as set forth in the Company Disclosure Letter attached hereto (the “Company Disclosure Letter”), and subject to Section 10.01, the Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows: Section 3.01 Organization. The Seller is duly organized and validly existing under the Laws of the Grand Duchy of Luxembourg for an unlimited duration and is not subject to any Insolvency Event and has all necessary corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Section 3.02 Authority. The Seller has all necessary corporate or similar power and authority to execute and deliver this Agreement and any Ancillary Agreement to which the Seller is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller of this Agreement and the Ancillary Agreements to which the Seller is or is contemplated to be a party and the consummation by the Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the Seller. This Agreement and the Ancillary Agreements to which the Seller is or is contemplated to be a party have been, or will be at Closing (as applicable), duly executed and delivered by the Seller and, assuming due execution and delivery by each of the other Parties hereto and thereto, constitute the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as enforcement may be limited

46 by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws (including laws relating to an Insolvency Event) affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Exceptions”). Section 3.03 No Conflict; Required Filings and Consents. (a) Assuming the receipt of the authorizations, approvals, consents and other requirements contemplated by Sections 3.03(b), 4.04(b) and 5.03(b), the execution, delivery and performance of this Agreement by the Seller and the Ancillary Agreements to which the Seller is or is contemplated to be a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) conflict with or violate the Organizational Documents of the Seller, (ii) conflict with or violate any Law applicable to the Seller or by which any property or asset of the Seller is bound or affected or (iii) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material Contract or agreement to which the Seller is a party, except, in the case of clauses (ii) or (iii), for any such conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. (b) Such Seller is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority or any other Person in connection with the execution, delivery and performance by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except (i) for any filings required to be made under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with any other applicable Antitrust Law or FDI Law, (iii) as set forth in Section 3.03(b) of the Company Disclosure Letter or (iv) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Section 3.04 Shares. The Seller is the sole recorded and beneficial owner of the Shares set forth opposite the Seller’s name on Section 3.04 of the Company Disclosure Letter, free and clear of any Encumbrance (other than any Encumbrance imposed at Closing by action of the Purchaser). The Seller has the right, authority and power to sell, assign and transfer the Shares to the Purchaser. Upon the consummation of the transactions contemplated by this Agreement, the Purchaser shall acquire good and valid title to the Shares, free and clear of any Encumbrance other than Encumbrances created by the Purchaser. The copy of the Shareholders’ Register made available to the Purchaser prior to the execution of this Agreement is current, correct, and complete in all material respects. Section 3.05 Litigation. As of the date hereof, there is no Action by or against the Seller pending or, to the Knowledge of the Seller, threatened against the Seller except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect. As of the date hereof, there are no outstanding Orders binding on the Seller except as would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect.

47 Section 3.06 Investment Representations. The Seller is knowledgeable, sophisticated and experienced in business and financial matters, is experienced in evaluating investments in companies such as Purchaser and qualifies as an “accredited investor” as defined in the Securities Act. The Common Equity Consideration and Preferred Equity Consideration to be acquired by the Seller in connection with the consummation of the transactions contemplated hereby are being acquired for Seller’s own account, for investment purposes, and without a view to any distribution thereof. Seller has been afforded access to information about Purchaser and the financial condition, results of operations, business, property and management of Purchaser sufficient to enable it to evaluate its investment in the Common Equity Consideration and Preferred Equity Consideration. Seller has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Common Equity Consideration and Preferred Equity Consideration. Seller understands that its investment in the Common Equity Consideration and Preferred Equity Consideration involves a high degree of risk and Seller is able to bear the economic risk of its investment therein. Seller acknowledges that it has conducted to its reasonable satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of Purchaser and, made its own analysis and decision to enter into this Agreement. Section 3.07 Restricted Securities. Seller understands that (i) the Common Equity Consideration and Preferred Equity Consideration are characterized as “restricted securities” under the applicable securities laws inasmuch as they are being acquired from Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations the Common Equity Consideration and Preferred Equity Consideration may be resold without registration under the Securities Act and other applicable securities laws only in certain limited circumstances; and (ii) in the absence of an effective registration statement covering the Common Equity Consideration and Preferred Equity Consideration or an available exemption from registration under the Securities Act and other applicable securities laws, the Common Equity Consideration and Preferred Equity Consideration may not be sold. Seller understands that Purchaser, as the issuer of the Common Equity Consideration and Preferred Equity Consideration, is relying in part upon the representations and agreements contained in this Agreement for the purpose of determining whether the offer, sale and issuance of the Common Equity Consideration and Preferred Equity Consideration meets the requirements for an applicable exemption from registration under the Securities Act and other applicable securities laws. Section 3.08 Seller’s Investigation, Reliance and Disclaimer. The Seller hereby expressly acknowledges and agrees that the Purchaser and its respective Affiliates have not made, and do not make, and expressly disclaim any other representations and warranties and that the Seller has not relied and is not relying upon any representation or warranty or omission by, or information from, the Purchaser or any of its Affiliates, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, in each case except for the representations and warranties set forth in Article V (including any certificate delivered by the Purchaser hereunder) in its entry into this Agreement, its sale of the Shares and the consummation of the transactions contemplated hereby. None of the Purchaser or any of its Affiliates or Representatives shall have any liability to the Seller or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to the Seller, whether orally or in writing, in any confidential information presentations, “data rooms,” management presentations, due diligence

48 discussions or in any other form in expectation of the transactions contemplated by this Agreement, including any projections, forecasts or assumptions involving the Purchaser or its Subsidiaries, except for the representations and warranties specifically set forth in Article V (including any certificate delivered by the Purchaser hereunder). Section 3.09 Brokers. Except for Morgan Stanley & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Seller. Section 3.10 Purchaser Holdings. As of the date of this Agreement, neither the Seller nor any of its Affiliates holds, or through and as of immediately prior to the Closing shall hold, any shares of Purchaser Common Stock (excluding any shares to be acquired pursuant to this Agreement). Section 3.11 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article III or in Ancillary Agreement to which the Seller is or is contemplated to be a party, neither the Seller nor any of its respective Representatives, nor any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, with respect to the Seller or any of its Affiliates (other than the representations and warranties set forth in Article IV) or any of their respective assets, Liabilities or operations, including the Shares and including with respect to merchantability or fitness for any particular purpose. ARTICLE IV REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND THE COMPANY SUBSIDIARIES Except as set forth in the Company Disclosure Letter, and subject to Section 10.01, the Seller hereby represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows: Section 4.01 Organization and Qualification. (a) Each of the Company and the Company Subsidiaries is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, incorporation or formation (to the extent the applicable jurisdiction recognizes such concept) as set forth in Section 4.01(a) of the Company Disclosure Letter and has all necessary corporate or similar power and authority, as applicable, to own, lease, use, license and operate its assets and properties and to carry on its business as such business is now being conducted and is currently proposed to be conducted, (ii) not subject to any Insolvency Event, (iii) except as set forth in Section 4.01(c) of the Company Disclosure Letter, duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, where the failure to be so qualified or authorized and in good standing has not had, and would not reasonably be expected to have a Material Adverse Effect and (iv) not in material breach or default of any obligation under its Organizational Documents.

49 (b) Each of the Company and the Company Subsidiaries is solvent and has not experienced an Insolvency Event. In the past five (5) years, there has been no request by the Company or a Company Subsidiary for, nor, to the Company’s Knowledge, has there been issued or commenced against or with respect to either of them any bankruptcy, receivership, freeze of proceedings, liquidation (whether voluntary or not), winding up, arrangement with creditors, scheme of arrangement or other similar insolvency events, orders or proceedings, in each case, whether temporary or permanent. (c) Except for actions to be taken after the date hereof in connection with the Pre-Closing Steps, the Company has, and has had at all times since its date of organization, the place of its central administration (siege de l’administration centrale), its principal place of business (principal établissement), its center of main interests (within the meaning given to such term in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast), as amended) and tax residency in Luxembourg and the Company has validly established its seat in accordance with applicable Laws. Section 4.02 Books and Records. (a) The minute books of the Company have been made available to Purchaser. (b) The Organizational Documents of the Company and each Company Subsidiary, which have previously been made available to Purchaser, reflect all amendments thereto. Section 4.03 Authority. The Company and each Company Subsidiary, as applicable, has all necessary corporate or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company or the Company Subsidiary is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and each Company Subsidiary of this Agreement and the Ancillary Agreements to which the Company or the Company Subsidiary is or is contemplated to be a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the Company (or the applicable Company Subsidiary). This Agreement and the Ancillary Agreements to which the Company and each Company Subsidiary (as applicable) is or is contemplated to be a party have been, or will be at the Closing (as applicable), duly executed and delivered by the Company or the Company Subsidiary (as applicable) and, assuming due execution and delivery by each of the other Parties hereto and thereto, constitute the legal, valid and binding obligation of the Company or the applicable Company Subsidiary, enforceable against the Company in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Section 4.04 No Conflict; Required Filings and Consents. (a) Except as set forth in Section 4.04(a) of the Company Disclosure Letter, and assuming the receipt of the authorizations, approvals, consents and other requirements contemplated by Sections 3.03(b), 4.04(b) and 5.03(b), the execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company or any of the Company

50 Subsidiaries is or is contemplated to be a party by the Company and such Company Subsidiaries and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) result in the creation of any Encumbrance on any of the properties or assets of the Company or any of the Shares, (ii) conflict with or violate any of the Organizational Documents of the Company or the Company Subsidiaries, (iii) conflict with or violate any Law applicable to the Company or the Company Subsidiaries or by which any property or asset of the Company or the Company Subsidiaries are bound or affected or (iv) conflict with, or result in any violation or breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, require any consent, notice, or waiver of any Person pursuant to, or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation to which the Company or such Company Subsidiary is entitled under any of the terms, conditions or provisions of any Company Material Contract, except, in the case of the foregoing clauses (i), (iii) and (iv), for any such conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. (b) The Company is not required to file, seek or obtain any notice, authorization, registration, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Company and the Company Subsidiaries of this Agreement and the Ancillary Agreements to which the Company or any of the Company Subsidiaries is or is contemplated to be a party or the consummation of the transactions contemplated hereby and thereby, except (i) for any filings required to be made under the HSR Act or any other applicable Antitrust Laws or FDI Laws, (ii) set forth on Section 4.04(b) of the Company Disclosure Letter or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Section 4.05 Capitalization. (a) The Company’s share capital consists solely of one billion two hundred fifty million three hundred twenty-seven thousand five hundred (1,250,327,500) Ordinary Shares, of which all are issued and outstanding as of the date hereof. The Company has not issued any beneficiary units (parts bénéficiaires) or any similar instrument. All of the Ordinary Shares are in registered form and uncertificated. Each of the Ordinary Shares is validly issued, fully paid and nonassessable, freely transferrable, and free and clear of any Encumbrances, and was not issued in violation of any preemptive rights, rights of first refusal, “put” and “call” or similar rights of a third Person and have been issued in compliance with all applicable Laws and all requirements set forth in applicable Contracts. The Shares constitute all of the issued and outstanding share capital of the Company and represent all the voting rights in the Company. There are no declared and/or accumulated but unpaid dividends in respect of the Shares. The Company is not under any obligation to register under any securities laws any shares of Company’s share capital or any other securities of the Company, whether currently outstanding or that may subsequently be issued. The number of Shares set forth in Section 4.05(a) of the Company Disclosure Letter (the “Capitalization Table”) as being owned by Seller as set forth therein constitutes the entire interest of the Seller in the issued and outstanding share capital or voting securities of the Company.

51 (b) Except as set forth on Section 4.05(b) of the Company Disclosure Letter, there are no (x) outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the share capital of the Company or obligating the Company to issue or sell any shares of share capital of, or any other interest in, the Company, (y) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of the share capital of the Company or (z) agreements or understandings in effect with respect to the voting or transfer of any of the share capital of the Company. (c) No bonds, debentures, notes or other indebtedness of the Company (i) granting its holder the right to vote on any matters on which any Company securityholder may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting stock of the Company, is issued or outstanding. (d) As of the Closing, the board of directors of the Seller, and, as applicable, the boards of directors or other applicable governing bodies of the Company and the Company Subsidiaries shall have adopted resolutions providing that, effective as of the Closing, the Phantom Stock Plan shall be terminated, no Award under the Phantom Stock Plan will be subject to a Settlement in Kind (as such capitalized terms are defined in the Phantom Stock Plan), and the participants thereunder shall not have any present or future right to receive any portion of the Aggregate Consideration (except as described in the final sentence of Section 6.18) nor any right under the Phantom Stock Plan to own or acquire any share capital or other security of the Company or any of its Affiliates. Section 4.06 Company Subsidiaries. (a) Section 4.06(a) of the Company Disclosure Letter sets forth a complete and accurate list of (i) each Company Subsidiary, (ii) its name and jurisdiction of organization, (iii) the entire share capital or other equity interests of each such Company Subsidiary (the “Company Subsidiary Equity Interests”) as of the date hereof and (iv) the record and beneficial owner of all issued and outstanding Company Subsidiary Equity Interests as of the date hereof, all of which are owned by the Persons set forth on Section 4.06(a) of the Company Disclosure Letter free and clear of all Encumbrances (other than Permitted Encumbrances). All of the Company Subsidiary Equity Interests are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights, rights of first refusal or similar rights of a third party and have been issued in compliance with all applicable laws and all requirements set forth in applicable Contracts. (b) Except as set forth on Section 4.06(b) of the Company Disclosure Letter, there are no (x) outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the Company Subsidiary Equity Interests or obligating any Company Subsidiary to issue or sell any shares of share capital of, or any other interest in, such Company Subsidiary, (y) outstanding contractual obligations of any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of share capital of any Company Subsidiary or (z) agreements or understandings in effect with respect to the voting or transfer of any Company Subsidiary Equity Interests.

52 (c) The Company and the Company Subsidiaries do not hold, directly or indirectly, any share capital of, or other equity interests in, and do not control and have not made any equity investment in, directly or indirectly, any other Person besides the Company Subsidiaries. Section 4.07 Financial Statements; No Undisclosed Liabilities. (a) The Company has delivered to the Purchaser true, correct and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023 (the “Balance Sheet Date”), 2022 and 2021 and the audited consolidated statements of operations, comprehensive income, cash flows and changes in equity for the financial years ended December 31, 2023, 2022 and 2021 (the “Audited Financial Statements”). When delivered to the Purchaser, the copies of the unaudited consolidated balance sheets of the Company and the Company Subsidiaries as of March 31, 2024 and June 30, 2024, and the related unaudited consolidated statements of operations, comprehensive income and cash flows for each of the periods then ended (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”) so delivered shall be true, correct and complete copies thereof. (b) The Financial Statements (i) have been or, with respect to the Interim Financial Statements, will be, derived from the books and records of the Company and the Company Subsidiaries, (ii) were or, with respect to the Interim Financial Statements, will be, prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby and consistent with each other, except as otherwise noted therein, and (iii) present or, with respect to the Interim Financial Statements, will present, fairly, in all material respects, the consolidated financial position and results of operations of the Company and the Company Subsidiaries, as of the respective dates thereof or the periods then ended, in each case except as may be noted therein and, with respect to the Interim Financial Statements, subject to the absence of notes and normal year end adjustments (which if presented would not differ materially from those presented in the Audited Financial Statements). (c) Except as set forth in Section 4.07(c) of the Company Disclosure Letter and except (i) as set forth or specifically reflected or adequately reserved against in accordance with applicable accounting standards in the Audited Financial Statements, (ii) for Liabilities incurred by the Company and the Company Subsidiaries in the Ordinary Course of Business since the Balance Sheet Date (none of which is a liability resulting from a breach of contract, claim, breach of warranty, tort, infringement or misappropriation environmental matters, or that relates to any cause of action claim or lawsuit), (iii) for Liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, (iv) for Transaction Expenses, and (v) for Liabilities incurred at the prior written consent of Purchaser in connection with this Agreement, neither the Company nor any of the Company Subsidiaries has any Liabilities that would be required to be reflected or reserved against on a balance sheet prepared in accordance with IFRS. (d) The Company and the Company Subsidiaries maintain a system of internal accounting controls and procedures that are sufficient to provide reasonable assurance that (i) material transactions of the Company and the Company Subsidiaries are executed only with

53 management’s authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with IFRS and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded amounts for assets are compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company and the Company Subsidiaries have not identified or been notified of any internal or external allegations that any of Company and the Company Subsidiaries or any of the officers or accounting managers thereof have engaged in fraud, whether or not material, that occurred during any period covered by the Financial Statements, including without limitation any fraudulent accounting practices relating to the Company and the Company Subsidiaries. Section 4.08 Absence of Certain Changes or Events. Since the Balance Sheet Date through the date of this Agreement, other than as set forth in Section 4.08 of the Company Disclosure Letter, except for actions taken in connection with the transactions contemplated hereby at the written request of or with the express written agreement of Purchaser, the Business has been conducted, in all material respects, in the Ordinary Course of Business, and there has not been, occurred or arisen any: (a) event, occurrence, development or state of circumstances or facts that has had, or would reasonably be expected to have, a Material Adverse Effect; (b) amendment of the Organizational Documents of the Company or the Company Subsidiaries; (c) split, combination or reclassification of any shares of the Company or any issuance, sale or other disposition of any of the Company shares or, grant of any options, restricted stock units, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of the Company shares, except with respect to Phantom Stock Appreciation Rights that are cash-settled in accordance with the terms of the Phantom Stock Plan; (d) declaration or payment of any dividends or distributions on or in respect of any of the Company shares or redemption, purchase or acquisition of Company shares; (e) damage, destruction or loss (whether or not covered by insurance) to any material assets or material property of the Company; (f) material loans, guarantees or capital contributions to, or investments in, any other Person; (g) increases in salaries or other employment-related compensation which are not in the Ordinary Course of Business, grant of or promise to grant any change of control or retention bonuses or benefits, change of control severance award or equity or equity-based award (except with respect to the Phantom Stock Appreciation Rights, which shall in any event not derogate from Section 4.05(d) or Section 6.18) with change of control acceleration to any current or former employee, officer, director, independent contractor or consultant of the Company or the Company Subsidiaries;

54 (h) except for actions taken in connection with the transactions contemplated by the Pre-Closing Step Plan or the Closing Step Plan, change in any method of Tax accounting or accounting practice of the Company or the Company Subsidiaries, or any change or rescission of any Tax election, or amendment of any Tax Return (in each case, if such change, rescission or amendment would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending after the Closing Date), settlement of any Tax audit or other similar proceeding, consent to the extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, application or negotiation for or receipt of a Tax ruling from a Governmental Authority, affirmative surrender of any claim for Tax refund, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax that would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending after the Closing Date; (i) cancellation of any material debts or entitlements owed to the Company or any of the Company Subsidiaries or any creation of any security interest in any material assets or material properties of the Company or any of the Company Subsidiaries; (j) commencement or settlement of any material Action against the Company or the Company Subsidiaries; (k) any sale, lease or license by the Company or the Company Subsidiaries, or the imposition of any lien (other than Permitted Encumbrance) upon, any asset (tangible or intangible), securities, properties, interests or businesses of the Company that is material to the Company and its Subsidiaries, taken as a whole, and not in the Ordinary Course of Business; or (l) execution by the Company or any Company Subsidiary of any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing. Section 4.09 Compliance with Law; Permits. (a) Except as set forth in Section 4.09 of the Company Disclosure Letter, each of the Company and the Company Subsidiaries is and at all times in the past five (5) years has been, and has operated its business and maintained its assets and properties, in compliance, in all material respects, with all Laws and Orders applicable to the assets, properties or businesses of the Company and the Company Subsidiaries, including the applicable rules, regulations, policies and standards of self-regulatory bodies such as the Interactive Advertising Bureau, the Digital Advertising Alliance, and the Network Advertising Initiative. Since the date that is five (5) years prior to the date of this Agreement, except as set forth in Section 4.09 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has received any notice from a Governmental Authority asserting any such violation of such Laws or Orders. (b) The Company and the Company Subsidiaries are, and have been at all times during the past five (5) years, in compliance in all material respects with and are not in default or violation of, the provisions of Articles 20 to 29 of the French law n° 93-122 of 29 January 1993 on the prevention of bribery and the transparency of economic life and public procurement procedures (the “Sapin Law”) and of the order n° 2017-159 of 9 February 2017 on digital advertising services. The Company and the Company Subsidiaries have not received any notice

55 from any Governmental Authority regarding any actual or possible violation of, or failure to comply with the Sapin Law. (c) Each of the Company and the Company Subsidiaries is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for each of the Company and the Company Subsidiaries to own, lease and operate its properties and to, collectively, carry on the Business as currently conducted (the “Permits”). All such Permits are valid and in full force and effect and the Company and the Company Subsidiaries are in compliance in all material respects with all such Permits. (d) The Company has, for the last five (5) years, been in compliance, in all material respects, with all applicable Customs & Trade Laws. (e) For the past five (5) years, neither the Company nor any Company Subsidiary, nor any of its shareholders, directors (supervisory or management), officers, members, employees or, to the Company’s knowledge, agents is, or has been, a Sanctioned Person. (f) For the past five (5) years, neither the Company, nor any Company Subsidiary, has engaged in any dealings or transactions in, with, or involving, directly or indirectly, any Sanctioned Person or Sanctioned Jurisdiction or otherwise in violation of Sanctions. (g) For the past five (5) years, neither the Company, nor any Company Subsidiary, has (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs & Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs & Trade Laws or Sanctions, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non-compliance with Customs & Trade Laws or Sanctions. (h) In the past five (5) years, neither the Company, the Company Subsidiaries any respective officer, director, manager, or, to the Knowledge of the Company, employee, affiliate or agent having authority to act on behalf thereof, has directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of any applicable anti-corruption Laws, including the Foreign Corrupt Practices Act of 1977 (“FCPA”) and the United Kingdom Bribery Act of 2010 (“UKBA”); (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above. In the past five (5) years, neither the Company nor any of the Company Subsidiaries has conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar

56 agency with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable anticorruption Laws, including the FCPA and UKBA. (i) For the past five (5) years, the Company and the Company Subsidiaries and their directors, officers, employees, and, to the Knowledge of the Company, agents are in compliance with, and, in the past five (5) years, have not violated, any applicable United States or non-U.S. anti-money laundering Laws. There are no pending or, to the Knowledge of the Company, threatened claims against the Company or any Company Subsidiary with respect to such anti-money laundering Laws. During the past five (5) years, the Company and the Company Subsidiaries have had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws. Section 4.10 Litigation. There is no litigation, action, suit, arbitration, investigation or proceeding or material claim, brought by or before a Governmental Authority, by or against the Company or any of the Company Subsidiaries pending or, to the Knowledge of the Company, threatened in writing against (a) the Company or any of the Company Subsidiaries or any of their respective assets or businesses, (b) any of the Company’s or any of the Company Subsidiaries’ respective directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with the Company), or to which the Company or any Company Subsidiary is otherwise a party, (c) the Company or any of the Company Subsidiaries which would reasonably be expected to, individually or in the aggregate, materially impair the ability of the Company or any Company Subsidiary to timely perform its obligations under this Agreement or other Ancillary Agreements to which it is a party or timely consummate the transactions contemplated hereby or thereby or (d) the Company or any of the Company Subsidiaries or any of their respective Affiliates that relates to the ownership of the Shares (in each case except, if brought after the date hereof, as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole). There are no outstanding material Orders binding on the Company or any of the Company Subsidiaries. Notwithstanding the foregoing, no representation or warranty is given with respect to any Actions brought after the date of this Agreement exclusively arising out of the negotiation, execution or consummation of the transactions contemplated hereby. Section 4.11 Employee Benefit Plans. (a) Section 4.11(a) of the Company Disclosure Letter sets forth, as of the date hereof, a true, correct, and complete list of all material Company Employee Plans. The Company has made available to the Purchaser a true and complete copy of each such Company Employee Plan, including any amendments thereto, all current summary plan descriptions and summaries of material modifications, related trust agreements, annuity contracts and other funding instruments, any nondiscrimination, coverage, top-heavy and Code 415 testing performed with respect to the most recently completed three (3) plan years, all material, non-routine, written correspondence with any Governmental Authority within the past three (3) years, and the most recent determination or opinion letter from the IRS with respect to any such Company Employee Plan, in each case as applicable. (b) Except as would not result in a material Liability to the Company or any Company Subsidiary (i) each Company Employee Plan and related trust agreement, annuity

57 contract, or other funding instrument has been established, administered, operated, and maintained in all respects in accordance with its terms and the requirements of applicable Laws, (ii) each of the Company and any Company Subsidiary has performed all obligations required to be performed by it under any Company Employee Plan and to the Knowledge of the Company, is not, in any respect, in default under or in violation of any Company Employee Plan, and (iii) no Action (other than claims for benefits in the ordinary course) is pending or threatened, in writing, with respect to any Company Employee Plan and to the Knowledge of the Company, no facts exist that would give rise to any such Action. With respect to each Company Employee Plan, no prohibited transactions (as defined in ERISA Section 406 or Section 4975 of the Code) for which an applicable statutory or administrative exemption does not exist have occurred and no breaches of any of the duties imposed on Company Employee Plan fiduciaries by ERISA with respect to the Company Employee Plans have occurred that could result in any material Liability or material excise Tax under ERISA or the Code being imposed on the Company or any Company Subsidiary. All contributions to the Company Employee Plans have been made on a timely basis in accordance with ERISA and applicable Laws. All insurance premiums (including premiums to the PBGC) have been timely paid in full, subject only to normal retrospective adjustments in the ordinary course, with regard to the Company Employee Plans for policy years or other applicable policy periods ending on or before the Closing Date. No Company Employee Plan is, or was during the last three (3) years, the subject of an audit or other inquiry from the IRS, U.S. Department of Labor, PBGC or other Governmental Authority, as applicable, nor is any Company Employee Plan the subject of an active filing under any voluntary compliance, amnesty, closing agreement or other similar program sponsored by any Governmental Authority, and no completed audit, compliance filing or closing agreement has resulted in the imposition of any material Tax, interest or penalty that has not been satisfied. Neither the Company nor any of its directors, officers, employees or, to the Knowledge of the Company, any plan fiduciary has any Liability for failure to comply with any applicable Law for any action or failure to act in connection with the administration or investment of any Company Employee Plan. (c) Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a determination or opinion letter from the IRS that it is so qualified and, to the Knowledge of the Company, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan. (d) Except as set forth on Section 4.11(d) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains, contributes to, participates in or sponsors, or within the last six (6) years has ever maintained, contributed to, participated in, sponsored, or otherwise had any Liability with respect to (i) a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA), (ii) a Company Employee Plan subject to Title IV of ERISA or Section 412 or 4971 of the Code, (iii) a “multiple employer plan” within the meaning of Sections 201, 4063 or 4064 of ERISA or Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code. Except as required by applicable Laws or collective bargaining agreements, no Company Employee Plan provides life, health or other welfare benefits to former or retired employees of the Company or any ERISA Affiliate, and neither the Company nor any of its ERISA Affiliates has any Liability or obligation to provide life, medical or other welfare benefits to former or retired employees, other

58 than pursuant to COBRA or similar state laws that require limited continuation of coverage for such benefits. (e) Neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement that would, directly or in combination with other events, result, separately or in the aggregate, in the payment, acceleration or enhancement of any benefit as a result of the transactions contemplated by this Agreement, including the payment of any “excess parachute payments” within the meaning of Section 280G of the Code. (f) All Company Employee Plans subject to the Laws of any jurisdiction outside of the United States (i) have been maintained, in all material respects, in accordance with all applicable regulatory requirements and their terms, (ii) if they are intended to (A) qualify for special Tax treatment, meet all requirements for such treatment and, to the Knowledge of the Company, there are no existing circumstances or events that have occurred that would reasonably be expected to affect adversely the special tax treatment with respect to such Company Employee Plan in a manner which would result in Liability to the Company or the Company Subsidiaries, and (B) be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions and (iii) if intended or required to be qualified, approved or registered with a Governmental Authority, is and has been so qualified, approved or registered and, to the Knowledge of the Company, nothing has occurred that would reasonably be expected to result in the loss of such qualification, approval or registration, as applicable in each case of clauses (i), (ii), and (iii), except as would not reasonably be expected to result in a material Liability to the Company or any Company Subsidiary. (g) With respect to the Company and each Company Subsidiary, taken as a whole, in all material respects (i) each Company Employee Plan that is a “nonqualified deferred compensation” plan within the meaning of Section 409A of the Code has been operated and administered in compliance with Section 409A of the Code and has been in documentary compliance with Section 409A of the Code and (ii) neither the Company nor any Company Subsidiary has any (A) Liability for withholding Taxes or penalties due under Section 409A of the Code or (B) obligation to indemnify or gross-up for any Taxes imposed under Section 409A or 4999 of the Code. (h) The Company, its ERISA Affiliates, and each Company Employee Plan have been and are in compliance in all material respects with the ACA, including, but not limited to, compliance with all filing and reporting requirements, all waiting periods, and the offering of affordable health insurance coverage compliant with the ACA to all employees and contractors who meet the definition of a full-time employee under the ACA, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to the ACA. To the Knowledge of the Company, no condition exists that would reasonably be expected to cause the Company or any of its ERISA Affiliates to have any material Liability for any assessable payment, Taxes, or other penalties under Section 4980H of the Code or otherwise under the ACA or in connection with requirements relating thereto or on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or 4980D of the Code. The Company and each of its ERISA Affiliates is in compliance in all material respects with and maintain records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. Neither the Company

59 nor any of its ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purposes of excluding such employee or service provider from full-time status for purposes of ACA. (i) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, either alone or in connection with any other event(s), (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or any Company Subsidiary, or under any Company Employee Plan, (ii) materially increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or any Company Subsidiary, or under any Company Employee Plan, or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or any Company Subsidiary, or under any Company Employee Plan. Section 4.12 Labor and Employment Matters. (a) Section 4.12(a) of the Company Disclosure Letter contains, as of the date of this Agreement, a true, correct and complete list of all employees of the Company and the Company Subsidiaries as of the date hereof, including for each (to the extent permitted by applicable Law): (i) employee identification number, (ii) position, (iii) type of employment arrangement (indefinite or fixed term), (iv) current annual salary or current hourly wage rate, as applicable, (v) legal employing entity, (vi) current target bonus or commission opportunities, as applicable, (vii) if applicable, number of shares held under the Phantom Stock Plan, (viii) hire date, (ix) principal work location, (x) leave status, (xi) classification status (exempt or nonexempt), if applicable, and (xiii) whether such employee is represented by a trade union or other labor organization. (b) Each of the Company and the Company Subsidiaries is and has been in the past five (5) years in compliance in all material respects with all applicable Laws relating to the employment of labor, including Laws regarding the terms and conditions of employment, employment practices, collective bargaining agreements, discrimination, harassment, retaliation, fair labor standards occupational health and safety, wrongful discharge or violation of the personal rights of employees, wages, payment of wages, hours, working time and overtime regulations (including “forfait-jours” under French Laws), employee secondment, training rights, collective bargaining, civil rights, immigration and workers’ compensation. The Company and each Company Subsidiary has on file a current and complete Form I-9 for all current and former employees in the United States to the extent required by the Laws of the United States. (c) The Company and each Company Subsidiary have properly classified all of their respective service providers as employees or independent contractors and as exempt or non- exempt for all purposes. Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, no Person has a claim against the Company or any Company Subsidiary for eligibility to any benefit of the Company or any Company Subsidiary or to be reclassified as an employee.

60 (d) Except as disclosed in Section 4.12(d) of the Company Disclosure Letter, all employment agreements entered into with employees of the French Company Subsidiary contain a non-compete provision. (e) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, there are no claims, administrative charges, actions, suits, audits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning any employment, social security or labor administration matter, including alleged employment discrimination or any other matters relating to the employment of labor. (f) During the past three (3) years, neither the Company nor any Company Subsidiary has experienced any union organization attempts, strike, work stoppage, slowdown, lockout, picketing or other labor disputes, and to the Knowledge of the Company, no such action is threatened against the Company or any Company Subsidiary. In the past five (5) years, to the Knowledge of the Company, no allegation of sexual harassment, sexual abuse or other sexual misconduct has been made against any current or former employee at the level of Vice President or above, director or officer of the Company or any of the Company Subsidiaries (in each case, in his or her capacity as such). (g) Except as would not reasonably be expected to be material to the Company or any Company Subsidiary, taken as a whole, there are no claims, administrative charges, actions, suits or proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary brought by any current or former employee of the Company or of any Company Subsidiary. (h) There are no group dismissals currently in progress or currently planned among employees by the Company or any Company Subsidiary. (i) Except as set forth on Section 4.12(i) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is, or within the last five (5) years has been, a party to or bound by any duty to bargain or any collective bargaining agreement or other Contract with any trade union or other labor organization, other than national or industry-wide collective bargaining agreements for employees outside of the United States. No employees of the Company or any of the Company Subsidiaries are represented by a trade union or other labor organization with respect to their employment with the Company or any of the Company Subsidiaries. There are no representation or certification proceedings or petitions pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board by any trade union or other labor organization with respect to any employees of the Company or any of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has experienced any union organization attempts, strike, work stoppage, material slowdown, lockout, picketing or other material labor disputes, and to the Knowledge of the Company, no such action is threatened against the Company or any Company Subsidiary. (j) Except as set forth on Section 4.12(j) of the Company Disclosure Letter, the employment of all employees of the Company and each Company Subsidiary in the United States

61 is terminable by the employer at will at any time without prior notice and without payment of severance compensation or other penalty, other than with respect to the right to receive severance or other termination benefits under any Company Employee Plan. (k) All company-wide agreements, relevant amendments and unilateral decisions from Company Subsidiaries organized under the laws of France acting as employers have been entered into in compliance in all material respects with applicable Laws and comply with applicable Laws in all material respects. Section 4.13 Insurance. Section 4.13 of the Company Disclosure Letter sets forth a complete list of each currently in-force material insurance policy to which the Company and each of the Company Subsidiaries is a party, a named insured or otherwise the beneficiary of coverage (the “Policies”). The Company and each of the Company Subsidiaries is currently insured with policies of insurance and bonds of the type and in amounts as is customary and appropriate in its industry, including all legally required workers’ compensation insurance, casualty, fire, products liability and general liability insurance. Each such policy or coverage is valid, binding and enforceable and in full force and effect, and, to the Knowledge of the Company, neither the Company, any Company Subsidiary nor any other party thereto, is in breach or default with respect to any material obligations under any such policies or has otherwise failed to comply in all material respects with the terms and conditions of such policies. The Company has not been notified of any facts upon which an insurer might reasonably be justified in reducing coverage or increasing premiums on existing policies or binders, and the Company or any Company Subsidiary has not been notified about any pending claims to which the insurers have denied coverage or otherwise reserved rights. To the extent applicable, the Company has made available to Purchaser a true and complete copy of the claims history for each policy. No written notice of cancellation or nonrenewal, in whole or in part, with respect to any such policy has been received by the Company. Section 4.14 Real Property. (a) Neither the Company nor any of the Company Subsidiaries owns, has ever owned, or has or has ever had any ownership interest in any real property. (b) Each of the Company and the Company Subsidiaries has valid leasehold or license interests in all material real property leased, licensed or similarly occupied by the Company or any Company Subsidiary, as applicable (the “Company Leased Real Property”), all of which is identified in Section 4.14(b) of the Company Disclosure Letter, free and clear of all Encumbrances other than Permitted Encumbrances. All leases and subleases for the Company Leased Real Property under which the Company or any Company Subsidiary is a lessee or sublessee (the “Company Real Property Leases”) are in full force and effect and are enforceable in accordance with their respective terms, subject to the Enforceability Exceptions. As of the date hereof, neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any other party under any Company Real Property Lease is in material breach or default under any Company Real Property Lease, and no event has occurred that, with notice or lapse of time or both, would constitute a material breach or default under any Company Real Property Lease. Section 4.15 Intellectual Property.

62 (a) Section 4.15(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of all the following owned or purported to be owned by the Company or any Company Subsidiary: (i) patents and patent applications (including provisional and pending patent applications), (ii) registered trademarks or service marks and applications to register any trademarks or service marks (including intent-to-use applications), (iii) registered copyrights and applications for copyright registration, registered or filed in the name of, the Company or any Company Subsidiary, and (iv) registered Internet domain names (“Company Registered Intellectual Property”) and, as applicable, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed. Section 4.15(a) of the Company Disclosure Letter further sets forth, as applicable, the following information for each item required to be listed on Section 4.15(a): patent number, application number, registration number, filing date, date of issuance, applicant, registrant, title, name (or mark), owner(s), country of origin, and domain name registrar. There is no litigation, action, suit, arbitration, investigation or proceeding or material claim by or before a Governmental Authority pending, or any written material allegation, against or received by the Company or a Company Subsidiary asserting the invalidity or unenforceability of any item of Company Owned Intellectual Property. No material Company Registered Intellectual Property has been canceled, abandoned, invalidated, allowed to lapse, or permitted to enter the public domain. Each item of material Company Registered Intellectual Property is subsisting, and valid and enforceable and in full force and effect and has not been canceled or abandoned. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as whole, all registration, maintenance and renewal fees that would be past due on or before the date hereof in connection with any Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property required on or before the date hereof to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, to the extent reasonably necessary for the purposes of prosecuting and maintaining such Company Registered Intellectual Property (other than to the extent there is a grace period therefor that extends beyond the date hereof). (b) The Company or one of the Company Subsidiaries solely and exclusively owns all Company Registered Intellectual Property and Company Owned Intellectual Property, free and clear of all Encumbrances (other than Permitted Encumbrances) and has obtained valid and enforceable right or license to use all other Company Intellectual Property, except where the failure to have such ownership or rights would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as whole. The Company has not transferred or assigned or agreed to transfer or assign any Company Owned Intellectual Property material to the business of the Company and the Company Subsidiaries, taken as a whole, to any third party. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as whole, (i) the Company and the Company Subsidiaries have the right to use and otherwise commercialize and exploit (1) all Company Owned Intellectual Property and (2) all other Company Intellectual Property, in the manner currently used, commercialized, or exploited by or on behalf of the Company and the Company Subsidiaries, and (ii) the consummation of the transactions contemplated by this Agreement will not impair, extinguish or adversely alter any such rights and the Company and the Company Subsidiaries shall continue to have all such rights immediately

63 following Closing without infringement, misappropriation, or other violation of any Intellectual Property of any Person. (c) Each of the Company and the Company Subsidiaries, the Company Products, any of the processes or business methods used by or at the direction of the Company or any Company Subsidiary, and the operation or conduct of the Business as currently conducted and as conducted in the five (5) years prior to the date hereof (including the design, development, use, import, export, licensing, marketing, sale or other disposition of the Company Intellectual Property and Company Products) do not infringe or misappropriate, or otherwise violate, and has not, in the five (5) years prior to the date hereof, infringed, misappropriated, or otherwise violated, any Intellectual Property owned by any Person and does not constitute and has not, in the five (5) years prior to the date hereof, constituted unfair competition under applicable Law, in each case, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. In the six (6) years prior to the date hereof, the Company and the Company Subsidiaries have not received any written claim asserting the infringement, misappropriation or other violation of any Intellectual Property or that the use or exploitation by or on behalf of the Company or any of the Company Subsidiaries of any Intellectual Property, including in connection with the Business, infringes, misappropriates, or otherwise violates the Intellectual Property rights of any Person, constitutes unfair competition under applicable Law, or otherwise violates the rights of any Person, in each case, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. To the Knowledge of the Company, there is not and there has not, in the five (5) years prior to the date hereof, been any unauthorized use or disclosure or any Company Owned Intellectual Property, and no Person has, in the five (5) years prior to the date hereof, infringed, misappropriated, or otherwise violated, or is infringing, misappropriating, or otherwise violating, any Company Owned Intellectual Property or, in the five (5) years prior to the date hereof, has violated or is violating the rights of the Company therein, in each case, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. In the five (5) years prior to the date hereof, there has been no claim made, or threatened, in writing by the Company or any Company Subsidiary against any Person (and the Company has not been a party to any Action including such a claim) with respect to any such alleged infringement, misappropriation, or violation, except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. (d) The Company Owned Intellectual Property and the Intellectual Property licensed by the Company under the Third Party Intellectual Property Contracts or licenses to Open Source Materials (together with any other Intellectual Property in the public domain or otherwise permitted to be so used by the Company or any Company Subsidiary under applicable Laws, such as the fair use doctrine) include all Intellectual Property used or held for use by the Company or any Company Subsidiary and used in or necessary for the operation of the Business, except as would not reasonably be expected individually or in the aggregate to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected individually or in the aggregate to be material to the Company and the Company Subsidiaries, taken as a whole, there exists no restriction adversely affecting the Company’s and the Company Subsidiaries’ title to or rights in, or the utility to the Company and the Company Subsidiaries of, the Company Owned Intellectual Property or any Intellectual Property licensed or otherwise

64 received or obtained by the Company or any Company Subsidiary under any Third Party Intellectual Property Contract, that would prevent Purchaser from enforcing or exploiting any rights with respect to any such Intellectual Property after the Closing to the same full extent that the Company might do so if the sale and transfer contemplated hereby did not take place. (e) Except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, each of the Company and the Company Subsidiaries takes and has taken commercially reasonable steps (and, in any case, all actions required under applicable Law or Contract) to protect and maintain (i) the rights of the Company and the Company Subsidiaries in and to all Company Owned Intellectual Property and (ii) the confidentiality of all confidential information (including trade secrets) of the Company or any of the Company Subsidiaries and the trade secrets and other confidential or non-public proprietary information of any Person, in the possession or control of Company or any of the Company Subsidiaries (“Company Confidential Information”). All current and former employees and contractors of the Company and the Company Subsidiaries who currently have or previously had access to such confidential information have executed a written agreement with the Company regarding the protection of such confidential information (or are otherwise bound by reasonable duties of confidentiality in respect thereof), except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. (f) All current and former employees and independent contractors of the Company or any Company Subsidiary, and any other Persons who independently or jointly contributed to the invention, creation, authorship, or development of any material Company Intellectual Property for or on behalf of the Company or any Company Subsidiary, including freelance writers, stringers, contributors, designers and agents (each an “Author”), have executed written and enforceable agreements with the Company or a Company Subsidiary (i) preventing them from disclosing any Company Confidential Information to any Person or making unauthorized use of any Company Confidential Information and otherwise protecting the confidentiality and secrecy of all Company Confidential Information; and (ii) irrevocably assigning, without additional consideration, to the Company or such Company Subsidiary, as applicable, complete and exclusive ownership of all right, title, and interest in and to all Intellectual Property authored, invented, created, developed, conceived, or reduced to practice during the course of their employment or work for the Company and, to the extent applicable, waiving all moral rights with respect to the foregoing (each a “PIIAA”). Each PIIAA validly allows for the transfer to the Company or a Company Subsidiary of all applicable Intellectual Property of any Author as and when such Intellectual Property is initially conceived, created, or produced, without additional remuneration to the Author’s benefit. No volunteers independently or jointly contributed to the invention, authorship, creation, or development of any material Company Intellectual Property for the Company in a manner that result in such volunteer retaining any ownership interest in such Intellectual Property. The Company has made available to Purchaser copies of all current and, for the five (5) years prior to the date hereof, prior forms of PIIAAs used by the Company (other than forms that do not materially differ in substance from such forms made available to Purchaser). No Author has any valid ownership claim, right (whether or not currently exercisable), or interest to or in any material Company Intellectual Property. All amounts past due and payable by the Company or the Company Subsidiaries to any Authors for periods prior to the Closing have been paid in full and no additional compensation (other than wages and benefits

65 under current employment agreements in the ordinary course) or royalties are due. No (A) Author is in material breach or violation of any term or covenant of its PIIAA executed with the Company or any Company Subsidiary and (B) current or former employee or independent contractor of the Company or any Company Subsidiary has used or is using trade secrets or proprietary information of third parties without permission (in violation of applicable Law or contractual obligations) in a manner that would reasonably be expected individually or in the aggregate to be material to the Company and the Company Subsidiaries, taken as a whole. (g) Except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, no third party that has licensed Intellectual Property to the Company has ownership rights to improvements or derivative works made by or on behalf of the Company or any Company Subsidiary with respect to any such third-party Intellectual Property that has been licensed to the Company. (h) No grant, subsidy, funding, or facilities or financial support or benefit by or of any Governmental Authority, university, college or other educational institution or research center, was received by the Company or any Company Subsidiary or used by the Company or any Company Subsidiary, in the development or creation of any material Company Owned Intellectual Property. No employee or contractor of the Company or any Company Subsidiary, and no Author, (i) is operating under or has at any prior time operated under any governmental grant or (ii) is performing services or research for, or sponsored by, or has performed services or research for or sponsored by, any Governmental Authority, university, college, other educational institution or research center, in each case, in connection with the creation or development of any material Company Intellectual Property. No Governmental Authority, university, college, other educational institution or research center has submitted to the Company or any Company Subsidiary any written, or to the Company’s Knowledge other, claim that it has a right in or to material Company Owned Intellectual Property. Neither the Company nor any Company Subsidiary has any material outstanding payment obligations under any governmental grants, including, without limitation the payment of any material royalties to any Governmental Authority. Except as would not reasonably be expected individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the execution, delivery and performance of the transactions contemplated by this Agreement do not and will not result in: (A) the Company (or, the Purchaser or its Affiliates immediately following the Closing) granting, assigning or transferring to any Person any rights or licenses to Company Owned Intellectual Property, paying any royalties or other amounts in excess of those that would have, in any event, been payable by the Company and the Company Subsidiaries had the transactions contemplated by this Agreement not occurred, or (B) the imposition of any Encumbrance on, loss or impairment of, any Company Owned Intellectual Property, including such rights in or to the Company source code; provided that the foregoing (A) and (B) is not a representation with respect to any Contract to which the Purchaser or its Affiliates are a party prior to the Closing or the effects thereof. (i) Neither the Company nor any Company Subsidiary has disclosed, delivered or licensed to any Person, or agreed or obligated itself to disclose, deliver or license to any Person, any source code of any material Company Owned Software, other than disclosures to employees, contractors and consultants of the Company or any Company Subsidiary involved in the performance of services for the Company or any Company Subsidiary solely for purposes of performing such services and under reasonable confidentiality and nondisclosure obligations. No

66 event has occurred that and no breach or similar condition exists, that (with or without notice or lapse of time, or both) will or would reasonably be expected to result in the disclosure, delivery or license by the Company of any such source code for any material Company Owned Software, other than disclosures to employees, contractors and consultants involved in the performance of services for the Company or any Company Subsidiary solely for purposes of performing such services and under reasonable confidentiality and nondisclosure obligations. Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would reasonably be expected to result in the release of any source code for any material Company Owned Software from or into escrow or otherwise to any Person. (j) The Company Software owned or purported to be owned by the Company and the Company Subsidiaries (“Company Owned Software”) includes, and the Company has possession and control of complete copies of, all current versions of and revisions made by or on behalf of the Company to such Company Owned Software, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, (i) no part of any Company Owned Software is copied from, based upon, or derived from any Software of any other Person, and (ii) no substantial similarity between any Company Owned Software and any Software of any other Person results from any Company Owned Software being copied from, based upon, or derived from any such Software of any other Person, in each case, in a manner that violates such Person’s rights in or to such Software or give such Person ownership rights in any Company Owned Software. In the five (5) year period prior to the date hereof, the Company and the Company Subsidiaries have obtained and maintained all licenses (in sufficient quantities and under sufficient terms) necessary or required for the Company and the Company Subsidiaries to make valid and non-infringing use of all Software or other Intellectual Property owned by any other Person used by the Company or any Company Subsidiary, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. In the five (5) year period prior to the date hereof, the Company and the Company Subsidiaries have at all times complied with all such licenses and all other Third Party Intellectual Property Contracts, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries own or have the right to use or exploit, and immediately after Closing, will continue to own or have the right to use or exploit, each item of the Company Software in the same manner and to the same extent as it was used immediately prior to the Closing. (k) The Company and the Company Subsidiaries have established, and each is in compliance in all material respects with, written information security policies that govern the collection, use, disclosure and protection and processing of Personal Information (“Company Group Security Policies”). The Company Group Security Policies are reasonably designed to (i) identify internal and external risks to the security of the IT Systems, (ii) implement commercially reasonable administrative, electronic and physical safeguards to control those risks and safeguard the security, confidentiality, integrity, and availability of the IT Systems, (iii) protect against unauthorized access to the IT Systems and (iv) prohibit any unauthorized access of any IT Systems. Neither the Company nor any Company Subsidiary is in a breach of any contractual

67 obligation to secure or otherwise safeguard Personal Data and/or confidential information it receives in connection with the provision of the Company Products, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries use commercially reasonable methods and technology to secure Personal Information from unauthorized access, which methods and technology comply in all material respects with applicable Privacy Laws, all Contracts to which the Company or any Company Subsidiary is a party, and all policies of the Company or any Company Subsidiary regarding the confidentiality, security, or privacy of data or information. (l) All IT Systems operate in all material respects in accordance with their documentation and specifications (including any documentation or specifications provided to customers and potential customers of the Company) and are sufficient, in all material respects, to support the operation of the Business as currently conducted. All IT Systems have, in all material respects, been maintained by technically competent personnel in accordance with standards set by the manufacturers or otherwise in accordance with reasonable industry standards. There are no material problems or defects in any IT Systems that prevent or would prevent such IT Systems from operating substantially as described in its applicable documentation or specifications. The IT Systems have not experienced any material malfunction or failure that has not been resolved. The IT Systems include commercially reasonable data storage, system redundancy, and disaster avoidance and recovery systems, including systems for the regular back-up and prompt recovery of the data and information necessary to the conduct of the Business without any material disruption to, or material interruption in, the conduct of Business. (m) The IT Systems, Company Products and all Company Owned Software (i) are free from material defects, bugs and programming errors and conform to the applicable specifications and documentation therefor in all material respects, and (ii) do not contain (A) any clock, timer, counter, virus, Trojan horse or other malicious limiting or disabling code that is designed or intended to cause any IT Systems, Company Products or Company Owned Software, or any data or information stored or processed thereby, to be erased, made inoperable or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company or the Company Subsidiaries from using such IT Systems, Company Products or Company Software or (B) any back door or other undocumented access mechanism allowing unauthorized access to, and viewing or manipulation of, modification or other changes to, such IT Systems, Company Products or Company Owned Software. Section 4.16 Privacy and Data Security (a) The Company and the Company Subsidiaries in the five (5) years prior to the date hereof has, in all material respects, complied with all Privacy Laws and binding data processing industry standards or frameworks applicable to the Company or the Company Subsidiaries, including in relation to (i) spam, unsolicited communications, marketing, (ii) any privacy policy or notice of the Company and the Company Subsidiaries, (iii) any obligations under any Contract relating to privacy or processing of Personal Information, and (iv) any Personal Information that has been collected, acquired, accessed, viewed, used, processed, disclosed, transferred and received, or obtained from any other Person.

68 (b) Copies of all current Company’s and the Company Subsidiaries’ written and final form policies required under Privacy Laws have been made available to the Purchaser and such copies are, in all material respects, true, correct, and complete. (c) The Company and each of the Company Subsidiaries is not subject to any prohibition or restriction which would prevent or restrict it, in any material respect, from processing or continuing to process any Personal Information previously collected by them in the context of the Business as currently conducted (“Target Data”) immediately following the Closing on the terms of such collection. (d) Where the Company or any of the Company Subsidiaries uses a Person to process Personal Information on its behalf, where required by Privacy Laws, there is in existence a written Contract, that complies with the requirements of all Privacy Laws, including any cross border transfer requirements for transferring European and United Kingdom Personal Information to the United States, applicable to the processing and transfer of such Personal Information, between the Company or the Company Subsidiary and each such Person, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. (e) In the five (5) years prior to the date hereof, the Company and each of the Company Subsidiaries (i) have not suffered a Personal Data Breach of any Personal Information in their possession, custody or control and (ii) has not provided or been legally required to provide any notices to any Person in connection with any such Personal Data Breach. (f) In the five (5) years prior to the date hereof, the Company and the Company Subsidiaries have regularly (at least annually) performed vulnerability assessments and used commercially reasonable efforts to address and remediate, in all material respects, all critical or high-risk threats and deficiencies identified in each such assessment. (g) In the five (5) years prior to the date hereof, no Person (including any Governmental Authority) has made any material written claim or commenced any action of any kind against the Company or a Company Subsidiary with respect to loss, damage, or unauthorized access, use, processing, modification of or other misuse of, or illegal or unpermitted processing of, any information or data by the Company or the Company Subsidiaries or any of their respective employees or contractors. (h) In the five (5) years prior to the date hereof, no Person (including any Governmental Authority) has made any material written claim, written notice or investigation against the Company or any of the Company Subsidiaries alleging non-compliance with Privacy Laws. (i) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries have procured valid consents, where required under Privacy Laws, including in relation to cookies or other tracking technologies, as well as to the extent required for the execution, delivery, and performance of this Agreement.

69 (j) Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries do not knowingly process and have not in the five (5) years prior to the date hereof processed Personal Information of any natural Person known to be under the age of 18 (or other age applicable to children under applicable Privacy Laws) in violation of any Privacy Laws and the Company and the Company Subsidiaries have procedures in place to comply with Privacy Laws related to children’s privacy, including COPPA, to the extent applicable. (k) The Company has at all times in the five (5) years prior to the date hereof complied in all material respects with all Privacy Laws related to spam, unsolicited communications and marketing. Section 4.17 Artificial Intelligence. (a) Section 4.17(a) of the Company Disclosure Letter lists and describes all material AI Technologies used or held for use by or on behalf of the Company or any Company Subsidiary, whether owned or purported to be owned by the Company or any of its Subsidiaries or by any other Person, including all Third-Party AI Technology (“Company AI Technology”), including in or in connection with all Company AI Products, indicating for all Third-Party AI Technology the owner thereof and the source from which such AI Technology is obtained by or on behalf of the Company or its Subsidiaries. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, and except for the Third-Party AI Technology listed (or non-material AI Technologies not required to be listed) on Section 4.17(a) of the Company Disclosure Letter, (i) the Company or a Company Subsidiary owns all right, title, and interest, including all Intellectual Property, in and to the Company AI Technologies, and (ii) there are no restrictions on the Company’s exploitation or commercialization or other use of any Company AI Technologies, as commercialized or exploited, or as used, by or on behalf of the Company or any Company Subsidiary. (b) Section 4.17(a) of the Company Disclosure Letter lists all material sources of Personal Information used or included in any Training Data used in the training, modification or improvement of any Company AI Technology or otherwise used in the design, development, deployment, or training of any Company AI Technology. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, the Company or a Company Subsidiary has obtained all consents, permissions, and authorizations required by applicable Laws with respect to all Training Data and the use and processing thereof in connection with all Company AI Technologies. No Training Data has been used in or in connection with the design, development, deployment, or training of any Company AI Technologies, or provided to or obtained by the Company or any Company Subsidiary, in violation of applicable Law or in a manner in conflict with the data or information privacy or security policies of the Company or any Company Subsidiary, in each case, in any material respect. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, immediately following the Closing, the Company and each Company Subsidiary will have all consents, permissions, authorizations, and other rights necessary to exploit, commercialize, and otherwise

70 use all Company AI Technologies, and to use and process all Training Data, in the same manner and to the same extent as immediately prior to the Closing. (c) All Company AI Technologies have been designed, developed, trained, and deployed, and are being used, in conformance with the NIST AI Risk Management Framework and in compliance, in all material respects, with all (i) rules of self-regulatory organizations and published industry standards, in each case, applicable to and binding upon the Company or any Company Subsidiary, (ii) Contracts of the Company or any Company Subsidiary, (iii) policies and procedures of the Company or any Company Subsidiary, and (iv) applicable Laws. (d) The Company and the Company Subsidiaries comply in all material respects with all Laws and all Contracts and policies of the Company and each Company Subsidiary, in each case applicable to the use of all Company AI Technologies. The Company and the Company Subsidiaries are the sole and exclusive owners of all rights, title, and interest in and to all outputs generated by all Company AI Technologies, including all Intellectual Property therein, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. The Company and the Company Subsidiaries have not disclosed or made available to any Person in or by way of any exploitation, commercialization, or other use of any Company AI Technologies any source code of any Company Owned Software, other than disclosure to employees, contractors and consultants of the Company or any Company Subsidiary involved in the performance of services for the Company or any Company Subsidiary solely for the purposes of performing such services and under reasonable confidentiality and nondisclosure obligations. Section 4.18 Taxes. (a) The Company and each Company Subsidiary has timely filed (taking into account any extension of time to file granted or obtained) all income and other material Tax Returns required to be filed by it, all such Tax Returns are true, correct and complete in all material respects and all material Taxes due and owing by the Company or the Company Subsidiary (whether or not shown on any Tax Returns) have been timely paid, except for Taxes being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with IFRS. (b) All material Taxes that the Company or any Company Subsidiary is or was required to withhold, deduct, or collect have been duly withheld, deducted or collected and, to the extent required, have been paid to the appropriate Governmental Authority or other Person. (c) The unpaid Taxes of the Company and each Company Subsidiary did not, as of the Balance Sheet Date, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto). Since the Balance Sheet Date, neither the Company nor any Company Subsidiary has incurred any Liability for Taxes outside the Ordinary Course of Business or otherwise inconsistent with past practice. (d) Except as set forth in Section 4.18(d) of the Company Disclosure Letter:

71 (i) neither the Company nor any Company Subsidiary has waived any statute of limitations or consented to extend the time in which any Tax may be assessed or collected by any taxing authority, which extension is in effect as of the date hereof, nor has any Governmental Authority made such a request in writing for any such extension or waiver; (ii) neither the Company nor any Company Subsidiary has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date other than pursuant to automatic extensions taken in accordance with past practice, including U.S. federal and state tax extensions; (iii) no deficiencies for Taxes with respect to the Company or any Company Subsidiary has been claimed, proposed or assessed in writing by any Taxing authority which has not been settled or withdrawn, and there is no Action now in progress or threatened in writing against or with respect to the Company or any Company Subsidiary with respect to any Tax; (iv) there are no Encumbrances for Taxes upon any property or asset of the Company or any Company Subsidiary (other than Permitted Encumbrances); (v) the Company has properly collected and, to the extent required, remitted to the applicable Governmental Authority all material amounts of sales, use, value added, goods and services, and similar Taxes with respect to sales made to customers; (vi) neither the Company nor any Company Subsidiary (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group of which such entity or the Company is or was the common parent) or (B) has any Liability for Taxes of any Person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or non-U.S. Law, or as a transferee or successor, by contract (other than a contract entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes), or otherwise by operation of Law; (vii) neither the Company nor any Company Subsidiary is, or has been, a party to or bound by any Tax indemnity agreement, Tax allocation agreement or Tax sharing agreement, except to the extent (A) such agreement was entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes, or (B) such agreement is solely with the Company or the Company Subsidiary; (viii) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) has been entered into by or with respect to the Company or any Company Subsidiary; (ix) the Company and each Company Subsidiary required to file a U. S. federal income Tax Return disclosed on such Tax Return all positions taken therein that could give rise to a substantial understatement of federal income tax within the meaning of Section 6662 of the Code;

72 (x) neither the Company nor any Company Subsidiary has been a party to a transaction that is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4; (xi) neither the Company nor any Company Subsidiary has requested a private letter ruling from the IRS or comparable rulings from any other Governmental Authority; (xii) neither the Company nor any Company Subsidiary has ever been a “passive foreign investment company” as defined in Section 1297 of the Code. As of the Closing, neither the Company nor any non-U.S. Company Subsidiary will hold any assets that constitute “United States property” within the meaning of Section 956 of the Code. No Company Subsidiary has transferred intangible property the transfer of which would be subject to the rules of Section 367(d) of the Code. No Company Subsidiary is subject to any gain recognition agreement under Section 367 of the Code. No Company Subsidiary has filed any election under Section 965(h) of the Code; (xiii) within the three (3) year period ending on the date of this Agreement, neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax- free treatment under Section 355 of the Code; (xiv) the Company and each Company Subsidiary has made available to Purchaser all documentation relating to, and is in full compliance with all terms and conditions of, any material Tax exemption, Tax holiday, Tax incentive or other Tax reduction agreement or Order of a territorial or non-U.S. government; (xv) neither the Company nor any Company Subsidiary: (A) has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a jurisdiction other than its place of incorporation or formation or (B) is subject to a Tax Return filing requirement in any jurisdiction other than its place of incorporation or formation by virtue of having a source of income in that jurisdiction; (xvi) no written claim has ever been made by any Taxing authority in a jurisdiction where the Company or any Company Subsidiary does not file Tax returns that it is or may be subject to taxation by that jurisdiction. The Company and each Company Subsidiary is a resident for tax purposes in its jurisdiction of incorporation only. There are no circumstances or any reason why the Company or a Company Subsidiary would be considered as tax resident in any jurisdiction other than in its jurisdiction of incorporation; (xvii) the Company and each Company Subsidiary has obtained and provided copies to the Purchaser of any written advice of Tax counsel in support of any intercompany transaction or transaction with a related party giving rise to the reporting of material amount of taxable income or deduction on the Tax Returns of the Company and any Company Subsidiary;

73 (xviii) all applicable transfer pricing documentation (under Section 482 of the Code and any other applicable federal, state, local or foreign Laws and regulations) is in place and has been properly maintained; (xix) each of the Company and the Company Subsidiaries has complied with all applicable Laws relating to the payment and withholding of Taxes from payments made or imputed to any employee, independent contractor, creditor, shareholders of the Company or any Company Subsidiary and have duly and timely withheld and paid over (or accrued with respect to amounts not yet payable) to the appropriate taxing authority all material amounts required to be so withheld and paid under all applicable Laws; and (xx) no member of the Company has deferred any payroll Taxes pursuant to the provisions of the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act. The representations and warranties set forth in Section 4.11 as relates to Taxes and this Section 4.18 are the only representations and warranties of the Company and the Company Subsidiaries in this Agreement with respect to Tax matters. Section 4.19 Environmental Matters. The Company and the Company Subsidiaries are and at all times have been in compliance in all material respects with all applicable Environmental Laws and have obtained and are in compliance with all Environmental Permits. There are no written claims or notices or, to the Knowledge of the Company, unwritten claims or notices alleging any violation of or liability pursuant to any Environmental Law pending or threatened against the Company or the Company Subsidiaries. Section 4.20 Material Contracts. (a) Section 4.20(a) of the Company Disclosure Letter contains a true and correct list of each of the following written Contracts to which the Company or any of the Company Subsidiaries is a party or by which any of their assets or properties are bound as of the date hereof, other than any Company Employee Plan (such Contracts as described in this Section 4.20(a), “Company Material Contracts”): (i) the top ten (10) Contracts with Material Advertisers that are demand side platforms or joint business partnership counterparties, as measured by earned revenues under such Contracts during the financial year ended December 31, 2023; (ii) the top ten (10) Contracts with Material Advertisers that are media agencies or master services agreement counterparties, as measured by earned revenues under such Contracts during the financial year ended December 31, 2023; (iii) the top twenty (20) Contracts with Material Publishers, as measured by earned revenues under such Contracts during the financial year ended December 31, 2023;

74 (iv) the top ten (10) Contracts with Material Suppliers, as measured by incurred expenses under such agreements during the financial year ended December 31, 2023; (v) all Contracts relating to the creation, incurrence, assumption or guaranty of any Indebtedness by the Company or the Company Subsidiaries in excess of five hundred thousand U.S. Dollars ($500,000) (other than Indebtedness owed to the Company or any of the Company Subsidiaries or Indebtedness between or among the Company or any of the Company Subsidiaries); (vi) any Affiliated Party Contract; (vii) any Contract with a Governmental Authority (other than for public utilities and similar services that are made available to the general public on standard and non-negotiable commercial terms); (viii) any Contract that expressly limits, in any material respect, the ability of the Company or any of the Company Subsidiaries to engage or compete in any line of business or with any Person or in any geographic area or during any period of time; (ix) all material joint venture, partnership or similar agreements or arrangements or any Contract involving the sharing of revenues or profits of the Company; (x) any Contract providing for an amount of royalty payments to any Person in an amount in excess of five hundred thousand dollars ($500,000) in any calendar year; (xi) any Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party (excluding indemnities contained in agreements entered into by the Company in the Ordinary Course of Business); (xii) any Contract for Company Leased Real Property; (xiii) any Contract involving any resolution or settlement of any threatened Action or Action involving the Company or the Company Subsidiaries that is material to the Business; (xiv) all Contracts that relate to the acquisition or disposition of any material business, a material amount of equity or assets of any other Person (whether by merger, sale of equity, sale of assets or otherwise), in each case (A) excluding the acquisition or disposition of assets made in the Ordinary Course of Business, and (B) excluding Contracts in which the applicable acquisition has been consummated and there are no material obligations ongoing; and (xv) all Contracts (A) pursuant to which the Company or any of the Company Subsidiaries receives a license or other rights to any Intellectual Property (other than (i) non-exclusive licenses to commercially available Software or (ii) non-exclusive

75 licenses granted by customers in the Ordinary Course of Business under a standard form of Contract of the Company, a copy, or substantially similar copy, of which has been made available to Purchaser), in each case that involve or involved aggregate payments by the Company or the Company Subsidiaries of not more than one million U.S. Dollars ($1,000,000) during the twelve-month (12-month) period immediately preceding the Balance Sheet Date)) or (B) pursuant to which any Person receives a license or other rights to any Software or other Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary (other than non-exclusive licenses to Software made commercially available by the Company or a Company Subsidiary in the Ordinary Course of Business under a standard form of Company Contract, a copy, or substantially similar copy, of which has been made available to Purchaser). (b) True and correct copies of each Company Material Contract have been made available to Purchaser. Each Company Material Contract is valid and binding on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, the counterparties thereto, and is in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any other party is in material breach of or default under any Company Material Contract and no event or circumstance has occurred that, with or without notice or lapse of time or both, would constitute a material breach of or default under any Company Material Contract by the Company or any Company Subsidiary or, to the Knowledge of the Company, any other party thereto. As of the date hereof, no Company Material Contract is being re-negotiated by the Company or at the request of the other party thereto, except in the Ordinary Course of Business. (c) Neither the Company nor any Company Subsidiary is a party to any Contract that contains any exclusivity, “most favored nation” or similar clause, right of first refusal, right of first offer, or other preferential right to purchase any assets or properties of the Company or any Company Subsidiary, any minimum purchase volume obligation imposed on the Company or any Company Subsidiary or any take-or-pay provision imposed on the Company or any Company Subsidiary, in each case, except for such clauses or provisions as would not be material to the Company and the Company Subsidiaries, taken as a whole. Section 4.21 Advertisers, Publishers and Suppliers. Section 4.21 of the Company Disclosure Letter sets forth (i) the top ten (10) purchasers of advertising using the Company Products in each of the United States, United Kingdom and France (each, a “Material Advertiser”), based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries and the revenues generated from such advertisers for the twelve-month period ended December 31, 2023; (ii) the top ten (10) sellers or publishers (or supply sources) using the Company Products in each of the United States, United Kingdom and France (each, a “Material Publisher”), based on the dollar amount of consolidated revenues earned by the Company and the Company Subsidiaries and the revenues generated from such publishers (or supply sources) for the twelve-month period ended December 31, 2023; and (iii) the top ten (10) vendors, suppliers, service providers and other similar business relations of the Company and the Company Subsidiaries (not otherwise covered by clauses (i) and (ii) above) (each, a “Material Supplier”), based on the dollar amount of consolidated expenses accrued by the Company and the Company

76 Subsidiaries and the expenses generated from such suppliers for the twelve-month period ended December 31, 2023. As of the date of this Agreement, no Material Advertiser, Material Publisher, or Material Supplier has given the Company or any Company Subsidiary or any of their respective Affiliates or Representatives, written notice or, to the Knowledge of the Company, oral notice that it intends to stop or materially alter its business relationship with the Company or the Company Subsidiaries (whether as a result of the consummation of the transactions contemplated by this Agreement or otherwise), or has during the past twelve (12) months decreased materially, or provided written notice or, to the Company’s Knowledge, oral notice, that it intends to decrease or limit materially, its supply of services or products to, or purchase of products or services from the Company or the Company Subsidiaries. As of the date of this Agreement, no Material Advertiser, Material Publisher, or Material Supplier has notified the Company or any Company Subsidiary in writing that it intends, and to the Company’s Knowledge no Material Advertiser, Material Publisher, or Material Supplier intends, to cancel or otherwise materially modify its relationship with the Company or the Company Subsidiaries or to decrease or limit materially, its supply of services or products to, or purchase of products or services from, the Company or the Company Subsidiaries. As of the date hereof, no Material Advertiser, Material Publisher or Material Supplier has advised the Company or the Company Subsidiaries of any material dispute in connection with its agreements with the Company. Section 4.22 Brokers. Except for Morgan Stanley & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. Section 4.23 Affiliated Party Contracts. Except as set forth in Section 4.23 of the Company Disclosure Letter and for Contracts entered into in the Ordinary Course of Business related exclusively to employment, the payment of compensation, incentive arrangements and other employment related benefits, there are no Contracts between the Company or any of the Company Subsidiaries, on the one hand, and any Affiliate of the Company (other than the Company and the Company Subsidiaries), or any equity holder, director, officer, manager, partner, trustee, beneficiary or officer thereof, on the other hand (“Affiliated Party” and “Affiliated Party Contracts”, respectively). No Affiliated Party (i) has any material interest in any material property used by the Company or any Company Subsidiary, (ii) owes any material amount to the Company or any of the Company Subsidiaries nor does the Company or any of the Company Subsidiaries owe any material amount to, nor has the Company or any of the Company Subsidiaries committed to make any loan or extend or guarantee credit to or for the benefit of, such Affiliated Party or (iii) owns, holds or has interest in, any property or right, tangible or intangible, that is used by the Company or any of the Company Subsidiaries. Section 4.24 Title to Assets. Except as would not be reasonably expected, individually or in the aggregate, to be material to the Business, the Company and the Company Subsidiaries have good and valid title to, a valid leasehold interest in, or a valid license or right to use, all of the tangible assets, properties, claims and rights whether personal, real or mixed, wherever located, that are used in the Business as currently conducted (other than with respect to Permitted Encumbrances) or shown on the Financial Statements or acquired after the date of the Financial Statements. Except as would not be reasonably expected, individually or in the aggregate, to be material to the Business, such tangible property and assets (i) are in good operating condition

77 (ordinary wear and tear excepted), and are suitable for their intended uses and have been maintained in accordance with good industry practices and (ii) are all the tangible assets, properties and rights that are used in or held or necessary (and sufficient) for use in the Business as currently conducted and as currently proposed to be conducted. Section 4.25 Critical Technology. The Company does not produce, manufacture, design, test, fabricate, or develop any “critical technologies,” as the term is defined in 31 C.F.R. 800.215. Section 4.26 Information Supplied. The information relating to the Company and the Company Subsidiaries to the extent supplied by or on behalf the Company or the Seller to be contained in, or incorporated by reference in, the Proxy Statement, will not at the date it is first mailed to stockholders of the Purchaser or at the time of the Purchaser Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. Section 4.27 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article IV or in any Ancillary Agreement to which the Company is or is contemplated to be a party, neither the Company nor any of the Company Subsidiaries, or any of their respective Representatives, or any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, with respect to the Company or any of the Company Subsidiaries or Affiliates or any of their respective assets, Liabilities or operations, including with respect to merchantability or fitness for any particular purpose. ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER Except as set forth in the Purchaser Disclosure Letter attached hereto (collectively, the “Purchaser Disclosure Letter”), and subject to Section 10.01, the Purchaser hereby represents and warrants to the Seller and the Company, as of the date hereof and as of the Closing Date, as follows: Section 5.01 Organization. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is not subject to any Insolvency Event and has all necessary corporate or similar power and authority to own, lease, use, license and operate its assets and properties and to carry on its business as it is now being conducted and is currently proposed to be conducted (provided that the foregoing shall not be construed to be a representation or warranty with respect to Intellectual Property infringement) and is duly qualified as a foreign corporation or other entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification necessary, except, in each case, where the failure to be so qualified or authorized and in good standing would not reasonably be expected to have a Purchaser Material Adverse Effect. The Purchaser is not in material breach or default of any obligation under its Organizational Documents. Each of the Purchaser Acquiring Subsidiaries shall, as of the Closing (and, if applicable and if earlier, at the time of performance of any action contemplated to be taken by such Purchaser Acquiring Subsidiary pursuant to the Purchaser Pre-

78 Closing Steps or the Additional Closing Steps), be duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, incorporation or formation (to the extent the applicable jurisdiction recognizes such concept). Section 5.02 Authority. The Purchaser has all necessary corporate or similar power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or similar action on the part of the Purchaser, other than the Purchaser Stockholder Approval which is required to be obtained as set forth in this Agreement. The Purchaser Stockholder Approval consists solely of the affirmative votes of the holders of a majority of the outstanding voting power of the Purchaser represented at the Purchaser Stockholders Meeting. This Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party have been, or will be at the Closing (as applicable), duly executed and delivered by the Purchaser and, assuming due execution and delivery by each of the other Parties hereto and thereto, constitute the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with their terms, except as enforcement may be limited by the Enforceability Exceptions. Each of the Purchaser Acquiring Subsidiaries shall, as of the Closing (and, if applicable and if earlier, at the time of performance of any action contemplated to be taken by such Purchaser Acquiring Subsidiary pursuant to the Purchaser Pre- Closing Steps or the Additional Closing Steps), have all necessary corporate or similar power and authority to execute and deliver the Ancillary Agreements to which such Purchaser Acquiring Subsidiary is contemplated to be a party, to perform its obligations thereunder (and pursuant to the Purchaser Pre-Closing Steps and/or Additional Closing Steps, as applicable), and to consummate the transactions contemplated thereby. Section 5.03 No Conflict; Required Filings and Consents. (a) Assuming the receipt of the authorizations, approvals, consents and other requirements contemplated by Sections 3.03(b), 4.04(b) and 5.03(b), and the Purchaser Stockholder Approval, the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) result in the creation of any Encumbrance on any of the properties or assets of the Purchaser (except as provided by the Debt Financing Agreements), (ii) conflict with or violate the Organizational Documents of the Purchaser, (iii) except as contemplated by Section 5.03(b), conflict with or violate any Law applicable to the Purchaser or by which any property or asset of the Purchaser is bound or affected or (iv) conflict with, or result in any violation or breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent, notice, or waiver of any Person pursuant to, any material Contract or agreement to which the Purchaser is a party or give rise to any right of termination, modification, cancellation or acceleration of any right or obligation to which the Purchaser is entitled under any terms, conditions or provisions of any Purchaser Material Contract, except, in the case of the foregoing clauses (ii) and (iii), for any

79 such conflicts, violations, breaches or defaults that would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect. (b) The Purchaser is not required to file, seek or obtain any notice, authorization, registration, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Purchaser of this Agreement and the Ancillary Agreements to which the Purchaser is or is contemplated to be a party or the consummation of the transactions contemplated hereby and thereby, except (i) for any filings required to be made under the HSR Act or any other applicable Antitrust Laws or FDI Laws, (ii) as set forth on Section 5.03(b) of the Purchaser Disclosure Letter, or (iii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not reasonably be expected to, individually or in the aggregate, have a Purchaser Material Adverse Effect and as would not prevent or materially delay the consummation of the transactions contemplated by this Agreement. Section 5.04 Valid Issuance. Purchaser has or will have sufficient authorized but unissued Purchaser Common Stock and Purchaser Preferred Stock necessary for Purchaser to meet its obligations to deliver the Common Equity Consideration and Preferred Equity Consideration at the Closing pursuant to this Agreement. The Purchaser Common Stock and Purchaser Preferred Stock to be issued as part of the Common Equity Consideration and Preferred Equity Consideration will, when issued and delivered, be duly authorized, validly issued, fully paid and non-assessable and subject to no Encumbrances (other than generally applicable transfer restrictions imposed by federal and state or foreign securities Laws, and the restrictions under this Agreement and the Ancillary Agreements and other than any Encumbrances created by Seller). Section 5.05 Capitalization. (a) As of immediately prior to the Closing, the Purchaser will own, directly or indirectly, all of the issued and outstanding equity interests of the Purchaser Acquiring Subsidiaries. As of the Closing, each of the Purchaser Acquiring Subsidiaries shall (i) have been duly formed or incorporated, solely for the purpose of engaging in the transactions contemplated by this Agreement, and (ii) be validly existing and in good standing under the laws of its jurisdiction of formation (to the extent such jurisdiction recognizes such concept). (b) As of the date of this Agreement, the authorized capital stock of the Purchaser consists solely of 1,000,000,000 shares of Purchaser Common Stock and 100,000,000 shares of Purchaser Preferred Stock, of which 49,215,351 shares of Purchaser Common Stock have been issued and are outstanding as of June 30, 2024 (the “Reference Date”) and no shares of Purchaser Preferred Stock are issued or outstanding. All of the issued and outstanding shares of Purchaser Common Stock and Purchaser Preferred Stock will, at the Closing, be validly issued, fully paid and nonassessable and free of preemptive rights. (c) As of the close of business on the Reference Date, (i) 2,297,182 shares of Purchaser Common Stock were issuable upon the exercise of Purchaser Options and stock appreciation rights, (ii) 6,013,150 shares of Purchaser Common Stock were subject to Purchaser Restricted Stock Units and Purchaser Performance Share Units, (iii) 2,849,545 shares of Purchaser Common Stock were reserved and available for issuance under the Purchaser ESPP and

80 (iv) 188,235 shares of Purchaser Common Stock were issuable upon the exercise of outstanding Purchaser Warrants. Since the Reference Date through the date of this Agreement, except for the issuance and settlement in the Ordinary Course of Business of Purchaser Options, Purchaser Restricted Stock Units and Purchaser Common Stock under the Purchaser ESPP, in each case to employees and service providers of the Purchaser and its Subsidiaries there have been no issuances of any equity interests of Purchaser. (d) Except as set forth in this Section 5.05, as of the close of business on the Reference Date, there were no (i) outstanding obligations, options, warrants, convertible securities, stock appreciation rights, profit interests or other rights, agreements, arrangements or commitments of any kind relating to the equity interests of the Purchaser or obligating the Purchaser to issue or sell any shares of equity interests of, or any other interest in, the Purchaser, (ii) outstanding contractual obligations of the Purchaser to repurchase, redeem or otherwise acquire any of the equity interests of the Purchaser or (iii) agreements or understandings in effect with respect to the voting or transfer of any of the equity interests of the Purchaser. (e) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of Purchaser having the right to vote (whether on an as- converted basis or otherwise) (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Purchaser may vote. Section 5.06 SEC Reports and Financial Statements (a) In the past three (3) years, Purchaser has timely filed or furnished all forms, statements, schedules, documents and reports required to be filed or furnished by it with the SEC (such forms, statements, schedules, documents and reports, the “Purchaser SEC Documents”). As of their respective filing dates or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, the Purchaser SEC Documents complied in all material respects with the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the applicable rules and regulations promulgated thereunder and the listing and corporate governance rules and regulations of the Nasdaq, and none of the Purchaser SEC Documents contained (or, with respect to the Purchaser SEC Documents filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or with respect to the Purchaser SEC Documents filed after the date hereof, will omit) to state any material fact required to be stated therein or necessary to make the statements therein, at the time and in light of the circumstances under which they were made, not misleading. In the past three (3) years, neither the Purchaser nor any Subsidiary Purchaser has received from the SEC or any other Governmental Authority any written comments or questions with respect to any of the Purchaser SEC Documents (including the financial statements included therein) that are not resolved, or, any written notice from the SEC or other Governmental Authority that such Purchaser SEC Documents (including the financial statements included therein) are being reviewed or investigated, and, to the Purchaser’s Knowledge, there is not, as of the date hereof, any investigation or review being conducted by the SEC or any other Governmental Authority of any Purchaser SEC Documents (including the financial statements included therein). No Purchaser’s Subsidiary is required to file any forms, reports or other documents with the SEC.

81 (b) The consolidated financial statements (including all related notes and schedules) of the Purchaser included or incorporated by reference in the Purchaser SEC Documents when filed or, if amended prior to the date hereof, as of the date of (and giving effect to) the last such amendment, complied in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect at the time of such filing, and fairly present in all material respects the assets, liabilities, consolidated financial position of the Purchaser and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes) in conformity with U.S. GAAP applied on a consistent basis during the periods involved (subject, in the case of the unaudited quarterly financial statements, to normal year-end audit adjustments and any other adjustment described therein permitted by the rules and regulations of the SEC and to the absence of notes). The Purchaser does not intend to correct or restate, nor, to the knowledge of the Purchaser, is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to in this Section 5.06. (c) The Purchaser maintains, and at all times in the past three (3) years, has maintained, a system of accounting and internal controls over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Purchaser; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and directors of the Purchaser; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the assets of the Purchaser that could have a material effect on the Purchaser’s consolidated financial statements. The Purchaser has not identified or been notified of any internal or external allegations that the Purchaser or any of the officers or accounting managers thereof have engaged in fraud, whether or not material, that occurred during any period covered by the Purchaser SEC Documents, including without limitation any fraudulent accounting practices relating to the Purchaser. (d) The Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 promulgated under the Exchange Act that are designed to ensure that all information required to be disclosed in the Purchaser’s reports that it files or submits under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Purchaser’s management as appropriate to allow timely decisions regarding required disclosure and to enable each of the principal executive officer of the Purchaser and the principal financial officer of the Purchaser to make the certifications required under the Exchange Act with respect to such reports.

82 (e) As of the date of this Agreement, there is no outstanding or unresolved comment in any comment letter received from the SEC with respect to the Purchaser SEC Documents. As of the date of this Agreement, none of the Purchaser SEC Documents is the subject of ongoing SEC review and there is no inquiry or investigation by the SEC, or any internal investigation pending or threatened, in each case, regarding any accounting practice of the Purchaser. (f) Except as set forth in Section 5.06(f) of the Purchaser Disclosure Letter and except (i) as set forth in the Purchaser SEC Documents, (ii) for Liabilities incurred by the Purchaser in the Ordinary Course of Business (none of which is a liability resulting from a material breach of contract, claim, breach of warranty, tort, infringement or misappropriation environmental matters, or that relates to any cause of action claim or lawsuit), (iii) for Liabilities that would not reasonably be expected, individually or in the aggregate, to be material to the Purchaser and its Subsidiaries, taken as a whole, (iv) for Transaction Expenses and the Liabilities in connection with this Agreement and the Ancillary Agreements to which Purchaser is a party, and (v) for Liabilities incurred at the prior written consent of the Seller in connection with this Agreement, the Purchaser has no Liabilities that would be required to be reflected or reserved against on a balance sheet prepared in accordance with U.S. GAAP. Section 5.07 Compliance with Law; Permits (a) Except as set forth in Section 5.07 of the Purchaser Disclosure Letter, the Purchaser is and at all times in the past five (5) years has been, and has operated its business and maintained its assets and properties, in compliance, in all material respects, with all Laws and Orders applicable to the assets, properties or businesses of the Purchaser, including the applicable rules, regulations, policies and standards of self-regulatory bodies. Since the date that is five (5) years prior to the date of this Agreement, except as set forth in Section 5.07 of the Purchaser Disclosure Letter, the Purchaser has not received any written notice from a Governmental Authority asserting any such violation of such Laws or Orders. (b) The Purchaser is in possession of all material permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, notices or other authorizations of any Governmental Authority necessary for the Purchaser to own, lease and operate its properties and to, collectively, carry on its business as currently conducted (the “Purchaser Permits”). All such Purchaser Permits are valid and in full force and effect and the Purchaser is in compliance in all material respects with all such Purchaser Permits. (c) The Purchaser has, for the last five (5) years, been in compliance, in all material respects, with all applicable Customs & Trade Laws. (d) For the past five (5) years, neither the Purchaser nor any of its directors (supervisory or management), officers, members, or, to the Purchaser’s knowledge, employees or agents is, or has been, a Sanctioned Person. (e) For the past five (5) years, the Purchaser has not engaged in any dealings or transactions in, with, or involving, directly or indirectly, any Sanctioned Person or Sanctioned Jurisdiction, or otherwise in violation of Sanctions.

83 (f) For the past five (5) years, the Purchaser has not (i) made any voluntary, directed or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any non-compliance with any Customs & Trade Laws or Sanctions, (ii) been the subject of a current, pending or threatened investigation, inquiry or enforcement proceedings for violations of Customs & Trade Laws or Sanctions, or (iii) violated or received any notice, request, penalty, or citation for any actual or potential non- compliance with Customs & Trade Laws or Sanctions. (g) In the past five (5) years, neither the Purchaser, any respective officer, director, manager, or, to the Knowledge of the Purchaser, employee, affiliate, agent having authority to act on behalf, thereof, has directly or indirectly: (i) made any unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity and related in any way to the Business; (ii) made any unlawful payment to any foreign or domestic government official or employee, foreign or domestic political parties or campaigns, official of any public international organization, or official of any state-owned enterprise; (iii) violated any provision of any applicable anti-corruption Laws, including the FCPA and the UKBA; (iv) made any bribe, payoff, influence payment, kickback or other similar unlawful payment; (v) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for: (A) favorable treatment in securing business or (B) any other special concession; or (vi) agreed, committed, offered or attempted to take any of the actions described in clauses (i) through (v) above. In the past five (5) years, the Purchaser has not conducted any internal or government-initiated investigation, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or similar agency with respect to any alleged act or omission arising under or relating to any noncompliance with any applicable anticorruption Laws, including the FCPA and UKBA. (h) For the past five (5) years, the Purchaser and its directors, officers, employees, and, to the Knowledge of the Purchaser, agents are in compliance with, and, in the past five (5) years, have not violated, any applicable United States or non-U.S. anti-money laundering Laws. There are no pending or, to the Knowledge of the Purchaser, threatened claims against the Purchaser with respect to such anti-money laundering Laws. During the past five (5) years, the Purchaser has had in place adequate policies, procedures, controls and systems reasonably designed to ensure compliance with applicable anti-money laundering Laws. Section 5.08 Litigation. There is no material Action by or against the Purchaser pending or, to the Knowledge of the Purchaser, threatened against (a) the Purchaser or any of its respective assets or businesses, (b) any of the Purchaser’s directors, officers, employees, agents or representatives (in their capacities as such or relating to their employment, services or relationship with the Purchaser), or to which the Purchaser is otherwise a party, (c) the Purchaser which would reasonably be expected to, individually or in the aggregate, materially impair the ability of the Purchaser to timely perform its obligations under this Agreement or other Ancillary Agreements to which it is a party or timely consummate the transactions contemplated hereby or thereby, or (d) the Purchaser that relates to the ownership of the Purchaser Common Stock or the Purchaser Preferred Stock. There are no outstanding Orders binding on the Purchaser, except as would not be reasonably expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty is given with respect to any

84 Actions brought after the date of this Agreement exclusively arising out of the negotiation, execution or consummation of the transactions contemplated hereby. Section 5.09 Nasdaq Listing. The Purchaser Common Stock is listed on the Nasdaq Global Select Market (“Nasdaq”), and Purchaser has not received any notice of delisting. No Order of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of Nasdaq, preventing or suspending trading in any securities of Purchaser has been issued, and no Actions for such purpose are, to the knowledge of Purchaser, pending, contemplated or threatened. Section 5.10 Material Contracts. (a) Section 5.10(a), together with the Contracts identified on the list of exhibits to the Purchaser SEC Documents, sets forth, as of the date hereof, any Contracts that would be required to be filed by Purchaser as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K of the Exchange Act ( “Purchaser Material Contracts”). (b) Each Purchaser Material Contract is valid and binding on the Purchaser, and, to the Knowledge of the Purchaser, the counterparties thereto, and is in full force and effect, except as would not reasonably be expected, individually or in the aggregate, to have a Purchaser Material Adverse Effect. Except as would not reasonably be expected, individually or in the aggregate, to be material to the Company and the Company Subsidiaries, taken as a whole, (i) neither the Purchaser or, to the Knowledge of the Purchaser, any other party is in breach of or default under any Purchaser Material Contract and (ii) no event or circumstance has occurred that, with or without notice or lapse of time or both, would be reasonably likely to constitute a breach of or default under any Purchaser Material Contract by the Purchaser or, to the Knowledge of the Purchaser, any other party thereto. No Purchaser Material Contract is being re-negotiated by the Purchaser or at the request of the other party thereto, except in the Ordinary Course of Business. Section 5.11 Financing. (a) The Purchaser has delivered to the Seller true, correct and complete copies of duly executed debt commitment letter(s), dated as of the date of this Agreement, among the Purchaser and the Debt Financing Sources party thereto (including all exhibits, schedules, term sheets, amendments, supplements, modifications and annexes thereto, as may be amended, modified or replaced in accordance with the terms hereof, collectively, the “Debt Commitment Letter(s)” and, together with any Fee Letter referenced below, collectively, the “Debt Financing Letters”) and any other agreements related thereto, pursuant to which the Debt Financing Sources party thereto have committed, subject to the terms and conditions set forth therein, to provide the Debt Financing for the purpose of funding the transactions contemplated hereby. The Purchaser has also delivered to the Seller a true, correct and complete copy of any fee letter (which may be redacted in a customary manner solely with respect to the fee amounts, pricing caps, the amount of the pricing flex (but not covenants or other terms) and the securities demand provisions and other commercially sensitive terms, none of which, individually or in the aggregate, affects the conditionality, enforceability, termination or aggregate principal amount of the Debt Financing) in connection with the Debt Commitment Letter(s) (any such letter, a “Fee Letter”).

85 (b) As of the date hereof, each of the Debt Financing Letters is in full force and effect, and none of the Debt Financing Letters, nor any of the respective commitments or obligations thereunder, has been withdrawn, reduced, rescinded, terminated, repudiated or otherwise amended or modified in any respect and, to the Knowledge of the Purchaser, no such withdrawal, reduction, rescission, termination, repudiation, amendment or modification is contemplated as of the date hereof (other than as expressly set forth therein and to add additional Debt Financing Sources who had not executed the Debt Financing Letters as of the date hereof), other than any amendment or modification of the Debt Financing Letters and the commitments thereunder to provide for additional Debt Financing Sources. There are no other Contracts, side letters or arrangements to which the Purchaser or any of its Affiliates is a party relating to the Debt Financing Letters or the Debt Financing, except for customary engagement letters and fee credit letters with respect to the Debt Financing (none of which would (i) reduce the amount of Debt Financing below the amount required for the Purchaser to have sufficient immediately available funds to pay (A) the aggregate cash consideration required to be paid by the Purchaser hereunder on the Closing Date and (B) any and all fees and expenses required to be paid by the Purchaser on the Closing Date in connection with the transactions contemplated hereby, (ii) impose any new condition or otherwise amend, modify or expand any conditions precedent to the funding of the Debt Financing (except such amendments, modifications or expansions that would not be prohibited under Section 6.12(b) hereof) or (iii) delay or prevent the Closing Date or make the funding of the Debt Financing in full less likely to occur). As of the date hereof, no Debt Financing Source has notified the Purchaser or any of the Purchaser’s Affiliates or Representatives of its intention to terminate any of the Debt Financing Letters or not to provide its portion of the Debt Financing. (c) Assuming the Debt Financing is funded in accordance with the Debt Financing Letters (including giving effect to any “flex” provision in the Debt Commitment Letters or any Fee Letter), the Purchaser has, or will have at the Closing, sufficient cash, available lines of credit or other sources of immediately available funds to pay (A) the aggregate cash consideration required to be paid by the Purchaser hereunder on the Closing Date and (B) any and all fees and expenses required to be paid by the Purchaser on the Closing Date in connection with the transactions contemplated hereby. (d) The Debt Financing Letters constitute the legal, valid, binding and enforceable obligations of the Purchaser and, to the Knowledge of the Purchaser, all of the other parties thereto and are in full force and effect, enforceable against the Purchaser and, to the Knowledge of the Purchaser, all of the other parties thereto in accordance with their terms, subject, in each case, to the Enforceability Exceptions. Other than as expressly set forth in the Debt Financing Letters, there are no conditions precedent or other contingencies related to the funding of the Debt Financing pursuant to any agreement relating to the Debt Financing to which the Purchaser or any of its Affiliates is a party. The Purchaser is not, nor, to the Knowledge of the Purchaser, are any other parties to any Debt Commitment Letter, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Debt Commitment Letter, and, no event has occurred or circumstance exists which, with or without notice, lapse of time or both, could be expected to (i) constitute or result in a default under or breach on the part of the Purchaser or, to the Knowledge of Purchaser, on the part of any other party under any Debt Commitment Letter, (ii) constitute or result in a failure by Purchaser or, to the Knowledge of Purchaser, any other party to the Debt Commitment Letters to satisfy, or any

86 delay in satisfaction, of any term, condition or other contingency to the full funding of the Debt Financing or (iii) otherwise result in any portion of the Debt Financing being unavailable at the Closing. Purchaser has paid in full any and all commitment or other fees required to be paid on or prior to the date of this Agreement pursuant to the terms of the Debt Financing Letters, and will pay in full any such amounts due on or before the Closing Date. (e) The Purchaser acknowledges and agrees that its obligations under this Agreement, including the obligation to consummate the transactions contemplated hereby and to pay the Aggregate Consideration and any and all other payments required of the Purchaser pursuant to this Agreement, are not conditioned on any financing being made available to the Purchaser or any other person. Section 5.12 Brokers. Except for Goldman Sachs, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser. Section 5.13 Investment Intent; Accredited Investor. The Purchaser is acquiring the Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Purchaser acknowledges that the Shares have not been registered under the Securities Act or any other applicable securities Laws, and agrees that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other applicable securities Laws, except pursuant to an exemption from such registration under the Securities Act and such other securities Laws. The Purchaser is able to bear the economic risk of holding the Shares for an indefinite period (including total loss of its investment) and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. The Purchaser acknowledges that it is informed as to the risks of the transactions contemplated hereby and of the ownership of the Shares. The Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act. Section 5.14 Information Supplied. The Proxy Statement will not at the date it is first mailed to stockholders of the Purchaser or at the time of the Purchaser Stockholders Meeting contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, at the time and in light of the circumstances under which they were made, not false or misleading. No representation is made by the Purchaser with respect to statements made or incorporated by reference therein based on written information supplied by the Company or the Seller expressly for inclusion or incorporation by reference therein. Section 5.15 Purchaser’s Investigation, Reliance and Disclaimer. The Purchaser is a knowledgeable, sophisticated and experienced purchaser and has conducted, without reliance upon the Seller, the Company or any of their Representatives (except for reliance on the representations and warranties set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter) and in any Ancillary Agreement (including any certificate delivered by the Company and the Seller hereunder pursuant to Section 2.05(b)(viii))), an independent

87 investigation, review and analysis regarding the financial condition, results of operations, assets, liabilities, properties, taxes and projected operations of the Company and the Company Subsidiaries and, made its own analysis and decision to enter into this Agreement. The Purchaser and their Representatives have been afforded access to information about the Company and the Company Subsidiaries and the financial condition, results of operations, business, property and management of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the transactions contemplated hereby. The Purchaser has sought such advice as it has considered appropriate to make an informed investment decision with respect to the transactions contemplated hereby. The Purchaser hereby expressly acknowledges and agrees the Seller and the Company and their respective Affiliates have not made, and do not make, and expressly disclaim any other representations and warranties and that the Purchaser has not relied and is not relying upon any representation or warranty or omission by, or information from, the Seller, the Company or any of their respective Affiliates, employees or Representatives, whether oral or written, express or implied, including any implied warranty of merchantability or of fitness for a particular purpose, in each case except for the representations and warranties set forth in Article III and Article IV (in each case, as modified by the Company Disclosure Letter) and in any Ancillary Agreement (including any certificate delivered by the Company and the Seller hereunder) in its entry into this Agreement, its purchase of the Shares and the consummation of the transactions contemplated hereby. In connection with the Purchaser’s investigation, the Purchaser has received certain projections, including projected statements of operating revenues and income from operations of the Company and the Company Subsidiaries and certain business plan information. The Purchaser acknowledges that except as specifically set forth herein, none of the Seller, the Company or any of their respective Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and the Company Subsidiaries, including the reasonableness of the assumptions underlying such estimates, projections and forecasts, and that the Purchaser has not relied on any such estimates, projections or other forecasts or plans. Section 5.16 Critical Technology. The Purchaser does not produce, manufacture, design, test, fabricate, or develop any “critical technologies,” as the term is defined in 31 C.F.R. 800.215, other than such critical technologies that are eligible for License Exception ENC (15 C.F.R. 740.17(b)), or that would be so eligible following the submission of a classification request pursuant to 15 C.F.R. Part 748. Section 5.17 Exclusivity of Representations and Warranties. Except as expressly set forth in this Article V or in any Ancillary Agreement to which the Purchaser is or is contemplated to be a Party, neither Purchaser nor any of its respective Representatives, nor any other Person, has made or is making any other representation or warranty of any kind whatsoever, express or implied, at law or in equity, either written or oral, with respect to the Purchaser or any of its respective Affiliates, or any of their respective assets, Liabilities or operations, including the Purchaser Common Stock and Purchaser Preferred Stock, and including with respect to merchantability or fitness for any particular purpose.

88 ARTICLE VI COVENANTS Section 6.01 Conduct of Business Prior to the Closing. (a) Except as otherwise (i) contemplated or permitted by this Agreement, (ii) reasonably necessary or appropriate to effect the actions described in the Closing Step Plan or the Pre-Closing Step Plan, (iii) required by applicable Law, including any Antitrust Law, or collective bargaining agreements existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement) or (iv) set forth in Section 6.01(a) and Section 6.01(b) of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, unless the Purchaser shall otherwise provide its prior written consent (not to be unreasonably withheld, conditioned or delayed), the Company shall, and the Seller shall cause the Company to, conduct the business of the Company and the Company Subsidiaries in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve (x) intact the present business operations, organization and goodwill of the Company and the Company Subsidiaries, consistent with past practices, and (y) the services of the Company’s and the Company Subsidiaries’ current officers and employees (it being understood that such efforts shall not require the Company or the Company Subsidiaries to increase the compensation or benefits of any such officer or employee outside the Ordinary Course of Business and shall not prevent the termination of any such officer or employee for performance-related reasons in accordance with the terms hereof), and (z) the present relationships with Persons having material business dealings with the Company and the Company Subsidiaries (including material customers, suppliers, publishers, advertisers and developers); provided that no action by the Company or the Company Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01(a) or Section 6.01(b) shall be deemed a breach of this Section 6.01(a) unless such action would constitute a breach of such other provision. Notwithstanding the foregoing, nothing in this Section 6.01(a) shall prevent the Company or the Company Subsidiaries from (i) distributing or transferring any cash or cash equivalents among the Company and the Company Subsidiaries (or among the Company Subsidiaries) in the Ordinary Course of Business or (ii) distributing or transferring any cash or cash equivalents from the Company or any of the Company Subsidiaries, directly or indirectly, to the Seller in accordance with Section 6.24. (b) Except as otherwise (w) contemplated by this Agreement, (x) reasonably necessary or appropriate to effect the actions described in the Closing Step Plan or the Pre-Closing Step Plan, (y) required by the terms of any Company Material Contract in existence as of the date of this Agreement or by applicable Law, or (z) set forth in Section 6.01(a) and Section 6.01(b) of the Company Disclosure Letter, between the date of this Agreement and the Closing Date, without the prior consent of the Purchaser (not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of the Company Subsidiaries shall: (i) amend the Organizational Documents of the Company or any Company Subsidiary; (ii) issue, transfer, pledge or sell any shares or other equity interests of the Company or any of the Company Subsidiaries, or any options, warrants, convertible

89 securities or other rights of any kind to acquire any such shares or equity interests, except for Phantom Stock Appreciation Rights under the Phantom Stock Plan (which shall in all events be subject to Section 6.18); (iii) declare, set aside, make or pay any dividends or other distributions with respect to any of its share capital (other than (A) dividends or distributions among the Company and the Company Subsidiaries (or among the Company Subsidiaries) in the Ordinary Course of Business of (I) cash or cash equivalents or (II) evidences of indebtedness or (B) dividends or distributions of cash or cash equivalents from the Company or any of the Company Subsidiaries, directly or indirectly, to the Seller in accordance with Section 6.24); (iv) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its share capital or make any other similar change with respect to the capital structure of the Company or any Company Subsidiary; (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Company or any of the Company Subsidiaries; (vi) (A) acquire (by merger, consolidation or acquisition of equity or otherwise), or make any investment in excess of one million U.S. Dollars ($1,000,000) individually or five million U.S. Dollars ($5,000,000) in the aggregate in, any corporation, partnership, limited liability company, other business organization or division (other than the Company and the Company Subsidiaries); (B) acquire any other properties or assets from a third party outside the Ordinary Course of Business; provided that, with respect to each such acquisition that is permitted pursuant to the foregoing clauses (A) and (B), the applicable transaction would not be reasonably likely to materially delay the consummation of the transactions contemplated hereby or increase the risk of not obtaining any applicable clearance, approval or waiver from a Governmental Authority charged with the enforcement of any Antitrust Law with respect to the transactions contemplated hereby, and/or that would not reasonably be expected to adversely affect the possibility of obtaining the Debt Financing, and provided further that any transaction permitted pursuant to the foregoing and that is outside the Ordinary Course of Business shall be subject to good faith reasonable consultation with the Purchaser based on reasonable information to be shared therewith in order to enable an informed decision (it being agreed that to the extent such information, based on advice of counsel, cannot be shared due to Antitrust Laws, then such transactions will not be permitted until information is permitted to be shared); and (C) commence operations in any new country; (vii) make or authorize any capital expenditures or incur any Liability in respect thereof outside of the Ordinary Course of Business, in each case exceeding one million U.S. Dollars ($1,000,000) in the aggregate; (viii) except for non-exclusive licenses and provision of services in the Ordinary Course of Business, sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any properties or assets of the Company and the Company

90 Subsidiaries with a value in excess of one million U.S. Dollars ($1,000,000) individually or five million U.S. Dollars ($5,000,000) in the aggregate; (ix) create, assume, incur or guarantee any indebtedness for borrowed money or issue any debt securities or any right to acquire debt securities, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person, in each case, in excess of one million U.S. Dollars ($1,000,000) individually or in the aggregate, or enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) refinancings or replacements of existing indebtedness, in amounts that do not exceed in the aggregate the currently existing indebtedness and solely on similar or better terms, (B) indebtedness incurred in the Ordinary Course of Business not in excess of one million U.S. Dollars ($1,000,000), or (C) indebtedness between or among the Company or any of the Company Subsidiaries; (x) place or allow the creation of any Encumbrance on any material assets of the Business (other than Permitted Encumbrances); (xi) make any loans or advances to any other Person (except wholly owned Company Subsidiaries), other than routine expense advances to its employees in the ordinary course of business consistent with past practice; (xii) except in the Ordinary Course of Business consistent with past practices as to existing Company Material Contracts, (A) materially amend or voluntarily terminate (other than in accordance with its terms) any Company Material Contract or (B) enter into any Contract that would be a Company Material Contract if entered into prior to the date of this Agreement, or containing any non-compete or similar restriction which following the Closing would materially restrict the ability of the Purchaser and its Subsidiaries (including, for purposes of this Section, its Company and its Subsidiaries) to conduct their respective businesses as currently conducted or currently contemplated to be conducted after the Closing; (xiii) except (A) as may be required under any Company Employee Plan or collective bargaining agreement existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement), or (B) with respect to promotions and new hires in the Ordinary Course of Business, (I) grant to any employee of the Company or of any Company Subsidiary any increase in compensation or benefits other than regular annual increases in an amount set forth in Section 6.01(b)(xiii) of the Company Disclosure Letter , (II) adopt, enter into, materially amend or terminate any material Company Employee Plan (or any plan or arrangement that would constitute a Company Employee Plan if in effect on the date hereof) except for routine, nonmaterial or administrative updates to any retirement, health or welfare arrangements, or (III) enter into any retention, change in control, transaction bonus or similar agreement or arrangement with any employee of the Company or of any Company Subsidiary, other than with respect to routine retention awards for non-executive employees in the Ordinary Course of Business in order to address competing offers of employment;

91 (xiv) except as required by applicable Law or collective bargaining agreements existing on the date hereof or amended in accordance with the terms of this Agreement, enter into, amend or terminate any collective bargaining agreement or other Contract with any trade union or other labor organization or recognize any trade union or other labor organization as the bargaining representative of any employees, in each case without thirty (30) days’ written notice to the Purchaser; (xv) except in the Ordinary Course of Business of the Company or of any Company Subsidiary, (A) terminate (other than for cause, as determined in accordance with past practice) the employment of any employee of the Company or of any Company Subsidiary as set forth in Section 6.01(b)(xv) of the Company Disclosure Letter, or (B) hire any individual described in clause (A), except to replace any employee of the Company or of any Company Subsidiary who dies, becomes disabled, resigns or whose employment is or was terminated in accordance with this Section 6.01(b)(xv); and provided that if any termination involves the payment of severance or any similar payment the Company shall make commercially reasonable efforts to obtain waivers and release of claims and/or non-competition and non-solicitation undertakings, if and as customary in the applicable jurisdiction of the terminated employee; (xvi) make, change or revoke any material Tax election if such action would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending prior to, on or after the Closing Date, (B) amend any material Tax Return if such amendment would have the effect of increasing the Tax liability of the Company or the Company Subsidiaries for any period ending prior to, on or after the Closing Date, or (C) settle or compromise any material claim or material assessment, in each case, relating to the Taxes of the Company or the Company Subsidiaries; (xvii) make any change in any method of accounting (including Tax accounting) or accounting practice or policy, or working capital management, except on a basis consistent with past practice and in consultation with Purchaser, or as required by applicable Law or IFRS; (xviii) settle, compromise, discharge, waive, release, assign of any pending or threatened Action, other than Actions that do not relate to the transactions contemplated hereby or any other Ancillary Agreement and (A) that do not involve the payment by the Company or the Company Subsidiaries of monetary damages in excess of one million U.S. Dollars ($1,000,000) in any individual instance or two million U.S. Dollars ($2,000,000) in the aggregate or (B) are in the Ordinary Course of Business and provided, in each case, that the settlement, compromise, waiver or release is on terms that are not reasonably expected to impair the business of the Purchaser the combined company; (xix) materially change the amount of, or terminate, any insurance coverage, except in the Ordinary Course of Business, or fail to maintain or extend any such coverage that is required for the Business (except, in case of a directors’ and officers’ liability insurance, if and to the extent the Tail Insurance covers the period for which an extension would have otherwise been required);

92 (xx) enter into any transaction or take any action, the consummation of which or taking thereof may reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements; or (xxi) agree or commit to take any of the foregoing actions prohibited under this Section 6.01(b). (c) Except as otherwise (i) contemplated or permitted by this Agreement, (ii) reasonably necessary or appropriate to effect the actions described in the Closing Step Plan or the Pre-Closing Step Plan, (iii) required by applicable Law, including any Antitrust Law, or collective bargaining agreements existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement) or (iv) set forth in Section 6.01(c) or Section 6.01(d) of the Purchaser Disclosure Letter, between the date of this Agreement and the Closing Date, unless the Seller shall otherwise provide its prior written consent (not to be unreasonably withheld, conditioned or delayed), the Purchaser shall conduct the business of the Purchaser and its Subsidiaries in the Ordinary Course of Business, and use its commercially reasonable efforts to preserve (x) intact the present business operations, organization and goodwill of the Purchaser and its Subsidiaries and (y) the present relationships with Persons having material business dealings with the Purchaser and its Subsidiaries (including material customers, suppliers, publishers, advertisers and developers); provided that no action by the Purchaser or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.01(c) or Section 6.01(d) shall be deemed a breach of this Section 6.01(c) unless such action would constitute a breach of such other provision. (d) Except as otherwise (x) contemplated by this Agreement, (y) required by the terms of any applicable Law, or (z) set forth in Section 6.01(c) or Section 6.01(d) of the Purchaser Disclosure Letter, between the date of this Agreement and the Closing Date, without the prior consent of the Seller (not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not: (i) amend the Organizational Documents of the Purchaser; (ii) except for (1) any shares of Purchaser Common Stock or securities convertible into, or exchangeable or exercisable for, Purchaser Common Stock issued in a public offering for cash or any bona fide private financing (including in connection with any hedging transactions related thereto) and (2) grant and issuance in the Ordinary Course of Business of Purchaser Common Stock or other equity awards (including issuance of shares upon vesting, exercise or settlement of any equity awards) to directors, officers, employees and service providers under any stock incentive plan of Purchaser or Purchaser ESPP, issue, transfer, pledge or sell any shares or other equity interests of the Purchaser, or any options, warrants, convertible securities or other rights of any kind to acquire any such shares or equity interests; (iii) declare, set aside, make or pay any dividends or other distributions (whether in cash, stock, property or otherwise) with respect to any of its equity interests;

93 (iv) reclassify or, unless a proportional adjustment to the Common Equity Consideration and the Preferred Equity Consideration is made concurrently with such action, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or make any other similar change with respect to the capital structure of the Purchaser; (v) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation or recapitalization of the Purchaser; (vi) except to the extent permitted pursuant to Section 6.22, enter into any transaction or take any action, the consummation of which or taking thereof may reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by this Agreement or any of the Ancillary Agreements; or (vii) agree or commit to take any of the foregoing actions prohibited under this Section 6.01(d). (e) Nothing contained in this Agreement shall give the Purchaser, directly or indirectly, the right to control or direct the Seller’s or any of their Affiliates’ (including the Company’s and the Company Subsidiaries’) businesses or operations prior to the Closing. Section 6.02 Company Non Solicitation. (a) Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Company and Seller shall not, and shall cause their respective Subsidiaries and direct their respective Representatives not to, directly or indirectly: (i) solicit, initiate or encourage any inquiry, expression of interest, proposal or offer from any Person (other than Purchaser and its Representatives) relating to an Acquisition Proposal; (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions), discussions or negotiations with any Person regarding any Acquisition Proposal; (iii) provide any non-public information or data concerning the Company or any of its Subsidiaries, or afford access to any personnel of the Company or any of its Subsidiaries, to any Person (other than Purchaser and its Representatives) in connection with any Acquisition Proposal; (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal; (v) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal; or

94 (vi) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. (b) The Company and Seller shall, and shall cause the Company’s Subsidiaries and instruct the Company’s Representatives to, promptly cease and cause to be terminated any activities, discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal (including by terminating access to any data rooms, electronic or otherwise, previously provided to any Persons and requesting that any such Person granted access thereto return or destroy confidential information of the Company and its Subsidiaries previously provided thereto), and shall promptly (and within not more than 48 hours) notify and provide Purchaser with: (x) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal that is received by the Company or by any Representative of the Company from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (the “Interested Party”) and the material terms and conditions thereof; and (y) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Interested Party or any of its Representatives to the Company or the Seller or any Representative thereof or transmitted by or on behalf of the Company or the Seller to the Interested Party or any of its Representatives. (c) Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Seller shall not, and Seller shall direct its Affiliates not to, directly or indirectly, (i) acquire or agree to acquire or make any proposal to acquire, directly or indirectly, Beneficial Ownership (as defined in the Stockholders Agreement) of any Purchaser Common Stock (including in derivative form) or any right to vote or direct the voting of any voting equity securities of the Purchaser; (ii) form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act), with respect to any equity securities of the Company; (iii) “solicit” or become a “participant” in any “solicitation” of any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from or by any other stockholder of the Purchaser in connection with any vote on any matter, or agree or announce its intention to vote with any Person or group undertaking a “solicitation”; (iv) seek, make or take any action, publicly or otherwise, to solicit or encourage any offer or proposal for any merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving the Purchaser, its Subsidiaries or a material amount of the assets or businesses of the Purchaser or its Subsidiaries or encourage, initiate or support any Person in any such activity; (v) otherwise act, alone or in concert with others, to seek or propose to seek representation on or to control the management or Board, seek or propose to seek the removal of any member of management or the Board, or otherwise seek or propose to seek to control the Board or management or the policies of the Purchaser; (vi) enter into any discussions, negotiations, arrangements or understandings with any Person with respect to any of the foregoing, or knowingly advise, assist or encourage any Person in connection with any of the foregoing; (vii) otherwise seek to control or influence the Purchaser or the Board of Directors thereof except as permitted by this Agreement; or (viii) take any action that would require the Purchaser to make a public announcement regarding any of the foregoing matters, in each case, except solely in order to exercise its rights under this Agreement and the transactions contemplated hereby.

95 (d) Nothing in this Section 6.02 is intended to or shall cause the Purchaser to directly or indirectly control the Company or any of its Subsidiaries in violation of the HSR Act or other applicable Antitrust Laws. Section 6.03 Governmental Consents and Filings. (a) Each of the Parties shall use, or cause to be used, best efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Law to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practicable, including to (i) obtain from Governmental Authorities all consents, approvals, waivers, actions, non-actions, qualifications and other orders or authorizations necessary to consummate the transactions contemplated hereby as promptly as reasonably practicable, in a timely manner and no later than would allow the closing conditions set forth in Article VIII to be satisfied prior to the Termination Date (including as may be necessary to avoid an Action by any Governmental Authority), (ii) make all necessary registrations, submissions and filings (and in accordance with the reasonable, good-faith guidance of Purchaser’s counsel in consultation with Seller’s counsel, engage with any Governmental Authority prior to any such submissions and filings), and thereafter make any other submissions required with respect to the transactions contemplated by this Agreement under the HSR Act, any other applicable Antitrust Law or FDI Law or any other applicable Law (in the case of any filing under the HSR Act in no event later than ten (10) Business Days after the date hereof and in the case of any filings under any other Antitrust Law or any FDI Law as promptly as practicable but in accordance with the reasonable, good-faith guidance of Purchaser’s counsel in consultation with Seller’s counsel) and (iii) execute and deliver any additional instruments reasonably necessary to consummate the transactions contemplated hereby in accordance with the terms of this Agreement and to fully carry out the purposes of this Agreement. Each Party shall pay its respective filing fees and other regulatory charges incurred under this Section 6.03(a). (b) Without limiting the generality of the Parties’ undertaking pursuant to Section 6.03(a), the Purchaser agrees to use best efforts to take, and shall use best efforts to cause its Subsidiaries and Affiliates to take, any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or FDI Law that may be asserted by any Governmental Authority or any other party so as to enable the Parties hereto to close the transactions contemplated by this Agreement as promptly as practicable and in no event later than would allow the closing conditions set forth in Article VIII to be satisfied prior to the Termination Date (such that the Closing would occur prior thereto), including by: (i) (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate orders or otherwise, the sale, divestiture, license, hold separate or disposition of Purchaser’s or the Company’s or their Affiliates’ assets, properties or businesses or of the assets, properties or businesses to be acquired pursuant hereto, or otherwise offering or offering to commit to any action, non-action, condition, restriction, limitation or conduct requirement (including those that limit the Purchaser’s, the Company’s or any of their respective Affiliates’ freedom of action, ownership or control with respect to, or its ability to retain or hold, any of their respective businesses, assets, product lines, properties or services (including the assets, properties or businesses to be acquired pursuant hereto)), and if the offer is accepted, take or comply with, or commit

96 to take or comply with, such action, non-action, condition or conduct requirement, (B) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or its Subsidiaries or Affiliates (including such properties, assets, or operations of the Company or the Company Subsidiaries and their businesses), or changing any course of conduct regarding future operations of Purchaser, the Company or their respective Affiliates or Subsidiaries, (C) not creating any relationships, ventures, contractual rights, obligations or other arrangements of the Purchaser or its Subsidiaries or Affiliates (including the businesses or the assets, properties or businesses to be acquired by it pursuant hereto), (D) entering or offering to enter into agreements and stipulating to the entry of an order or decree or file appropriate applications with any Governmental Authority in connection with any of the actions contemplated by the foregoing clauses (A) through (C), in each case, as may be necessary to obtain clearance under the HSR Act, other applicable Antitrust Laws or FDI Laws or other applicable Law, to avoid any injunction (or to effect the dissolution thereof), temporary restraining order or other order or decision in any suit or proceeding, which would otherwise have the effect of materially delaying, restraining or preventing the consummation of the transactions contemplated by this Agreement, or to otherwise avoid the commencement of any Action thereunder that seeks to prevent, restrain or prohibit the consummation of the transactions contemplated hereby, provided that notwithstanding any other provision of this Agreement to the contrary, none of the Purchaser, its Subsidiaries or Affiliates or the Company shall be obligated to take or pursue any of the actions contemplated by the foregoing sub-section (b), including clauses (A) through (D): (1) under such circumstances as may be expressly agreed in writing between the Purchaser and the Seller or their respective Representatives (each, a “Regulatory Condition”); or (2) unless the taking of such action is conditioned upon the Closing; (ii) defending through litigation on the merits any claim asserted in court by any Person, or overturn any regulatory Action, in order to avoid entry of, or to have vacated or terminated, any decree, Order, Law or judgment (whether temporary, preliminary or permanent) that would have the effect of delaying, restraining or preventing the consummation of the transactions contemplated by this Agreement, provided that notwithstanding any other provision of this Agreement to the contrary, none of the Purchaser, its Subsidiaries or Affiliates or the Company shall be obligated to institute, continue, or defend any such litigation if there is no reasonable expectation that the Parties will obtain a favorable outcome or settlement (that does not include a Regulatory Condition) prior to the Termination Date. (iii) not (A) taking any action the effect of which, or refrain from taking any action the effect of refraining from which, would reasonably be expected to delay or impede the ability of the Parties hereto to consummate the transactions contemplated by this Agreement by the Termination Date or (B) except as permitted by Section 6.22, directly or indirectly acquiring or agreeing to acquire (by merging or consolidating with,

97 or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquiring or agreeing to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation would reasonably be expected to (1) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consent, approval, authorization, declaration, waiver, license, franchise, permit, certificate, order or other approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement by the Termination Date or the expiration or termination of any applicable waiting period, (2) materially increase the risk of any Governmental Authority seeking an order prohibiting the consummation of the transactions contemplated by this Agreement, (3) materially increase the risk of not being able to remove any such order on appeal or otherwise or (4) materially delay or prevent the consummation of the transactions contemplated by this Agreement by the Termination Date. (c) The Purchaser shall, in good faith and in a manner consistent with its obligations under this Section 6.03, determine the strategy, lead all proceedings and coordinate all activities with respect to seeking any actions, consents, approvals or waivers of any Governmental Authority as contemplated hereby, and the Seller and the Company will take such actions as are reasonably requested by the Purchaser in connection with obtaining such consents, approvals or waivers. The Purchaser shall allow the Seller and the Company to participate in any proceedings and activities (to the extent permitted by any the applicable Governmental Authority), including (to the extent possible) by notifying the Seller and the Company at least two (2) Business Days prior to any meetings with any Governmental Authority, keep the Seller and the Company informed (subject to the Confidentiality Agreement) and, to the extent permissible by applicable Laws, provide them with all material information and copies of material communications with the applicable Governmental Authority with respect thereto. Without derogating from the foregoing and subject to the Confidentiality Agreement (if applicable) and to clause (b) above: (i) each of the Parties shall and, to the extent applicable, shall cause their respective Affiliates and Subsidiaries to (A) respond as promptly as practicable to all inquiries and requests received from any Governmental Authority in connection with antitrust matters or applicable Laws and (B) not extend any waiting period under the HSR Act or any other applicable Antitrust Laws or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement, except, in each case, with the prior written consent of the other Parties; (ii) each of the Parties shall promptly notify the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other Parties to review such communication and review in advance and reasonably comment on any proposed communication by such Party to any Governmental Authority (provided, however, that in the event of any disagreement concerning any such proposed communication, the determination of Purchaser will be final and conclusive); and (iii) the Parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may

98 reasonably request in connection with the foregoing, in seeking early termination of any applicable waiting periods and in connection with any filing or submission with any Governmental Authority, including under the HSR Act and any other applicable Antitrust Laws. Each Party as it reasonably deems advisable and necessary, may reasonably designate any competitively sensitive material provided to the other under this Section as “Antitrust Counsel Only Material”. Such materials and the information contained therein shall be given only to the outside antitrust counsel (or previously agreed outside consultant) of the recipient and shall not be disclosed by such outside antitrust counsel (or such outside consultant) to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. (d) The Purchaser shall, within thirty (30) days of the date hereof, file a classification request pursuant to 15 C.F.R. Part 748 with respect to all of the Purchaser’s hardware, software, and technology subject to Category 5 Part 2 of the Commerce Control List (15 C.F.R. Part 774) and meeting the definition of “critical technology” as defined in 31 C.F.R. §800.215. Section 6.04 Covenants Regarding Information. For a period of seven (7) years after the Closing, the Purchaser shall (i) retain the books and records relating to the Company and the Company Subsidiaries relating to periods prior to the Closing and (ii) provide the Seller and its Affiliates and their respective Representatives with reasonable access, upon reasonable notice and during normal business hours, to such books and records (including the right to make copies thereof, at such Person’s expense); in each case as reasonably necessary for the Seller or its Affiliates in order to prepare their Tax Returns or financial statements and in connection with Actions to which neither the Purchaser nor any of its Affiliates is a party, as well as for purposes of fulfilling regulatory or statutory audit disclosure and reporting obligations; provided, however, that the Purchaser shall notify the Seller in writing at least thirty (30) days in advance of destroying any such books and records prior to (but not on or following) the seventh (7th) anniversary of the Closing Date in order to provide the Seller or its applicable Affiliate the opportunity to copy such books and records in accordance with this Section 6.04; provided, further, that nothing in this Section 6.04 shall limit access to the Company’s books and records in connection with the procedures set forth in Section 2.04 and in accordance with the terms thereof. Section 6.05 Termination of Affiliated Party Transactions. The Company and the Seller shall, and shall cause their respective Affiliates to, effective at or prior to the Closing, take such actions and execute and deliver such releases, termination agreements and discharges as are necessary to terminate, eliminate and release, as applicable (by way of capital contribution, cash settlement or as otherwise determined by the Seller in its sole discretion), each Affiliated Party Contract and any other arrangements, transactions, accounts, commitments or balances between the Company or any of the Company Subsidiaries, on the one hand, and the Seller or any of its Affiliates (other than the Company and the Company Subsidiaries), on the other hand (collectively, the “Terminated Affiliated Party Transactions”) without any continuing Liability or other obligation on the part of the Company or the Company Subsidiaries, in each case except (i) for any obligation of the Company or any of the Company Subsidiaries to indemnify, exculpate or advance expenses to any D&O Indemnitees, which shall

99 survive such termination (it being understood that advancement of expenses shall be solely with respect to indemnification and exculpation matters), (ii) for this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby and (iii) as set forth in Section 6.05 of the Company Disclosure Letter. For purposes of this Agreement, any Terminated Affiliated Party Transactions that are settled after the Reference Time but in connection with the Closing shall be deemed for purposes of this Agreement to have been settled as of immediately prior to the Reference Time. Section 6.06 Confidentiality. (a) The Purchaser shall hold, and shall cause its Affiliates and Representatives to hold, in confidence all documents and information furnished to it by or on behalf of the other Parties in connection with the transactions contemplated hereby (including information provided or obtained pursuant to Section 6.04) pursuant to the terms of the Confidentiality Agreement, dated as of November 17, 2023, by and between the Purchaser and the Company (the “Confidentiality Agreement”), which shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of the Purchaser under this Section 6.06 shall terminate. If for any reason this Agreement is terminated prior to the Closing Date, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms; provided that the term of the Confidentiality Agreement (relating to confidentiality and use of information) shall automatically be deemed extended to the date that is two (2) years from the date the Confidentiality Agreement would otherwise terminate (and this proviso represents the parties’ mutual agreement to amend the Confidentiality Agreement in such regard); and provided further that, notwithstanding anything the contrary in the Confidentiality Agreement, Purchaser shall be permitted to disclose and use such information with respect to the Company and its Subsidiaries as may be required under applicable Law, or regulations of stock exchange, in connection with the transactions contemplated hereunder, including the preparation and filing of the Proxy Statement. Notwithstanding anything to the contrary set forth in this Agreement or in the Confidentiality Agreement, the Purchaser and its Representatives may disclose information of the Seller, Company and the Company Subsidiaries to the Debt Financing Sources and the Debt Financing Sources Related Parties without any obligation on the part of the Debt Financing Sources or the Debt Financing Sources Related Parties to comply with the terms of the Confidentiality Agreement; provided that the Debt Financing Sources are subject to customary confidentiality arrangements with respect to such information. (b) Except as provided in Section 6.06(d) or Section 6.08, the Seller shall, for a period commencing on the Closing Date and terminating on the date that is five (5) years after the Closing Date (and thereafter the Seller shall use reasonable efforts to, with respect to any retained Purchaser Confidential Information), maintain all non-public, proprietary and confidential information relating to the Purchaser, the Company or the Company Subsidiaries, their respective Representatives and/or the Business (collectively, “Purchaser Confidential Information”) disclosed or made available, whether prior to or after the date hereof but prior to the Closing, to the Seller or any of its respective Affiliates or Representatives in connection with or pursuant to this Agreement or in connection with holding of the Shares or otherwise in the possession of the Seller or any of its Affiliates, in confidence and not disclose to any other Person (other than their respective Affiliates and Representatives), nor make any use of, any Purchaser Confidential Information (except as contemplated by the Stockholders Agreement). In the event that the Seller,

100 any of its Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Purchaser Confidential Information, in each of which instances the Seller, its Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Purchaser promptly so that the Purchaser will have a reasonable opportunity to timely seek to limit or avoid such disclosure (in which case, the Seller, its Affiliates and their and their respective representatives, as the case may be, shall use reasonable best efforts to assist the Purchaser in this respect, shall disclose only such portion of the Purchaser Confidential Information which counsel to the Seller, its Affiliates and their and their respective representatives, as the case may be, advises is legally required to be disclosed and shall, to the extent permitted by law, provide a copy of such Purchaser Confidential Information disclosed to the Purchaser). (c) Except as provided in Section 6.06(d) or Section 6.08, for a period commencing on the Closing Date and terminating on the date that is twenty-four (24) months after the Closing Date, the Purchaser shall, and shall cause the Company and the Company Subsidiaries and their respective Representatives to, maintain all non-public, proprietary and confidential information exclusively relating to the Seller, its respective Affiliates and Representatives and/or the Seller Business (collectively, “Seller Confidential Information”) disclosed to the Purchaser or any of its Affiliates or Representatives in connection with this Agreement or made available to or in the possession of the Company or any of the Company Subsidiaries, in confidence and not disclose to any other Person (other than its Affiliates and Representatives), any Seller Confidential Information. (d) The obligations of each Party (a “Receiving Party”) set forth in Section 6.06(b) and Section 6.06(c) shall not apply to (i) any information that becomes available to the general public prior to, on or after the Closing Date (other than as a result of disclosure by the Receiving Party or any of its Representatives in violation of Section 6.06(b) or Section 6.06(c), as applicable), (ii) except as provided in clause (iii) below, any disclosure requested or required by applicable Law or any Governmental Authority, including any applicable Tax Laws, securities Laws or securities exchange or listing regulations or requirements; provided that, to the extent such disclosure is requested or required in connection with an Order, the Receiving Party shall, to the extent reasonably practicable and legally permissible, promptly notify the other Party (the “Disclosing Party”) of such disclosure under this clause (ii) prior to making such disclosure with reasonably sufficient time, where reasonably practicable, to allow the Disclosing Party to seek protective measures for such Seller Confidential Information or Purchaser Confidential Information (as applicable) (and the Receiving Party and its Representatives shall cooperate with the Disclosing Party in seeking such protection, at the Disclosing Party’s sole cost and expense), (iii) any Order in connection with the enforcement of a Party’s rights or remedies under this Agreement or the other Ancillary Agreements solely to the extent necessary for any filings with a Governmental Authority (provided that, to the extent possible, the applicable Party shall request that such Governmental Authority treat such Seller Confidential Information or Purchaser Confidential Information (as applicable) as confidential and non-public), (iv) any disclosure or use of Seller Confidential Information or Purchaser Confidential Information (as applicable) in connection with the preparation of financial statements, (v) any disclosure or use in connection with and to the extent necessary for a Party or any of its Representatives to prepare or file Tax

101 Returns or other Tax filings, (vi) any disclosure or use of Seller Confidential Information or Purchaser Confidential Information (as applicable) that is necessary for a Party to perform or satisfy any of its obligations under this Agreement or any of the other Ancillary Agreements or (vii) any information that is independently developed following the Closing by the Receiving Party or its Representatives without reference to or use of any Seller Confidential Information or Purchaser Confidential Information (as applicable) of the Disclosing Party. Section 6.07 Misdirected Payments. Following the Closing, if any payments due with respect to the Business are paid to the Seller or any of its Subsidiaries, the Seller shall, or shall cause its applicable Subsidiaries to, promptly remit by wire or draft such payment to an account designated in writing by the Purchaser. Section 6.08 Public Announcements. The initial press release with respect to the execution and delivery of this Agreement shall be a joint press release in the form agreed between the Parties prior to the execution and delivery of this Agreement. Following the issuance of such initial press release, none of the Parties shall issue any press release or make any public announcement in respect of this Agreement or the transactions contemplated hereby without the prior written approval of the other Parties, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary (i) to the extent disclosure is required by applicable Law or the rules of a securities exchange upon which the securities of a Party or any of its Affiliates are listed (including disclosure pursuant to the Proxy Statement, as described in Section 6.20 below), in which case the disclosing Party shall use its reasonable best efforts to give the other Parties the opportunity to review and comment on any such release or announcement in advance, (ii) to the extent the contents of such release or announcement are consistent in all material respects with materials or disclosures that have previously been released publicly in compliance with this Section 6.08 or (iii) to the extent required for the purpose of the Debt Financing. Section 6.09 [Reserved] Section 6.10 Directors’ and Officers’ Indemnification. (a) The Purchaser shall, and, upon and following the Closing, shall cause the Company and the Company Subsidiaries to, maintain provisions in the Company’s and the Company Subsidiaries’ Organizational Documents no less favorable with respect to the exculpation, advancement of costs and expenses and indemnification of all current and former officers, directors or managers, as applicable, holding office with the Company and/or the Company Subsidiaries at or prior to the Closing (collectively, the “D&O Indemnitees”) than as set forth in such Organizational Documents as of the date hereof, which provisions shall not be amended or repealed for a period of at least six (6) years from the Closing Date in any manner that would adversely affect the rights of any D&O Indemnitee thereunder. (b) Prior to the Closing Date, the Company shall, and the Seller shall cause the Company to, purchase, a pre-paid non-cancelable extension (run-off) of (or equivalent insurance with respect to coverage, retentions, amounts and other material terms to) the current directors’ and officers’ liability, employment practices liability, fiduciary liability and professional liability insurance (the “Tail Insurance”) of the Company and the Company Subsidiaries covering those

102 Persons who are, or shall be prior to or upon Closing, covered by the current directors’ and officers’ liability, employment practices liability, fiduciary liability and professional liability insurance of the Company and the Company Subsidiaries for acts or omissions occurring on or prior to the Closing, on terms not less favorable to such Persons than the terms of the current directors’ and officers’ liability, employment practices liability, fiduciary liability and professional liability insurance of the Company and the Company Subsidiaries. The expenses associated with the Company’s purchase of the Tail Insurance shall be borne fifty percent (50%) by the Seller (as a component of Transaction Expenses) and fifty percent (50%) by the Purchaser. The Tail Insurance shall provide coverage for a period of six (6) years from the Closing Date for losses to which the insureds under the Tail Insurance may be subject for acts or omissions on or prior to the Closing, and the Purchaser shall make reasonable efforts to maintain or cause the Company to maintain the Tail Insurance in effect and shall not cancel or modify such insurance for such period of six (6) years from the Closing Date. (c) In the event that the Purchaser or (following the Closing) the Company or any of the Company Subsidiaries or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Purchaser shall take all reasonable efforts so that the successors or assigns of the Purchaser or (following the Closing) the Company or any of the Company Subsidiaries, as the case may be, shall succeed to the obligations set forth in this Section 6.10. (d) The obligations under this Section 6.10 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.10 applies without the consent of the affected Person (it being expressly agreed that each such Person to whom this Section 6.10 applies shall be a third-party beneficiary of this Section 6.10). Section 6.11 Employee Benefits. (a) In addition to any requirements to maintain terms and conditions of employment imposed by applicable Law or collective bargaining agreement existing on the date hereof (or entered into or amended in accordance with the terms of this Agreement), with respect to each employee of the Company or of any Company Subsidiary as of the Closing (the “Company Employees”), the Purchaser shall provide, or shall cause its applicable Affiliate to provide, to each Company Employee full credit for all purposes (including eligibility, vesting and entitlement to benefits, including the determination of the level of vacation and severance pay benefits) under each employee benefit plan, policy, program or arrangement sponsored by the Purchaser or any of its Affiliates for such Company Employee’s service prior to the Closing with the Company, any Company Subsidiary or any of their respective Affiliates (or any of their predecessors), to the same extent such service was recognized by the Company, any Company Subsidiary or any of their respective Affiliates (or any of their predecessors) immediately prior to the Closing; provided that such service shall not be credited to the extent that such credit would result in any duplication of compensation or benefits. (b) The Purchaser shall cause each Company Employee and their eligible dependents to be covered on and after the Closing by the group health plan or plans maintained by

103 the Purchaser or any of its Affiliates that (i) comply with the provisions of Section 6.11(a), (ii) do not limit or exclude coverage on the basis of any preexisting condition of such Company Employee or any of their dependents (other than any limitation already in effect under the applicable group health Company Employee Plan) or on the basis of any other exclusion or waiting period not in effect under the applicable group health Company Employee Plan, and (iii) provide each Company Employee full credit under the Purchaser’s or such Affiliate’s group health plans, for the year in which the Closing Date occurs, for any deductible or co-payment already incurred by the Company Employee under the applicable group health Company Employee Plan and for any other out-of- pocket expenses that count against any maximum out-of-pocket expense provision of the applicable group health Company Employee Plan or the Purchaser’s or such Affiliate’s group health plans. (c) Following the Closing, the Purchaser shall cause its applicable Affiliate (including the Company or an applicable Company Subsidiary) to pay all unpaid cash incentive amounts, including cash bonuses, commissions and short-term incentives, to the extent that they are accrued as of the Closing Date and taken into account in Net Working Capital (the “Assumed Incentive Amount”), in accordance with the terms of the applicable arrangements in effect immediately prior to the Closing (and made available to Purchaser), at such times as the Assumed Incentive Amount would have been paid to the Company Employees had the Closing not occurred; provided that nothing in this provision shall restrict Purchaser’s ability to make adjustments to the post-Closing performance criteria in accordance with the terms of the applicable arrangements in effect immediately prior to the Closing. (d) If requested by Purchaser at least ten (10) Business Days prior to the Closing Date, the Company shall, or shall cause the applicable Company Subsidiary to, take all actions necessary to cause the Company or the applicable Company Subsidiary to terminate any tax- qualified defined contribution Code Section 401(k) retirement plan of the Company or any Company Subsidiary (the “Company 401(k) Plan”), effective as of no later than the day immediately preceding the Closing Date, and contingent upon the occurrence of the Closing, and provide that participants in the Company 401(k) Plan shall become fully vested in any unvested portion of their Company 401(k) Plan accounts as of the date such plan is terminated. If the foregoing request to terminate the Company 401(k) Plan is made by Purchaser, the Company shall provide Purchaser with evidence that the Company 401(k) Plan has been terminated (effective no later than the day immediately prior to the Closing Date and contingent on the Closing) pursuant to appropriate corporate resolutions. If the Company 401(k) Plan is terminated, Purchaser shall designate a tax-qualified defined contribution retirement plan with a cash or deferred arrangement that is sponsored by Purchaser or one of its Affiliates (the “Purchaser 401(k) Plan”) that will cover eligible Company Employees effective as of, or as soon as administratively practicable following, the Closing Date. In connection with the termination of the Company 401(k) Plan, Purchaser shall cause the Purchaser 401(k) Plan to accept from the Company 401(k) Plan the “direct rollover” of the account balance (including the in-kind rollover of promissory notes evidencing all outstanding loans that are not in default) of each Company Employee who participated in the Company 401(k) Plan as of the date such plan is terminated and who elects such direct rollover in accordance with the terms of the Company 401(k) Plan and the Code; provided, that the Purchaser shall not have any obligation to accept any rollovers from the Company 401(k) Plan, unless and until the Purchaser has determined, in its sole but reasonable discretion, that such Company 401(k) Plan complies with al applicable Laws related to such Company 401(k) Plan’s tax qualified status.

104 (e) The Seller and the Purchaser acknowledge and agree that all provisions contained in this Section 6.11 with respect to the Company Employees are included for the sole benefit of the Seller and the Purchaser and that nothing in this Agreement, whether express or implied, shall (i) create any third-party beneficiary or other rights in any other Person, including, without limitation, any current or former employees of the Seller, the Purchaser or any of their respective Affiliates, any participant in any Company Employee Plan, Purchaser employee benefit plan or any other employee benefit plan, or any dependent or beneficiary thereof, (ii) require the Seller, the Purchaser or any of their respective Affiliates to continue any such plan or prevent or require or constitute the amendment, modification or termination thereof, except as specifically set forth herein, or (iii) prevent or restrict in any way the right of Purchaser or any of its Affiliates to terminate, reassign, promote or demote any of the Company Employees after the Closing or to change the title, powers, duties, responsibilities, functions, locations or terms and conditions of employment of such Company Employees. Section 6.12 Financing. (a) The Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing in full at or prior to the Closing on the terms and subject only to the conditions (including any “flex” provisions) set forth in the Debt Financing Letters (or on such terms and conditions that are acceptable to the Seller and the Company and the Debt Financing Sources, so long as such other terms and conditions are not prohibited by Section 6.12(b)), including using reasonable best efforts to: (1) maintain the Debt Financing Letters in full force and effect in accordance with the terms and subject only to the conditions thereof, (2) comply with and perform the obligations applicable to it pursuant to the Debt Financing Letters (including, to the extent exercised, any “flex” provisions), (3) cause the funding of the Debt Financing at or prior to the Closing, including by enforcing Purchaser’s rights under the Debt Financing Letters, (4) comply with its obligations under the Debt Financing Letters, to the extent the failure to comply with such obligations would adversely impact the amount or the availability of the Debt Financing at the Closing, and (5) satisfy on a timely basis all conditions in all Debt Financing Agreements to the extent within Purchaser’s, any of its Subsidiaries’ or any of their respective Representatives’ or Affiliates’ control and assist in the satisfaction of all other conditions. (b) The Purchaser shall not withdraw, rescind, terminate (other than in accordance with its terms), replace, amend or waive the Debt Financing Letters or any provision thereof without the Seller’s prior written consent if such termination, replacement, amendment or waiver would reasonably be expected to, when taken together with all other such amendments, modifications and waivers: (1) delay, impede or prevent the funding of the Debt Financing on the Closing Date, (2) adversely impact (x) the ability of the Purchaser to enforce its rights against the Debt Financing Sources under the Debt Financing Agreements or (y) the ability of the Purchaser to consummate, or the likelihood of the consummation of, the transactions contemplated hereby to be consummated at the Closing, (3) reduce (or have the effect of reducing) the aggregate amount of the Debt Financing from that contemplated by the Debt Financing Letters as in effect on the date hereof, unless, after giving effect to such reduction, the Purchaser will have on the Closing Date sufficient cash, available lines of credit or other sources of immediately available funds to pay (A) the aggregate cash consideration required to be paid by the Purchaser hereunder on or

105 prior to the Closing Date and (B) any and all fees, expenses and other amounts required to be paid by the Purchaser on or prior to the Closing Date in connection with the transactions contemplated hereby, or (4) impose new or additional conditions or adversely expand, amend or modify any of the existing conditions to the receipt of the Debt Financing, or otherwise expand, amend or modify any existing conditions or other provisions of the Debt Financing Letters, in a manner that would reasonably be expected to delay or prevent the funding of the Debt Financing (or satisfaction of the conditions to the Debt Financing) at the Closing. The Purchaser shall promptly deliver a copy of any amendment, supplement, modification or replacement of any Debt Financing Letters to the Seller. Upon any permitted amendment, supplement, modification or replacement of any Debt Financing Letters in accordance with this Section 6.12(b), the term “Debt Financing Letters” shall mean the Debt Financing Letters as so amended, supplemented, modified or replaced, and references to “Debt Financing” shall include the financing contemplated by the Debt Financing Letters as so amended, supplemented, modified or replaced. (c) The Purchaser shall provide the Seller with prompt (but in any event, within five (5) Business Days) written notice (1) upon obtaining knowledge of any (A) actual or threatened breach, default, repudiation, cancelation or termination (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any such breach, default, repudiation, cancelation or termination) by any party to any of the Debt Financing Agreements or (B) any amendment, supplement, waiver, other modification or termination of any Debt Financing Agreements, (2) upon receipt by the Purchaser of any written notice or other written communication of any such breach, default, repudiation, cancelation or termination, (3) of any dispute or disagreement (other than any ordinary course negotiations with respect to the terms of the Debt Financing or the Debt Financing Agreements) between or among the parties to any of the Debt Financing Agreements or other documents relating to the Debt Financing Agreements and (4) if for any reason the Purchaser believes in good faith that it would not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Debt Financing Agreements in any manner that would reasonably be expected to impair, delay or prevent the consummation of the transactions contemplated hereby; provided that in no event shall Purchaser be required to share any information that the Purchaser determines is subject to attorney-client or other privilege. As soon as reasonably practicable after the date on which the Seller deliver to Purchaser a written request, the Purchaser shall provide any information reasonably so requested by the Seller relating to any circumstance referred to in clause (1), (2), (3) or (4) of the immediately preceding sentence. In addition, the Purchaser shall keep the Seller informed on a reasonably current basis and in reasonable detail of the status of its efforts to obtain and finalize the Debt Financing and provide the Seller with drafts of such Debt Financing Agreements prior to the execution and executed copies of all Debt Financing Agreements. (d) Without limiting Purchaser’s obligations hereunder, if any portion of the Debt Financing otherwise becomes unavailable, the Purchaser shall use its reasonable best efforts to arrange and obtain in replacement thereof, as promptly as reasonably practicable, and in a manner which would not reasonably be expected to materially prevent, delay or impair the likelihood of the Closing, alternative financing from alternative sources in an amount sufficient, when added to the portion of the Debt Financing and cash on hand of the Purchaser, to cause the representation and warranty set forth in Section 5.11(c) to be true, complete and correct (“Alternative Financing”); provided that in no event shall Purchaser be required to, and in no event

106 shall its reasonable best efforts be deemed or construed to require that Purchaser, pay any fees in excess of those contemplated by the Debt Financing Letters or obtain Alternative Financing that (1) includes terms (including any “market flex” provisions applicable thereto) that, when taken as a whole, are less favorable in any material respect to Purchaser than those contained in the Debt Commitment Letter (including any “market flex” provisions applicable thereto) in effect on the date hereof, (2) involves any conditions to funding of the Debt Financing that are not contained in the Debt Commitment Letter as in effect on the date hereof or (3) would reasonably be expected to prevent, impede, or delay the consummation of any of the transactions contemplated hereby. The Purchaser shall promptly deliver to the Seller true and complete copies of any debt commitment letter and related fee letter (in the case of any such fee letter, redacted in a manner consistent with the Debt Fee Letter) pursuant to which any such alternative source shall have committed to provide any Alternative Financing (the “Alternative Financing Commitment Letter”). As applicable, references in this Agreement (other than with respect to representations in this Agreement made by the Purchaser that speak as of the date hereof) (i) to “Anticipated Financing” and “Debt Financing” shall include any such Alternative Financing; (ii) to “Debt Financing Letters” shall include any such Alternative Financing Commitment Letter; and (iii) to “Debt Financing Agreements” shall be to the definitive documents, if any, in respect of such Alternative Financing. (e) The Seller and the Company shall use their respective reasonable best efforts to, and shall cause each of the Company Subsidiaries and the Seller’s, the Company’s and the Company Subsidiaries’ respective Representatives to use their reasonable best efforts to, provide all cooperation and assistance reasonably requested by the Purchaser in connection with the Debt Financing and any replacement, amended, modified, supplemental or alternative financing (including one or more offerings of non-convertible debt securities, convertible debt securities and/or equity securities to be issued or incurred in lieu of or supplemental to any financing contemplated by the Debt Commitment Letter or pursuant to any “market flex” or “securities demand” provisions relating thereto) (all of the foregoing, together with the Debt Financing, the “Anticipated Financings”). The Seller and the Company shall also: (i) as promptly as reasonably practicable, furnish the Purchaser and the Debt Financing Sources (and their respective Representatives, as applicable) (A) by no later than September 15, 2024, the Required Company Financial Information described in clauses (b)(i) and (b)(ii) of the definition thereof, (B) by no later than 45 days after the end of the applicable fiscal quarter, the Required Company Financial Information described in clause (b)(iii) of the definition thereof, (C) by no later than March 15, 2025, the Required Company Financial Information described in clauses (b)(iv) of the definition thereof and (D) such other customary financial and other information regarding the Company and its Subsidiaries as may reasonably be requested by Purchaser and is contemplated by the Debt Financing Agreements (including all Company information, financial statements and financial data that is necessary to permit Purchaser to prepare a customary preliminary offering memorandum or preliminary private placement memorandum for use in a “high-yield road show” relating to any Anticipated Financings, including all Company information, financial statements and financial data that is customarily included in an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act and any other

107 information reasonably requested by Purchaser in connection with customary 10b-5 diligence); (ii) to the extent reasonably requested by the Purchaser, participate in a reasonable number of meetings (including customary one-on-one meetings), presentations and roadshows with, on the one hand, the parties acting as lead arrangers, bookrunners, underwriters or agents for, and prospective lenders, investors and purchasers of, the Anticipated Financing, and, on the other hand, management and Representatives (with appropriate seniority and expertise) of the Company, due diligence sessions (including directing the Company Auditor to participate therein or in separate accounting due diligence calls), drafting sessions and sessions with rating agencies, and reasonably cooperate with the marketing efforts of the Purchaser and the Debt Financing Sources, in each case in connection with any Anticipated Financing and with appropriate advance notice and at times and locations to be mutually agreed between the Purchaser and the Company; (iii) to the extent reasonably requested by the Purchaser, assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda (including a version that does not include material non-public information regarding the Seller, the Company and their respective Subsidiaries), private placement memoranda, prospectuses and similar documents required in connection with any Anticipated Financing; (iv) in connection with any offering of securities direct the Company Auditor to provide customary comfort letters (including “negative assurance” comfort and change period comfort) reasonably requested by the Purchaser or the Debt Financing Sources with respect to financial information of the Company and its consolidated subsidiaries included in any offering documents relating to any Anticipated Financing in which the consolidated financial statements of the Company are included, and, if required, customary consents to the use of their audit reports on the consolidated historical financial statements of the Company in any offering documents relating to any Anticipated Financing in which the consolidated historical financial statements of the Company are included; (v) assist in the preparation of, and execute and deliver, one or more credit agreements, indentures, pledge and security documents, purchase agreements, other definitive financing documents and other customary certificates or documents (including the execution and delivery of customary authorization and representation letters with respect to the bank information memoranda) on terms that are reasonably requested by the Purchaser in connection with any Anticipated Financing, and take organizational actions as may be reasonably requested by Purchaser in connection with any Anticipated Financing, in each case subject to the protective provisions in the proviso below; (vi) no less than three (3) Business Days prior to the Closing Date, furnish to the Purchaser all documentation and information as is reasonably requested in writing by the Purchaser (on behalf of the Debt Financing Sources) at least ten (10) Business Days prior to the Closing Date about the Seller, the Company and their

108 respective Affiliates that the Debt Financing Sources reasonably determine is required by governmental authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and applicable beneficial ownership regulations; (vii) amend or supplement, or cause its Subsidiaries to amend or supplement, any information supplied by or on behalf of the Seller, the Company or any of their respective Affiliates to the Purchaser and the Debt Financing Sources on a reasonably current basis to the extent such information, to the Knowledge of the Seller or the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not misleading; (viii) to the extent reasonably requested by the Purchaser, cooperating reasonably with the due diligence of the Debt Financing Sources, to the extent customary and reasonable; (ix) to the extent reasonably requested by the Purchaser, assisting the Purchaser in procuring public corporate ratings and corporate family ratings in respect of the Purchaser and public ratings of the facilities or securities contemplated by any Anticipated Financing; and (x) updating any Required Company Financial Information provided to Purchaser as may be necessary for such Required Company Financial Information to remain Compliant; provided, however, that none of the Seller, the Company and their respective Subsidiaries and their respective Representatives shall be required under this Section 6.12 to (1) pay any commitment or other fee or any expenses or incur any other liability in connection with any Anticipated Financing prior to the Closing unless promptly reimbursed or indemnified, as applicable, by the Purchaser in accordance with Section 6.12(g), (2) take any action that would unreasonably interfere with the ongoing business or operations of the Seller, the Company or any of their respective Subsidiaries, (3) enter into or approve any agreement or other documentation if such agreement or other documentation would be effective with respect to the Seller, the Company or any of their respective Subsidiaries prior to the Closing (except the authorization and representation letters referred to in clause (v) above), (4) require the Seller, the Company or any of their respective Subsidiaries, or any director or manager on any of their respective boards of directors or managers (or equivalent bodies), to approve or authorize any Anticipated Financing unless the Purchaser shall have determined that such directors and managers (or members of equivalent bodies) are to remain as directors and managers (or members of equivalent bodies) of the Company or such Affiliate on and after the Closing Date and such resolutions are contingent upon the occurrence of, or only effective as of, the Closing, (5) take any action that would conflict with or violate any provision of any of the Organizational Documents of the Seller, the Company or any of their respective Subsidiaries or any applicable Law or Company Material Contract binding on the Seller, the Company or any of their respective Subsidiaries (provided that in the event that the Seller, the Company and/or their respective Subsidiaries do not provide information in reliance on the exclusion in this clause (5) related to confidentiality obligations, the Seller, the Company and/or

109 their respective Subsidiaries shall use reasonable best efforts to provide prompt notice to the Purchaser that such information is being withheld), (6) take any action that would subject any director, manager, officer, employee or other Representative of the Seller, the Company or any of their respective Subsidiaries to any personal liability or (7) provide access to or disclose information that would jeopardize any attorney-client privilege of the Seller, the Company or any of their respective Subsidiaries or which is restricted or prohibited under applicable Law (provided that the Seller, the Company or any of their respective Subsidiaries shall use reasonable best efforts to grant such access or provide such disclosure in a manner which would not jeopardize such privilege or contravene any such applicable Law). The Company hereby consents to the reasonable use of its logos in connection with any Anticipated Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Seller, the Company or their reputation or goodwill. (f) Notwithstanding any other provision set forth herein, the Confidentiality Agreement or in any other agreement between the Seller or the Company, on the one hand, and the Purchaser, on the other hand, the Seller and the Company agree that the Purchaser and its Subsidiaries may share customary projections and other non-public information provided pursuant to this Section 6.12 with respect to the Seller, the Company and their respective Subsidiaries on a customary basis with the Debt Financing Sources, and that the Purchaser and its Affiliates and such Debt Financing Sources may share such information with potential Debt Financing Sources in connection with any marketing efforts in connection with any Anticipated Financing (provided that the recipients of such information agree to customary confidentiality arrangements) or otherwise as may be required to be disclosed under applicable law or stock exchange regulations (including in any Form 8-K or the Proxy Statement). (g) The Purchaser shall promptly, upon written request by the Seller or Company, as applicable, indemnify, defend and hold harmless the Seller, Company, their respective Subsidiaries, their respective Affiliates and their respective representatives from, against and in respect of any and all liabilities, losses, damages, claims, costs, expenses, debts, proceedings, covenants, suits, judgments, actions and causes of action, obligations and accounts and liabilities resulting from or suffered or incurred by them in connection with their cooperation in arranging the Debt Financing and the performance of their respective obligations under this Section and the provision of any information utilized in connection therewith (other than information provided by Seller or any of its Subsidiaries), in each case, other than to the extent any of the foregoing was suffered or incurred as a result of the Fraud, gross negligence, bad faith or willful misconduct of Seller, Company, any of their Subsidiaries or any of their respective representatives. The Purchaser shall, promptly upon request of Seller or Company, as applicable (and, in any event, no later than thirty (30) days), reimburse the Seller, Company and their respective Subsidiaries for all reasonable out-of-pocket and documented costs and expenses (including reasonable attorneys’ and accountants’ fees) incurred by the Seller, Company or any of their applicable Subsidiaries in connection with the cooperation of the Seller, the Company and their respective Subsidiaries contemplated by this Section 6.12. Section 6.13 R&W Insurance Policy. The Parties acknowledge that the Purchaser has obtained the R&W Insurance Policy to provide the Purchaser with insurance coverage in respect of any inaccuracy or breach of any of the representations and warranties of the Seller or the Company contained herein, subject to the terms and conditions of the R&W Insurance Policy. The

110 Purchaser has bound the R&W Insurance Policy as of the date hereof. The Purchaser shall take all actions, and the Company and its Subsidiaries shall reasonably cooperate with Purchaser, in each case as reasonably necessary to satisfy the applicable conditions set forth in the conditional binder (other than the condition that the Closing has occurred) to the R&W Insurance Policy within the times set forth therein and to maintain the R&W Insurance Policy in full force and effect. Except to the extent that such costs and expenses are included in Transaction Expenses, Purchaser, or an Affiliate thereof, is responsible for all costs to procure, maintain and make claims under the R&W Insurance Policy, including all premiums, retention amounts, Taxes, expenses and costs of any nature. The R&W Insurance Policy names the Purchaser, or an Affiliate thereof, as an insured thereof. Following the final issuance of the R&W Insurance Policy, the Purchaser agrees to use commercially reasonable efforts to keep the R&W Insurance Policy in full force and effect for the policy period set forth therein. The parties acknowledge that the Purchaser obtaining the R&W Insurance Policy is a material inducement to the Seller entering into the transactions contemplated by this Agreement, and the Seller is relying on the Purchaser’s covenants and obligations set forth in this Section 6.13. The R&W Insurance Policy shall include a provision whereby the insurer expressly waives, and irrevocably agrees, except in the case of Fraud of the Company or Seller, not to pursue, directly or indirectly, any right of subrogation against the Seller or any of its Affiliates, or any former shareholders, managers, members, directors, officers, employees, agents or representatives of any of the foregoing with respect to any claim made by any insured thereunder, and such Persons shall be express third party-beneficiaries of such provision. In addition, the R&W Insurance Policy may not be amended or waived by the Purchaser in any manner that is materially adverse to the Seller or any of its Affiliates without the Seller’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed). Section 6.14 Access to Information. Except to the extent (a) restricted or otherwise prohibited by applicable Laws, or (b) subject to any attorney-client privileges, during the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Closing, the Company shall afford Purchaser and its Affiliates and their Representatives, reasonable access upon reasonable notice and during business hours to (i) all of the Company’s and its Subsidiaries’ properties, books, Contracts and records and (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Laws) of the Company and its Subsidiaries as Purchaser may reasonably request; provided, however, that (i) the Company shall not be required to provide Purchaser, its Affiliates or their Representatives with any information primarily related to the Seller’s, the Company’s or their respective Representatives’ evaluation of the transactions contemplated by this Agreement, including projections, financial or other information related thereto, except as may be required to be included in the Proxy Statement, (ii) no information disclosed or discovered pursuant to this Section 6.14 shall affect or be deemed to modify any representation or warranty made by the Company or Seller herein and (iii) neither the Company nor any of its Affiliates shall be required to disclose any information: (A) to the extent that doing so would violate any written obligation of confidentiality to which it or any of its Affiliates is subject prior to the date hereof or violate any Contract dated prior to the date hereof to which the Company or any of its Affiliates is party or by which any of the assets or properties of the Company or any of its Affiliates are bound (provided that the Company shall use commercially reasonable efforts to provide such information in a manner that does not violate such obligations), (B) if the Seller, the Company or any of its Affiliates, on the one hand, and the Purchaser or any of its Affiliates, on the other hand, are adverse parties in an Action and such information is pertinent thereto, (C) if the Company reasonably

111 determines in good faith that such information is competitively sensitive or (D) to the extent related primarily to the Seller Business. Section 6.15 Notification of Certain Matters. Between the date hereof and the earlier of the Closing and the termination of this Agreement, the Company and the Seller shall give prompt written notice to Purchaser of (i) the occurrence or non-occurrence of any fact, event, circumstance or condition that has resulted or would reasonably be expected to result in the nonfulfillment of any of the conditions to Purchaser’s obligations hereunder as set forth in Section 8.01 and Section 8.03, (ii) any material failure of such party to comply with or satisfy in a timely manner any covenant, condition or agreement to be complied with or satisfied by such party hereunder, (iii) any written notice from any Person alleging that the consent of such person is required in connection with any of the transactions contemplated under this Agreement, (iv) any Action initiated by or against any of the Company, its Subsidiaries or any of their officers, directors, employees or stockholders in their capacity as such (and thereafter, notify Purchaser of ongoing material developments in any such Action and consult in good faith with Purchaser regarding the conduct of the defense thereof (without such consultation unreasonably delaying the course of action of the Company)), and (v) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement. The delivery of any notice pursuant to this Section 6.15 shall not be deemed to (A) modify the representations, warranties, covenants or agreements hereunder of the Company, the Seller or the Company Disclosure Letter, or (B) cure, waive or prevent any misrepresentation, inaccuracy, untruth or breach of any representation, warranty, covenant or agreement set forth in this Agreement or failure to satisfy any condition set forth in Section 8.03. Section 6.16 Seller Waiver and Release. (a) As a material inducement to the Purchaser’s willingness to enter into and perform this Agreement and to purchase the Shares for the consideration to be paid or provided to the Seller in connection with such purchase, Seller, on behalf of itself and on behalf of each of Seller’s Affiliates and Representatives (each, a “Releasor”), hereby releases and forever discharges the Purchaser, its Affiliates, including the Company and each of their respective past, present and future Representatives, Affiliates, shareholders, successors and assigns (individually, a “Releasee” and collectively, “Releasees”) from any and all Actions and Liabilities relating in any way whatsoever to the Company and its Subsidiaries and the Business, in each case whether known or unknown, suspected or unsuspected, at law or in equity, which Seller or any of its respective Affiliates or Representatives now has, have ever had or may hereafter have against the respective Releasees arising concurrently with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring concurrently with or prior to the Closing Date; provided, however, that nothing contained herein shall operate to release (i) any obligation of the Purchaser arising under this Agreement or the Ancillary Agreements; (ii) any right of Releasor, in his or her capacity as an officer or director of the Company and/or the Subsidiary, to receive any amount under the Tail Insurance, if any; (iii) any rights in the capacity as an employee, director or contractor of the Company or its Subsidiary to (1) expense reimbursements for reasonable and necessary business expenses incurred and documented prior to the date hereof and consistent with prior expenditures and (2) accrued but unpaid wages, salaries or other cash compensation or employee benefits due to him, her or it that remain unpaid as of the Closing; and (iv) any other Contracts between any Releasor and any Releasee that shall remain in effect following the Closing

112 in accordance with this Agreement. Seller hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any Action of any kind against any Releasee, based upon any matter purported to be released hereby. (b) The Seller hereby waives any and all first refusal, tag along, first offer, notification, veto or other rights under the Organizational Documents of the Company or any Contract to which any of them are a party with respect to the execution of this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby. Section 6.17 Non-Compete; Non-Solicit. (a) In further consideration for the Aggregate Consideration and in order to protect the value of the Company and its Subsidiaries (including, without limitation, the goodwill inherent therein as of the Closing and that the Purchaser may have and enjoy the full benefit of the Company and its Subsidiaries, and the Business), the following shall apply: (i) During the period beginning on the date hereof and ending on the three (3) year anniversary of the Closing (the “Noncompete Period”), Seller shall not, and shall cause its Affiliates (including a controlling individual shareholder, but excluding the Seller’s and its Affiliates’ directors and officers, except to the extent acting in their capacities as such on behalf of Seller or its Affiliates that are Entities) not to, without the prior written consent of Purchaser, directly or indirectly (including, without limitation, through its respective Affiliates and Representatives), own, manage, operate, finance, control, participate in the ownership, management, financing, operation, business or control or engage in any business or Person anywhere in the world which the Company currently operates that is substantially similar to, and competes with, the business, operations and activities of the Company and the Company Subsidiaries of providing digital advertising services, products and technologies to advertising agencies and advertisers and publishers, as conducted as of the Closing Date (a “Competitive Business”). (ii) Notwithstanding anything to the contrary herein, the Parties agree that nothing herein shall prohibit the Seller or any of its Affiliates from: (1) acquiring, owning or investing in any Person engaged in a Competitive Business, or the assets thereof, if such Competitive Business accounts for ten percent (10%) or less of such Person’s gross revenues (the “Revenue Threshold”); provided that solely in the case of this clause (1), in the event that the Seller or its Affiliate acquires any Person that has revenues from a Competitive Business in excess of the Revenue Threshold, the Seller or its Affiliate shall not be deemed to have breached Section 6.17(a)(i) if (A) the Competitive Business accounts for less than fifty percent (50%) of such Person’s gross revenues and (B) the Seller or its Affiliate (a) divests the portion of the acquired business or Person which constitutes a Competitive Business within twelve (12) months of the completion of such acquisition or (b) ceases such Competitive Business as promptly as practicable after the completion of such acquisition but in no event later than twelve (12) months thereafter; or

113 (2) acquiring (and owning) directly or indirectly (a) passive ownership of securities or any indebtedness for borrowed money of any Person that is engaged in a Competitive Business if the Seller or its Affiliate does not, directly or indirectly, beneficially own in the aggregate voting power of the securities of such Person that would require the Seller or any such Affiliate to disclose such beneficial ownership pursuant to Rule 13d-1(a) under the Exchange Act if such securities were registered pursuant to Section 12 of the Exchange Act or (b) any interest in any Person, regardless of the relative size of the ownership interest or revenues derived from any Competitive Business, solely through any pension trust or similar benefit plan investment vehicle (or agent thereof in their capacity as such) of the Seller or its Affiliate, as applicable, so long as such investments are passive investments in securities in the ordinary course of its respective operations. (iii) During the Noncompete Period, Seller shall not, and shall cause its Affiliates (including a controlling individual shareholder, but excluding the Seller’s and its Affiliates’ directors and officers, except to the extent acting in their capacities as such on behalf of Seller or its Affiliates that are Entities) not to, directly or indirectly (including, without limitation, through its respective Affiliates and any Representative) (1) encourage, induce, solicit or attempt to encourage, induce or solicit any director, officer or employee of the Company or any Company Subsidiary (each, a “Restricted Person”) to leave or limit his or her employment with or service to the Company or its Subsidiaries or Affiliates; (2) hire, engage or employ any Person who is at such time a Restricted Person, or who was a Restricted Person during the immediately preceding twelve (12) month period from the Closing Date; or (3) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, distributor, reseller, licensee, licensor or other business relation of the Company or its Subsidiaries to cease doing business with or reducing its business activity with the Company or its Subsidiaries; provided, however, that clauses (1) and (2) shall not prohibit the Seller from: (A) engaging in a bona fide general solicitation or advertisement that is not specifically directed to any Restricted Person or group of Restricted Persons or (B) retaining search firms, employment agencies or other similar entities provided that such entities have not been instructed to solicit or target any Restricted Person or group of Restricted Persons. (iv) During the Noncompete Period, each of the Parties hereto shall not, and shall cause its Affiliates (including a controlling individual shareholder, but excluding such Party’s and its Affiliates’ directors and officers, except to the extent acting in their capacities as such on behalf of such Party or its Affiliates that are Entities) not to, directly or indirectly (including through its respective Affiliates and Representatives, or through or with the participation of any other Person) cause any harm to the business or reputation in the market of any other Party hereto or its Affiliates and not to make, whether directly or indirectly, any negative or disparaging remarks about any other Party hereto or its Affiliates or their respective products, services or business, including not stating or alleging that the technologies or products of any other Party hereto or its Affiliates, as then conducted or proposed to be conducted, are defective, fail to perform or comply with any relevant standards, are inferior, non-competitive, or generally unsatisfactory.

114 (b) The Seller acknowledges and represents that: (1) sufficient consideration has been given as it relates to such party’s obligations under Section 6.17; (2) the Seller has consulted with legal counsel of the Seller’s choosing regarding its rights and obligations under this Section 6.17; (3) it fully understands the terms and conditions contained herein; (4) the scope of the business of the Company and its Subsidiaries is independent of location (such that it is not practical to limit the restrictions contained in this Section 6.17 to a specified country, city or part thereof); (5) the restrictions and agreements in this Section 6.17 are reasonable in all respects and necessary for the protection of the Company and its Subsidiaries and their confidential information and goodwill and that, without such protection, the Company’s and its Subsidiaries’ customer and client relationships and competitive advantage would be materially adversely affected; and (6) the agreements in this Section 6.17 are an essential inducement to the Purchaser to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which such party is party to or by which such party is bound (whether under Contract or by applicable Law). (c) The covenants and undertakings contained in this Section 6.17 relate to matters which are of a special, unique and extraordinary character and a violation of any of the terms of this Section 6.17 may cause irreparable injury to the Company and its Subsidiaries (and their successors, assigns and any third-party beneficiary), the amount of which will be impossible to estimate or determine and which cannot be adequately compensated. Therefore, the Purchaser (and its successors, assigns and any third-party beneficiary) may be entitled to seek, in addition to other rights and remedies existing in their favor under applicable Law or in equity, an injunction, restraining order or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of any provisions of this Section 6.17. (d) If at any time a court of competent jurisdiction or arbitrator’s award holds that the restrictions in this Section 6.17 are unreasonable under circumstances then existing, or that a specified time period, a specified geographical area, a specified business limitation or any other relevant feature of this Section 6.17 is unreasonable, arbitrary or against public policy, the parties hereto agree that the maximum period, scope or geographical area reasonable, not arbitrary, and not against public policy under such circumstances shall be substituted for the stated period, scope or area or any other relevant feature and may then be enforced against the applicable party. Section 6.18 Phantom Stock Plan. Prior to the Closing, the board of directors of the Seller, and, as applicable, the boards of directors or other applicable governing bodies of the Company and the Company Subsidiaries shall adopt resolutions providing that, effective as of the Closing, the Phantom Stock Plan shall be terminated, no Award under the Phantom Stock Plan will be subject to a Settlement in Kind (as such capitalized terms are defined in the Phantom Stock Plan), and the participants thereunder shall not have any present or future right to receive any portion of the Aggregate Consideration (except as described in the final sentence of this Section 6.18) nor any right under the Phantom Stock Plan to own or acquire any share capital or other security of the Company or any of its Affiliates. Prior to Closing, Seller shall deliver, or cause to be delivered, to Purchaser such resolutions evidencing the foregoing termination of the Phantom Stock Plan as of Closing. For clarity, if despite the foregoing, any obligations arise under the Phantom Stock Plan and remain outstanding as of or following the Closing, (a) such obligations would be treated as Transaction Expenses, (b) the Purchaser will, within thirty (30) days after Closing, cause the Company or an applicable Company Subsidiary to make payments through

115 payroll to participants in the Phantom Stock Plan in respect of any Phantom Stock Appreciation Rights that are in-the-money as of Closing and either taken into account in the Transaction Expenses or for which Seller has wired the Company or the applicable Company Subsidiary the amount so required for such purpose, and (c) to the extent not taken into account in the calculation of the Final Closing Cash Consideration, shall be treated as an Indemnifiable Matter under Section 10.02. Section 6.19 Pre-Closing Steps. (a) Prior to or concurrently with the Closing, the Company shall, and shall cause its applicable Subsidiaries to, effect the actions and transactions described in the Pre-Closing Step Plan contemplated to be effected by the Company and its Subsidiaries in all material respects and take, or cause its applicable Subsidiaries to take, such further actions as the Company may reasonably deem necessary to effect the Company Pre-Closing Steps (collectively, the “Company Pre-Closing Steps”); provided that the Company and its applicable Subsidiaries shall not have any obligation under or pursuant to or as a result of this Section 6.19 to take any action which will result in a violation or breach of, or default under, applicable Law or Contract. Prior to effecting any of the Company Pre-Closing Steps, the Company shall provide the Purchaser with drafts of all agreements and other documentation and instruments in respect of the Company Pre-Closing Steps and provide the Purchaser with a reasonable opportunity to comment thereon. The Company shall be entitled to make such modifications to the Company Pre-Closing Steps as it may reasonably determine; provided that (i) the Purchaser’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any such modifications that would reasonably be expected to (A) be material or adverse to the Purchaser, (B) otherwise require any modification to the Purchaser Pre-Closing Steps or the Additional Closing Steps, or (C) increase the amount of Transfer Taxes to be borne by Purchaser (compared to the Transfer Taxes estimated based on the original Company Pre-Closing Steps), (ii) the Company shall reasonably consult with the Purchaser prior to any such modification and consider in good faith the comments of the Purchaser with respect thereto and (iii) the Parties shall otherwise cooperate with respect to the Company Pre-Closing Steps. (b) Prior to or concurrently with the Closing, the Purchaser shall, and shall cause its applicable Subsidiaries to, effect the actions and transactions described in the Pre-Closing Step Plan contemplated to be effected by the Purchaser and its Subsidiaries in all material respects and take, or cause its applicable Subsidiaries to take, such further actions as the Purchaser may reasonably deem necessary to effect the Purchaser Pre-Closing Steps (collectively, the “Purchaser Pre-Closing Steps”); provided that the Purchaser and its applicable Subsidiaries shall not have any obligation under or pursuant to or as a result of this Section 6.19 to take any action which will result in a violation or breach of, or default under, applicable Law or Contract. The Purchaser shall be entitled to make such modifications to the Purchaser Pre-Closing Steps as it may reasonably determine; provided that (i) the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any such modifications that would reasonably be expected to (A) be material or adverse to the Seller, (B) otherwise require any modification to the Company Pre-Closing Steps or the Additional Closing Steps, or (C) increase the amount of Transfer Taxes to be borne by Seller (compared to the Transfer Taxes estimated based on the original Purchaser Pre-Closing Steps), (ii) the Purchaser shall reasonably consult with the Seller, and provide Seller with applicable agreements and documentation, prior to any such

116 modification, in each case to the extent such modification is of the nature described in clause (i), and consider in good faith the comments of the Seller with respect thereto and (iii) the Parties shall otherwise cooperate with respect to the Purchaser Pre-Closing Steps. Section 6.20 SEC Filings; Purchaser Stockholder Meeting. (a) The Seller shall cause the Company to, as promptly as reasonably practicable, furnish to the Purchaser such data and information relating to the Company, the Seller and its respective Subsidiaries as the Purchaser may reasonably request for the purpose of including such data and information in the Proxy Statement (as defined below) and in any Current Report on Form 8-K to be filed with the SEC in connection with the Closing (any such Current Report on Form 8-K, a “Closing 8-K”), and, in each case, any amendments and supplements thereto. The Purchaser and the Company shall each use reasonable best efforts to (A) cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC, (B) provide the Seller as promptly as practicable with any written or oral comments or requests for information that may be received from the SEC or its staff with respect to the Proxy Statement and shall respond promptly to any such comments or requests for information, (C) have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof and (D) cause the Proxy Statement to be mailed to Purchaser’s stockholders as promptly as practicable. No filing of, or amendment or supplement to, the Proxy Statement or response to any comments made by the SEC or its staff with respect thereto will be made by the Purchaser, without the Purchaser providing the Seller, the Company and their counsel a reasonable opportunity to review and comment on such document or response and giving due consideration to all reasonable additions, deletions or changes suggested thereto by the Seller, the Company and their counsel. Without limitation of the foregoing, the Company shall deliver or cause to be delivered to the Purchaser the following financial statements, audit reports and other information for the inclusion by the Purchaser in the Proxy Statement and/or the Closing 8-K, as applicable, in each case, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and in a form that complies with the applicable requirements of Regulation S-X, the Exchange Act and all other applicable Laws (including any guidance and interpretations promulgated by the SEC and its staff) relating to such Proxy Statement and/or Item 9.01(a) of the Closing 8-K: (i) as soon as practicable following the date hereof, the audited consolidated balance sheets of the Company and its consolidated Subsidiaries as of December 31, 2023 and 2022 and the statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each of the fiscal years ended December 31, 2023 and 2022, together with the notes thereto, an audit report, without qualification or exception thereto, on such financial statements from the Company Auditor, and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such periods meeting the requirements of Item 5 of Form 20-F under the Exchange Act for annual periods; (ii) for each subsequent annual period ending more than 75 days prior to the Closing Date, the audited consolidated balance sheets of the Company and its consolidated Subsidiaries for each of the two most recent years ended as of such annual period prior to the Closing Date and the statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for each of the three most recent fiscal years ended in such annual period, prepared in accordance with IFRS applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), together with an audit report, without qualification or exception thereto, on such financial statements from the Company Auditor, together with the notes

117 thereto and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for such periods meeting the requirements of Item 5 of Form 20-F under the Exchange Act for annual periods; and (iii) the unaudited interim condensed consolidated balance sheets of the Company and its consolidated Subsidiaries as of the end of each fiscal quarter ended more than 45 days prior to the Closing Date (and for the corresponding period of the prior fiscal year) and the related statements of operations and comprehensive income, stockholders’ equity and cash flows of the Company and its consolidated Subsidiaries for such fiscal quarter and for the elapsed portion of the year then ended (and for the corresponding periods of the prior fiscal year), together with the notes thereto and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for each such period meeting the requirements of Item 5 of Form 20-F under the Exchange Act for interim periods. In addition, the Company shall further deliver to the Purchaser: (x) as promptly as reasonably practicable upon request, any other information reasonably requested by the Purchaser and its Representatives for their preparation of “Article 11” pro forma consolidated balance sheets and related pro forma consolidated statements of income required to be included in the Proxy Statement and/or Closing 8-K; and (y) as promptly as practicable following the date hereof, a qualitative description of the Business and customary “risk factors” relating to the Business, each in form and substance required to meet the applicable disclosure requirements of the Proxy Statement under the Exchange Act. All information provided by the Company hereunder shall be true and correct in all material respects and shall not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company shall promptly amend or supplement any information supplied by or on behalf of the Company or any of their respective Affiliates to the Purchaser pursuant to this Section 6.20(a) on a reasonably current basis to the extent such information, to the Knowledge of the Seller or the Company, taken as a whole, is not correct in all material respects, contains any untrue statement of material fact or omits to state any material fact necessary to make such information, in light of the circumstances under which they were made, not misleading. (b) Purchaser shall as soon as reasonably practicable after the date hereof, subject to compliance by the Company with its obligations under Section 6.20(a), prepare a proxy statement to be used for the Purchaser Stockholders Meeting (defined below) (the “Proxy Statement”) and cause it to be filed with the SEC. The Purchaser and the Company shall each use reasonable best efforts to cause the Proxy Statement to comply with the rules and regulations promulgated by the SEC and respond to any comments or requests for information of the SEC or its staff. (c) If at any time prior to the Closing any information relating to the Purchaser, the Purchaser’s stockholders, the Company, or any of their respective Affiliates, officers or directors, should be discovered by the Purchaser, the Company or the Seller that should be set forth in an amendment or supplement to the Proxy Statement, so that such documents would not fail to be true and correct in all material respects or include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Purchaser.

118 (d) Purchaser shall, as soon as practicable following the completion of the preparation of the Proxy Statement, take all action necessary in accordance with applicable Law and the organizational documents of Purchaser to duly give notice of, convene and hold a meeting of Purchaser’s stockholders for the purpose of voting upon the approval of the issuance of the Common Equity Consideration and, to the extent applicable, the Preferred Equity Consideration (as it may be adjourned or postponed as provided below, the “Purchaser Stockholders Meeting”) as shall reasonably be determined by the Purchaser. Such Purchaser Stockholders Meeting shall be held as promptly as practicable after the Proxy Statement is mailed to Purchaser’s stockholders. Subject to Section 6.20(e), the Purchaser shall, through its Board of Directors, recommend to Purchaser’s stockholders the approval of the issuance of the Common Equity Consideration and the Preferred Equity Consideration (the “Purchaser Board Recommendation”). The Proxy Statement shall include the Purchaser Board Recommendation (unless in case of a Purchaser Change of Recommendation made in accordance with this Agreement). Purchaser shall (A) use its reasonable efforts to solicit from the Purchaser’s stockholders proxies in favor of the approval of the issuance of the Common Equity Consideration and, to the extent applicable, the Preferred Equity Consideration and (B) take all other action reasonably necessary or advisable to secure the Purchaser Stockholder Approval. Notwithstanding anything to the contrary contained in this Agreement, Purchaser (i) shall be required to adjourn or postpone the Purchaser Stockholders Meeting (A) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required to be filed and disseminated under applicable Law is provided to Purchaser’s stockholders or (B) if, as of the time for which the Purchaser Stockholders Meeting is scheduled, there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Purchaser Stockholders Meeting and (ii) may adjourn or postpone the Purchaser Stockholders Meeting if, as of the time for which the Purchaser Stockholders Meeting is scheduled, Purchaser reasonably determines in good faith that there are insufficient shares of Purchaser Common Stock represented (either in person or by proxy) to obtain the Purchaser Stockholder Approval; provided, however, that unless otherwise agreed to by the Parties, the Purchaser Stockholders Meeting shall not be adjourned or postponed to a date that is more than thirty (30) days after the date for which the meeting was previously scheduled (it being understood that such Purchaser Stockholders Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (i)(A) and (i)(B) exist, and such Purchaser Stockholders Meeting may be adjourned or postponed every time the circumstances described in the foregoing clause (ii) exist); provided, further, that the Purchaser Stockholders Meeting shall not be adjourned or postponed to a date on or after two (2) Business Days prior to the Termination Date; and provided, further, that the Purchaser may not postpone or adjourn the Purchaser Stockholders Meeting more than a total of two (2) times pursuant to this Section 6.20(d) without the prior written consent of the Seller. Unless a Purchaser Change of Recommendation is validly made pursuant hereto, the Parties agree to consult and reasonably cooperate with respect to any efforts by any of Purchaser’s stockholders or any other Person to prevent the Purchaser Stockholder Approval from being obtained; provided that, notwithstanding any Purchaser Change of Recommendation, the Parties shall consult and reasonably cooperate with respect to any stockholder litigation against the Purchaser or its directors or officers relating to the transactions contemplated by this Agreement. Once Purchaser has established a record date for the Purchaser Stockholders Meeting, Purchaser shall not change such record date or establish a different record date for the Purchaser Stockholders Meeting without the prior written consent of the Seller, (which consent shall not be unreasonably withheld or delayed) unless required to do

119 so by applicable Law or in connection with a postponement or adjournment permitted hereunder. Purchaser shall otherwise keep the Company reasonably informed on a reasonably current basis regarding the status of the solicitation and any material oral or written communications from or to Purchaser’s stockholders with respect thereto. (e) Notwithstanding anything to the contrary herein, at any time prior to the Purchaser Stockholder Approval being obtained, Purchaser shall not be prevented from (i) withdrawing, changing, amending, modifying or qualifying, or proposing to withdraw, change, amend, modify or qualify, in a manner adverse to Seller, the Purchaser Board Recommendation or (ii) failing to include the Purchaser Board Recommendation in the Proxy Statement or, if the Purchaser Acquisition Proposal has been publicly disclosed, failing to publicly recommend against such Purchaser Acquisition Proposal and reaffirming the Purchaser Board Recommendation (each, a “Purchaser Change of Recommendation”), in each case for purposes of entering into a Purchaser Acquisition Agreement providing for an unsolicited Purchaser Acquisition Proposal received after the date of this Agreement, if the Purchaser’s Board of Directors determines in good faith after consultation with the Purchaser’s outside legal counsel and financial advisors that such unsolicited Purchaser Acquisition Proposal constitutes a Purchaser Superior Proposal, but only if: (w) the Purchaser’s Board of Directors has determined in good faith after consultation with the Purchaser’s outside legal counsel and financial advisors that failure to make a Purchaser Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Law; (x) Purchaser has provided prior written notice to the Seller at least three (3) Business Days in advance to the effect that the Purchaser’s Board of Directors has (A) so determined and (B) resolved to effect a Purchaser Change of Recommendation pursuant to this Section 6.20(e), and which notice shall include a description of the material terms and conditions of the Purchaser Superior Proposal, the identity of the Person making the Purchaser Superior Proposal and copies of any proposed definitive agreements for such Purchaser Superior Proposal; (y) during such three (3) Business Day period, the Purchaser and its Representatives must have negotiated with the Seller and its Representatives in good faith (to the extent that the Seller desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement (or to make such other proposals or provide such other information) as would permit the Purchaser’s Board of Directors to avoid a Purchaser Change of Recommendation; and (z) the Purchaser’s Board of Directors must conclude in good faith after consultation with the Purchaser’s outside legal counsel and financial advisors (and after taking into account any revisions to the terms and conditions of this Agreement proposed by the Seller and any such other proposals or information provided by the Seller) that (I) the Purchaser Superior Proposal continues to constitute a Purchaser Superior Proposal and (II) failing to make a Purchaser Change of Recommendation would be inconsistent with its fiduciary duties pursuant to applicable Law. (f) Unless this Agreement has been terminated pursuant to and in accordance with Article IX, and notwithstanding any Purchaser Change of Recommendation, this Agreement shall be submitted to the Purchaser’s stockholders for the purpose of obtaining the Purchaser Stockholder Approval. Section 6.21 Use of Marks. As of and following the Closing Date, the Seller shall and shall cause its Affiliates to cease to operate and otherwise use, other than in connection with the Company’s Business following the Closing, the ‘Teads’ name and branding.

120 Section 6.22 Purchaser No Solicitation. (a) Between the date hereof and the earlier of the Closing and the termination of this Agreement, Purchaser shall not, and shall cause its Affiliates and Representatives not to, directly or indirectly (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any inquiry, expression of interest, proposal or offer from any Person relating to, or that could reasonably be expected to lead to, a Purchaser Acquisition Proposal, (ii) enter into, participate or engage in, maintain or continue any communications, discussions or negotiations with any Person (other than the Seller, the Company and their Representatives) regarding or in a manner to induce, encourage or facilitate a Purchaser Acquisition Proposal (provided that, if Purchaser receives a written Purchaser Acquisition Proposal that did not result from a breach of this Section 6.22, the Purchaser may contact the person who has made such Purchaser Acquisition Proposal solely for purposes of requesting a clarification of any vague or ambiguous terms and conditions thereof (and not for purposes of negotiating or engaging in any discussions regarding or relating thereto) so that Purchaser may inform itself about such Purchaser Acquisition Proposal), (iii) provide any non-public information or data concerning the Purchaser or afford access to the business, properties, assets, books, records or any personnel of the Purchaser to any Person (other than the Seller, the Company and their Representatives) in connection with, or as would reasonably be expected to lead to, a Purchaser Acquisition Proposal, (iv) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Purchaser Acquisition Proposal, (v) enter into any Purchaser Acquisition Agreement, (vi) otherwise knowingly facilitate any effort or attempt to make a Purchaser Acquisition Proposal (excluding actions permitted under clause (ii) of this Section 6.22(a)), or (vii) authorize or commit to do any of the actions described in the foregoing clauses (i) through (vi). The Purchaser shall promptly (and within not more than 48 hours) notify and provide the Company with: (x) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Acquisition Proposal that is received by the Purchaser or by any Representative of the Purchaser from any Person, including in such description the identity of the Interested Party and the material terms and conditions thereof; and (y) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Interested Party or any of its Representatives to the Purchaser or any Representative thereof or transmitted by or on behalf of the Purchaser to the Interested Party or any of its Representatives. (b) Purchaser shall, and shall cause its Affiliates and Representatives to, promptly (within 48 hours of the date hereof) (i) cease and cause to be terminated any activities, solicitations, facilitation, discussions or negotiations with any Person (other than the Seller, the Company and their Representatives) and such Person’s Representatives and financing sources with respect to any Purchaser Acquisition Proposal or any other proposal, offer, inquiry or request that would reasonably be expected to result in, a Purchaser Acquisition Proposal (including by terminating access to any data rooms, electronic or otherwise, previously provided to any Persons and requesting that any such Person granted access thereto to return or destroy confidential information of the Purchaser previously provided), (ii) cease providing any further information with respect to the Purchaser or any Purchaser Acquisition Proposal to any such Person or its Representatives or financing sources and (iii) notify and provide Seller with: (A) a written description of any expression of interest, inquiry, proposal or offer relating to a possible Purchaser Acquisition Proposal that is received after the date hereof by the Purchaser or by any

121 Representative of the Purchaser from any Person, including in such description the identity of the Person from which such expression of interest, inquiry, proposal or offer was received (the “Purchaser Interested Party”) and the material terms and conditions thereof; and (B) a copy of each written communication and a complete summary of each other communication transmitted on behalf of the Purchaser Interested Party or any of its Representatives to Purchaser or any of its Representative or transmitted by or on behalf of the Purchaser to the Purchaser Interested Party or any of its Representatives. (c) Notwithstanding anything to the contrary contained in the foregoing or any other provision of this Agreement, at any time prior to Closing, in response to a Purchaser Acquisition Proposal made after the date hereof that did not result from a breach of Section 6.22(a) or Section 6.22(b), in the event that (1) the Purchaser’s Board of Directors determines, in good faith, after consultation with outside counsel and a financial advisor, that such Purchaser Acquisition Proposal constitutes or would reasonably be expected to lead to a Purchaser Superior Proposal or (2) a Purchaser Acquisition Proposal (with all of the references to “20%” or “80%” included in the definition of Purchaser Acquisition Proposal being replaced with references to “50%”) that is (A) reasonably capable of being consummated if the transactions contemplated hereunder are consummated, (B) would not reasonably be expected to prevent or impede, hinder or delay the consummation by Parties of the transactions contemplated hereby, and (C) contemplates consideration to the Purchaser or its stockholders that is payable in cash or marketable securities (each of clauses (1) and (2), a “Qualifying Purchaser Acquisition Proposal”), then, in each such case the Purchaser may (i) furnish information with respect to the Purchaser to the Person or group of Persons making such Qualifying Purchaser Acquisition Proposal and its or their Representatives so long as the Purchaser concurrently or promptly thereafter provides the Seller with any material non-public information with respect to the Purchaser furnished to such other Person or group of Persons that was not previously furnished to the Seller (other than information to the extent that applicable Laws prohibit such information from being provided to the Seller, in which case, to the extent permissible, Purchaser shall inform the Seller that such information has been made available to such Person and that under applicable Laws such information is prohibited from being provided to the Seller), (ii) participate in discussions or negotiations with such Person or group of Persons and its or their Representatives regarding such Qualifying Purchaser Acquisition Proposal (including (I) soliciting the making of a revised Qualifying Purchaser Acquisition Proposal and (II) receiving from such other Person or group of Persons an undertaking to enter into a Purchaser Acquisition Agreement with respect to such Qualifying Purchaser Acquisition Proposal upon the termination of this Agreement in accordance with its terms (provided that nothing in this clause (ii) shall permit the Purchaser or its Representatives to approve, authorize or enter into any such undertaking or Purchaser Acquisition Agreement; provided further that the immediately foregoing proviso shall not prohibit the Purchaser from taking any action permitted in accordance with Section 6.20(e))) and (iii) solely with respect to a Qualifying Purchaser Acquisition Proposal of the type described in clause (2) above, (A) call or convene a meeting of the stockholders of the Purchaser to consider and vote on such Qualifying Purchaser Acquisition Proposal and (B) approve, or authorize, or enter into, any Purchaser Acquisition Agreement providing for such Qualifying Purchaser Acquisition Proposal; provided that the Purchaser may only take the actions described in clauses (i) through (iii) above if the Purchaser’s Board of Directors determines, in good faith, after consultation with outside counsel, that the failure to take any such action would be inconsistent with its fiduciary duties under applicable Law; provided further that Purchaser may take the actions described in clause (iii)

122 above with respect to a Qualifying Purchaser Acquisition Proposal of the type described in clause (2) of the definition thereof only after it has notified the Seller in writing of such Qualifying Purchaser Acquisition Proposal in accordance with terms hereof and the Seller has consented in writing to the taking of such actions in clause (iii) (which consent may be withheld in the Seller’s sole discretion, but which shall be deemed granted if the Seller shall have failed to respond to such notice on or prior to the fifth (5th) Business Day following delivery thereof). Wherever the term “group” is used in this Section 6.22(c), it is used as defined in Rule 13d-5 under the Exchange Act. (d) Nothing in this Agreement shall prohibit Purchaser or the Purchaser’s Board of Directors from (i) disclosing to the Purchaser stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, (ii) making any “stop, look and listen” communication to the Purchaser stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act or (iii) making any disclosure to the Purchaser stockholders required by applicable Law or stock exchange rule or listing agreement, which actions, in the case of clauses (i)-(iii), shall not constitute or be deemed to constitute a Purchaser Change of Recommendation so long as any such disclosure (x) includes an express reaffirmation of the Purchaser Board Recommendation, without any amendment, withdrawal, alteration, modification or qualification thereof and (y) does not include any statement that constitutes, and does not otherwise constitute, a Purchaser Change of Recommendation. For the avoidance of doubt, this Section 6.22(d) shall not permit the Purchaser’s Board of Directors to make a Purchaser Change of Recommendation except to the extent expressly permitted by Section 6.20(e). Section 6.23 Purchaser Board Matters. Prior to the Closing, Purchaser shall take all necessary corporate action so that upon and after the Closing, the size of the Purchaser Board of Directors is increased by two (2) members to a total of ten (10) members. Prior to the Closing, Seller shall designate in writing two individuals, of which at least one shall be an Independent Director and a Non-Affiliated Director, as defined in the Stockholders Agreement, and Purchaser shall (a) appoint such designees to the Purchaser Board of Directors to fill the vacancies on the Purchaser Board of Directors created by such increase (effective upon the Closing), (b) allow such designees to hold office in accordance with Purchaser’s Organizational Documents on the same terms as other members of the Purchaser’s Board of Directors, (c) designate each such designee in a different class of the Purchaser’s Board of Directors (effective upon the Closing), and (d) execute an indemnification agreement in Purchaser’s standard form of director indemnification agreement with each such designee (effective upon the Closing). Section 6.24 Distributed Cash. The Seller shall, and shall cause the Company and the Company Subsidiaries to, use reasonable best efforts to distribute or transfer to Seller, directly or indirectly, including through distributions and/or transfers between the Company and/or the Company Subsidiaries (or between the Company Subsidiaries), prior to the Closing Date any excess cash or cash equivalents (as determined in good faith by the Company) of the Company and the Company Subsidiaries not needed for the operation of the Business. Such distributions and transfers shall not limit the Seller’s obligations with respect to the Pre-Closing Steps and the Additional Closing Steps. Section 6.25 Investors’ Rights Agreement. Prior to the Closing, the Purchaser shall take such actions as may reasonably be necessary to procure the execution and delivery by the requisite

123 parties of an amendment to the Investors’ Rights Agreement in the form set forth on Exhibit K hereto (the “Investors’ Rights Agreement Amendment”). Section 6.26 Transition Services Agreement. At the Closing, the Parties shall enter into a transition services agreement, in the form attached as Exhibit I hereto (the “Transition Services Agreement”), pursuant to which the Seller shall provide the Company and the Company Subsidiaries with certain transition services from and after the Closing. Section 6.27 Material Contract Consents. The Company shall, if and to the extent requested by the Purchaser, use commercially reasonable efforts to seek all necessary or appropriate consents, waivers and approvals under any Company Material Contracts and other Contracts to which the Company or any of the Company Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby so as to maintain and preserve the benefits under such Company Material Contracts and other Contracts following the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, the Company shall not, unless requested by the Purchaser, and in no event prior to the Closing, be required to pay any consent or other similar fee, or other similar payment or other consideration to obtain the consent, waiver or approval of any Person under any such Company Material Contract or other Contract. The Parties acknowledge and agree that obtaining any consent under any Company Material Contract or other Contract is not a condition to the Closing. ARTICLE VII TAX MATTERS Section 7.01 Tax Returns Prior to Closing. The Company will cause to be prepared and timely filed all Tax Returns of the Company and each Company Subsidiary required to be filed on or after the date of this Agreement and prior to or on the Closing (taking into account any validly obtained extensions of time to file). Any such Tax Returns shall be prepared in accordance with applicable Law and in a manner consistent with prior practice (unless otherwise required by applicable Law), and any such Tax Returns that are income or other material Tax Returns required to be filed by a Material Subsidiary shall be provided to Purchaser for review not later than twenty (20) days prior to the due date for filing (or, if such Tax Return is due within twenty (20) days of the date hereof, such shorter period of time as is reasonable). The Company will consider in good faith any reasonable comments to such Tax Returns timely provided by Purchaser. Section 7.02 Allocation of Taxes. With respect to Taxes of the Company or any Company Subsidiary relating to a taxable period beginning on or before the Closing Date and ending after the Closing Date (“Straddle Period”), in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and in the case of any Taxes attributable to the ownership of any equity interest in any partnership or other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable state, local or non-U.S. Law), as if the taxable

124 period of such partnership or other “flowthrough” entity or “controlled foreign corporation” ended as of the end of the Closing Date), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing), shall be allocated on a per diem basis. In the case of any other Taxes that are imposed on a periodic basis for a Straddle Tax Period the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period. To the extent permitted under applicable Law, the deductible portion of Transaction Tax Deductions shall be accrued in the Pre-Closing Tax Period. Section 7.03 Post-Closing Actions. Following the Closing, the Purchaser and its Affiliates shall not (and shall not permit the Company or the Company Subsidiaries to) (a) make, change or revoke any Tax election, Tax accounting period or method, (b) amend any Tax Return (or file any new Tax Return (including any voluntary disclosure agreement) in a jurisdiction with which the relevant entity has not previously filed Tax Returns), or (c) enter into any closing agreement, in each case, with respect to the Company or any Company Subsidiary for any taxable period (or the portion thereof) ending on or before the Closing Date that would reasonably be expected to have an adverse impact on the Seller (or any of its Affiliates, other than the Company or any Company Subsidiary) without the Seller’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Section 7.04 Cooperation. Following the Closing, the Purchaser shall cause the Company to provide any information relating to the Company or any of its Subsidiaries that is reasonably requested by the Seller for the purpose of preparing any Tax Return or for any Tax audit, litigation or other similar Tax proceeding of the Seller or any of its direct or indirect owners. Section 7.05 Transfer Taxes. All transfer Taxes, recording, sales, stamp, and other similar fees and Taxes (including any penalties and interest thereon, and excluding, for purposes of clarification income and capital gains Taxes) that are imposed by any Governmental Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) shall be borne equally by the Seller and the Purchaser. ARTICLE VIII CONDITIONS TO CLOSING Section 8.01 Conditions to Obligations of Each Party. The respective obligations of each Party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such waiving Party): (a) Regulatory Approval. (i) Any waiting period (or extensions thereof) under the HSR Act and any review period of the jurisdictions identified in Section 8.01(a) of the Company Disclosure Letter shall have expired or shall have been terminated and (ii) all other

125 consents, authorizations, approvals, registrations, declarations or filings required in connection with the consummation of the transactions contemplated by this Agreement from or with the Governmental Authorities set forth in Section 8.01(a) of the Company Disclosure Letter (“Governmental Required Approvals”) shall have been obtained or made (or the applicable waiting period thereunder shall have expired or been terminated), in each case without imposition of any Regulatory Condition. (b) Purchaser Stockholder Approval. The approval of the issuance of the Common Equity Consideration and the Preferred Equity Consideration by the requisite vote of the Purchaser’s stockholders in accordance with the rules and regulations of the Nasdaq and the Organizational Documents of Purchaser (the “Purchaser Stockholder Approval”) shall have been obtained. (c) Illegality. There shall be (i) no Order (preliminary, temporary or permanent) issued by any Governmental Authority of competent jurisdiction in effect which has or could reasonably be expected to have the effect of making the transactions contemplated by this Agreement or any Ancillary Agreement illegal, or otherwise restraining, prohibiting or preventing the consummation thereof; and (ii) no applicable Law enacted or deemed applicable which would reasonably be expected to impair, prevent or prohibit the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement. Section 8.02 Conditions to Obligations of the Seller and the Company. The obligations of the Seller and the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Seller in its sole discretion: (a) Representations and Warranties of the Purchaser. (i) The representations and warranties of the Purchaser contained in Article V (other than those set forth in clause (B) below) shall have been true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct only as of such specified date), in each case except where any failures of any such representations and warranties to be so true and correct (without giving effect to any “materiality”, “Purchaser Material Adverse Effect”, “to be material…taken as a whole” or similar qualifiers or exceptions) have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect; and (ii) the representations and warranties of the Purchaser contained in Section 5.01 (Organization), Section 5.02 (Authority) and Section 5.04 (Valid Issuance) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects only as of such specified date), in each case, except for de minimis inaccuracies. (b) Covenants of Purchaser. The Purchaser shall have performed and complied, in all material respects, with all covenants pursuant to this Agreement required to be performed or complied with by the Purchaser prior to the Closing.

126 (c) Purchaser’s Deliverables. The Seller and the Company shall have received from the Purchaser each of the documents and deliverables listed in Section 2.05(a). Section 8.03 Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Purchaser in its sole discretion: (a) Representations and Warranties Regarding the Seller. (i) The representations and warranties of the Seller contained in Section 3.01 (Organization), Section 3.02 (Authority), Section 3.04 (Shares), Section 3.03(a)(i) (No Conflict; Required Filings and Consents) and Section 3.06 (Investment Representations) shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects as of such specified date), in each case, except for de minimis inaccuracies; and (ii) the other representations and warranties of the Seller contained in Article III shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), in each case except where any failures of any such representations and warranties to be so true and correct (without giving effect to any “materiality”, “Seller Material Adverse Effect”, “to be material…taken as a whole” or similar qualifiers or exceptions) have not had and would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect. (b) Representations and Warranties Regarding the Company. (i) The Company Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct in all respects as of such specified date), in each case, except for de minimis inaccuracies; and (ii) the other representations and warranties set forth in Article IV shall be true and correct as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made as of a specified date, in which case such representation or warranty shall be true and correct as of such specified date), in each case except where any failures of any such representations and warranties to be so true and correct (without giving effect to any “materiality”, “Material Adverse Effect”, “to be material…taken as a whole” or similar qualifiers or exceptions) have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. (c) Covenants of Company and Seller. The Company and the Seller shall each have performed and complied, in all material respects, with all covenants pursuant to this Agreement required to be performed or complied with by the Company and/or the Seller, as applicable, prior to the Closing. (d) Company’s and Seller’s Deliverables. The Purchaser shall have received from the Seller and the Company each of the documents and deliverables listed in Section 2.05(b).

127 (e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred and be continuing any Material Adverse Effect. (f) Key Employees. Of the individuals listed in Section 8.03(f) of the Company Disclosure Letter, a number of such individuals not less than the number set forth in Section 8.03(f) of the Company Disclosure Letter under the heading “Minimum Retention” (such number of individuals, the “Minimum Retention”) (i) shall have been continuously employed by the Company or a Company Subsidiary from the date of this Agreement through the Closing and (ii) shall not have terminated such employment with the Company or any of the Company Subsidiaries or given notice to the Company or any Company Subsidiary to terminate such employment with the Company or any of the Company Subsidiaries; provided that the calculation of the number of individuals who shall count towards the Minimum Retention shall be deemed to include (and be satisfied with respect to) (i) any such individual whose employment is terminated by reason of death or Disability, (ii) any such individual if the Purchaser or its Representatives shall have notified such individual of an intention to terminate such individual’s employment following the Closing and (iii) all such individuals if the Purchaser shall have failed to make available and deliver written commitments, contingent upon Closing, for allocation to such individuals, in the Seller’s discretion, in consultation with the Company, the employee benefits set forth on Section 8.03(f) of the Company Disclosure Letter. Section 8.04 Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the transactions contemplated by this Agreement or terminating this Agreement, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was primarily caused by such party’s breach of any provision of this Agreement. ARTICLE IX TERMINATION Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing as follows: (a) by mutual written consent of the Purchaser and the Seller; (b) by the Seller, if the Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b) to be satisfied, (B) is incapable of being cured or has not been cured by the earlier of (I) the Termination Date and (II) the date that is twenty (20) Business Days after the Purchaser’s receipt of written notice from the Seller of such breach or failure to perform and (C) has not been expressly waived in writing by the Seller; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to the Seller if the Seller or the Company are then in material breach of any of their representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.03(a), Section 8.03(b), or Section 8.03(c) to be satisfied;

128 (c) by the Seller, prior to receipt of the Purchaser Stockholder Approval, if the Purchaser’s Board of Directors shall have effected a Purchaser Change of Recommendation; (d) by the Purchaser, if the Seller or the Company shall have breached or failed to perform any of their representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.03(a), Section 8.03(b) or Section 8.03(c) to be satisfied, (B) is incapable of being cured or has not been cured by the earlier of (I) the Termination Date and (II) the date that is twenty (20) Business Days after the Seller’s and the Company’s receipt of written notice from the Purchaser of such breach or failure to perform and (C) has not been expressly waived in writing by the Purchaser; provided, however, that the right to terminate this Agreement under this Section 9.01(d) shall not be available to the Purchaser if the Purchaser is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would result in the failure of any of the conditions set forth in Section 8.02(a) or Section 8.02(b) to be satisfied; (e) by either the Seller or the Purchaser, if the Closing shall not have occurred on or prior to the nine (9) months anniversary of the date of this Agreement (the “Termination Date”); provided that the “Termination Date” shall, by written notice of either the Purchaser or the Seller to the other, extended for three (3) additional periods of three (3) months each, without further action by any Party, if as of the Termination Date (or the last day of any such extension period) all of the conditions set forth in Sections 8.01, 8.02 and 8.03, other than the condition set forth in Section 8.01(a), shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming the Closing would occur); and provided further that the right of any Party seeking to terminate this Agreement under this Section 9.01(e) shall not be available to such Party whose breach of any representation, warranty, covenant or agreement contained in this Agreement is the primary cause of or primarily resulted in the failure of the Closing to occur prior to the Termination Date (as may be extended); (f) by either the Seller or the Purchaser, in the event that: (i) any Governmental Authority of competent jurisdiction shall have imposed a final, nonappealable Order providing that it would not grant a Governmental Required Approval or that it would impose a Regulatory Condition, in each case, which the Purchaser is not required to challenge in accordance with the terms of Section 6.03(b)(ii); (ii) any permanent injunction, Order or Action by any Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby becomes final and nonappealable; (iii) any Law of a Governmental Authority of competent jurisdiction makes consummation of the transactions contemplated hereby illegal or otherwise prohibited; or (iv) consummation of the transactions contemplated hereby would violate any nonappealable final Order of any Governmental Authority having competent jurisdiction; (g) by the Purchaser, if any Governmental Authority of competent jurisdiction shall have entered any Order imposing any Regulatory Condition in connection with consummation of the transactions contemplated by this Agreement and such Order shall have become final and nonappealable;

129 (h) by the Seller, if (i) all of the conditions set forth in Section 8.01 and Section 8.03 shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming the Closing would occur), (ii) the Seller shall have delivered written confirmation to the Purchaser that (A) all of the conditions set forth in Section 8.01 and Section 8.03 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, each of which is capable of being satisfied assuming the Closing would occur) and (B) the Seller is ready, willing and able to consummate the Closing if the Purchaser performs its obligations under this Agreement and (iii) the Purchaser shall have failed to consummate the Closing on or before the later of (A) the date on which the Closing should have occurred pursuant to Section 2.03 and (B) the third (3rd) Business Day following delivery by the Seller of the notice referred to in clause (ii) above (or, if earlier, the Termination Date); and (i) by either the Seller or the Purchaser, if the Purchaser Stockholder Approval has not been obtained upon a vote held at a duly held Purchaser Stockholders Meeting, or at any adjournment or postponement thereof. Section 9.02 Notice of Termination. The Party seeking to terminate this Agreement pursuant to Section 9.01 (other than Section 9.01(a)) shall give prompt written notice of such termination to the other Parties. Section 9.03 Effect of Termination. (a) In the event of termination of this Agreement in accordance with Section 9.01 and Section 9.02, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or further obligation on the part of any Party arising under or out of this Agreement; provided that: (i) the provisions of Section 6.06(a) (Confidentiality), Section 6.08 (Public Announcements), Article XI (GENERAL PROVISIONS) and this Section 9.03 (Effect of Termination) shall survive termination of this Agreement. (b) In the event that this Agreement is terminated (i) by Seller pursuant to Section 9.01(c) or (ii) by Seller or Purchaser pursuant to Section 9.01(i) following a Purchaser Change of Recommendation, then Purchaser shall pay the Seller (by wire transfer of immediately available funds to an account designated in writing by the Seller), a fee in an amount equal to forty million U.S. Dollars ($40,000,000) (the “Alternative Transaction Termination Fee”) within twenty (20) Business Days of the termination of this Agreement. (c) In the event that this Agreement is terminated by the Seller pursuant to Section 9.01(b) due to the Purchaser’s breach of Section 6.03, then the Purchaser shall pay to the Seller a fee in an amount equal to thirty million U.S. Dollars ($30,000,000) (the “Regulatory Termination Fee”), by wire transfer of immediately available funds, within twenty (20) Business Days of such termination. (d) In the event that this Agreement is terminated by the Seller pursuant to Section 9.01(h), then upon actual receipt by the Purchaser of any monetary damages, remedies or reimbursements from the Debt Financing Sources, if any (the “Financing Damages”), such Financing Damages shall be paid in the following order: (1) first, Purchaser shall be reimbursed

130 for the reasonable and documented out-of-pocket legal costs and expenses and litigation-related costs and expenses actually incurred by the Purchaser in pursuing the recovery of the Financing Damages, including the Purchaser’s pursuit of any Actions against the Debt Financing Sources for breach of the Debt Financing Agreements; (2) second, Purchaser shall pay to the Seller, out of the Financing Damages (after recovery of the amounts reimbursed under clause (1)), a fee in an amount equal to the lower of (i) forty million U.S. Dollars ($40,000,000) and (ii) the remaining amount of the Financing Damages (such amount, the “Financing Termination Fee”); and (3) third, the remaining balance of the Financing Damages, if any, shall be equally shared between Purchaser and Seller. Any payment to the Seller under this Section 9.03(d) shall be made by wire transfer of immediately available funds, within five (5) Business Days after the receipt by the Purchaser of the Financing Damages from the Debt Financing Sources. In the event that this Agreement is terminated pursuant to Section 9.01(h), the Purchaser shall use reasonable efforts to recover from the Debt Financing Sources (including without limitation through the commencement and prosecution of any Actions) such monetary damages, remedies and reimbursements as may be available arising from or relating to such termination (or the reasons therefor), including as a result of any breach by the Debt Financing Sources of the Debt Financing Agreements, and shall keep the Seller reasonably apprised on a regular basis of the status of such recovery. (e) In no event shall the Purchaser be required to pay the Alternative Transaction Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee, as applicable, on more than one occasion (it being agreed that if more than one such fee is payable in accordance with Section 9.03(b) through Section 9.03(d), the highest of such fees shall be payable). The Parties acknowledge that none of the Alternative Transaction Termination Fee, the Regulatory Termination Fee or the Financing Termination Fee is a penalty and that such amounts are reasonable amounts designed to compensate the Seller, in the circumstances in which any such fee is due and payable, for the efforts and resources expended and opportunities foregone with respect to the consummation of the transactions contemplated by this Agreement, which would otherwise be impossible to calculate with precision. (f) In the event of termination of this Agreement, nothing herein shall relieve any Party from any liability for Losses incurred by another Party resulting from (i) Fraud or (ii) a willful breach of this Agreement prior to the date of termination, in which case the non-breaching Party shall be entitled to all rights and remedies available at Law or in equity. ARTICLE X INDEMNIFICATION Section 10.01 Survival. None of the representations or warranties of any Party contained in this Agreement or any document, certificate or instrument delivered pursuant to this Agreement shall survive beyond the Closing or the earlier termination of this Agreement pursuant to Article IX (except as may otherwise be provided in any Ancillary Agreement). Each of the Indemnifiable Matters shall survive the Closing for the applicable statute of limitations thereof. The foregoing is not intended to limit any survival periods contained in the R&W Insurance Policy (the “Survival Period”). Except in the case of Fraud of the Company or Seller and as set forth in Section 10.02, from and after the Closing, the rights provided under the R&W Insurance Policy shall be the Purchaser’s sole and exclusive recourse, and the Seller and its Affiliates shall have no Liability,

131 for any actual or alleged breach of or inaccuracy in any representation or warranty set forth in this Agreement or any document, certificate or instrument delivered pursuant to this Agreement (except as may otherwise be provided in any Ancillary Agreement). If the Closing occurs, the covenants and agreements contained in this Agreement and contemplated to be performed at or prior to the Closing shall survive the Closing for a period of twelve (12) months following the Closing Date. The covenants and agreements contained herein that by their terms contemplate performance or compliance after the Closing shall survive the Closing until fully performed. Section 10.02 Indemnification by Seller. Subject to the limitations and conditions set forth in this Section 10.02, from and after the Closing, the Seller shall indemnify each of the Purchaser, its Affiliates (including the Company and its Subsidiaries after the Closing) and their respective Representatives, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Party” and collectively as “Indemnified Parties”) against, and shall hold each of them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Indemnified Parties based upon, arising out of or resulting from: (a) Fraud of the Company or Seller; (b) any of the matters listed in Section 10.02 of the Company Disclosure Letter (each of the Indemnifiable Matters listed therein, the “Specific Indemnities”); and (c) any breach of or inaccuracy in any of the representations and warranties of the Seller or the Company set forth in Article III or Article IV (collectively, the matters under clauses (a) through (c), the “Indemnifiable Matters”); provided, however, that, with respect to clause (b) above, except in case of Fraud of the Company or Seller, no indemnification under such clause shall be required if and to the extent such applicable Indemnifiable Matter is covered by the R&W Insurance Policy, in which case, the Seller shall be liable solely for payment of the portion of the retention amount under the R&W Insurance Policy with respect to such Indemnifiable Matter (to the extent not previously eroded), and otherwise the R&W Insurance Policy shall be the Purchaser’s sole and exclusive recourse with respect thereto (it being clarified that, subject to any applicable cap, if an Indemnifiable Matter is covered only partially by the R&W Insurance Policy, then the Seller shall be responsible for payment of the portion of the retention amount under the R&W Insurance Policy as aforesaid, in addition to the excess amount of Losses for such Indemnifiable Matter, in the aggregate, up to the applicable cap, if any). The foregoing proviso shall not require the Purchaser to seek coverage under the R&W Insurance Policy with respect to any matter that is excluded from coverage under the terms of the R&W Insurance Policy. Section 10.03 Limitations on Indemnification. (a) Except in the case of Fraud of the Company or Seller, no Indemnified Party shall assert any claim under Section 10.02(c) unless and until the aggregate amount of Losses indemnifiable under Section 10.02(c) exceeds on a cumulative basis an amount equal to $2,048,000, and following the first anniversary of the Closing, $1,536,000 (the “Basket”), in which event the Indemnified Parties may recover only such Losses in excess of the Basket. The aggregate liability of the Seller in respect of any claims under Section 10.02(c) shall not exceed a cumulative

132 amount equal to the difference (which shall not be less than $0) of (i) an amount equal to the Basket minus (ii) any portion of the retention amount under the R&W Insurance Policy otherwise previously paid by the Seller pursuant to the proviso to Section 10.02 (the “Cap”). The aggregate liability of the Seller in respect of any Specific Indemnity which is assigned to Purchaser as a Lead Party (as set forth in Section 10.02(b) of the Company Disclosure Letter) shall not exceed an amount equal to the cap applicable to such Specific Indemnity as indicated in Section 10.02 of the Company Disclosure Letter. The aggregate liability of the Seller in respect of any Specific Indemnity for which the Seller is designated as the Lead Party shall not be limited, except to the extent expressly contemplated by the proviso to Section 10.02. There shall be no limit on the liability for Fraud. (b) Any Losses payable to an Indemnified Party with respect to any claim under Section 10.02 shall be satisfied, to the extent not covered by the R&W Insurance Policy, in the following order of priority (subject to any applicable Basket or cap): (i) first, as a deduction from the Deferred Cash Payment payable to the Seller; (ii) second, as a deduction from any then accrued dividend or other distribution that is due and payable in respect of the Purchaser Preferred Stock at the time of indemnification; (iii) third, by forfeiture by the Purchaser for no consideration (with no further action or consent required by the Seller) of a number of shares of Purchaser Preferred Stock issued in the name of the Seller equal to the applicable amount of Losses divided by the then-applicable Current Liquidation Preference (as defined in the Certificate of Designation) of such Purchaser Preferred Stock then in effect; and (iv) thereafter, directly from Seller. (c) All Losses under this Agreement shall be determined without duplication of recovery due to the facts giving rise to such Losses constituting more than one Indemnifiable Matter (provided that nothing herein shall limit Purchaser from making one or more claims under any of the applicable provisions of Section 10.02 at its discretion). For purposes of calculating the amount of indemnifiable Losses incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by the amount of any insurance proceeds (net of any actual costs and expenses incurred in collecting such insurance proceeds, inclusive of any tax costs, any deductibles and any increase in insurance premiums) actually received or realized by any Indemnified Party, if any. The Indemnified Parties shall take all actions required by applicable Law, and shall otherwise exercise commercially reasonable efforts to mitigate the amount of any Losses after becoming aware of any Indemnifiable Matter, including, to the extent that such Losses are covered by the R&W Insurance Policy, commercially reasonable efforts to recover under the R&W Insurance Policy; provided, that, in the event an Indemnified Party recovers from the Seller for any indemnifiable Losses and thereafter recover the same Losses pursuant to the R&W Insurance Policy, any existing insurance policies and/or contractual indemnification or contribution provisions, then the amount recovered pursuant to the R&W Insurance Policy, such existing insurance policies and/or contractual indemnification provisions (up to the amount first recovered from the Seller and taking into accounts the applicable caps and baskets) shall be paid to the Seller by such Indemnified Party. (d) Indemnified Parties shall not be required to show reliance on any particular representation or warranty in Article III or Article IV (including, and subject to, the Company Disclosure Letter) in order to make an indemnity claim pursuant to this Article X. The right to indemnification or any other remedy based on representations, warranties, covenants and agreements contained in this Agreement shall not be affected by any investigation conducted at

133 any time, or any knowledge acquired, capable of being acquired, or which it is alleged a Party should have known, at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of, or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any such representation or warranty, or on the performance of or compliance with any such covenant or agreements, shall not affect the right to indemnification based on such representations, warranties, covenants and agreements. (e) The Indemnified Parties shall not be entitled to indemnification pursuant to Section 10.02 for a Loss to the extent that such Loss is a component of any Liability taken into account in the calculation of the Final Closing Cash Consideration; provided that the foregoing shall not preclude the Indemnified Parties from seeking indemnification for Losses related to the same matter or item in excess of such amounts so taken into account in the calculation of the Final Closing Cash Consideration. Section 10.04 Procedures Relating to Indemnification. (a) If an Indemnified Party has or claims to have incurred or suffered or may reasonably incur or suffer Losses for which it is or may reasonably be entitled to indemnification, compensation or reimbursement with respect to an Indemnifiable Matter, then Purchaser shall deliver to the Seller, one or more certificates signed by any officer of the applicable Indemnified Party on or before the last day of the applicable Survival Period (a “Claim” and a “Claim Notice”, as applicable): (i) stating (to the extent known or reasonably anticipated) that an Indemnified Party has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Losses; (ii) stating (to the extent known or reasonably anticipated) the amount of such Losses (which, in the case of Losses not yet incurred or paid, shall be the good faith estimate of the amount thereof, followed by an additional Claim Notice when such Losses are incurred and paid) (the “Claimed Amount”); and (iii) specifying in reasonable detail (based upon the information then possessed by Purchaser) the individual items of such Losses included in the amount so stated, and the material facts and circumstances giving rise to the claim, and the nature of the claim to which such Losses are related. (b) Such Claim Notice (i) need only specify such information to the knowledge of such officer of Purchaser as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Party with respect to the underlying facts and circumstances set forth in such Claim Notice and (iii) may be updated and amended from time to time by Purchaser to reflect new information learned by Purchaser by delivering any updated or amended Claim Notice, so long as the delivery of the original Claim Notice is made in compliance with this Agreement and within the applicable Survival Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Notice; provided that all claims for Losses properly set forth in a Claim Notice or any update or amendment thereto shall remain

134 outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Survival Period. No delay in providing a Claim Notice within the Survival Period shall affect an Indemnified Party’s rights hereunder unless (and then only to the extent that) such delay shall have caused the Losses for which the Seller is obligated to be greater than such Losses would have been had the Indemnified Parties given the Seller prompt notice hereunder. (c) During the thirty (30) day period following the delivery of the Claim Notice (the “Dispute Period”), the Seller may deliver to Purchaser a written response (the “Response Notice”) in which it: (i) agrees that the full amount of the Claim is owed to the Indemnified Party (the “Agreed Amount”); (ii) agrees that part, but not all, of the amount of the Claim is owed to the Indemnified Party and is thus an Agreed Amount; or (iii) indicates that no part of the amount of the Claim is owing to the Indemnified Party. Any part of the Claim that is not agreed or deemed agreed to be owing to the Indemnified Party pursuant to the Response Notice shall be the “Contested Amount”. If a Response Notice is not duly given to Purchaser prior to the expiration of the Dispute Period, then the Seller shall be conclusively deemed to have agreed that the full amount of the Claim is owed to the Indemnified Party and shall be deemed an Agreed Amount. (d) If (i) a Response Notice agreeing that an Agreed Amount is owed to the Indemnified Party is delivered or (ii) no Response Notice is delivered during the Dispute Period, then Purchaser shall be entitled to receive payment equal to the full Agreed Amount in accordance with the provisions of Section 10.05 below. (e) If a Response Notice indicating that there is a Contested Amount is delivered, the Seller and Purchaser shall attempt in good faith for 30 days after delivery of the Response Notice to resolve the dispute related to the Contested Amount. If Purchaser and the Seller resolve such dispute, such resolution shall be binding on the Seller and the Indemnified Parties and a settlement agreement stipulating the amount owed to the Indemnified Party (the “Stipulated Amount”) shall be signed by Purchaser and the Seller. If the Stipulated Amount is owed to Purchaser, then Purchaser shall be entitled to receive an amount equal to the Stipulated Amount in accordance with the provisions of Section 10.05 below. (f) If the Seller and the Purchaser are unable to resolve the dispute relating to any Contested Amount within thirty (30) calendar days after the date that the Response Notice is duly given pursuant to the above, then either Purchaser or the Seller may submit the claim described in the Claim Notice to resolution in accordance with Section 11.08 below. Section 10.05 Third Party Claims. (a) In the event of the assertion or commencement by any Person of any claim or Action (whether against the Company, any Subsidiary, Purchaser, an Indemnifying Party or any other Person) (“Third Party Claim”) with respect to which any indemnification pursuant to this Article X may be sought, the Purchaser (or, in case of any Third Party Claim that relates to a Specific Indemnity and Section 10.02 of the Company Disclosure Letter designates the Seller as the “Lead Party”, the Seller) (as applicable, the “Lead Party”, and the other Party in such case, the “Participating Party”) shall have the right, at its election, to proceed with and control the defense of such Third Party Claim on its own. If the Lead Party so proceeds with the defense of any such Third Party Claim:

135 (b) each of the Participating Party and the Lead Party shall reasonably cooperate and consult with the other and shall make available to the other any documents, materials and other information in its possession or control that may be necessary to the defense of such Third Party Claim; (c) the Lead Party may settle, adjust or compromise any such Third Party Claim with the prior written consent of the Participating Party (which such consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if the Lead Party settles, adjusts or compromises any such claim Third Party Claim without the prior written consent of the Participating Party, then (i) such settlement, adjustment or compromise shall not include any admission of liability on behalf of the Participating Party and (ii) if the Participating Party in such case is the Seller, then unless such settlement, adjustment or compromise has been agreed to by Seller in advance and in writing, it shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Parties in connection with such claim or Action, and any amount of such settlement in excess of amounts consented to by the Seller shall be deemed Contested Amounts; (d) the Purchaser shall give the Seller notice of the commencement of any Third Party Claim (which notice shall include the information described in Section 10.04(a)) as soon as reasonably practicable after becoming aware thereof, and (subject to Seller and its Representatives signing, if requested by the Purchaser, a confidentiality agreement on customary terms reasonably satisfactory to the Purchaser) provide any other information reasonably requested by Seller (to the extent such information is not subject to attorney-client privilege and disclosure of such information would result in the loss of such privilege); provided, however, that any failure occurred in good faith on the part of the Purchaser to so notify the Seller and provide such information shall not limit any of the obligations of the Indemnified Parties under this Article X (except to the extent, and then only to the extent that, such failure shall have caused the Losses for which the Seller is obligated to be greater than such Losses would have been had the Indemnified Parties given the Seller prompt notice hereunder). The applicable Participating Party may elect, at its sole discretion and at its own expense, to participate upon prior coordination with the applicable Lead Party in (but not control) the defense against any Third Party Claim (to the extent that such participation does not jeopardize any attorney-client privilege of the Purchaser or the Indemnified Parties, as applicable, relating to such claim or create any conflict of interest); and (e) if the Lead Party does not elect to proceed with the control of the defense of any Third Party Claim, or fails to act in good faith and diligently to defend such Third Party Claim, the Participating Party may assume and proceed with the defense of such Third Party Claim with counsel reasonably satisfactory to the Lead Party; provided, however, that the Participating Party may not settle, adjust or compromise any such Third Party Claim without the prior written consent of the Lead Party (which consent may not be unreasonably withheld or delayed) and if the Participating Party in such case is the Purchaser then unless such settlement, adjustment or compromise has been agreed to by Seller in advance and in writing, it shall not be conclusive evidence of the amount of Losses incurred by the Indemnified Parties in connection with such claim or Action, and any amount of such settlement in excess of amounts consented to by the Seller shall be deemed Contested Amounts.

136 Section 10.06 Payments. Subject to the limitations set forth in this Section 10.06, any indemnification sought hereunder for a claim that is not otherwise covered by the reduction of the Deferred Cash Payment, the reduction of dividends or other distribution payable in respect of the Preferred Equity Consideration or the forfeiture for no consideration of Preferred Equity Consideration shall be payable by the Seller, as follows: (i) within thirty (30) days following the resolution of such claim by mutual agreement between the Seller and Purchaser; (ii) within thirty (30) days following the final, nonappealable determination of the court or arbitration pursuant to Section 11.08; (iii) within thirty (30) days following the final, nonappealable resolution or settlement (as the case may be) of a Third Party Claim or the issuance of an enforceable demand for payment by a Governmental Authority; (iv) within thirty (30) days from the delivery by the Seller of a Response Notice agreeing to the full Claimed Amount or indicating the Agreed Amount (as the case may be); or (v) within thirty (30) days from the lapse of the Dispute Period, if no Response Notice was delivered by Seller during such period. Section 10.07 No Circular Recovery. The Seller hereby agrees that, without derogating from the Tail Insurance (if applicable), if any payment is required to be made pursuant to this Section 10.07, the Seller shall have no rights against the Company or its Affiliates, Representatives, assigns or successors, whether by reason of subrogation, contribution, reimbursement or otherwise, in respect of any such payments or Liabilities, and shall not take any action against the Company or its Affiliates, Representatives, assigns or successors with respect thereto, except in the case of Fraud by any such Representative (in which case the Seller shall not be precluded from pursuing any claim against such Representative following notice to and reasonable coordination the Purchaser). Section 10.08 Subrogation. Except as provided in the last sentence of this Section 10.08, to the extent permitted by the relevant insurance policies, each Indemnified Party hereby waives any subrogation rights that its insurer may have with respect to any indemnifiable Losses. After any indemnification payment is made to any Indemnified Party pursuant to this Section 10.08, the Seller shall, to the extent of such payment, be subrogated to all rights (if any) of the Indemnified Party against any third party (other than, for the avoidance of doubt, the insurer(s) or underwriter(s) of the R&W Insurance Policy) in connection with the Losses to which such payment relates. The insurer(s) or underwriter(s) under the R&W Insurance Policy shall have no right of subrogation against the Seller, except in the event of Fraud of the Seller or the Company. Section 10.09 Treatment of Indemnification. Any indemnity payment under this Agreement shall be treated as an adjustment to the Aggregate Consideration for Tax purposes. Section 10.10 Set-Off. The Purchaser shall be entitled to set off, without prejudice to any other remedies the Purchaser may have hereunder or otherwise (and including by forfeiture of shares), any and all amounts payable by the Seller to the Purchaser hereunder, including pursuant to Section 2.04, Section 2.06(e) and this Article X, against (a) any amount payable or issuable to a Seller hereunder, including the Deferred Cash Payment (including at any time after transfer thereof by the Seller to any Affiliate) or (b) any accrued dividend or other distribution payable in respect of the Preferred Equity Consideration from time to time (in each case, in the manner described in this Agreement); provided that such set-off shall be limited to amounts that (i) the Parties mutually agree; (ii) are determined by the Independent Accountant pursuant to Section 2.04 or Section 2.06(e); or (iii) are determined by a final, nonappealable determination of a

137 Governmental Authority of competent jurisdiction in accordance with Section 10.04 or 10.05 and (as applicable) Section 11.08. Section 10.11 Exclusive Remedy. Except as set forth in and subject to Section 11.12, and other than (a) in case of Fraud of the Company or Seller or breach of covenants of Company or Seller that survive Closing pursuant to this Agreement, and (b) disputes under Section 2.04 and Section 2.06(e) (which disputes will be resolved in accordance with the dispute mechanism set forth in Section 2.04 and Section 2.06(e), respectively), from and after the Closing, the rights to indemnification and recovery under this Article X, subject to all of the terms, conditions and limitations hereof, shall constitute the sole and exclusive remedy of the Indemnified Parties against the Seller for all Losses arising from this Agreement. ARTICLE XI GENERAL PROVISIONS Section 11.01 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated; provided that all Transaction Expenses shall be the responsibility of the Seller and accordingly shall be reduced from the Estimated Closing Cash Consideration in accordance with Section 2.02(a)(iii), and in any adjustment made pursuant to Section 2.04. Section 11.02 Amendments; Waivers. (a) This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by the Seller and the Purchaser. (b) At any time prior to the Closing, a Party may, to the extent permitted by applicable Law, (i) waive any inaccuracies in the representations and warranties of the other Parties contained herein or in any document, certificate or writing delivered by such Party pursuant hereto or (ii) waive compliance by the other Parties with any of the agreements or conditions contained herein. The Seller may effect any waiver on behalf of themselves and the Company prior to Closing. Any agreement on the part of a Party to any such waiver shall be valid only if set forth in a written agreement signed on behalf of such Party. Any such waiver shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Section 11.03 Notices. All notices and other communications hereunder shall be shall be in writing and delivered by email, and shall be deemed to have been duly delivered and received hereunder on the date of dispatch by the sender thereof (to the extent that no “bounce back” or

138 similar message indicating non-delivery is received with respect thereto) or if delivered on a non- Business Day, on the first Business Day thereafter, in each case, to the intended recipient as set forth below (or to such other recipient as designated in a written notice to the other Parties in accordance with this Section 11.03): (a) if to the Seller or the Company prior to the Closing, to: Altice Teads S.A. 1, rue Hildegard von Bingen L-1282 Luxembourg Grand Duchy of Luxembourg Attention: Natacha Marty Laurent Halimi Email: natacha.marty@altice.net laurent.halimi@altice.net with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 United States Attention: Thomas W. Greenberg Armand W. Grumberg Dohyun Kim Email: Thomas.Greenberg@skadden.com Armand.Grumberg@skadden.com Dohyun.Kim@skadden.com (b) if to the Company after the Closing, to: c/o Outbrain Inc. 111 West 19th Street (third floor), NY, NY 10011 Attention: Veronica Gonzalez Email: legal@outbrain.com; vgonzalez@outbrain.com with a copy (which shall not constitute notice) to: Meitar | Law Offices 16 Abba Hillle Road, Ramat Gan 5250608, Israel Attention: Dan Shamgar, Adv.; Talya Gerstler, Adv. Email: dshamgar@meitar.com; gtalya@meitar.com (c) if to the Purchaser, to: Outbrain Inc. 111 West 19th Street (third floor), NY, NY 10011

139 Attention: Veronica Gonzalez Email: legal@outbrain.com; vgonzalez@outbrain.com with a copy (which shall not constitute notice) to: Meitar | Law Offices 16 Abba Hillle Road, Ramat Gan 5250608, Israel Attention: Dan Shamgar, Adv.; Talya Gerstler, Adv. Email: dshamgar@meitar.com; gtalya@meitar.com (d) if to the Seller after the Closing, to: Altice Teads S.A. 1, rue Hildegard von Bingen L-1282 Luxembourg Grand Duchy of Luxembourg Attention: Natacha Marty Laurent Halimi Email: natacha.marty@altice.net laurent.halimi@altice.net with a copy (which shall not constitute notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, New York 10001 United States Attention: Thomas W. Greenberg Armand W. Grumberg Dohyun Kim Email: Thomas.Greenberg@skadden.com Armand.Grumberg@skadden.com Dohyun.Kim@skadden.com Section 11.04 Interpretation; Rules of Construction. (a) Generally. When a reference is made in this Agreement to a Section, Subsection, Article, Exhibit or Schedule such reference shall be to a Section, Subsection, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this

140 Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All references to “Euros”, “€” or “EUR” in this Agreement refer to the official currency of 20 of the 27 member states of the EU, which is the currency used for all purposes in this Agreement. All references to “dollars”, “$” or “USD” in this Agreement refer to U.S. dollars. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and assigns; provided, however, that nothing contained in this sentence is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. References herein to any contract (including this Agreement) mean such contract as amended, supplemented or modified from time to time in accordance with the terms thereof. With respect to the determination of any period of time, the word “from” means “from and including.” References in this Agreement to any statute shall be deemed to refer to such statute as amended through the date hereof and to any rules or regulations promulgated thereunder as amended through the date hereof (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date, references to any statute shall be deemed to refer to such statute and any rules or regulations promulgated thereunder as amended through such specific date). A document or other item of information shall be deemed to have been “made available” only if such document or other item of information was included in the virtual data room established by the Company in connection with the transactions hereunder (the “VDR”) and Purchaser and its Representatives (designated by Purchaser for such purpose) were not restricted from having access to such document (other than pursuant to user-based passwords needed to access such data room). Except as otherwise stated herein, references herein to the termination of this Agreement shall refer to the valid termination of this Agreement in accordance with its terms. (b) Certain Luxembourg Terms. Without limiting the generality of any provision of this Agreement, as used in this Agreement in relation to any Luxembourg Entity, any reference to: (i) a winding-up, administration, reorganization, insolvency or dissolution includes, without limitation, bankruptcy (faillite), liquidation, administrative dissolution without liquidation (dissolution administrative sans liquidation), composition with creditors (concordat préventif de la faillite), moratorium or suspension of payments (sursis de paiement), controlled management (gestion contrôlée), general settlement with creditors, any moratorium, judicial reorganisation (réorganisation judiciare), reorganisation by amical agreement (réorganisation par accord amiable) or similar Laws affecting the rights of creditors generally; (ii) a liquidator, receiver, administrative receiver, administrator, trustee, custodian, sequestrator, compulsory manager, conservator or similar officer includes, without limitation, a juge délégué, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur, curateur, conciliateur d’entreprise, mandataire de justice, administrateur provisoire or similar officer; (iii) a lien or security interest includes any hypothèque, nantissement, gage, transfert de propriété à titre de garantie, mise en pension, privilège, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security; (iv) a Person being unable to pay its debts includes such Person being in a state of cessation de paiements; (v) commencing negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness includes any negotiations conducted in order to reach an

141 amical agreement (accord amiable); (vi) Organizational Documents, bylaws or constitutional documents includes its up-to-date (restated) articles of association (statuts coordonnés); and (vii) a director or a manager includes an administrateur and a gérant. Section 11.05 Entire Agreement. This Agreement and the Ancillary Agreements, together with the Exhibits and Schedules hereto, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the Parties with respect to the subject matter hereof and thereof. Section 11.06 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Section 6.10, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof. Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) shall be a third- party beneficiary for the purposes of Section 11.17. The foregoing shall not limit the Company’s rights pursuant to Section 9.03 of this Agreement upon and following any termination hereof. Section 11.07 Governing Law. Except to the extent that the Laws of the Grand Duchy of Luxembourg mandatorily apply, this Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the principles of conflicts of Laws or choice of Laws. Section 11.08 Submission to Jurisdiction; Waiver of Jury Trial. (a) Each of the Parties irrevocably agrees that any Action arising out of or relating to this Agreement brought by any Party or its Affiliates against the other Party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then (and only then) any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court, and each of the Parties hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally and in express reliance upon 6 Del. C. § 2708 (in the case of any Delaware state courts), with regard to any such Action arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions

142 contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. (b) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. Section 11.09 Disclosure Generally. Notwithstanding anything to the contrary contained in the Company Disclosure Letter or in this Agreement, the information and disclosures contained in the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in any other section or subsection of the Company Disclosure Letter (as though fully set forth in such section or subsection of the Company Disclosure Letter) for which applicability of such information and disclosure is reasonably apparent on its face with reference to or review of any underlying documentation. The fact that any item of information is disclosed in the Company Disclosure Letter shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the monetary thresholds and amounts set forth herein or therein shall not be used as a basis for interpreting the terms “material”, “Material Adverse Effect”, “Seller Material Adverse Effect” or other similar terms in this Agreement, unless specifically required by the terms of the applicable representation with respect to which such disclosure is made. The inclusion of any item on the Company Disclosure Letter shall not constitute an admission by the Seller or the Company that such item is or is not material and shall not be deemed to constitute an admission of any liability by the Company or the Seller to any third party. Section 11.10 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any Party without the prior written consent of the Purchaser (in the case of an assignment by the Seller or the Company) or the Seller (in the case of an assignment by the Purchaser), and any such assignment without such prior written consent shall be null and void ab initio; provided that no assignment shall limit the assignor’s obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

143 Section 11.11 No Recourse. Except as specifically set forth herein, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect equityholders of the Seller, the Company or any of the Company Subsidiaries (other than the Seller) or the Purchaser or any officer, director, employee, Representative or investor of any Party hereto. Section 11.12 Enforcement. (a) The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches by any other Party of this Agreement and to enforce specifically the terms and provisions hereof (including to cause the consummation of the Closing (and funding by the Purchaser of the consideration to be paid at Closing as set forth in Article II) in accordance with the terms hereof), in addition to any other remedy to which it is entitled at Law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance and/or other equitable relief of on the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance and/or other equitable relief is not an appropriate remedy (it being understood that this sentence shall not prevent a Party from asserting that a breach has not occurred). Any Party seeking (i) an injunction or injunctions to prevent breaches or threatened breaches of this Agreement, (ii) to enforce specifically the terms and provisions of this Agreement and/or (iii) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy. (b) To the extent any Party hereto brings any Action to enforce specifically the performance of the terms and provisions of this Agreement when expressly available to such Party pursuant to the terms of this Agreement, the Termination Date shall be extended by such time period established by the court presiding over such Action, if any. Section 11.13 No Other Setoff. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its Affiliates) that, except as otherwise permitted by this Agreement (including as contemplated by Section 10.10), it and its Affiliates shall have no right under this Agreement or pursuant to applicable Law to, and shall not, offset any amounts due and owing (or that become due and owing) pursuant to this Agreement to any other Party or such Party’s Affiliates against any amounts due and owing to such other Party or such other Party’s Affiliates pursuant to this Agreement or any other Contract. Section 11.14 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the

144 Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible. Section 11.15 Counterparts. This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties. This Agreement may be executed by facsimile or.pdf signature and a facsimile or.pdf signature shall constitute an original for all purposes. Section 11.16 Time of Essence. Time is of the essence with regard to all dates and time periods set forth or referred to in this Agreement. Section 11.17 Legal Representation. Skadden has been engaged by the Seller to represent the Seller and the Company in connection with the transactions contemplated hereby. The Purchaser (on its behalf and on behalf of its Affiliates (including, after the Closing, the Company)) hereby: (a) agrees that, in the event that a dispute arises after the Closing between the Purchaser and/or any of its Affiliates, on the one hand, and the Seller and/or any of their Affiliates, on the other hand, Skadden may represent the Seller in such dispute even though the interests of the Seller may be directly adverse to the Purchaser, the Company or any of their Affiliates and even though Skadden (i) may have represented the Company in a matter substantially related to such dispute, or (ii) may be handling ongoing matters for the Purchaser or the Company ((i) and (ii), collectively, “Unrelated Matters”); (b) waives any conflict in connection therewith; and (c) agrees that each shall not assert any claim against Skadden in respect of legal services provided to the Company or its Affiliates by Skadden in connection with this Agreement or the transactions contemplated hereby. The Purchaser (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among Skadden, the Seller, the Company and/or the Company Subsidiaries (including any of their respective directors, officers, managers, employees or agents) that relate in any way to this Agreement, the Ancillary Agreements, the Confidentiality Agreement or the transactions contemplated hereby or thereby or the negotiation of the same (but, for the avoidance of doubt, excluding the Unrelated Matters), the attorney-client privilege and the expectation of client confidence belongs to Altice International S.à r.l (“Altice International”), and shall be controlled by Altice International and shall not pass to or be claimed by the Purchaser, the Company or any of their Affiliates after the Closing. Purchaser (on its behalf and on behalf of its Affiliates) understands and agrees that the consummation of the transactions contemplated by this Agreement may result in the inadvertent disclosure of information that may be confidential and/or subject to a claim of privilege. The Purchaser (on its behalf and on behalf of its Affiliates) further understands and agrees that any disclosure of information that may be confidential and/or subject to a claim of privilege shall not prejudice or otherwise constitute a waiver of any claim of privilege. Notwithstanding the foregoing, in the event that a dispute arises after the Closing between the Purchaser, the Company or any of their Affiliates and a third Person other than a Party to this Agreement, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by Skadden to such third Person. Skadden shall be a third-party beneficiary for the purposes of this Section 11.17.

145 Section 11.18 No Presumption Against Drafting Party. The Purchaser, Seller and the Company acknowledge that each Party to this Agreement has been represented by legal counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguity in this Agreement against the drafting Party has no application and is expressly waived. Section 11.19 Concerning the Debt Financing Sources Related Parties. Notwithstanding anything in this Agreement or any Ancillary Agreement to the contrary, each of the Parties (on behalf of itself and its (and its Affiliates’) directors, officers, employees, agents, partners, managers, controlling persons, representatives, members and stockholders): (a) agrees that any Action, whether in law or in equity, whether in contract, in tort or otherwise, involving any Debt Financing Sources Related Party in any way arising out of or relating to this Agreement, any Ancillary Agreement, any Debt Financing Agreements, the Debt Financing, any of the transactions contemplated by the foregoing or the performance of any services hereunder or thereunder (any such Action, a “Financing Related Action”) shall be subject to the exclusive jurisdiction of, and shall be brought exclusively in, the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof, and irrevocably and unconditionally submits, for itself and its property, with respect to any Financing Related Action, to the exclusive jurisdiction of, and to venue in, any such court; irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Financing Related Action, (i) any claim that it is not personally subject to the jurisdiction of any such court for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any Action commenced in any such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) any Financing Related Action in any such court is brought in an inconvenient forum or (B) the venue of any Financing Related Action is improper; and agrees that notice as provided herein shall constitute sufficient service of process and waives any argument that such service is insufficient; (b) agrees that any Financing Related Action shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would result in the application of the law of any other state, except as otherwise expressly provided in the Debt Commitment Letter or the applicable Debt Financing Agreement; (c) agrees not to bring or support, or permit any of its Affiliates to bring or support, any Financing Related Action in any forum other than the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and any appellate court thereof; (d) expressly and irrevocably waives all right to a jury trial with respect to any Financing Related Action; (e) agrees that none of the Debt Financing Sources Related Parties will have any obligation or liability, on any theory of liability, to it, and that it shall not have any rights or

146 claims against any of the Debt Financing Sources Related Parties, in each case, in any way arising out of or relating to this Agreement, any Ancillary Agreement, any Debt Financing Agreement, the Debt Financing or any of the other transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract, in tort or otherwise; (f) agrees that, notwithstanding anything to the contrary in Section 11.06 or elsewhere in this Agreement or any Ancillary Agreement, the Debt Financing Sources Related Parties are express third party beneficiaries of, and may enforce, this Section 11.19; (g) agrees that the provisions in this Section 11.19 (and any definition set forth in, or any other provision of, this Agreement to the extent that an amendment, waiver or other modification of such definition or other provision would amend, waive or otherwise modify the substance of this Section 11.19) shall not be amended, waived or otherwise modified, in each case, in any way adverse to any Debt Financing Sources Related Party without the prior written consent of such Debt Financing Sources Related Party (and any such amendment, waiver or other modification without such prior written consent shall be null and void); and (h) for the avoidance of doubt, nothing in this Section 11.19 shall directly or indirectly qualify, modify or impair the obligations of any Debt Financing Source Related Party under and pursuant to the Debt Commitment Letter or any other Debt Financing Agreement. [The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized. SELLER: ALTICE TEADS S.A. By: /s/ Laurent Halimi Name: Laurent Halimi Title: Authorized Person COMPANY: TEADS S.A. By: /s/ Laurent Halimi Name: Laurent Halimi Title: Authorized Person

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized. PURCHASER: OUTBRAIN INC. By: /s/ David Kostman Name: David Kostman Title: CEO

EXHIBIT A Applicable Accounting Principles [Intentionally Omitted]

-1- CERTIFICATE OF DESIGNATION OF SERIES A CONVERTIBLE PREFERRED SHARES OF OUTBRAIN INC. Pursuant to Section 151 of the General Corporation Law of the State of Delaware Pursuant to Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”), Outbrain Inc., a corporation duly organized and validly existing under the DGCL (the “Company”), in accordance with the provisions of Section 103 thereof, does hereby submit the following: WHEREAS, the Certificate of Incorporation of the Company authorizes the issuance of up to 100,000,000 shares of Preferred Stock, par value $0.001 per share, of the Company, and expressly authorizes the Board of Directors of the Company (the “Board of Directors”) to fix the number of shares of any series of Preferred Stock, to determine the designation of any such shares, and to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock by filing a certificate pursuant to the applicable laws of the State of Delaware. WHEREAS, it is the desire of the Board of Directors to fix the number of shares to be included in a new series of Preferred Stock and the designations, rights, preferences, privileges, and restrictions granted to or imposed upon such new series. NOW, THEREFORE, BE IT RESOLVED that, on [●], the Board of Directors does hereby provide authority for the Company to issue a series of Preferred Stock to be known as the Series A Convertible Preferred Shares (the “Series A Preferred Shares”) and does hereby in this Certificate of Designation establish and fix and herein state and express the designations, rights, preferences, privileges, and restrictions of the Series A Preferred Shares as follows: EXHBIT B

-2- 1. DEFINITIONS, CALCULATIONS AND INCORPORATION BY REFERENCE 1.1 Definitions. Unless stated otherwise or otherwise defined herein, capitalized terms used but not otherwise defined in this Certificate of Designation shall have the meaning, mutatis mutandis, as set forth in the Certificate of Incorporation (as defined below). As used in this Certificate of Designation, the following capitalized terms will have the following meanings: “Applicable Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property. “Board of Directors” has the meaning set forth in the preamble. “Business Day” means any day that is not a Saturday or Sunday or any other day on which Nasdaq or the NYSE are closed for trading. “Capital Stock” means all authorized and all issued and outstanding capital stock of the Company, including the Common Stock and the Preferred Stock. “Certificate of Designation” means this Certificate of Designation of the Series A Preferred Shares of the Company. “Certificate of Incorporation” means the Twelfth Amended and Restated Certificate of Incorporation of the Company, as amended, restated, supplemented or otherwise modified from time to time, including by this Certificate of Designation. “Change of Control” means, following the Closing (as defined under the Purchase Agreement), the consummation, whether in a single transaction or a series of related transactions, of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if the stockholders of the Company immediately prior to such merger, consolidation or other reorganization do not own more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization; provided that such a transaction shall not constitute a Change of Control if its sole purpose is to change the state of the Company’s incorporation and/or to create a holding company that will be owned in substantially the same proportions by the Persons who held the Company’s securities immediately before such transaction. “Change of Control Price” has the meaning set forth in Section 5.3(c). “Close of Business” means 5:00 p.m., U.S. Eastern time. “Code” means the Internal Revenue Code of 1986, as amended.

-3- “Common Stock” means the Common Stock, par value $0.001 per share, of the Company. “Company” has the meaning set forth in the preamble. “Conversion Date” has the meaning set forth in Section 5.2(a). “Conversion Notice” has the meaning set forth in Section 5.2(a). “Conversion Price” initially means $10.00; provided, however, that such initial Conversion Price is subject to adjustment from time to time pursuant to Section 5.3. Each reference in this Certificate of Designation to the Conversion Price as of a particular date without setting forth a particular time on such date will be deemed to be a reference to the Conversion Price as of immediately before the Close of Business on such date. “Current Liquidation Preference” means, at any date of determination and with respect to each outstanding Series A Preferred Share, the sum of (a) the Stated Value thereof, plus (b) the aggregate amount of all accrued and accumulated Regular Dividends thereon that have been compounded in accordance with Section 2.2(a) and that have not been paid in cash. “DGCL” has the meaning set forth in the preamble. “Dividend Rate” means, with respect to Regular Dividends that accrue for each period ending on a Regular Dividend Payment Date, 10.00% per annum. “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder. “Expiration Date” has the meaning set forth in Section 5.3(e). “Forced Conversion” has the meaning set forth in Section 5.1(b). “Forced Conversion Conditions” has the meaning set forth in Section 5.1(b). “Forced Conversion Notice” has the meaning set forth in Section 5.1(b). “Governmental Authority” means the government of the United States, any foreign country or any multinational authority, or any state, commonwealth, protectorate or political subdivision thereof, and any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government. “Holdback Amount” has the meaning set forth in Section 5.3(j). “Holdback Extension Amount” has the meaning set forth in Section 5.3(j). “Holdback Extension Period” has the meaning set forth in Section 5.3(j). “Holdback Extension Shares” has the meaning set forth in Section 5.3(j).

-4- “Holdback Period” has the meaning set forth in Section 5.3(j). “Holdback Shares” has the meaning set forth in Section 5.3(j). “Holder” means, as of any date, any Person that is a holder of record of outstanding Series A Preferred Shares as of such date. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. “Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that does not have a material relationship with the Company or its subsidiaries. “Individual Holder Conversion Cap” means, with respect to any Holder as of any date, the maximum number of shares of Common Stock, as determined by the Company with the consent of the Holder, which consent shall not be unreasonably withheld, conditioned or delayed, that could be issued by the Company to such Holder pursuant to an Optional Conversion or a Forced Conversion without such issuance being subject to a premerger notification requirement pursuant to the HSR Act. “Issue Date” means [●]. “Junior Stock” has the meaning set forth in Section 2.3. “Last Reported Sale Price per Common Share” for any Trading Day shall mean the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of shares of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national securities exchange on such Trading Day, then the Last Reported Sale Price per Common Share will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price per Common Share will be the average of the mid-point of the last bid price and the last ask price per share of the Common Stock on such Trading Day from a nationally recognized independent investment banking firm the Company selects. “Liquidation Event” means any voluntary or involuntary winding up, liquidation, or dissolution of the Company or any sale or disposition, whether in a single transaction or series of related transactions, of all or substantially all of the assets of the Company (on a consolidated basis). “Market Disruption Event” means any of the following events: (a) any suspension of, or limitation imposed on, trading of the Common Stock by Nasdaq (or any successor or other securities exchange determined by the Company for the trading of the Common Stock) (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange, and whether by reason of movements in price exceeding

-5- limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange; or (b) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange in general to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange. “Nasdaq” means The Nasdaq Stock Market LLC. “NYSE” means the New York Stock Exchange. “Optional Conversion” has the meaning set forth in Section 5.1(a). “Parity Securities” has the meaning set forth in Section 2.3. “Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority. “Purchase Agreement” means the Share Purchase Agreement, dated as of July 31, 2024, by and among the Company, Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B215423 (“AT”) and TEADS, a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B113995, as may be amended from time to time. “Redemption Date” means, in respect of any redemption pursuant to Section 4.7, the date set by the Company as the date on which such redemption shall occur. “Redemption Price” has the meaning set forth in Section 4.7(b). “Regular Dividend” means the dividends to be made by the Company in respect of the Series A Preferred Shares in accordance with Section 2.2(a). “Regular Dividend Payment Date” means each anniversary of the Issue Date; provided that if any Regular Dividend Payment Date is not a Business Day, the Regular Dividend Payment Date will be the immediately following Business Day. “Relevant Exchange” has the meaning set forth in the definition of the term “Market Disruption Event”. “Reorganization Event” has the meaning set forth in Section 5.3(c).

-6- “Series A Preferred Shares” has the meaning set forth in the preamble. “Stated Value” means, at any date of determination, and with respect to each outstanding Series A Preferred Share, $10.00 (adjusted as appropriate in the event of any stock dividend, stock split, stock distribution, recapitalization or combination with respect to the Series A Preferred Shares); provided, however, that the Stated Value shall not be adjusted for Regular Dividends compounded in accordance with Section 2.2(a). “Stockholders Agreement” means the Stockholders Agreement, dated as of [●], by and between the Company and AT. “Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 5.3(e). “Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event. “Trigger Event” has the meaning set forth in Section 5.3(f). “U.S. Holder” has the meaning set forth in Section 2.2(f). 1.2 Other Interpretive Provisions. With reference to this Certificate of Designation: (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms. (b) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Certificate of Designation or in any document entered into in connection herewith shall refer to such document as a whole and not to any particular provision thereof. (c) Article, Section, Exhibit, Annex, Appendix and Schedule references are to the document in which such reference appears. (d) The term “including” is by way of example and not limitation. (e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form. (f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” (g) Section headings herein and in the other documents entered into in connection with this Certificate of Designation are included for convenience of reference only and shall not affect the interpretation of this Certificate of Designation or any other document. (h) All references to “$” or “dollars” are references to U.S. dollars.

-7- 1.3 References to Agreements, Laws, etc. Unless otherwise expressly provided herein, (a) references to any certificate of incorporation, bylaws or other organizational documents or any agreements shall, except where expressly indicated to the contrary, be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by this Certificate of Designation; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law. 1.4 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to U.S. Eastern time (daylight or standard, as applicable). 1.5 Timing of Payment of Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day. 1.6 Corporate Terminology. Any reference to officers, shareholders, stock, shares, directors, boards of directors, corporate authority, articles of incorporation, bylaws or any other such references to matters relating to a corporation made herein or in any other document entered into in connection with this Certificate of Designation with respect to a Person that is not a corporation shall mean and be references to the comparable terms used with respect to such Person. 1.7 Valuations. Any reference in this Certificate of Designations to a determination by the Board of Directors of the value of any asset, security or other property shall mean the determination of the Board of Directors, in good faith, of the value of such asset, security or other property; provided that if, in connection with any such determination, (a) the Board of Directors shall not have obtained a valuation opinion from an Independent Financial Advisor with respect to such asset, security or property and (b) the Holders shall notify the Company of their good-faith disagreement with such determination of the Board of Directors, then the value of such asset, security or other property shall be determined by Board of Directors in good faith using an Independent Financial Advisor to provide a valuation opinion. 1.8 Acts of Holders. (a) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Series A Preferred Share shall bind every future Holder of the same Series A Preferred Share and the Holder of every Series A Preferred Share issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Holders or the Company in reliance thereon, whether or not notation of such action is made upon any certificate representing such Series A Preferred Share. Any request, authorization, direction, notice, consent, or waiver in relation to rights and/or obligations with respect to the Series A Preferred Shares delivered by the record holder(s) of the majority of all outstanding Series A Preferred Shares shall bind all Holders of the Series A Preferred Shares. (b) The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any

-8- other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. 2. DESIGNATION AND DIVIDENDS 2.1 Designations. A total of 10,500,000 shares of Preferred Stock will be designated as a series known as Series A Convertible Preferred Shares. 2.2 Dividends. (a) From and after the date of issuance of each Series A Preferred Share, Holders shall be entitled to receive in respect of each such Series A Preferred Share cumulative dividends accruing on a quarterly basis at the Dividend Rate on the Current Liquidation Preference of such Series A Preferred Share as in effect from time to time, whether or not the Company has assets legally available to make payment thereof. With respect to any Regular Dividend Payment Date, the Company may declare and pay such cumulative dividends, to the extent permitted by Applicable Law, at the Company’s sole discretion, to the Holders in cash in arrears on each Regular Dividend Payment Date; provided that, to the extent any such cumulative dividends are not paid to the Holders in cash on any Regular Dividend Payment Date, they shall automatically and without any action by the Company or the Board, be compounded in arrears and shall be added to the Current Liquidation Preference effective as of such Regular Dividend Payment Date. For the avoidance of doubt, dividends shall not accrue in respect of Series A Preferred Shares for any period less than a quarterly interval. (b) Each dividend on the Series A Preferred Shares shall be paid pro rata to the Holders entitled thereto. The record date for payment of Regular Dividends will be the date that is the fifteenth (15th) calendar day before the applicable Regular Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to holders of record of the Series A Preferred Shares as such holders appear on the stock register of the Company at the Close of Business on the related record date. (c) Except as set forth in Section 2.2(a) in respect of the compounding of accrued dividends if not paid in cash on the applicable Regular Dividend Payment Date, no Regular Dividend may be declared with respect to the Series A Preferred Shares unless paid to the Holders immediately on the Regular Dividend Payment Date in cash (it being understood that no Regular Dividends may be declared and paid in securities or otherwise “in kind”). (d) If the Conversion Date for any Series A Preferred Shares is prior to the Close of Business on a record date set for the payment of any Regular Dividends, the Holder of such shares will not be entitled to such Regular Dividend in respect of such record date. If the Conversion Date for any Series A Preferred Shares is on or after the Close of Business on a record date set for payment of any Regular Dividends and prior to the applicable Regular Dividend Payment Date, the Holder of such shares as of such record date shall be entitled to receive such Regular Dividend, notwithstanding the conversion of such shares prior to the applicable Regular Dividend Payment Date. (e) The payment of any dividend, whether a Regular Dividend or otherwise, including accrued or deemed dividend amounts payable at the time of redemption of the Series A Preferred Shares, shall be made net of any required U.S. income tax withholding. If a Holder is entitled to an

-9- exemption from or reduction of U.S. income withholding tax either (1) as a resident for tax purposes including in the case of the United States, a disregarded entity (as defined in Treasury Regulation Section 301.7701-3 of the Code) owned by a resident of the United States, or as a person that is engaged in a trade or business in the United States, or (2) under a treaty between the U.S. and a jurisdiction to which the Holder is otherwise subject to the benefits thereunder, then such Holder shall deliver to the Company, at the time or times prescribed by Applicable Law or reasonably requested by the Company, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, a Holder, if requested by the Company, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Company as will enable the Company to determine whether or not such Holder is subject to backup withholding or information reporting requirements. If the Company is unable to satisfy its withholding obligation with respect to any amount required to be withheld on any distribution or deemed distribution to a Holder, such Holder shall indemnify the Company for any taxes imposed by any Governmental Authority. (f) Without limiting the generality of the foregoing, if a Holder is a resident for tax purposes in the United States, engaged in the conduct of a trade or business in the United States, a disregarded entity (as defined in Treasury Regulation Section 301.7701-3 of the Code) owned by a resident of the United States, or otherwise subject to tax in the United States (each, a “U.S. Holder”), such U.S. Holder shall deliver to the Company duly completed copies of Internal Revenue Service Form W-9 certifying that such U.S. Holder is exempt from U.S. federal backup withholding tax. Any Holder who is not a U.S. Holder shall deliver to the Company whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, claiming eligibility for benefits of an income tax treaty to which the United States is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) duly completed copies of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, W-8BEN, W-8BEN-E, Form W-9, or other certification documents, as applicable, or (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit the Company to determine the withholding or deduction required to be made. 2.3 Ranking. The Series A Preferred Shares (inclusive of any and all dividends thereon) shall rank, in respect of dividend rights and in respect of any distribution upon any Liquidation Event as set forth in Section 3, (a) senior in priority of payment to all Common Stock and to each other class or series of Capital Stock the terms of which expressly provide that such class or series ranks junior to the Series A Preferred Shares as to payment of dividends and distributions upon any Liquidation Event (collectively, “Junior Stock”) and (b) pari passu with all other future preferred stock of the Company issued in accordance with Section 7.2 (“Parity Securities”). 2.4 Dividends. Until the Series A Preferred Shares have in their entirety been redeemed or converted into Common Stock in accordance with the terms of this Certificate of Designation, no dividends or distributions on, or repurchases or redemptions of, other preferred stock (other than, for the avoidance of doubt, accretions to the liquidation preference thereof) or other Capital Stock shall be made, paid or declared by the Company (except to the extent resulting in an adjustment contemplated by Section 5.3); provided that this Section 2.4 shall not restrict the Company from performing any share buybacks from Company service providers in the ordinary course of business which is not structured as a tender offer or exchange offer.

-10- 3. LIQUIDATION RIGHTS 3.1 Liquidation. In the event of any Liquidation Event (other than a sale or disposition all or substantially all of the assets of the Company, which is covered by Section 3.4, but including a dissolution of the Company or distribution of the net proceeds of such sale or disposition following such a sale or disposition), the Holders shall be entitled, out of the assets of the Company legally available therefor, before any distribution or payment out of the assets, whether capital or surplus, of the Company may be made to or set aside in respect of the Common Stock or any other Junior Stock, pari passu with Parity Securities, and subject to the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash and in the amount per Series A Preferred Share equal to the greater of (i) the Current Liquidation Preference with respect to such share as of the date of such liquidating distribution, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only) and (ii) the amount such Holders would have received had such Holders converted such Series A Preferred Shares into Common Stock pursuant to Section 5 with a Conversion Date immediately prior to such Liquidation Event (and, then, on a pari passu basis with the Common Stock). Holders shall not be entitled to any further payments in the event of any such Liquidation Event other than what is expressly provided for in this Section 3.1 and will have no right or claim to any of the Company’s remaining assets. 3.2 Partial Payment. If in connection with any distribution described in Section 3.1, the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to Section 3.1 to all Holders of Series A Preferred Shares and the liquidating distributions payable to all holders of any Parity Securities, the amounts distributed to such Holders and to the holders of all such Parity Securities shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full. 3.3 Notice Requirement. In the event of any Liquidation Event, the Company shall give each Holder of Series A Preferred Shares written notice of the proposed action and shall use commercially reasonable efforts to deliver such notice at least ten (10) days prior to the expected effective date of such Liquidation Event. Such written notice shall describe the material terms and conditions of such Liquidation Event, including a description of the stock, cash and property to be received by the Holders in connection with such Liquidation Event and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each Holder of such material change. 3.4 Liquidation – Sale of Assets. In the event of a Liquidation Event consisting of the sale or disposition of all or substantially all of the assets of the Company (on a consolidated basis), the Holders shall not have any immediate entitlement to any distribution of assets of the Company; provided that if such a sale or disposition is not followed by a dissolution of the Company or distribution of the net proceeds of such sale or disposition in accordance with Section 3.1 within forty-five (45) days following such Liquidation Event, the Company shall redeem, as soon as reasonably practicable thereafter, each Series A Preferred Share in exchange for payment in cash of an amount equal to the greater of (i) the Current Liquidation Preference with respect to such share as of the date of such liquidating distribution, plus an amount equal to the sum of all accrued and unpaid Regular Dividends thereon for the then-current dividend

-11- period (it being understood that Regular Dividends accrue on a quarterly basis only) and (ii) the amount the Holder of such share would have received had such Holder converted such Series A Preferred Share into Common Stock pursuant to Section 5 with a Conversion Date immediately prior to such Liquidation Event (and, then, on a pari passu basis with the Common Stock); it being understood that the Company’s obligation to make such payment shall be pari passu with payments then due in respect to Parity Securities, and subject to the rights as of such time of the Company’s existing and future creditors. 3.5 Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 3, neither the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person, nor the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company (in each case, excluding any sale or disposition of all or substantially all of the assets of the Company), shall be deemed to be a Liquidation Event. 4. REDEMPTION 4.1 Notices to Holders. If the Company elects to redeem, in whole or in part, the Series A Preferred Shares pursuant to Section 4.7 hereof, it shall furnish to each Holder a notice in accordance with Section 4.3 hereof. 4.2 Selection of Series A Preferred Shares to Be Redeemed. If less than all of the Series A Preferred Shares are to be redeemed at any time, the Series A Preferred Shares of all Holders shall be redeemed on a pro rata basis in proportion to the aggregate Current Liquidation Preference of all Series A Preferred Shares held by each Holder. Provisions herein that apply to the Series A Preferred Shares called for redemption also apply to portions of the Series A Preferred Shares called for redemption. 4.3 Notice of Redemption. The Company shall deliver, in accordance with Section 8.1, a notice of redemption not less than 15 Business Days and not more than 45 Business Days before any Redemption Date to each Holder of the Series A Preferred Shares to be redeemed. Such notice shall identify the Series A Preferred Shares to be redeemed and shall state: (a) the section of this Certificate of Designation pursuant to which the redemption shall occur; (b) the number and Current Liquidation Preference of the Series A Preferred Shares to be redeemed; (c) the Redemption Date; (d) the Redemption Price; (e) the current Conversion Price; (f) if the Series A Preferred Shares are to be redeemed in part only (subject to Section 4.2), that, after the Redemption Date upon surrender of such Series A Preferred Shares, if a

-12- certificate was previously issued in respect of such Series A Preferred Shares, a new certificate for such Series A Preferred Shares representing a Current Liquidation Preference equal to the unredeemed portion of the original Series A Preferred Shares will be issued in the name of the Holder upon cancellation of any original certificate representing such Series A Preferred Shares; (g) if a certificate was previously issued in respect of such Series A Preferred Shares, (i) the manner and place designated for surrender by the Holder to the Company of the certificates representing the Series A Preferred Shares to be redeemed and (ii) that such certificate representing the Series A Preferred Shares (or an affidavit of loss in lieu thereof in customary form) called for redemption must be surrendered to the Company to collect the Redemption Price (provided that, for the avoidance of doubt, such failure by the Holder to deliver such certificate (or such an affidavit of loss in lieu thereof) shall not affect the effectiveness of the redemption as to such Series A Preferred Shares on the Redemption Date, including with respect to the cessation of the accrual of Regular Dividends on the Series A Preferred Shares or the portions of the Series A Preferred Shares called for redemption, other than the Company’s entitlement to delay payment of the Redemption Price until such certificate (or such an affidavit of loss in lieu thereof) has been surrendered to the Company); (h) that, unless the Company defaults in making such redemption payment, the Series A Preferred Shares called for redemption shall cease to accrue Regular Dividends on and after the Redemption Date; and (i) any condition(s) to such redemption (which may be waived by the Company in its sole discretion). Such notice of redemption, and the related redemption, may, at the Company’s discretion, be subject to the surrender of any certificate(s) representing the Series A Preferred Shares (or an affidavit of loss in lieu thereof) called for redemption (which may be waived by the Company in its sole discretion). The Company may provide in such notice that payment of the Redemption Price and performance of the Company’s obligations with respect to such redemption may be performed by a subsidiary thereof; provided that the Company shall remain liable for any failure by such subsidiary to pay such Redemption Price or perform such obligation. For the avoidance of doubt, any corporate action that is required to be performed by the Company under applicable law shall be performed by the Company. 4.4 Effect of Notice of Redemption. Once notice of redemption is delivered to the Holders in accordance with Section 4.3 hereof, then, the Redemption Price of the Series A Preferred Shares called for redemption shall become irrevocably due and payable on the Redemption Date. The notice, if delivered in a manner specified in Section 8.1 hereof, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. 4.5 Deposit of Redemption Price. (a) The aggregate Redemption Price will be due and payable, and paid in cash in immediately available funds, to the respective holders of the Series A Preferred Shares on the applicable Redemption Date. Prior to 4:00 p.m., New York City time, on the Redemption Date, the Company shall deposit with each Holder money sufficient to pay the Redemption Price of all Series A Preferred Shares of such Holder to be redeemed on that Redemption Date; it being understood that such deposit by the Company shall satisfy the Company’s obligation to pay the Redemption Price on the Redemption Date (and the

-13- Company shall have no liability resulting from any subsequent delay or loss with respect thereto). Each such Holder shall promptly return to the Company any money deposited with the Holders by the Company in excess of the amounts necessary to pay the Redemption Price of, and, pursuant to Section 4.7, Regular Dividends on, all Series A Preferred Shares of such Holder to be redeemed. The Redemption Price shall be a gross payment calculated before any withholdings, deductions, or other taxes imposed by any Governmental Authority and such Redemption Price shall be paid subject to the provisions of Section 2.2(e), net of any withholding or other taxes. The Holder shall provide the Company with such documentation described in Section 2.2(f) as may reasonably be required to avoid any legal requirement that the Company withhold (including backup withholding) from the amount payable as the Redemption Price. (b) If the Company complies with the provisions of Section 4.5(a), from and after the Redemption Date, Regular Dividends shall cease to accrue on the Series A Preferred Shares or the portions of the Series A Preferred Shares called for redemption. If the Redemption Price required to be paid in respect of any Series A Preferred Share called for redemption shall not be so paid on the applicable Redemption Date because of the failure of the Company to comply with Section 4.5(a), then, without prejudice to any other rights that a Holder may have under Applicable Law or in equity, (i) until the Redemption Price with respect to such Series A Preferred Share is paid in full, such Series A Preferred Share shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of Regular Dividends, and (ii) on the date on which the Redemption Price is actually paid in full, the Company shall pay to the Holder of such Series A Preferred Share an additional amount equal to the amount of Regular Dividends accrued on the unpaid Current Liquidation Preference of such Series A Preferred Share from the Redemption Date set forth in the applicable notice of redemption until the date of such payment. 4.6 Series A Preferred Shares Redeemed in Part. If a stock certificate was previously issued in respect of any Series A Preferred Shares redeemed in part, upon surrender of such certificate to the Company, the Company shall issue to the applicable Holder a new Series A Preferred Shares certificate equal in Current Liquidation Preference to the unredeemed portion of the Series A Preferred Shares surrendered. 4.7 Redemption. (a) At any time from and after the Issue Date, the Company may from time to time redeem all or (in accordance with Section 4.2) any portion of the outstanding Series A Preferred Shares held by the Holders, on a pro rata basis, upon written notice as described under Section 4.3 hereof for an amount per share equal to the applicable Redemption Price that shall be paid in cash on the Redemption Date set forth in the notice required under Section 4.3. Notwithstanding the foregoing, in the event that, with respect to any such redemption, the Company redeems less than all of the Series A Preferred Shares, the Company shall obtain an opinion from a nationally recognized tax counsel or accounting firm to the effect that such redemption should not be treated as a dividend pursuant to Sections 302 and 301 of the Code. Such opinion requirement may be waived by the Holders of a majority of the then outstanding Series A Preferred Shares. (b) The applicable “Redemption Price” payable in respect of any Redemption Date shall be as follows:

-14- (i) If the Redemption Date occurs prior to the third anniversary of the Issue Date, without duplication (A) the Current Liquidation Preference as of such Redemption Date, plus (B) an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only) plus (C) the aggregate amount of all Regular Dividends (assuming all such dividends were paid in cash and not compounded) that would otherwise accrue from such Redemption Date through (and including) the third anniversary of the Issue Date; (ii) If the Redemption Date occurs on or after the third anniversary of the Issue Date and prior to the fourth anniversary of the Issue Date, 110% of the Current Liquidation Preference as of such Redemption Date, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only); (iii) If the Redemption Date occurs on or after the fourth anniversary of the Issue Date and prior to the fifth anniversary of the Issue Date, 105% of the Current Liquidation Preference as of such Redemption Date, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only); and (iv) If the Redemption Date occurs on or after the fifth anniversary of the Issue Date, 100% of the Current Liquidation Preference as of such Redemption Date, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only). (c) Any redemption pursuant to this Section 4.7 shall be made pursuant to the provisions of Section 4.1 through Section 4.6 hereof. (d) In addition to any redemption pursuant to this Section 4.7, the Company may at any time and from time to time purchase the Series A Preferred Shares in open market and privately negotiated transactions. (e) In any event, notwithstanding the Company’s delivery of any notice of a redemption pursuant to the foregoing provisions of this Section 4, each Holder will have the right, by delivering a Conversion Notice to the Company at least five (5) days prior to the applicable Redemption Date, to convert all, or any whole number of the Series A Preferred Shares that is less than all, of its Series A Preferred Shares into Common Stock pursuant to Section 5.1 prior to any such redemption pursuant to this Section 4.7; provided that such Holder otherwise promptly (and in any event within 21 days) complies with the requirements of Section 5 with respect to such conversion following delivery of such Conversion Notice. (f) For the avoidance of doubt, any Redemption Price calculated for purposes of this Section 4.7 shall be without duplication of Regular Dividends payable or otherwise accruing between the date of delivery by the Company of a notice of redemption and the completion of such redemption.

-15- 5. CONVERSION; ANTI-DILUTION ADJUSTMENTS 5.1 Conversion. (a) Optional Conversion. Subject to the conversion procedures set forth in Section 5.2 and to the restrictions upon conversion set forth in Section 5.3(j), at any time or from time to time, each Holder shall have the right, at such Holder’s option, to convert all, or any whole number of the Series A Preferred Shares that is less than all, of such Holder’s Series A Preferred Shares into the number of shares of Common Stock equal to the quotient obtained by dividing (I) the Current Liquidation Preference for such Series A Preferred Shares subject to conversion, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only), by (II) the Conversion Price, in each case, as of immediately before the Close of Business on the relevant Conversion Date (an “Optional Conversion”); provided that, prior to the expiration or early termination of any applicable waiting period under the HSR Act with respect to an Optional Conversion, such Optional Conversion shall be effected only with respect to that number of such Holder’s Series A Preferred Shares that can be converted without exceeding such Holder’s Individual Holder Conversion Cap, if applicable, and, after such expiration or early termination, such Optional Conversion shall be effected as promptly as practicable with respect to the remainder of such Holder’s Series A Preferred Shares. (b) Forced Conversion. (i) Commencing on the second anniversary of the Issue Date, the Company shall have the right, but not the obligation, at such time that the Forced Conversion Conditions (as defined below) are satisfied, to notify the Holders (such notice, a “Forced Conversion Notice”) of the Company’s election to automatically convert all, or any whole number of the Series A Preferred Shares that is greater than ten percent (10%) of the number of the Series A Preferred Shares then outstanding, of each Holder’s Series A Preferred Shares into the number of shares of Common Stock equal to the quotient obtained by dividing (I) the Current Liquidation Preference for such Series A Preferred Shares subject to conversion, plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only), by (II) the Conversion Price, in each case, as of immediately before the Close of Business on the relevant Conversion Date (a “Forced Conversion”); provided that, in the case of an election to convert less than all of the outstanding Series A Preferred Shares, the Company shall convert the same pro rata portion of each Holder’s Series A Preferred Shares pursuant to this Section 5.1(b); and provided further that, prior to the expiration or early termination of any applicable waiting period under the HSR Act with respect to a Forced Conversion, such Forced Conversion shall be effected only with respect to that number of such Holder’s Series A Preferred Shares that can be converted without exceeding such Holder’s Individual Holder Conversion Cap, if applicable, and, after such expiration or early termination, such Forced Conversion shall be effected with respect to the remainder of such Holder’s Series A Preferred Shares. Any Forced Conversion Notice shall state, as appropriate, (A) the Conversion Date selected by the Company and (B) the Conversion Price as in effect on such Conversion Date, the number of Series A Preferred Shares to be converted from such Holder, the number of shares of Common Stock to be issued to such Holder upon conversion of each such Series A Preferred Share and the Current Liquidation Preference as of the Conversion Date.

-16- The “Forced Conversion Conditions” shall be satisfied if, after the second anniversary of the Issue Date (A) shares of the Common Stock are, at the relevant time, listed on either Nasdaq or the NYSE, and (B) the Last Reported Sale Price per Common Share on either such stock exchange exceeds $14 for twenty (20) Trading Days (whether or not consecutive) in the thirty (30) consecutive Trading Day period immediately prior to the issuance of the relevant Forced Conversion Notice (irrespective of any changes to the price per share of Common Stock subsequent to the issuance by the Company of a Forced Conversion Notice). 5.2 Conversion Procedures and Effect of Conversion. (a) Conversion Procedure. (i) A Holder must do each of the following to effectuate such Holder’s right to an Optional Conversion: (A) complete and manually or electronically sign a conversion notice in the form attached hereto as Annex A or such other form of conversion notice as has then most recently been provided to such Holder by the Company (a “Conversion Notice”) and deliver such notice to the Company in accordance with Section 8.1; (B) deliver to the Company the certificate or certificates (if any) representing the Series A Preferred Shares to be converted or a loss affidavit in a customary form reasonably acceptable to the Company; and (C) if reasonably required, furnish appropriate endorsements and transfer documents and pay any required documentary, stamp or similar issuance or transfer taxes. (ii) In the case of a Forced Conversion, the Company may require Holders to deliver to the Company the certificate or certificates (if any) representing the Series A Preferred Shares to be converted or a loss affidavit in a customary form reasonably acceptable to the Company, furnish appropriate endorsements and transfer documents, and pay any required documentary stamp or similar issuance or transfer taxes. (iii) The “Conversion Date” means (A) in the case of an Optional Conversion, the first date on which such Holder has complied with the procedures in this Section 5.2(a), except that, in the case of an Optional Conversion that is effected as to less than all of such Holder’s Series A Preferred Shares, such date shall be the Conversion Date only as to those shares as to which such Optional Conversion is being effected, and the Conversion Date with respect to the remainder of such Holder’s Series A Preferred Shares shall be the first date on which such Holder has complied with such procedures as to such remaining shares and (B) in the case of a Forced Conversion, a date set out in the relevant Forced Conversion Notice, but in any event no earlier than the 10th Trading Day and no later than the 20th Trading Day following the date of the Forced Conversion Notice. (iv) The Company shall, no later than five (5) Trading Days after the applicable Conversion Date, issue to the Holders of converted Series A Preferred Shares in accordance with Section 5.2(c) the number of whole shares of Common Stock issuable upon such conversion.

-17- (b) Effect of Conversion. Effective immediately prior to the Close of Business on the Conversion Date applicable to any Series A Preferred Shares, Regular Dividends shall no longer be declared or, subject to Section 2.2(e), paid on such converted Series A Preferred Shares, and such converted Series A Preferred Shares shall cease to be outstanding. (c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock upon conversion of the Series A Preferred Shares on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the Close of Business on such Conversion Date. In the case of an Optional Conversion as to which such Holder shall not in its Conversion Notice have designated the name in which shares of Common Stock to be delivered upon conversion of the Series A Preferred Shares should be registered, or the manner in which such shares should be delivered, the Company shall be entitled to register and deliver such shares in the name of the Holder and in the manner shown on the records of the Company. The Company may, in its sole and absolute discretion, deliver shares of Common Stock deliverable in any Optional Conversion or Forced Conversion either, to the extent feasible, in book entry form through the facilities of The Depositary Trust Company (including, without limitation, the Direct Registration System service of the Depository Trust Company) or, otherwise, in the form of physical stock certificates or in book-entry form with the Company’s transfer agent for the Common Stock. Unless otherwise agreed to by the Company and the applicable Holder, each certificate or book-entry position representing shares of Common Stock issuable upon conversion shall bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate or book-entry position may have notations, additional legends or endorsements required by Applicable Law, applicable stock exchange rules, and any agreements to which the Company and the Holders in their capacity as Holders are subject, if any. (d) Status of Converted or Reacquired Shares. Series A Preferred Shares converted in accordance with this Certificate of Designation, or otherwise acquired by the Company in any manner whatsoever, shall no longer be deemed outstanding as of the applicable Conversion Date or Redemption Date, as applicable, and be retired promptly after the conversion or acquisition thereof. All such shares shall, upon their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation and, if applicable, this Certificate of Designation. (e) Reservation of Shares of Common Stock. The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance upon an Optional Conversion or Forced Conversion, such number of shares of Common Stock as shall from time to time be issuable upon the conversion of all of the Series A Preferred Shares then outstanding (taking into account any adjustment to the number of shares of Common Stock so issuable pursuant to Section 5.3). Any shares of Common Stock issued upon any such conversion shall be duly authorized, validly issued, fully paid and nonassessable, free and clear of all liens, charges and encumbrances with respect to the issuance thereof (other than transfer restrictions imposed under applicable securities laws) and not issued in violation of any preemptive right or Applicable Law. (f) Fractional Shares. No fractional shares of Common Stock will be delivered to the Holders upon conversion of the Series A Preferred Shares. In lieu of fractional shares otherwise issuable

-18- to a Holder, the number of shares of Common Stock delivered to such Holder shall be rounded to the nearest whole share of Common Stock. The determination of the number of shares of Common Stock to be delivered to a Holder upon the conversion of such Holder’s Series A Preferred Shares and whether such number of shares would include a fractional share shall be based on the aggregate number of Series A Preferred Shares of such Holder that are being converted on the applicable Conversion Date. (g) No Charge or Payment. The issuance of any certificates for shares of Common Stock upon conversion of Series A Preferred Shares pursuant to this Section 5.2 shall be made without payment of additional consideration by, or other charge, cost or tax to, any Holder in respect thereof. 5.3 Anti-Dilution Adjustments. The Conversion Price will be subject to adjustment, without duplication, in the circumstances described in this Section 5.3. (a) Shares Splits and Combinations. (i) If the Company at any time or from time to time after the Issue Date effects a subdivision (whether by stock split, recapitalization or otherwise) of the outstanding shares of Common Stock without effecting a proportionate subdivision of the Series A Preferred Shares, then the Conversion Price in effect immediately before that share split or subdivision shall be proportionately decreased such that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares shall be proportionately increased. Conversely, if the Company effects a combination of the outstanding shares of Common Stock into a smaller number of shares (whether by consolidation, reverse stock split or otherwise) without effecting a proportionate combination of the Series A Preferred Shares, then the Conversion Price then in effect immediately before the combination shall be proportionately increased such that the number of shares of Common Stock issuable upon conversion of the Series A Preferred Shares shall be proportionately decreased. (ii) If the Company shall, at any time or from time to time after the Issue Date, effect a subdivision of the outstanding shares of Common Stock with a proportionate subdivision of the outstanding Series A Preferred Shares, or combine the outstanding Series A Preferred Shares with a proportionate combination of the shares of Common Stock, then the applicable Conversion Price of the Series A Preferred Shares in effect immediately before that subdivision or combination shall be proportionately adjusted so that the number of shares of Common Stock issuable on conversion of each Series A Preferred Share shall not be changed as a result of such increase or decrease, as the case may be, in the aggregate numbers of shares of Common Stock and Series A Preferred Shares outstanding. (iii) Any adjustment under this Section 5.3(a) shall become effective at the time on which such subdivision or combination becomes effective. (b) Dividends and Distributions. (i) Adjustment for Certain Dividends and Distributions. In the event the Company at any time or from time to time after the Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable on the Common Stock in additional shares thereof, then and in each such event the Conversion Price in effect immediately before such event shall be decreased as of the time of such issuance or, in the event such

-19- a record date shall have been fixed, as of the Close of Business on such record date, by multiplying the Conversion Price then in effect by a fraction: (A) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the Close of Business on such record date; and (B) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the Close of Business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution. Notwithstanding the foregoing, (X) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the Close of Business on such record date and, thereafter, the Conversion Price shall be adjusted again pursuant to this subsection as of the time of actual payment of such dividends or distributions and (Y) no such adjustment shall be made if, in lieu of the foregoing adjustment, the Holders of Series A Preferred Shares simultaneously receive, upon the same terms as the holders of shares of Common Stock, a dividend or other distribution of shares of Common Stock in a number equal to the number of shares such Holders would have received if all outstanding Series A Preferred Shares had been converted into Common Stock immediately prior to the record date for such dividend or distribution. (ii) Other Dividends and Distributions. In the event the Company, at any time or from time to time after the Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company or other evidences of indebtedness, assets or other property of the Company (other than any distribution contemplated by Section 3 or Sections 5.3(b)(i), 5.3(d) or 5.3(f)), then and in each such event the Conversion Price shall be decreased based on the following formula: CP1 = CP0 x SP0 - FMV SP0 where: CP0 = the Conversion Price in effect immediately before the Close of Business on the record date for such dividend or distribution; CP1 = the Conversion Price in effect immediately after the Close of Business on the record date for such dividend or distribution; SP0 = the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the record date for such dividend or distribution; and FMV = the value (as determined in good faith by the Board of Directors) of such securities, evidences of indebtedness, assets or other properties distributed with respect to each outstanding share of

-20- Common Stock on the record date for such dividend or distribution. Any adjustment made pursuant to this Section 5.3(b)(ii) shall be effective immediately after the Close of Business on the record date for such dividend or distribution. Notwithstanding the foregoing, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the Close of Business on such record date and, thereafter, the Conversion Price shall be adjusted again pursuant to this subsection as of the time of actual payment of such dividends or distributions. (c) Merger or Reorganization, etc. (i) No Change of Control. Subject to the provisions of Section 3, if there shall occur any reorganization, recapitalization, reclassification, consolidation or merger involving the Company in which the Common Stock (but not the Series A Preferred Shares) is converted into or exchanged for securities, cash or other property (in each case other than a transaction covered by Section 3) that does not constitute a Change of Control (a “Reorganization Event”), then, following any such Reorganization Event, each Series A Preferred Share shall remain outstanding and thereafter be convertible, in lieu of shares of Common Stock into which it was convertible prior to such Reorganization Event, into the kind and amount of securities, cash or other property which a holder of the number of shares of Common Stock issuable upon conversion of such Series A Preferred Share immediately prior to such Reorganization Event would have been entitled to receive pursuant to such transaction; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 5.3 with respect to the rights and interests thereafter of the holders of such Series A Preferred Shares to the end that the provisions set forth in this Section 5.3 (including provisions with respect to changes in and other adjustments of the Conversion Price of such Series A Preferred Shares) shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or other property thereafter deliverable upon the conversion of such Series A Preferred Shares; provided that in the event there shall occur any such Reorganization Event involving the Company in which the Series A Preferred Shares are converted into or exchanged for securities, cash or other property, but no Change of Control occurs, no adjustment shall be made to the Conversion Price but instead the Company shall require that the securities, cash, and/or other property provided to the Holders shall convey to the Holders economic and other rights no less favorable than those conveyed by the Series A Preferred Shares; provided further that to the extent that the Company is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Shares into capital stock of the Person surviving such Reorganization Event or other such continuing entity in such Reorganization Event. (ii) Change of Control. If there shall occur any Change of Control while any Series A Preferred Shares remain outstanding (e.g. prior to the redemption and/or conversion of all Series A Preferred Shares pursuant to Section 4 and/or Section 5), then sub-paragraph (A) or (B) below, as applicable, shall apply. For such purposes, the “Change of Control Price” shall be the value per share of Common Stock implied by the consideration paid or payable in a Change of Control, as determined in good faith by the Board of Directors.

-21- (A) Conversion Price Exceeds Change of Control Price. If the Change of Control Price reflected in a Change of Control is less than or equal to the Conversion Price, then the Company shall, in its discretion as between the following clauses (I) and (II), either (I) upon the closing of the Change of Control, redeem in cash all of the Series A Preferred Shares for the cash value that the Holders would receive in a redemption pursuant to Section 4.7 with a Redemption Date occurring immediately prior to such closing, or (II) immediately prior to the closing of the Change of Control, cause all outstanding Series A Preferred Shares to be automatically converted to Common Stock at the Conversion Price, in which case such Common Stock shall be treated in the same manner, and shall be entitled to receive the same consideration, as all other Common Stock in the Change of Control; provided that the applicable Conversion Price shall be adjusted, if necessary, to ensure that each Series A Preferred Share is converted into such number of shares of Common Stock as have an aggregate value equal to not less than the Current Liquidation Preference (plus an amount equal to the sum of all accrued and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only)) as of the date of such closing, as determined in good faith by the Board of Directors. (B) Change of Control Price Exceeds Conversion Price. If the Change of Control Price reflected in a Change of Control is greater than the Conversion Price, then the Company shall, in its discretion as between the following clauses (I) and (II), either (I) cause the Series A Preferred Shares to be redeemed in cash at the value of consideration that would have been payable in the Change of Control in respect of such Series A Preferred Shares had the Series A Preferred Shares been converted into Common Stock immediately prior to the closing of such Change of Control, or (II) cause the Holders to receive (a) a portion of the consideration per share payable in such Change of Control to the Holders in a cash amount equal to the amount such Holders would receive in a redemption pursuant to Section 4.7 having a Redemption Date on the date of such closing, plus (b) additional consideration per share, in the same form of consideration payable to other holders of Common Stock in such Change of Control, equal to the excess in value of (x) all consideration that would be payable in respect of such Series A Preferred Shares if they were converted to shares of Common Stock at the Conversion Price immediately prior to the closing of the Change of Control, minus (y) the value of the consideration paid pursuant to the foregoing clause (a), as determined in good faith by the Board of Directors. Any such consideration shall be paid to the Holders entitled thereto on a pro rata basis. (iii) Notice of Reorganization Event or Change of Control. On or before the twentieth (20th) Business Day prior to a Reorganization Event or Change of Control, the Company shall send written notice to the Holders as they appear in the records of the Company, which notice shall set forth (a) the date on which the Reorganization Event or Change of Control is anticipated to be effected, (b) the material terms and conditions of such Reorganization Event or Change of Control, (c) the then applicable Conversion Price, (d) if applicable, the kind and amount of the cash, securities or other property into which each Series A Preferred Share is expected to be convertible following such Reorganization Event and (e) if applicable, the Change of Control Price and the kind and amount of consideration anticipated to be paid to the Holders in such Change of Control. If any material change in the facts set forth in such notice shall occur, the Company shall promptly give written notice to the Holders of such change. (d) Rights, Options and Warrants. In the event the Company shall make or issue a dividend or other distribution payable on all or substantially all shares of Common Stock of rights, options or warrants (other than any distribution contemplated by Section 3 or rights, options or warrants distributed in connection with a stockholders’ rights plan, in which event the provisions of Section 5.3(f) shall apply) entitling such holders, for a period of not more than sixty (60) calendar days after a record date for the

-22- determination of holders of Common Stock entitled to receive such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such dividend or distribution is announced, then and in each such event the Conversion Price will be decreased based on the following formula: CP1 = CP0 x OS +Y OS + X where: CP0 = the Conversion Price in effect immediately before the Close of Business on the record date for such dividend or distribution; CP1 = the Conversion Price in effect immediately after the Close of Business on the record date for such dividend or distribution; OS = the number of shares of Common Stock outstanding immediately before the Close of Business on the record date for such dividend or distribution; Y = a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such dividend or distribution is announced; and X = the total number of shares of Common Stock issuable pursuant to such rights, options or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of only the rights, options or warrants, if any, actually distributed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, options or warrants. For purposes of this Section 5.3(d), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per Common Share for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date the distribution of such rights,

-23- options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Board of Directors. (e) Tender Offers or Exchange Offers. If the Company or any of its subsidiaries makes a payment in respect of a tender offer or exchange offer for Common Stock (other than solely pursuant to an odd-lot tender offer pursuant to Rule 13e-4(h)(5) of the Exchange Act, and, for the avoidance of doubt, excluding any share buyback not structured as a tender offer or exchange offer), and the value of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the average of the Last Reported Sale Prices per Common Share over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then and in each such event the Conversion Price will be decreased based on the following formula: CP1 = CP0 x SP x OS0 AC + (SP x OS1) where: CP0 = the Conversion Price in effect immediately before the Close of Business on the Expiration Date; CP1 = the Conversion Price in effect immediately after the Close of Business on the Expiration Date; SP = the average of the Last Reported Sale Prices per Common Share over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Expiration Date; OS0 = the number of shares of Common Stock outstanding immediately before the Close of Business on the Expiration Date (without giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); AC = the aggregate value (determined as of the Expiration Date by the Board of Directors) of all cash and other consideration paid

-24- or payable for all shares of Common Stock purchased or exchanged in such tender or exchange offer; and OS1 = the number of shares of Common Stock outstanding immediately after the Close of Business on the Expiration Date (adjusted to give effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 5.3(e), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 5.3(e) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Close of Business on the Expiration Date, with retroactive effect. If the Conversion Date for any Series A Preferred Share occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designation, the Company will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period. To the extent such tender or exchange offer is announced but not consummated (including as a result of being precluded from consummating such tender or exchange offer under Applicable Law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer. (f) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Company is in effect on any Conversion Date, upon conversion of any Series A Preferred Shares, Holders of such shares will receive, in addition to the applicable number of shares of Common Stock due upon conversion, the rights under such rights plan relating to such Common Stock, unless, prior to such Conversion Date, the rights shall have (i) become exercisable or (ii) separated from the shares of Common Stock (the first of such events to occur, a “Trigger Event”), in which case the Conversion Price shall be adjusted, effective automatically at the time of such Trigger Event, as if the Company had made a distribution of such rights to all holders of Common Stock as described in Section 5.3(d), subject to appropriate readjustment in the event of the expiration, termination or redemption of such rights prior to the exercise, deemed exercise or exchange thereof, and without duplication of other rights to adjustment in respect of such rights pursuant to other terms of Section 5.3. Notwithstanding the foregoing, (i) to the extent any such stockholder rights are exchanged by the Company for shares of Common Stock or other property or securities, the Conversion Price shall be appropriately readjusted as if such stockholder rights had not been issued, but the Company had instead issued such shares of Common Stock or other property or securities as a dividend or distribution pursuant to Section 5.3(b)(i) or Section 5.3(b)(ii), as applicable, and (ii) no Holder shall be entitled to any rights pursuant to this Section 5.3(f) in respect of a Trigger Event caused by the actions of such Holder or its affiliate. (g) Calculation of Adjustments. All calculations with respect to the Conversion Price and adjustments thereto will be made to the nearest 1/100th of a cent (with 5/1,000ths rounded upward).

-25- (h) Successive Adjustments. After an adjustment to the Conversion Price under this Section 5.3, any subsequent event requiring an adjustment under this Section 5.3 shall cause an adjustment to each such Conversion Price as so adjusted. (i) Notice of Adjustments. Whenever the Conversion Price is adjusted as provided under this Section 5.3, the Company shall as soon as reasonably practicable following the occurrence of an event that requires such adjustment compute the adjusted applicable Conversion Price in accordance with this Section 5.3 and provide written notice to the Holders advising them of the occurrence of such event (including the facts requiring such adjustment and upon which such adjustment is based) and setting forth in reasonable detail the method by which the adjustment to the Conversion Price was determined, the adjusted applicable Conversion Price and the date on which the adjustment became or will become effective. (j) Conversion Blocker. (i) Notwithstanding anything herein to the contrary, for a period of 12 months following the Closing Date (as defined in the Purchase Agreement) (the “Holdback Period”), no Holder shall effect an Optional Conversion if, after giving effect to such Optional Conversion, the Holders shall hold Series A Preferred Shares (the “Holdback Shares”) having an aggregate Current Liquidation Preference of less than $25,000,000 (the “Holdback Amount”). During the Holdback Period, the Holdback Amount shall remain available for satisfaction of any obligations arising under Article X of the Purchase Agreement and Section 8.10(g) below. (ii) In the event that any claims for Losses made in good faith and set forth in a Claim Notice (each as defined in the Purchase Agreement) shall remain outstanding as of the end of the initial 12-month Holdback Period, the Holdback Period shall be extended (the “Holdback Extension Period”) until such time as such claims have been resolved or satisfied in accordance with the Purchase Agreement. As of any date during the Holdback Extension Period, the Holdback Shares shall be a number of Series A Preferred Shares (the “Holdback Extension Shares”) having an aggregate Current Liquidation Preference equal to the lesser of (A) $25,000,000 and (B) the aggregate amount of all Losses claimed in Claim Notices that (I) were pending and unresolved as of the end of the initial Holdback Period and (II) remain unresolved as of such date (such lesser amount, the “Holdback Extension Amount”). (iii) Notwithstanding the foregoing, the Holders may effect an Optional Conversion and/or sale or other disposition of Holdback Shares (or Holdback Extension Shares) to the extent that cash in an amount equal to the Holdback Amount (during the Holdback Period) or the Holdback Extension Amount (during the Holdback Extension Period) is first deposited in an escrow or trust account for the benefit of the Company and its assignees under an agreement and terms to be reasonably agreed by the Company and the Holders; provided that if at any time such deposited amount shall exceed the Holdback Amount (or the then-current Holdback Extension Amount, as applicable), the excess shall promptly be released to the Holders. (iv) Notwithstanding anything herein to the contrary, effective as of the third (3rd) anniversary of the Closing Date, the restrictions set forth in Section 5.3(j)(i)-(iii) shall terminate and be of no further force or effect (and any amounts then held in deposit pursuant to Section 5.3(j)(iii) shall promptly be released to the Holders).

-26- (v) The provisions of this Section 5.3(j) shall not apply to any Holder that is not a Teads Stockholder (as defined in the Stockholders Agreement). 6. TRANSFERS 6.1 Transfers. (a) A Holder of Series A Preferred Shares may transfer any Series A Preferred Share, subject to any applicable restrictions set forth in the Stockholders Agreement, in this Certificate of Designation, or in the bylaws of the Company as in effect on the date of this Certificate of Designation, in each case, or in any amendments thereto adopted with the consent of the Holders of a majority of the then outstanding Series A Preferred Shares. (b) If physical certificates evidencing the Series A Preferred Shares are issued, the Company shall, upon the request and surrender of the record holder of such certificate other than in connection with a redemption of all of the Series A Preferred Shares represented by such certificate, promptly (but in any event within two (2) Business Days after such request) execute and deliver (at the Company’s expense) a new certificate or certificates in exchange therefor representing the Series A Preferred Shares with an aggregate Current Liquidation Preference of the Series A Preferred Shares represented by the surrendered certificate. The issuance of new certificates will be made without charge to the Holders of the Series A Preferred Shares, and the Company shall pay for any cost incurred by the Company in connection with such issuance; provided that the Company shall not pay for any documentary, stamp or similar issuance or transfer tax in respect of the preparation, execution and delivery of such new certificates pursuant to this Section 6.1. All transfers and exchanges of the Series A Preferred Shares will be made promptly by direct registration on the books and records of the Company and the Company shall take all such other actions as may be required to reflect and facilitate, including by direct registration on the books and records of the Company, all transfers and exchanges permitted pursuant to this Section 6.1. (c) Upon receipt of evidence reasonably satisfactory to the Company (it being understood that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing the Series A Preferred Shares, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the holder is a financial institution or other institutional investor, its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Company shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the Series A Preferred Shares represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. (d) Unless otherwise agreed to by the Company and the applicable Holder, each certificate or book-entry position representing the Series A Preferred Shares will bear a restrictive legend substantially in the form set forth in Appendix I hereto, which is hereby incorporated in and expressly made a part of this Certificate of Designation, and will be subject to the restrictions set forth therein. In addition, each such certificate or book-entry position may have notations, additional legends or endorsements as required by Applicable Law, stock exchange rules, and agreements to which the Company and all of the Holders in their capacity as Holders are subject, if any.

-27- (e) Notwithstanding anything to the contrary herein, no transfer by any Holder shall be permitted (and will be null and void ab initio) unless such transfer is made in compliance with all applicable securities laws. 7. VOTING RIGHTS 7.1 Voting Rights. Except as otherwise required by Applicable Law and subject to Section 1.2 of the Stockholders Agreement, the Series A Preferred Shares shall be entitled to vote on any matters presented to the holders of Capital Stock issued by the Company together with holders of Common Stock (and not as a separate class). The Holders shall participate in such any vote on an as-converted basis as if the Series A Preferred Shares were converted into shares of Common Stock in accordance with Section 5.1(a) as of the record date for the determination of holders of Common Stock entitled to vote. 7.2 Protective Provisions. For so long as any Series A Preferred Shares are outstanding, in addition to any other vote of stockholders of the Company required under Applicable Law or the Certificate of Incorporation, the affirmative vote or consent of the Holders of at least a majority of the outstanding Series A Preferred Shares, voting separately as a single class, will be required (a) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of this Certificate of Designation, (b) to amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or the bylaws of the Company if such amendment, alteration or repeal would have an adverse effect on the powers, preferences, privileges or rights of the Holders, other than an amendment, alteration, or repeal of a provision of the Certificate of Incorporation or the bylaws of the Company that affects all stockholders of the Company in the same manner, (c) to authorize, create, issue or increase the authorized amount of any class or series of stock of the Company (including any series of preferred stock established after the Issue Date) the terms of which expressly provide that such class or series of stock ranks senior to or pari passu with the Series A Preferred Shares as to payment of dividends or distributions of assets upon a Liquidation Event or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any such class or series of stock, (d) to reclassify any authorized stock of the Company into any such class or series of stock, or any obligation or security convertible into, exchangeable for or evidencing a right to purchase any such class or series of stock, or (e) for any increase or decrease in the authorized number of Series A Preferred Shares or issuance of Series A Preferred Shares after the Issue Date. 8. MISCELLANEOUS 8.1 Notices. Any notice or other communication required or permitted to be delivered under this Certificate of Designation shall be in writing and delivered by, unless otherwise provided herein, (a) email or (b) overnight delivery via a national courier service, with respect to any Holder, at the email address or physical address on file with the Company and, with respect to the Company, to the following email address or physical address, as applicable: [to follow] Notice or other communication pursuant to this Section 8.1 will be deemed given or received when delivered, except that any notice or communication received by email transmission on a non-Business Day or on any Business Day after 5:00 p.m. addressee’s local time or by overnight delivery on a non- Business Day will be deemed to have been given and received at 9:00 a.m. addressee’s local time on the next Business Day.

-28- 8.2 Severability. Whenever possible, each provision hereof will be interpreted in a manner as to be effective and valid under Applicable Law, but if any provision hereof is held by a Governmental Authority of competent jurisdiction to be prohibited by or invalid under Applicable Law, then such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. 8.3 Governing Law. This Certificate of Designation and all questions relating to the interpretation or enforcement of this Certificate of Designation will be governed by and construed in accordance with the laws of the State of Delaware without regard to any laws of the State of Delaware or any other jurisdiction that would call for the application of the substantive laws of any jurisdiction other than the State of Delaware. 8.4 No Reissuance of the Series A Preferred Shares. No Series A Preferred Share acquired by the Company by reason of redemption, purchase or otherwise will be reissued or held in treasury for reissuance, and the Company will take all necessary action to cause such shares to be cancelled and retired. All such shares shall, upon their cancellation and retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors pursuant to the provisions of the Certificate of Incorporation and, if applicable, this Certificate of Designation. 8.5 Rights and Remedies of Holders. The rights provided to Holders of the Series A Preferred Shares set forth under this Certificate of Designation are for the benefit of such Holders of the Series A Preferred Shares and will be enforceable by them, including by one or more actions for specific performance. Except as expressly set forth herein, all remedies available under this Certificate of Designation, at law, in equity or otherwise, will be deemed cumulative and not alternative or exclusive of other remedies. The exercise by any Holder of a particular remedy will not preclude the exercise of any other remedy. 8.6 Agents. The Company may appoint and remove one or more transfer agents, conversion agents, registrars and paying agents with respect to the Series A Preferred Shares. Upon any such removal or appointment, the Company shall send notice thereof pursuant to Section 8.1 to the Holders. 8.7 Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder upon request. 8.8 No Preemptive Rights or Sinking Fund. The Holders shall not have any preemptive rights, and the Series A Preferred Shares shall not be subject to or entitled to the operation of any retirement or sinking fund. 8.9 No Additional Rights. This Certificate of Designation does not convey to the Holders any rights with respect to the Series A Preferred Shares that are not expressly set forth herein or otherwise required by Applicable Law. 8.10 Certain Deductions and Forfeitures.

-29- (a) The Series A Preferred Shares shall be subject to deduction of dividends and forfeiture for no consideration upon the terms and subject to the conditions set forth in Section 2.04(g) and Section 10.03(b) of the Purchase Agreement. (b) In the event that, in accordance with Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement, the Company shall be entitled to effect a deduction from any accrued but unpaid Regular Dividend or any other dividend or distribution due and payable to a relevant Holder in respect of its Series A Preferred Shares, the Company may make such election by providing written notice to such Holder (i) explaining in reasonable detail the facts and circumstances giving rise to such deduction, (ii) setting forth its calculation of the amount of such deduction, and (iii) making reference to the specific dividend or distribution with respect to which such deduction shall be made. The amount of any such deduction with respect to each Series A Preferred Share (calculated pro rata among all Series A Preferred Shares held by the relevant Holders to whom the foregoing provisions of the Purchase Agreement would apply) shall be equal to the deduction contemplated by Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement (as applicable) and shall be applied, to the extent necessary, (i) first, against any due and unpaid Regular Dividends for the then-current dividend period (it being understood that Regular Dividends accrue on a quarterly basis only), and if the deduction available under this clause (i) is insufficient, then (ii) second, as a deduction against the aggregate amount of all accrued and accumulated Regular Dividends thereon that have been compounded in accordance with Section 2.2(a) and that are due but that have not been paid in cash. (c) In the event that, in accordance with Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement, and following the exhaustion of the deductions described in Section 8.10(b) above, the Company shall be entitled to cause the forfeiture of some or all of a relevant Holder’s Series A Preferred Shares, the Company may make such election by providing written notice to such Holder (i) explaining in reasonable detail the facts and circumstances giving rise to such forfeiture and (ii) setting forth its calculation of the number of Series A Preferred Shares to be so forfeited. The relevant Holder shall be required to surrender any share certificate in respect of the forfeited shares within fifteen (15) days thereafter and, following such surrender (if applicable), the Company shall reissue to the Holder a stock certificate representing any Series A Preferred Shares not so forfeited. Notwithstanding whether or not a share certificate is surrendered by a relevant Holder, from and after the delivery of such notice to the applicable Holder, any Series A Preferred Shares properly forfeited in accordance with Section 2.04(g)(ii) or Section 10.03(b) of the Purchase Agreement shall be canceled for no consideration and cease to be outstanding. (d) In the event that the Company is entitled to a remedy of set-off pursuant to Section 10.10 of the Purchase Agreement in respect of any and all amounts payable by the Seller to the Purchaser under the Purchase Agreement, including pursuant to Section 2.04, Section 2.06(e) and Article X thereof, it shall be entitled to do so by way of an offset against future accruals of Regular Dividends (whether or not declared). (e) Any notice required to be delivered by the Company under this Section 8.10 (excluding Section 8.10(g)) shall be delivered in accordance with Section 11.03 of the Purchase Agreement. Any dispute, claim, litigation, action, suit, or proceeding arising out of or relating to this Section 8.10 (excluding Section 8.10(g)) shall be subject to the provisions of Article X and Section 11.08 of the Purchase Agreement, mutatis mutandis.

-30- (f) The provisions of this Section 8.10 (excluding Section 8.10(g)) shall not apply to any Holder that is not a Teads Stockholder (as defined in the Stockholders Agreement). (g) In the event that a Holder is required to indemnify the Company for taxes imposed by a Governmental Authority pursuant to the last sentence of Section 2.2(e), and such Holder fails to so indemnify the Company within forty-five (45) days of the Company’s written demand therefore, the Company shall be entitled to effect a deduction in respect of Series A Preferred Shares held by such Holder in accordance with the procedures contemplated by Section 8.10(b) above, mutatis mutandis, or, following the exhaustion of the deductions described in Section 8.10(b), the Company shall be entitled to cause the forfeiture of Series A Preferred Shares held by such Holder in accordance with Section 8.10(c) above, mutatis mutandis; provided that any notice required to be delivered by the Company with respect to any such indemnification, deduction, or forfeiture shall be delivered in accordance with Section 8.1 hereof and any dispute, claim, litigation, action, suit or proceeding arising therefrom shall be governed by Section 8.3 hereof. [Signature Page to Follow]

-31- IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by a duly authorized officer as of the date first written above. THE COMPANY: OUTBRAIN INC. By: Name: Title: [Signature Page to Certificate of Designation (Series A Convertible Preferred Shares)]

-32- APPENDIX I to Certificate of Designation of Series A Convertible Preferred Shares of Outbrain Inc. Restrictive Legend to the Series A Convertible Preferred Shares [to follow] Restrictive Legend to the Common Stock [to follow]

-33- ANNEX A to Certificate of Designation of Series A Convertible Preferred Shares of Outbrain Inc. Form of Notice of Conversion to be Executed by the Holder to Convert Series A Convertible Preferred Shares NOTICE OF CONVERSION The undersigned Holder hereby irrevocably elects to convert [ ] of such Holder’s Series A Convertible Preferred Shares into shares of Common Stock, par value $.001 per share (the “Common Stock”), of Outbrain Inc., a Delaware corporation (the “Corporation”). Capitalized terms used but not defined herein have the meaning ascribed to such terms in the certificate of designation of the Corporation’s Series A Convertible Preferred Shares (the “Certificate of Designation”) filed by the Corporation with the Secretary of State of the State of Delaware. Instruction to Holder: Attach additional signed copies of this page as needed. Name of Person in the name of which shares are to be registered: Address for delivery of physical stock certificates: Instructions for book-entry delivery of shares through the Deposit/Withdrawal at: Account Name: Account Number: Contact Name: Contact Telephone Number: Contact Email Address: [HOLDER]

-34- By: Name: Title: Date: [Notice of Conversion of Series A Convertible Preferred Shares]

EXHIBIT C Closing Step Plan [Intentionally Omitted]

EXHIBIT D Sample Statement [Intentionally Omitted]

EXHIBIT E Pre-Closing Step Plan [Intentionally Omitted]

EXHIBIT F R&W Insurance Policy [Intentionally Omitted]

1 STOCKHOLDERS AGREEMENT STOCKHOLDERS AGREEMENT, dated [ ] (this “Agreement”), between Outbrain Inc., a Delaware corporation (the “Company”), Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés, Luxembourg) under number B215423 (“AT” and together with any Affiliates of AT that acquire Acquisition Stock (as defined below) from AT or any Affiliates of AT, the “Teads Stockholders”). W I T N E S S E T H: WHEREAS, pursuant to that certain Share Purchase Agreement, dated as of July 31, 2024, by and among the Company, TEADS, a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 5, rue de la Boucherie, L-1247 Luxembourg, Grand Duchy of Luxembourg, and registered with the Luxembourg Commercial and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B113995 (“Teads”) and AT (the “Purchase Agreement”), the Company is to acquire 100% of the share capital of Teads (the “Acquisition”) (capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement); WHEREAS, as part of the consideration for the Acquisition the Company is to issue to AT an aggregate of (i) 35 million shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and (ii) 10,500,000 shares of the Company’s Series A Convertible Preferred Stock, $0.001 par value per share (the “Preferred Stock” and, together with the 35 million shares of Common Stock to be issued pursuant to the Purchase Agreement, the “Acquisition Stock”); and WHEREAS, the Teads Stockholders and the Company desire to enter into this Agreement in order to, inter alia, (i) set forth certain of their rights, duties and obligations as a result of the Acquisition contemplated by the Purchase Agreement; (ii) provide for the governance of the Company; and (iii) set forth restrictions on certain activities in respect of the Acquisition Stock, corporate governance, and other related corporate matters. NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows: 9. Corporate Governance Matters 9.1 Board Structure. (a) Unless otherwise determined by the board of directors of the Company (the “Board”), the Board shall at all times consist of a majority of directors who are independent, as defined under the applicable listing rules of The Nasdaq Stock Market (the “Independent Directors” and such rules, the “Listing Rules”). In addition, unless otherwise determined by the Board, a majority of the Company’s directors shall not be Affiliates of any stockholder of the Company that Beneficially Owns, together with its Affiliates, 10% or more of the voting rights in the Company (the “Non-Affiliated Directors”). EXHIBIT G

2 (b) The Board shall initially consist of 10 directors (inclusive of the directors appointed pursuant to Section 1.2(a)). (c) “Affiliate” means, as to any Person, (i) any other Person who directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person, (ii) with respect to a Person who is a natural person, any member of the immediate family of such individual, including such individual’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and any other Person who lives in such individual’s household and any trust whose primary beneficiary is such individual or one or more members of such immediate family, and (iii) with respect to the term Non- Affiliated Director, any Person that either he or any of his or her Affiliates, serves as an employee, officer, director, advisor, consultant or representative, or is a family member as described in clause (ii) above, in each case, of the specific stockholder or any of its Affiliates. Notwithstanding anything herein to the contrary, for purposes of this Agreement, neither the Company nor any of its subsidiaries, on the one hand, and any Teads Stockholder, on the other hand, shall be deemed to be Affiliates of each other. (d) “Beneficially Owns” means, with respect to Common Stock or Preferred Stock, having “beneficial ownership” of such stock for purposes of Rule 13d-3 or 13d-5 promulgated under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), without giving effect to the limiting phrase “within sixty days” set forth in Rule 13d-3(1)(i) thereof. The terms “Beneficial Owner” and “Beneficial Ownership” shall have correlative meanings. (e) “Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person. (f) “Financial Institution” means a bank, broker or credit institution whose activities include purchasing debt securities or other financial assets or lending monies, but excluding a hedge fund or other similar Person whose primary business activity consists of investing in securities or other financial assets as principal for its own account. (g) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a cooperative, an unincorporated organization, or other form of business organization, whether or not regarded as a legal entity under applicable Law, or any governmental authority or any department, agency or political subdivision thereof. 9.2 Director Nomination Rights. (a) At the closing of the Acquisition (the “Closing”), the Board shall take all necessary action to cause the number of directors to be expanded by two (2) and to cause to be appointed to the Board of Directors the following Teads Designees (as defined below): (i) [●], as a Class [●] Director; and (ii) [●], as a Class [●] Director (together, the “Initial Designees”).1 1 Names to be inserted at Closing, provided that the Initial Designees will be designated in accordance with the requirements of Section 1.2(b) below.

3 (b) AT on behalf of the Teads Stockholders (but, for the avoidance of doubt, not any assignee or transferee of AT or any of the Teads Stockholders who is not an Affiliate of AT) shall have the right to nominate (for appointment to the Board either through action of the Board or election by the stockholders of the Company) the Teads Designees in accordance with this Section 1.2(b) in the case of the nomination or election of the Teads Designees (as defined below) and to remove at any time any Teads Designee (and to appoint a replacement Teads Designee in the event of any such removal). Specifically, AT shall have the right to designate: (i) until the Initial Sunset Date (as defined below), two (2) persons for nomination by the Board for election to the Board (each person so designated pursuant to this Section 1.2(b), a “Teads Designee”), provided such persons are acceptable to the Board, in the Board’s reasonable, good faith determination, and provided further that (unless the Board determines under Section 1.2(a) to terminate the requirement thereunder for a majority of Independent Directors or a majority of Non-Affiliated Directors) at least one of such Teads Designees shall be both an Independent Director and a Non-Affiliated Director; and (ii) until the Second Sunset Date (as defined below), one (1) person for nomination by the Board for election to the Board, provided such person is acceptable to the Board, in the Board’s reasonable, good faith determination; and (iii) commencing on the three (3) year anniversary of the Closing (provided that on such three (3) year anniversary the Teads Stockholders together with their Affiliates hold in the aggregate at least 30% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis) and until the Third Sunset Date (as defined below), three (3) persons for nomination by the Board for election to the Board, provided such persons are acceptable to the Board, in the Board’s reasonable, good faith determination, and provided further that (unless the Board determines under Section 1.2(a) to terminate the requirement thereunder for a majority of Independent Directors or a majority of Non-Affiliated Directors) at least two of such Teads Designees shall be both an Independent Director and a Non-Affiliated Director. For the avoidance of doubt, (x) the designation rights articulated in this Section 1.2(b) are separate and not cumulative and (y) to the extent that more than one of the foregoing clauses (i), (ii) and (iii) shall remain in effect, the clause that permits the Teads Stockholders to designate the greatest number of Teads Designees shall prevail. For the avoidance of doubt, the Company hereby agrees that the Initial Designees are reasonably acceptable to the Board. Notwithstanding the foregoing, the right of AT to nominate Teads Designees in accordance with this Section 1.2(b) shall terminate upon a material breach by AT of Section 1.3 or Section 2 if AT fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by the Company to AT. (c) “Initial Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 25% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis. “Second Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 10% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis. “Third Sunset Date” shall mean the date on which the Teads Stockholders together with their Affiliates cease to hold in the aggregate at least 30% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis. “Sunset Date” shall mean the Initial Sunset Date, the Second Sunset Date or the Third Sunset Date, as applicable. AT undertakes to inform the Company in writing no later than 24 hours after any disposition of shares of the Company that, to its knowledge, results in the occurrence of any Sunset Date. Without limitation of the foregoing, the Company shall inform AT as promptly as practicable after becoming aware of the occurrence of a Sunset Date. (d) AT may not designate any person to be a Teads Designee who does not meet the requirements for director nominees as set forth in (i) the applicable requirements of the Sarbanes-Oxley Act, the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, (ii) the Listing Rules (as applicable) or (iii) the applicable policies of the Company relating to director qualifications as in effect on the date hereof pursuant to the Company’s internal written

4 policies related thereto (copies of which have been provided to AT prior to the date hereof or adopted after the date hereof with AT’s written consent). The Board shall promptly and in good faith consider each Teads Designee designated pursuant to Section 1.2(a). In the event that the Board fails to approve the nomination of any Teads Designee, AT shall have the right to designate an alternative Teads Designee for consideration. AT shall in all material respects provide to the Company (i) all information reasonably requested by the Company that is required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or regulation or stock exchange rules or listing standards, in each case, relating to their nomination or election as a director of the Company and (ii) information reasonably requested by the Company in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal or regulatory obligations, in each case, relating to their nomination or election as a director of the Company. (e) The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), to (i) include any Teads Designee designated pursuant to and in accordance with Section 1.2(a) in the slate of nominees recommended by the Board for election at any relevant meeting of stockholders called for the purpose of electing directors, (ii) recommend such individuals to be elected as a director as provided herein, (iii) include such persons in the Company’s proxy materials and form of proxy disseminated to stockholders in connection with the election of directors at each applicable meeting of stockholders called for the purpose of electing directors, (iv) nominate such designees to be elected as directors and solicit proxies in favor of the election of such persons, and (v) in the event of replacement of a serving Teads Designee in between stockholders meetings, have such Teads Designee appointed as a director by the Board as promptly as practicable after such designation. (f) AT shall cause such number of Teads Designee(s) that exceed the number of directors which the Teads Stockholders are then entitled to designate pursuant to Section 1.2(a) to offer his or her or their resignation(s) to the Board. as promptly as practicable following the date on which such designation right is reduced under Section 1.2(a). In the event that the number of Teads Designees decreases due to the occurrence of a Sunset Date, AT may inform the Company in writing prior to or within five (5) Business Days after the Sunset Date which one of the Teads Designees shall be resigning, and in the absence of such notice from AT, the identity of the Teads Designee that will be resigning will be determined by the Board in good faith. (g) So long as the members of the Board are allocated among separate classes of directors, any Teads Designees will be allocated to such class(es) as directed by the Company so as to ensure that the number of directors in each class shall be as nearly equal in number as is reasonably possible. Accordingly, in the event of resignation of a Teads Designee, to the extent necessary, the Board may take action to achieve such goal, as soon as practicable. (h) For so long as any Teads Designee serves as a director, (i) the Company shall provide such director with the same compensation, expense reimbursement, insurance, indemnity, exculpation and other arrangements provided to the other non-employee directors and (ii) the Company shall not amend or repeal any right to indemnification or exculpation covering or benefiting any such director as and to the extent consistent with applicable law, organizational documents of the Company and any indemnification agreements with directors (whether such right is contained in the organizational documents of the Company or another document) (except to the extent such amendment permits the Company to provide broader indemnification or exculpation rights on a retroactive basis than permitted prior thereto).

5 9.3 Voting. Until such time as the Teads Stockholders together with their Affiliates hold in the aggregate less than 15% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis, the Teads Stockholders agree with the Company that, except (i) with the Company’s prior written consent or (ii) to the extent that the Company is in material breach of its obligations under Section 1.2 above and fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by AT to the Company, each Teads Stockholder shall take such action at each meeting of the stockholders of the Company or any class thereof as may be required so that all shares of issued and outstanding shares of Common Stock and Preferred Stock Beneficially Owned, directly or indirectly, by it and/or by any of its Affiliates (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) are voted in the same manner (“for,” “against,” “withhold,” “abstain” or otherwise) as recommended by the Board to other holders of the Common Stock. 10. Standstill. 10.1 Until such time as the Teads Stockholders together with their Affiliates hold in the aggregate less than 15% of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis (the “Standstill Period”), without the prior written approval of the Board to be given in its discretion, the Teads Stockholders shall not, and shall cause their Affiliates that are Entities (and anyone acting on behalf of any such Persons) as well as a controlling individual shareholder of a Teads Stockholder, but excluding such Affiliates’ directors and officers, other than in their capacity as such on behalf of Seller or its Affiliates that are Entities or as a controlling individual shareholder, not to: (a) acquire or agree to acquire or make any proposal to acquire, directly or indirectly, Beneficial Ownership of any Common Stock (including in derivative form) other than the Acquisition Stock and other than in connection with a stock split, stock dividend, Preferred Stock conversion, or similar transaction (including as contemplated by the Certificate of Designation of Series A Convertible Preferred Shares of Outbrain Inc. (the “Certificate of Designation”)); provided that, subject to compliance with applicable securities laws, nothing in this Agreement (including but not limited to the restrictions in this Section 2) will prohibit or restrict such Teads Stockholders and their Affiliates from negotiating, evaluating or trading, directly or indirectly, in any index, exchange traded fund, benchmark or other basket of securities which may contain or otherwise reflect the performance of, any securities or indebtedness of the Company or any of its subsidiaries; (b) form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act), with respect to any equity securities of the Company (other than a “group” solely including the Teads Stockholders and their Affiliates with respect to any securities of the Company now or hereafter owned by them); (c) call or seek to have called any annual or special meeting of the Company’s stockholders (each a “Stockholders’ Meeting”) or present or seek to present at any Stockholders’ Meeting any proposal for consideration for action by stockholders or for discussion only by the stockholders; (d) “solicit” or become a “participant” in any “solicitation” of any “proxy” (as such terms are defined in Regulation 14A under the Exchange Act) from or by any other stockholder of the Company in connection with any vote on any matter, or agree or announce its intention to vote with any Person (other than the Company) or group undertaking a “solicitation”; (e) seek, make or take any action, publicly or otherwise, to solicit or knowingly encourage any offer or proposal for any merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction

6 involving the Company, its subsidiaries or a material amount of the assets or businesses of the Company or its subsidiaries or encourage, initiate or support any person or entity not a party to this Agreement (a “Third Party”) in any such activity (it being understood that the foregoing will not restrict Teads Stockholders and their Affiliates from tendering shares, receiving payment for shares or otherwise participating in any such transaction initiated by a third party on the same basis as other stockholders of the Company or any applicable subsidiary); (f) otherwise act, alone or in concert with others, to (i) seek or propose to seek representation on or to control the management or Board, (ii) seek or propose to seek the removal of any member of management or the Board, (iii) otherwise seek or propose to seek to control the Board or management or the policies of the Company; (g) enter into any discussions, negotiations, arrangements or understandings with any Third Party with respect to any of the foregoing, or knowingly advise, assist or encourage any Third Party in connection with any of the foregoing; or (h) otherwise seek to control or influence the Company or the Board except as otherwise permitted by this Agreement. Notwithstanding the foregoing, nothing herein shall prohibit the Teads Stockholders and their Affiliates from (i) exercising any rights under this Agreement or the Purchase Agreement or any Ancillary Agreements, (ii) submitting one or more confidential proposals for a potential non-hostile negotiated transaction to the Chairman or the Chief Executive Officer of the Company (or other individual(s) specifically designated in writing by the Chairman or the Chief Executive Officer of the Company) and (iii) taking any action that is specifically invited in writing by the Board. In addition, nothing in this Section 2 or elsewhere in this Agreement will prohibit or restrict any Teads Designee serving as a director in his or her personal capacity as a director from exercising his or her rights and fiduciary duties as a director of the Company or restrict his or her discussions solely among other members of the Board and/or management, advisors, representatives or agents of the Company; provided that any such discussions are limited to communications in his or her personal capacity as a director. 11. Restrictions on Transferability. 11.1 For a period of three (3) months beginning on the date hereof, except as permitted under Sections 3.3, 3.4 or 3.5, no Teads Stockholder shall, without the prior written approval of the Board, Transfer or agree to Transfer any shares of Common Stock and Preferred Stock Beneficially Owned, directly or indirectly, by such Teads Stockholder (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to any Person. 11.2 Following such three (3) month period, no Teads Stockholder shall Transfer or agree to Transfer any shares of Common Stock and Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to any Person to the extent that, as a result of such Transfer, the Teads Stockholder knows (following reasonable inquiry and written confirmation from the transferee) that such Person would become the Beneficial Owner of 10% or more of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis; provided that the restrictions in this Section 3.2 shall not apply to Transfers (a) effected on a national securities exchange (including through a broker dealer), (b) to Financial Institutions for the purpose of subsequent dispositions (subject to Section 3.3) or (c) effected in connection with public offerings pursuant to the Registration Rights Agreement, dated as of [●], by and among the Company and AT (the “Registration Rights Agreement”).

7 11.3 In the event of a Transfer of any shares of Common Stock and Preferred Stock from a Teads Stockholder to a Financial Institution for the purpose of subsequent dispositions, the Financial Institution shall agree in writing (a copy of which agreement shall be delivered to the Company upon such Transfer and shall be deemed to be done for the benefit of and may be enforced by, the Company), as a condition to such Transfer, to be bound by the restriction set forth in Section 3.2 with respect to any Transfer of any shares of Common Stock and Preferred Stock by such Financial Institution, provided that the determination of whether any such Transfer by such Financial Institution would violate Section 3.2 shall be solely on the basis of any report on Schedules 13D or 13G promulgated under the Exchange Act publicly available on the date of such Transfer by the Financial Institution. A Transfer of any shares of Common Stock and Preferred Stock to such Financial Institution may only be effected no less than seven (7) Trading Days (as defined in the Certificate of Designation of the Preferred Stock) following any previous Transfer by any Teads Stockholder of any shares of Common Stock and Preferred Stock to a Financial Institution. 11.4 Notwithstanding anything else herein to the contrary, the Teads Stockholders may Transfer shares of Common Stock or Preferred Stock to their Affiliates, provided that AT and such Teads Stockholder certify to the Company in writing prior to such Transfer that the Transferee is an Affiliate of Teads and that any such Affiliate agrees to be bound by the undertakings and obligation incumbent upon the Teads Stockholders pursuant to this Agreement and executes a joinder agreement substantially in the form attached as Exhibit A to this Agreement (the “Joinder Agreement”). 11.5 The Teads Stockholders may pledge shares of Common Stock and Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to a Financial Institution (a “Pledgee”) provided that the Pledgee agrees that the Pledgee and its Affiliates shall be bound by Sections 1.3 and 2 hereof pursuant to a written agreement in customary form for the benefit of, and which may be enforced by, the Company. Any such written agreement shall also provide that in the event the Pledgee realizes the pledge or any other security interest or otherwise exercises any right under such pledge or security interest as a result of which Beneficial Ownership of pledged Common Stock or Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) is thereupon Transferred to the Pledgee or any Affiliate thereof or such Pledgee otherwise has the authority or ability to cause or direct any subsequent Transfer of any Common Stock or Preferred Stock (a “Subsequent Transfer”) then, (a) any Subsequent Transfer by or on behalf of the Pledgee or any Affiliate thereof shall be subject to the restrictions in Sections 3.2 and 3.3; provided, however, that the Pledgee shall not be obligated to require the Subsequent Transferees thereof to comply with Sections 1.3 and 2 hereof; provided, further, that, a Subsequent Transferee may become as a result of such Subsequent Transfer the Beneficial Owner of 10% or more of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis, subject to prior approval of the Board, which approval shall not be unreasonably withheld. In connection with any such proposed Subsequent Transfer, the Pledgee shall provide advance written notice of such Subsequent Transfer to the Company. Transfers by a Pledgee on a national securities exchange (including through a broker dealer) or in connection with a public offering pursuant to the Registration Rights Agreement shall not be bound by the restrictions of this Section 3.5. 11.6 Notwithstanding anything herein to the contrary, for a period of 12 months beginning on the Closing Date (the “Holdback Period”), AT shall not Transfer or agree to Transfer to any Person(s) (including any Teads Stockholder) in one or more transactions, any shares of Preferred Stock Beneficially Owned, directly or indirectly, by AT (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) if, after giving effect to such Transfer, AT shall hold shares of Preferred Stock (the “Holdback Shares”) having an aggregate Current Liquidation Preference (as defined in the Certificate of Designation) of less than $25,000,000 (the “Holdback Amount”). During the Holdback Period, the Holdback Amount shall remain available for satisfaction of any obligations arising under Article X of the Purchase Agreement and Section 8.10(g) of the Certificate of Designation.

8 11.7 In the event that any claims for Losses made in good faith and set forth in a Claim Notice shall remain outstanding as of the end of the initial 12-month Holdback Period, the Holdback Period shall be extended (the “Holdback Extension Period”) until such time as such claims have been resolved or satisfied in accordance with the Purchase Agreement. As of any date during the Holdback Extension Period, the Holdback Shares shall be a number of shares of Preferred Stock (the “Holdback Extension Shares”) having an aggregate Current Liquidation Preference equal to the lesser of (A) $25,000,000 and (B) the aggregate amount of all Losses claimed in Claim Notices that (I) were pending and unresolved as of the end of the initial Holdback Period and (II) remain unresolved as of such date (such lesser amount, the “Holdback Extension Amount”). 11.8 Notwithstanding the foregoing Sections 3.6 and 3.7, AT may Transfer Holdback Shares (or Holdback Extension Shares) to the extent that cash in an amount equal to the Holdback Amount (during the Holdback Period) or the Holdback Extension Amount (during the Holdback Extension Period) is first deposited in an escrow or trust account for the benefit of the Company and its assignees under an agreement and terms to be reasonably agreed by the Company and AT; provided that if at any time such deposited amount shall exceed the Holdback Amount (or the then-current Holdback Extension Amount, as applicable), the excess shall promptly be released to AT. 11.9 Notwithstanding anything herein to the contrary, effective as of the third (3rd) anniversary of the Closing Date, the restrictions set forth in Section 3.6 through Section 3.8 shall terminate and be of no further force or effect (and any amounts then held in deposit pursuant to Section 3.8 shall promptly be released to AT). 11.10 “Transfer” means, directly or indirectly (whether by merger, operation of law or otherwise), to sell, transfer, assign, pledge, hypothecate or otherwise dispose of or encumber any direct or indirect economic, voting or other rights in or to any Common Stock or Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock), including by means of (a) the Transfer of an interest in a Person that directly or indirectly holds such Common Stock or Preferred Stock (an “Indirect Transfer”), provided that an Indirect Transfer shall only be deemed a “Transfer” hereunder if effected for the purpose of circumventing the restrictions on Transfer contained in this Agreement as shall be reasonably determined by the Board on the basis of written materials and other information presented to it by one or both of the parties to the proposed Indirect Transfer or (b) a swap or other derivative based on any Common Stock or Preferred Stock. “Transferred” and “Transferring” shall have correlative meanings. 11.11 Any stock certificates representing Common Stock or Preferred Stock held by a Teads Stockholder or its Affiliates shall include a legend referencing the transfer restrictions set forth herein and in the Company’s organizational documents, as applicable. 11.12 Nothing herein shall limit or release any restrictions on Transfer that apply by virtue of any applicable law, rule, regulation, or the order of any competent court or governmental authority. 12. Miscellaneous. 12.1 Termination (a) In the event that the Deferred Cash Payment (as defined in the Purchase Agreement), including accrued interest thereon, if any, has not been paid in full to the Teads Stockholders prior to the third anniversary of the Closing, the restrictions set forth in Section 3 shall terminate, provided that any Transfer by the Teads Stockholders of Common Stock and Preferred Stock (including, for the avoidance of doubt, any Common Stock issuable upon conversion of Preferred Stock) to the extent that as

9 a result of such Transfer any Person would, to the Teads Stockholder’s knowledge (after reasonable inquiry and written confirmation by the transferee), become the Beneficial Owner of 10% or more of the total voting power in the Company shall require the prior approval of the Board, which approval shall not be unreasonably withheld; provided further that the foregoing restriction shall not apply to Transfers (i) effected on a national securities exchange (including through a broker dealer), (ii) to Financial Institutions for the purpose of subsequent dispositions or (iii) effected in connection with public offerings pursuant to the Registration Rights Agreement. In connection with any such proposed Transfer, the Teads Stockholders shall provide advance written notice of such proposed Transfer to the Company, including the identity of the proposed Transferee (with respect to clauses (i) and (iii) of the preceding sentence, to the extent known). In addition, in the event that the Deferred Cash Payment has not been paid to the Teads Stockholders prior to the sixth anniversary of the Closing, Sections 1.3 and 2, to the extent they are still in effect, shall terminate. (b) Sections 1.3 and 2 of this Agreement shall terminate in the event that an Event of Default occurs and such Event of Default is not remedied within 90 days. “Event of Default” shall mean the Company (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of, or premium or interest on, any Material Indebtedness (as shall be defined in the definitive credit agreement to be entered into as part of the Debt Financing (the “Credit Agreement”, provided that, for purposes of this Section 4.1(b), Indebtedness under the Credit Agreement shall not be excluded from the definition of Material Indebtedness), when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing or governing such Material Indebtedness. (c) This Agreement shall terminate and be of no further force or effect upon (and contemporaneously with) the earlier of: (i) the mutual written agreement of the Company and each of the Teads Stockholders and (ii) the date on which there is no longer any Teads Stockholder which is a party to this Agreement. 12.2 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including email or similar writing). Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 4.2 and delivered without receipt of any “bounceback” or similar notice indicating failure of delivery and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 4.2 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 4.2 or (b) if given by any other means, when delivered at the address specified in this Section 4.2, or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto: if to the Company: Outbrain Inc. 111 West 19th Street,(third floor) NY, NY 10011 Attention: Veronica Gonzalez Email: legal@outbrain.com; vgonzalez@outbrain.com

10 with copies (not constituting notice) to: Meitar Law Offices Abba Hillel Silver Road 16 Ramat Gan 5250608 Israel Email: dshamgar@meitar.com and dglatt@meitar.com Attention: Dan Shamgar, Adv. and David S. Glatt, Adv. if to AT and any of the Teads Stockholders: Altice Teads S.A. 1, rue Hildegard von Bingen L-1282 Luxembourg Grand Duchy of Luxembourg Attention: Natacha Marty Laurent Halimi Email: natacha.marty@altice.net laurent.halimi@altice.net with a copy (not constituting notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Attention: Thomas W. Greenberg; Armand W. Grumberg; Dohyun Kim Email: Thomas.Greenberg@skadden.com; Armand.Grumberg@skadden.com; Dohyun.Kim@skadden.com 12.3 Amendment; Waiver; Teads Stockholder Action. This Agreement may be amended, supplemented or otherwise modified, and any provision hereof waived, only by a written instrument executed by the Company and AT. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 4.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such successor or permitted assign entered into or approved such amendment, supplement or modification. Consent or refusal to consent to any amendment, supplement, modification or waiver may be given or withheld by a party in its sole discretion. AT shall be the sole and exclusive representative of the Teads Stockholders under this Agreement, unless and until AT assigns its role as representative hereunder to an Affiliate of AT (such Affiliate, the “Affiliate Representative”), and any action, consent or failure to act or consent by AT

11 or the Affiliate Representative shall be deemed to be binding upon and made on behalf of all Teads Stockholders. No Teads Stockholder may exercise any right or privilege under this Agreement other than exclusively through AT or the Affiliate Representative, provided that nothing herein shall be deemed to limit a Teads Stockholder from Transferring shares in compliance with this Agreement. Any notice given and action taken by the Teads Stockholders shall be deemed duly taken upon written notice thereof given by AT or the Affiliate Representative, as applicable, in accordance with Section 4.2 and the Company shall be entitled to rely on any such communication or notice from AT or the Affiliate Representative, as applicable, as a communication or notice duly given by and in the name of the Teads Stockholders. 12.4 Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement. 12.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Teads Stockholder to any Affiliate that has executed a Joinder Agreement, without the express prior written consent of the other parties hereto and any attempted assignment without such consent will be null and void ab initio. 12.6 Third Parties. This Agreement does not, other than as set forth in Sections 3.3 and 3.5, create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto. 12.7 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without regard to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. 12.8 Jurisdiction; Waiver of Jury Trial. Each of the parties hereto irrevocably (i) submits to the personal jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such dispute, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such dispute, any Delaware State court sitting in New Castle County, in the event any dispute (whether in contract, tort or otherwise) arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) waives any objection to the laying of venue of any charge, audit, investigation, claim, action, suit, arbitration, litigation or proceeding by or before any governmental entity or any arbitration or mediation tribunal (an “Action”) relating to this Agreement or the transactions contemplated hereby in such court, (iv) waives and agrees not to plead or claim in any such court that any Action relating to this Agreement or the transactions contemplated hereby brought in any such court has been brought in an inconvenient forum, and (v) agrees that it will not bring any Action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such Delaware Court of Chancery does not have subject matter jurisdiction over such Action, the United States District Court for the District of Delaware, or in the event (but only in the event) that such United States District Court also does not have jurisdiction over such Action, any Delaware State court sitting in New Castle County. Each party agrees that service of process upon such party in any such Action shall be effective if notice is given in accordance with Section 4.2. EACH PARTY TO THIS AGREEMENT WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT OR THE ADMINISTRATION HEREOF. NO PARTY TO

12 THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 4.8. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 4.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. 12.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at Law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond. 12.10 Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein. This Agreement supersedes all other prior agreements and understandings between the parties with respect to such subject matter. 12.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (i) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (ii) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (iii) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby. 12.12 Headings and Captions. The headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof. 12.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable). 12.14 Effectiveness of This Agreement. This Agreement shall become automatically effective upon the Closing under the Purchase Agreement, without the requirement of any further action by any Person, and until the Closing (if any), this Agreement shall be of no force or effect and shall create no rights or obligations on the part of any party hereto. 12.15 Confidentiality. The Teads Designees will, and will cause their Affiliates and their and their respective representatives to, keep confidential any confidential, proprietary or nonpublic information concerning the Company and its subsidiaries and Affiliates (“Confidential Information”); provided that the Confidential Information shall not include information that (i) was or becomes available to the public other than as a result of a disclosure by the Teads Designees, any of their Affiliates or any of their respective representatives (including any Teads Designee) in violation of this Section 4.15 or any other duty of

13 confidentiality to the Company, (ii) at the time of disclosure is already in the possession of the Teads Stockholders, any of their Affiliates or any of their respective representatives, provided that such information is not known by such Persons to be subject to any duty or obligation (whether by agreement or otherwise) to keep such information confidential, or (iii) is independently developed by the Teads Stockholders, any of their Affiliates or any of their respective representatives without reference to, incorporation of, reliance on or other use of any Confidential Information. Notwithstanding the foregoing, the Teads Designees shall be permitted to share Confidential Information with AT and its Affiliates and third-party pledgees for the purposes of performing their duties (including for tax, reporting and other legal or compliance purposes) or monitoring their investment in the Company (each of the foregoing, a “Permitted Purpose”); provided that such Persons are bound by an obligation to maintain confidentiality with respect to such Confidential Information to the same extent as AT. In the event that the Teads Stockholders, any of their Affiliates or any of their or their respective representatives are requested or required by applicable Law, judgment, stock exchange rule or other applicable judicial or governmental process (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, in each of which instances the applicable Teads Stockholders, their Affiliates and their and their respective representatives, as the case may be, shall, to the extent legally permitted, provide notice to the Company promptly so that the Company will have a reasonable opportunity to timely seek to limit, condition or quash such disclosure (in which case, the applicable Teads Stockholders shall use reasonable best efforts to assist the Company in this respect, shall disclose only such portion of the Confidential Information which counsel to the Teads Stockholders advises is legally required to be disclosed in order to avoid a citation for contempt or suffer another censure or penalty and shall, to the extent permitted by law, provide a copy of such Confidential Information disclosed to the Company). 12.16 Information Rights. (a) For so long as this Agreement is in effect and provided that AT holds at least ten percent (10%) of the total voting power of the outstanding capital stock of the Company determined on an as-converted basis, the Company shall provide AT such reports and information relating to the financial condition, business, and corporate affairs of the Company as may reasonably be requested in writing by AT from time to time for a Permitted Purpose (and which request shall describe in reasonable detail the Permitted Purpose for which such reports and/or information are sought). (b) The Company may refrain from providing any of the reports and information (such materials, “Restricted Materials”), or portions thereof (it being understood that the Company shall, to the extent practicable, provide the portions of any such reports or information that do not constitute Restricted Materials), that it would be otherwise required to provide pursuant to Section 4.16(a) to AT to the extent that it reasonably determines that (i) such Restricted Materials contain or comprise a Company trade secret or personal information (such as personally identifiable information), (ii) the disclosure of such Restricted Materials would be reasonably expected to adversely affect the attorney-client privilege between the Company and its counsel; provided that the Company uses reasonable efforts to disclose such information in a manner as would not adversely affect such privilege, (iii) the disclosure of such Restricted Materials would be reasonably expected to involve a conflict of interests or potential conflict of interests between the Company and Teads, or (iv) in the event that either AT is in material breach of its obligations under Section 1.3 or one of the Teads Stockholders or an Affiliate thereof that is subject to the restrictions under Section 2 above is in material breach of its obligations under Section 2 above and such breaching party fails to cure such breach (if curable) following a period of 10 Business Days from provision of reasonably detailed written notice of such breach by the Company to AT. 12.17 Preferred Stock. The Company agrees that the Preferred Stock is not intended to qualify as Preferred Stock under Section 305(c) of the Internal Revenue Code of 1986, as amended (the “Code”),

14 and agrees that no withholding tax shall apply in respect of any accrued and unpaid dividends to which the Preferred Stock is entitled and not to take any other positions or actions inconsistent with such treatment, in each case, except to the extent required by a change in the Code or in final or temporary Treasury Regulations or in an IRS Revenue Ruling, Notice, Announcement, private letter ruling or other official guidance (collectively for the purposes of this Section 4.17, a “Change in Code”) in each case, enacted or issued after the date hereof, unless the Teads Stockholders obtain (at their own cost) an opinion from a nationally recognized tax counsel or accounting firm to the effect that notwithstanding the Change in Code no withholding tax should apply in respect of any accrued and unpaid dividends to which the Preferred Stock is entitled. [Remainder Of Page Intentionally Left Blank]

15 IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written. OUTBRAIN INC. By:_______________________________ Name: ___________________________ Title: ____________________________ ALTICE TEADS S.A. By:_______________________________ Name: ___________________________ Title: ____________________________

EXHIBIT H Support Agreement [Intentionally Omitted]

EXHIBIT I Transition Services Agreement [Intentionally Omitted]

REGISTRATION RIGHTS AGREEMENT This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], by and among Outbrain Inc., a Delaware corporation (the “Company”), and Altice Teads S.A., a public limited liability company (société anonyme), incorporated and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Hildegard von Bingen, L-1282 Luxembourg, Grand Duchy of Luxembourg, registered with the Commercial and Companies Register of Luxembourg (Registre de Commerce et des Sociétés) under number B215423 (the “Seller”). W I T N E S S E T H WHEREAS, on [●], 2024, the Company and the Seller entered into that certain Share Purchase Agreement (the “Purchase Agreement”), by and among the Seller, the Company, and Teads S.A., a public limited liability company (société anonyme) incorporated and existing under the laws of the Grand Duchy of Luxembourg (“Teads”), pursuant to which, among other things, the Seller will sell and transfer to the Company, and the Company will purchase and acquire from the Seller, all of the issued and outstanding equity interests of Teads (the “Share Purchase”); WHEREAS, immediately following the closing of the Share Purchase (the “Closing”), the Seller will own (a) 10,500,000 shares of Series A Convertible Preferred Stock of the Company (the “Preferred Stock”) and (b) 35,000,000 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”); WHEREAS, in connection with the Closing, the Company and the Seller desire to enter into this Agreement, pursuant to which the Company shall grant the Holders (as defined below) certain registration rights with respect to certain securities of the Company, as set forth in this Agreement. NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto hereby agree as follows: 1. Definitions. 1.1 As used herein, the following terms have the following meanings: “Affiliate” means, with respect to any individual or entity, an individual or entity that, directly or indirectly, controls, is controlled by or is under common control with such individual or entity, including, without limitation, any general partner, managing member, manager, member, officer or director of such entity or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, shares the same management or advisory company with, or is otherwise affiliated with such individual or entity. “Business Day” means any day that is not a Saturday or Sunday or any other day on which the New York Stock Exchange or the Nasdaq Stock Market are closed for trading. “Current IRA” means the Amended and Restated Investors’ Rights Agreement made as of April 1, 2019, by and among the Company and the other parties thereto, as amended from time to time. “FINRA” means the Financial Industry Regulatory Authority, Inc. or any successor organization performing similar functions. “Form S-3” means Form S-3 under the Securities Act, as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or EXHIBIT J

2 incorporation of substantial information by reference to other documents filed by the Company with the SEC. “Holder” means any holder of outstanding Registrable Shares who is a party to this Agreement (including, as of the date of this Agreement, the Seller) or any assignee thereof in accordance with Section 10 of this Agreement. “Initiating Holders” means, as of any date, Holders holding more than thirty-five percent (35%) of the issued and outstanding Registrable Shares as of such date. “Other Registrable Shares” means securities of the Company (other than Registrable Shares), if any, which may be requested to be included in a registration pursuant to contractual registration rights. “Register”, “registered” and “registration” refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the SEC of effectiveness of such registration statement, or the equivalent actions under the laws of another jurisdiction. “Registrable Shares” means (a) all shares of Common Stock issued or issuable upon conversion of the Preferred Stock, (b) all shares of Common Stock held by a Holder immediately following the Closing, (c) any shares of Common Stock issued or issuable as dividends on the Preferred Stock and (d) any other equity security of the Company issued or issuable with respect to the foregoing by way of a subdivision of stock, stock dividend or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that the following shall not be considered Registrable Shares: (i) any shares of Common Stock that could be sold by the Holder thereof pursuant to Rule 144(b)(1) promulgated under the Securities Act if such shares then held by such Holder constitute less than five percent (5%) of the Company’s outstanding voting stock; (ii) any share of Common Stock that has previously been registered under an effective registration statement filed pursuant to the Securities Act and disposed of in accordance with such registration statement; (iii) any share of Common Stock that has otherwise previously been sold to the public; and (iv) any share of Common Stock sold by a Holder in a transaction in which such Holder’s rights are not assigned in accordance with the provisions of Section 10. “Rule 144” means Rule 144 under the Securities Act. “SEC” means the Securities and Exchange Commission. “Securities Act” means the Securities Act of 1933, as amended. “Stockholders Agreement” means the Stockholders Agreement made by and among the Company, the Seller and the other parties thereto, as amended from time to time. 2. Incidental Registration. 2.1 Notice of Registration. Other than in connection with a request for registration pursuant to Section 3 or 4 of this Agreement, if at any time the Company, including if the Company qualifies as a well-known seasoned issuer (within the meaning of Rule 405 under the Securities Act) (a “WKSI”), proposes to file (a) a prospectus supplement to an effective shelf registration statement (a “Shelf Registration Statement”), or (b) a registration statement (other than (i) a Shelf Registration Statement for a delayed or continuous offering pursuant to Rule 415 under the Securities Act, or (ii) a registration statement relating solely to employee benefit plans or a corporate reorganization), in either case, for the sale of Common Stock or securities convertible into or exercisable for Common Stock for its own account, or for the benefit of the holders of any

3 of its securities other than the Holders, to an underwriter on a firm commitment basis for reoffering to the public or in a “bought deal” or “registered direct offering” with one or more investment banks (subsections (a) and (b), collectively, a “Piggy-Back Underwritten Offering”), then as soon as practicable but not less than fifteen (15) days prior to the filing of (1) any preliminary prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act, (2) any prospectus supplement relating to such Piggy-Back Underwritten Offering pursuant to Rule 424(b) under the Securities Act (if no preliminary prospectus supplement is used) or (3) such registration statement, as the case may be, the Company shall give notice of such proposed Piggy-Back Underwritten Offering to the Holders and such notice (a “Piggyback Notice”) shall offer the Holders the opportunity to include in such Piggy-Back Underwritten Offering such number of Registrable Shares as each such Holder may request in writing. Each such Holder shall then have ten (10) days after receiving such Piggyback Notice to request in writing to the Company inclusion of Registrable Shares in the Piggy-Back Underwritten Offering, except that such Holder shall have two (2) Business Days after such Holder confirms receipt of the notice to request inclusion of Registrable Shares in the Piggy-Back Underwritten Offering in the case of a “bought deal”, “registered direct offering” or “overnight transaction” where no preliminary prospectus is used. Upon receipt of any such request for inclusion from a Holder received within the specified time, the Company shall use its reasonable best efforts to (1) include in the applicable Piggy-Back Underwritten Offering the Holders’ Registrable Shares requested to be included on the terms set forth in this Agreement and on the same terms and conditions as any similar securities of the Company included in such Piggy-Back Underwritten Offering, (2) cooperate in good faith with such Holder in connection therewith and (3) permit the sale or other disposition of such Registrable Shares in accordance with the intended method(s) of distribution thereof, subject, in each case to the terms and conditions of this Agreement. Prior to the commencement of any “road show” in the case of an offering in which a preliminary prospectus is used and prior to the signing of the underwriting agreement in the case of any other offering, each Holder shall have the right to withdraw its request for inclusion of its Registrable Shares in any registration by giving written notice to the Company of its request to withdraw and such withdrawal shall be irrevocable and, after making such withdrawal, such Holder shall no longer have any right to include Registrable Shares in the Piggy-Back Underwritten Offering as to which such withdrawal was made. 2.2 Company Not Qualifying as a WKSI. If the Company does not qualify as a WKSI, (a) the Company shall give each Holder fifteen (15) days’ notice prior to filing a Shelf Registration Statement and, upon the written request of any Holder received by the Company within ten (10) days of such notice to the Holder, the Company shall include in such Shelf Registration Statement the aggregate number of Registrable Shares requested to be included without naming any requesting Holder as a selling shareholder and including only a generic description of the holder of such securities (the “Undesignated Registrable Shares”), (b) the Company shall not be required to give notice to any Holder in connection with a filing pursuant to Section 2.1(a) unless such Holder provided such notice to the Company pursuant to this Section 2.2 and included Undesignated Registrable Shares in the Shelf Registration Statement related to such filing, and (c) at the written request of a Holder given to the Company more than seven (7) days before the date specified in writing by the Company as the Company’s good faith estimate of a launch of a Piggy-Back Underwritten Offering (or such shorter period to which the Company, in its sole discretion, consents), the Company shall use its reasonable best efforts to effect the registration of any of the Holders’ Undesignated Registrable Shares so requested to be included and shall file a post-effective amendment or, if available, a prospectus supplement to a Shelf Registration Statement to include such Undesignated Registrable Shares as any Holder may request, provided that (i) the Company is actively employing its reasonable best efforts to effect such Piggy-Back Underwritten Offering; and (ii) the Company shall not be required to effect a post-effective amendment more than two (2) times in any twelve (12) month period.

4 The Company shall have the right to terminate or withdraw any registration or offering initiated by it under this Section 2 before the effective date of such registration or the completion of such offering, whether or not any Holder has elected to include Registrable Shares in such registration or offering. The expenses of such withdrawn registration or offering shall be borne by the Company in accordance with Section 6. 2.3 Underwriting. The right of the Holders to participate in a Piggy-Back Underwritten Offering pursuant to this Section 2 shall be conditioned upon the Holders proposing to distribute their securities through such underwriting (together with the Company and the other Holders distributing their securities through such underwriting, if any) and entering into an underwriting agreement in customary form with the managing underwriter selected for such underwriting in accordance with the provisions of Section 5 below. Notwithstanding any other provision of this Section 2, if the managing underwriter advises the Company in writing, in its sole discretion, that marketing factors require a limitation of the number of shares to be registered under such registration, then the amount of Registrable Shares to be so sold shall be allocated: (a) if the Piggy-Back Underwritten Offering is undertaken for the Company’s own account, (i) first, to the securities the Company proposes to sell and (ii) second, among the Holders of Registrable Shares and holders of Other Registrable Shares (as defined below in Section 3.2), pro rata among the holders of such securities on the basis of the number of securities requested thereby to be included in such Piggy-Back Underwritten Offering; provided that, notwithstanding anything to the contrary herein, the aggregate amount of Registrable Shares which shall have the right to participate in any such proposed Piggy- Back Underwritten Offering shall not be reduced below twenty-five percent (25%) of the aggregate amount of securities included in such offering; and (b) if the Piggy-Back Underwritten Offering is pursuant to a request by persons or entities that are holders of Other Registrable Shares (and other than the Company), (i) first, among such holders of Other Registrable Shares, if any, making such request, (ii) second, among the Holders of Registrable Shares and holders of Other Registrable Shares (other than the Other Registrable Shares of such requesting persons or entities), pro rata among the holders of such securities on the basis of the number of securities requested thereby to be included in such Piggy-Back Underwritten Offering, and (iii) third, to the securities the Company proposes to sell. 3. Demand Registration. 3.1 Request for Registration. 3.1.1 At any time during the term of this Agreement, the Initiating Holders may request in writing that all or part of the Registrable Shares held by such requesting Initiating Holders shall be registered under the Securities Act. Any such demand must request the registration of shares with an anticipated gross aggregate offering price of at least $5,000,000. 3.1.2 Within ten (10) days after receipt of any such request, the Company shall give written notice of such request to the other Holders and holders of Other Registrable Shares and shall include in such registration all Registrable Shares and Other Registrable Shares held by all such Holders and holders of Other Registrable Shares who wish to participate in such demand registration and provide the Company with written requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice.

5 3.1.3 Thereupon, the Company shall use its reasonable commercial efforts to effect the registration of all Registrable Shares and Other Registrable Shares as to which it has received requests for registration for trading on the securities exchange specified in the request for registration; provided, however, that the Company shall not be required to effect any registration under this Section 3: (a) within a period of one hundred and eighty (180) days following the effective date of a previous registration pursuant to this Section 3 or pursuant to Section 2, provided the Holders were eligible to participate in such previous registration pursuant to Section 2; (b) If at the time of the request from the Initiating Holders the Company gives notice within thirty (30) days of such request that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Holder may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.3); (c) more than twice under this Section 3, provided that a registration shall not be counted for purposes of this subsection until such time as the applicable registration statement has been declared effective by the SEC and maintained for the period specified in Section 8.1 hereunder; or (d) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. The Company shall be entitled to include shares of Common Stock for sale for its own account in any registration pursuant to this Section 3 subject to the approval of the holders of a majority of the Registrable Shares held by the Initiating Holders. 3.2 Underwriting. If the Initiating Holders intend to distribute the Registrable Shares covered by their request by means of an underwritten offering, they shall so advise the Company as a part of their request made pursuant to subsection 3.1 and the Company shall include such information in the written notice referred to in paragraph 3.1. The underwriter will be selected in accordance with the provisions of Section 5 below. In such event, the right of the Holders to include securities in such registration shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ securities in the underwriting (unless otherwise mutually agreed by the holders of a majority of the Registrable Shares held by the Initiating Holders), to the extent provided herein. The Holders proposing to distribute their securities through such underwriting shall (together with the Company), enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 3, if the managing underwriter advises the Holders and holders of Other Registrable Shares in writing, in its sole discretion, that marketing factors require a limitation of the number of shares to be underwritten, then the amount of Registrable Shares and Other Registrable Shares to be so sold shall be allocated (a) first, among the Holders of Registrable Shares pro rata to the Registrable Shares held by the holders of Registrable Shares and (b) second, pro rata among holders of Other Registrable Shares, if any, requested to be included in such registration , pro rata among the holders of such securities on the basis of the number of shares requested to be registered by such holders desiring to participate in such registration on the basis of the amount of such Other Registrable Shares initially proposed to be registered by such other shareholders; provided, however, that in any event all Registrable Shares requested to be included in such registration must be included in such registration prior to any other shares of the Company.

6 4. Form S-3 Registration. 4.1 Request for Registration. In case the Company shall receive from any Holder or Holders (the “Form S-3 Initiating Holders”), a written request or requests (a “Form S-3 Request Notice”) that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Shares owned by such Holder or Holders, then, subject to the conditions of this Section 4, the Company will give written notice of the proposed registration within twenty (20) days after receipt of any such Form S-3 Request Notice to all other Holders and holders of Other Registrable Shares, and include in such registration all Registrable Shares held by all such Holders and Other Registrable Shares held by holders of Other Registrable Shares who wish to participate in such registration and who have provided the Company with written notice requests for inclusion therein within fifteen (15) days after the receipt of the Company’s notice. Subject to the terms hereof, the Company will use its reasonable best efforts to effect such registration as soon as practicable. All written requests from any Holder or Holders to effect a registration on Form S-3 pursuant to this Section 4 shall indicate whether such Holder(s) intend to effect an offering promptly following effectiveness of the registration statement or whether, pursuant to Section 8.1, they intend for the registration statement to remain effective so that they may effect the offering on a delayed basis (a “Shelf Request”). Notwithstanding the foregoing, the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 4.1 (a) if Form S-3 is not available for such offering by the Holders, (b) within ninety (90) days of the effective date of a registration statement filed pursuant to Section 3 or this Section 4.1 or pursuant to the Current IRA, (c) within ninety (90) days of a Piggy- Back Underwritten Offering in which the Form S-3 Initiating Holders had an opportunity to participate pursuant to the provisions of Section 2 and from which no more the twenty percent (20%) of the Registrable Shares of the Form S-3 Initiating Holders that were requested to be included were excluded pursuant to Section 2.3, (d) if the Company gives notice within fifteen (15) days of the request from the Form S-3 Initiating Holders that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Form S-3 Initiating Holders may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.3), (e) if the aggregate price to the public of the shares to be registered is less than $1,000,000 (one million U.S. dollars) and (f) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. 4.2 Shelf Request. In the event a Form S-3 is filed pursuant to a Shelf Request, upon a written request (a “Form S-3 Demand Notice”) from any Holder or Holders (the “Form S-3 Takedown Holders”) that is entitled to sell securities pursuant to such Form S-3 without filing a post-effective amendment that the Company effect an offering with respect to Registrable Shares (a “Takedown”), the Company will, as soon as practicable, (a) deliver a notice (a “Takedown Notice”) relating to the proposed Takedown to all other Holders and holders of Other Registrable Shares who are named or are entitled to be named as a selling shareholder in such Form S-3 without filing a post-effective amendment thereto and (b) promptly (and in any event not later than twenty (20) days after receiving such request) supplement the prospectus included in the Shelf Registration Statement as would permit or facilitate the sale and distribution of all or such portion of the Form S-3 Takedown Holders’ Registrable Shares as are specified in such request together with the Registrable Shares requested to be included in such Takedown by any other Holder(s) and Other Registrable Shares requested to be included in such Takedown by holders of Other Registrable Shares who notify the Company in writing within ten (10) Business Days after receipt of such notice from the Company. Notwithstanding the foregoing, the Company shall not be obligated to effect a Takedown (i) unless

7 the Registrable Shares requested to be offered pursuant to such Takedown have an anticipated aggregate price to the public (net of any underwriting discounts and commissions) of not less than $1,000,000 (one million U.S. dollars), (ii) if the Company has within the twelve (12) month period preceding the date of such request already effected two (2) Takedowns under this Section 4.2, (iii) within 90 days of the effective date of a registration statement filed pursuant to Section 3 or pursuant to the Current IRA or, if the filing pursuant to Section 4.1 included an underwritten offering, (iv) within 90 days of a Piggy-Back Underwritten Offering in which the Holder or Holders submitting the Takedown Notice had an opportunity to participate pursuant to the provisions of Section 2 and from which no more the twenty percent (20%) of the Registrable Shares of the Form S-3 Takedown Holders that were requested to be included were excluded pursuant to Section 2.3 or (y) within ninety (90) days of effecting a previous Takedown under this Section 4.2 or a Takedown under the Current IRA, (v) if the Company gives notice within fifteen (15) days of the Form S-3 Demand Notice that it is engaged in preparation of a registration statement or prospectus supplement, as the case may be, for a firm underwritten registered public offering (for which the registration statement or prospectus supplement will be filed within ninety (90) days) in which the Form S-3 Takedown Holders may include Registrable Shares pursuant to Section 2 above (subject to underwriting limitations provided under subsection 2.3), or (vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance. 5. Designation of Underwriter. 5.1 In the case of any registration effected pursuant to Section 3, the underwriter, if any, will be selected by the Initiating Holders holding the majority of Registrable Shares and approved by the Company, which approval shall not be unreasonably withheld. 5.2 In the case of any (a) registration initiated by the Company, (b) a registration initiated under Section 4 or (c) a registration initiated by holders of Other Registrable Shares, the Company or, in accordance with the terms of the Current IRA, such holders of Other Registrable Shares, shall have the right to designate the managing underwriter in any underwritten offering. 6. Expenses. All expenses incurred in connection with any registration, filing or qualification, pursuant to Sections 2, 3 and 4, including without limitation all federal and “blue sky” registration, filing and qualification fees, printer’s and accounting fees, and fees and disbursements of counsel for the Company as well as one counsel for the Holders selected by the holders of a majority of the Registrable Shares of the Holders and Other Registrable Shares held by holders of Other Registrable Shares participating in such registration, filing or qualification shall be borne by the Company; provided, however, that each of the Holders and holders of Other Registrable Shares participating in such registration shall bear or pay its pro rata portion of discounts or commissions payable to any underwriter and the fees and expenses of any additional advisors for such Holder or holder of Other Registrable Shares (except as otherwise provided for herein). 7. Indemnities. In the event of any registered offering of Common Stock pursuant to this Agreement (for purposes of this Section 7, holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares): 7.1 The Company will indemnify and hold harmless, to the fullest extent permitted by law, any Holder and any underwriter for such Holder, and each person, if any, who controls the Holder or such underwriter, from and against any and all losses, damages, claims, liabilities, joint or several, costs and expenses (including any amounts paid in any settlement effected with the Company’s consent) to which the Holder or any such underwriter or controlling person may become subject under

8 applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based upon (a) any untrue statement or alleged untrue statement of any material fact contained in any registration statement or included in any prospectus, as amended or supplemented, or (b) the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading, and the Company will reimburse the Holder, such underwriter and each such controlling person of the Holder or the underwriter, promptly upon demand, for any reasonable legal or any other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; provided, however, that the Company will not be liable in any such case to the extent that any such loss, damage, liability, cost or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished in writing by a Holder, such underwriter or such controlling persons in writing specifically for inclusion therein; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 7.1 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the selling stockholder, the underwriter or any controlling person of the selling stockholder or the underwriter, and regardless of any sale in connection with such offering by the selling stockholder. Such indemnity shall survive the transfer of securities by a selling stockholder. 7.2 Each Holder participating in a registration hereunder will indemnify and hold harmless the Company, any underwriter for the Company, and each person, if any, who controls the Company or such underwriter, from and against any and all losses, damages, claims, liabilities, costs or expenses (including any amounts paid in any settlement effected with the selling stockholder’s consent) to which the Company or any such controlling person and/or any such underwriter may become subject under applicable law or otherwise, insofar as such losses, damages, claims, liabilities (or actions or proceedings in respect thereof), costs or expenses arise out of or are based on (a) any untrue or alleged untrue statement of any material fact contained in any registration statement or included in any prospectus, as amended or supplemented, or (b) the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading, and each such Holder will reimburse the Company, any underwriter and each such controlling person of the Company or any underwriter, promptly upon demand, for any reasonable legal or other expenses incurred by them in connection with investigating, preparing to defend or defending against or appearing as a third-party witness in connection with such loss, claim, damage, liability, action or proceeding; in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was so made in strict conformity with written information furnished by such Holder specifically for inclusion therein. The foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in a preliminary prospectus but eliminated or remedied in the amended prospectus at the time the registration statement becomes effective or in the final prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any underwriter, if a copy of the final prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 7.2 shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without

9 the consent of the Holders. In no event shall the liability of a Holder exceed the net proceeds from the offering received by such Holder. 7.3 Promptly after receipt by an indemnified party pursuant to the provisions of Sections 7.1 or 7.2 of notice of the commencement of any action involving the subject matter of the foregoing indemnity provisions, such indemnified party will, if a claim thereof is to be made against the indemnifying party pursuant to the provisions of said Section 7.1 or 7.2, promptly notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party otherwise than hereunder except to the extent the indemnifying party is prejudiced as a result thereof. In case such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall have the right to participate in, and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, that if the defendants in any action include both the indemnified party and the indemnifying party and there is a conflict of interests which would prevent counsel for the indemnifying party from also representing the indemnified party, the indemnified party or parties shall have the right to select one separate counsel to participate in the defense of such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party pursuant to the provisions of said Sections 7.1 or 7.2 for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, unless (a) the indemnified party shall have employed counsel in accordance with the provision of the preceding sentence, (b) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after the notice of the commencement of the action and within 15 days after written notice of the indemnified party’s intention to employ separate counsel pursuant to the previous sentence, or (c) the indemnifying party has authorized the employment of counsel for the indemnified party at the expense of the indemnifying party. No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation. 7.4 In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (a) an indemnified party, exercising rights under this Agreement, makes a claim for indemnification pursuant to Section 7.1 or 3.1.2 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 7 provides for indemnification in such case, or (b) contribution under the Securities Act may be required on the part of any such indemnified party in circumstances for which indemnification is provided under this Section 7; then, and in each such case, the Company and such indemnified party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that such Holder is responsible for the portion represented by the percentage that the public offering price of its Registrable Shares offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion; provided, however, that, in any such case: (i) no such Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Shares offered and sold by such Holder pursuant to such registration statement; (ii) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation;

10 and (iii) no Holder shall be required to contribute any amount in excess of the amount such Holder would have been required to indemnify if indemnification had been applicable in accordance with its terms. 8. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Shares, the Company shall, as expeditiously as possible (for purposes of this Section 8, holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares): 8.1 prepare and file with the SEC a registration statement with respect to such Registrable Shares and use its reasonable commercial efforts to cause such registration statement to become effective, and, upon the request of the holders of a majority of the Registrable Shares registered thereunder, keep such registration statement effective for a period of up to nine (9) months or, if sooner, until the distribution contemplated in the registration statement has been completed; provided, however, such nine (9)-month period shall be extended by the length of time that the Holders are required to cease distribution of the Registrable Shares pursuant to Section 8.5 or Section 9 below, if applicable; 8.2 prepare and file with the SEC such amendments, post-effective amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all Registrable Shares covered by such registration statement; 8.3 furnish to the Holders participating in such registration such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Shares owned by them; 8.4 in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement; 8.5 notify each Holder of Registrable Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Upon receipt of a notification under this Section 8.5 such Holders shall immediately cease distributing the Registrable Shares covered by such registration statement; 8.6 cooperate and assist in any filings required to be made with FINRA and in the performance of any due diligence investigation by any underwriter that is required to be undertaken in accordance with the rules and regulations of FINRA; 8.7 use reasonable best efforts to cooperate as reasonably requested by the Holders and the underwriters in the offering, marketing or selling of the Registrable Shares; 8.8 cause all Registrable Shares registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed;

11 8.9 provide a transfer agent and registrar for all Registrable Shares registered pursuant hereunder and a CUSIP number for all such Registrable Shares, in each case not later than the effective date of such registration; and 8.10 use its commercially reasonable efforts to cause to be furnished, at the request of any Holder requesting registration of Registrable Shares pursuant to this Agreement, on the date that such Registrable Shares are delivered to the underwriters for sale in connection with a registration pursuant to this Agreement, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (a) an opinion, if required by the Holder, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares; provided that the delivery of any “10b-5 statement” and opinion may be conditioned on the prior or concurrent delivery of a comfort letter pursuant to subsection (b) hereof and (b) a comfort letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Shares subject to each such Holder to whom the comfort letter is addressed providing a customary representation letter to the independent registered public accounting firm of the Company in form and substance reasonably satisfactory to such accountant. 9. Deferral of Filing or Suspension of use of Registration Statement. Notwithstanding any other provision of this Agreement, the Company may postpone the filing of any registration statement, or suspend the use of a registration statement or prospectus, up to two (2) times in any 12-month period for up to an aggregate of ninety (90) days during such 12-month period if the Company shall furnish to the relevant Holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the Board it would be seriously detrimental to the Company or its stockholders for a registration statement to be filed or used at such time. During such periods of deferral or suspension, the Company shall not sell securities for its own account or that of any other shareholder, in each case, pursuant to a registration statement filed under the Securities Act, other than a registration statement on Form S-8; provided, however, the Company shall be permitted to file one or more Shelf Registration Statements. 10. Assignment of Registration Rights. Any of the Holders may assign its rights to cause the Company to register shares pursuant to this Agreement to a transferee of no less than 200,000 Registrable Shares (in each case, as adjusted for any stock split, stock dividend, recapitalization or similar event), including but not limited to any Affiliate of such Holder; provided, however, that no transferee may be assigned any of the foregoing rights unless the Company is given a written notice by the assigning and transferring party (not later than the time of such assignment and transfer) stating the name and address of the transferee and identifying the securities of the Company as to which the rights in question are being assigned and transferred; and provided further that any such transferee shall undertake in advance and in writing to be bound by this Agreement and shall receive such assigned rights subject to all the terms and conditions of this Agreement. 11. Lock-Up. In any registration of the Company’s shares each Holder agrees that any sales of shares of the Company may be subject to a “lock-up” period restricting such sales (including the making of any short sale of, loan, grant any option for the purchase of, or otherwise disposition of any such shares) for such period not to exceed 90 days from the date of the final prospectus for such offering. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the foregoing or that are necessary to

12 give further effect thereto. The obligations described in this Section 11 shall not apply to a registration relating solely to employee benefit plans on Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to securities subject to the foregoing restrictions until the end of such lock up period described above. Notwithstanding anything in this Section 11 to the contrary, the foregoing provisions of this Section 11 (a) shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement, (b) shall not apply to private transfers by the Holders that are permitted pursuant to the Stockholders Agreement, (c) shall only be applicable where the holders of Other Registrable Shares are similarly bound, and (d) shall not prevent transfers to the Holders’ Affiliates, provided that, in the case of this clause (d), such transferee agrees to be bound in writing by the restrictions set forth in the lock-up agreement and provided further that any such transfer shall not involve a disposition for value. 12. Public Information. The Company shall make and keep publicly available and available to the Holders pursuant to Rule 144 under the Securities Act (“Rule 144”), such information as is necessary to enable the Holders to make sales of Registrable Shares pursuant to Rule 144. The Company shall comply with the current public information requirements of Rule 144 and shall furnish thereafter to any Holder, upon request, a written statement executed by the Company that it has complied with the reporting requirements of Rule 144 and such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration. 13. Foreign Offerings. The provisions of this Agreement shall apply, mutatis mutandis, to any registration of the securities of the Company outside of the United States. 14. Information by Holder. The Holders included in any registration shall furnish to the Company such information regarding such Holder and the Registrable Shares held by them and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Agreement. If any Holder does not provide any reasonably requested information within ten (10) business days of such written request, the Company is permitted to not register such Holder’s securities without penalty. (For purposes of this Section 14, holders of Other Registrable Shares shall also be referred to as “Holders” and “Registrable Shares” shall include Other Registrable Shares). 15. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least fifty percent (50%) of the Registrable Shares, as one class on an as converted basis, enter into any agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder (a) to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Shares of the Holders that are included, or (b) to demand registration of any securities held by such holder or prospective holder which could result in such registration statement being declared effective prior to the fifth anniversary of the Closing; provided, however, that the Company may without such consent enter into an agreement with any holder or prospective holder of any securities of the Company related to the filing of a resale shelf registration statement to register shares issued to such holder or prospective holder in an acquisition, if and only if such resale shelf registration statement does not permit underwritten offerings and the rights of Holders hereunder are not adversely impacted.

13 16. Miscellaneous. 16.1 Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby. 16.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware excluding that body of law pertaining to conflict of law. The parties hereto agree to submit to the jurisdiction of the United States federal and state courts of the State of Delaware with respect to the breach or interpretation of this Agreement or the enforcement of any and all rights, duties, liabilities, obligations, powers, and other relations between the parties arising under this Agreement. 16.3 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.3. 16.4 Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto. 16.5 Entire Agreement; Amendment and Waiver. This Agreement and the Schedules hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of (a) the Company, and (b) the Holders of more than fifty percent (50%) of the Registrable Shares, provided, however, anything in the foregoing notwithstanding: (i) should such waiver or amendment change the rights or privileges granted to a particular Holder or class or series of Holders in a manner adverse and different from other Holders (such more adversely affected Holders, a “Discriminated Class”), then such waiver or amendment shall be subject to the written approval of the Holders who are the owners of record of a majority of the issued and outstanding shares of such Discriminated Class (voting together as a single class), and (ii) any right or limitation provided for the express benefit of a specifically named party to this Agreement may not be amended or waived without the consent of such party. Any amendment or waiver adopted with the applicable foregoing consents shall be binding upon all parties to this Agreement. The Company shall give prompt notice of any amendment hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment or waiver.

14 16.6 Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be transmitted via facsimile or email or mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or by messenger. Each such notice, request or other communication shall be effective (a) if given by email, when such email is transmitted to the email specified in this Section 16.6 and delivered without receipt of any “bounceback” or similar notice indicating failure of delivery and (i) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 16.6 or (ii) the receiving party delivers a written confirmation of receipt of such notice by email or any other method described in this Section 16.6 or (b) if given by any other means, when delivered at the address specified in this Section 16.6, or such other address or email as such party may hereafter specify for the purpose by notice to the other parties hereto: if to the Company: Outbrain Inc. 111 West 19th Street (third floor), NY, NY 10011 Attention: Veronica Gonzalez Email: legal@outbrain.com; vgonzalez@outbrain.com with copies (not constituting notice) to: Meitar Law Offices Abba Hillel Silver Road 16 Ramat Gan 5250608 Israel Email: dshamgar@meitar.com and dglatt@meitar.com Attention: Dan Shamgar, Adv. and David S. Glatt, Adv. if to AT and any of the Holders: Altice Teads S.A. 1, rue Hildegard von Bingen L-1282 Luxembourg Grand Duchy of Luxembourg Attention: Natacha Marty Laurent Halimi Email: natacha.marty@altice.net laurent.halimi@altice.net

15 with a copy (not constituting notice) to: Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001 Attention: Thomas W. Greenberg; Armand W. Grumberg; Dohyun Kim Email: Thomas.Greenberg@skadden.com; Armand.Grumberg@skadden.com; Dohyun.Kim@skadden.com 16.7 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative. 16.8 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction. 16.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument. 16.10 Aggregation of Stock. All Registrable Shares held or acquired by Affiliates or other affiliated entities or persons of a Holder, as the case may be, shall be aggregated together for the purpose of determining the availability of any rights under this Agreement. [Signature Page to Follow]

[Signature Page to Registration Rights Agreement] IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written. Outbrain Inc. By:_______________________________ Name: ___________________________ Title: ____________________________ Altice Teads S.A. By:_______________________________ Name: ___________________________ Title: ____________________________

EXHIBIT K Investors’ Rights Agreement Amendment [Intentionally Omitted]